As filed with the Securities and Exchange Commission on September 1, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Safety Components International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3714	33-0596831
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

41 Stevens Street

Greenville, South Carolina 29605

(864) 240-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Vick Crowley

Treasurer

41 Stevens Street

Greenville, South Carolina 29605

(864) 240-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Eric K. Graben, Esq. Wyche Burgess Freeman & Parham, P.A. 44 East Camperdown Way Greenville, SC 29601 (864) 242-8200	Mark L. Hanson, Esq. Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, GA 30309-3053 (404) 521-3939

Approximate date of commencement of proposed sale to the public:    At the effective time of the merger referred to herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, $0.01 par value per share	11,721,238	$15.67	$183,671,799	$19,653

(1)	Represents the maximum number of shares of common stock, $0.01 par value per share (the “Common Stock”) of the registrant to be issued in the merger, calculated as follows: one share of the registrant’s Common Stock will be issued for every 1.4739 shares of outstanding common stock of International Textile Group, Inc. (“ITG”). Includes shares of Common Stock that may be issued or issuable pursuant to the exercise of presently exercisable options to purchase shares of ITG common stock.
(2)	The offering price per share of Common Stock is based on the book value, as of the latest practicable date, of the securities to be issued by the registrant.
(3)	Calculated in accordance with Rule 457(f) as follows: .000107 multiplied by the maximum aggregate offering price of $183,671,799.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This joint proxy statement/prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, nor shall there be any sale of, these securities, in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to Completion, dated September 1, 2006

[SCI LOGO]	[ITG LOGO]

Dear Stockholder:

Safety Components International, Inc., or SCI, and International Textile Group, Inc., or ITG, each of which are majority owned by affiliates of WL Ross & Co. LLC, have agreed to combine under the name “International Textile Group, Inc.” SCI and ITG have entered into a merger agreement, dated as of August 29, 2006, among SCI, SCI Merger Sub, Inc., a wholly owned subsidiary of SCI, or SCI Merger Sub, and ITG. The merger agreement provides for the merger of ITG with SCI Merger Sub, which was formed for the sole purpose of facilitating the merger. ITG will be the surviving corporation in the merger, and will become a subsidiary of SCI.

In the merger, shares of ITG common stock will be converted into the right to receive shares of SCI common stock, subject to the terms of the merger agreement, at an exchange ratio of one share of SCI common stock for every 1.4739 shares of ITG common stock.

No action by the stockholders of SCI is required to approve the merger agreement or to consummate the merger. However, it is a pre-condition to the merger that the stockholders of SCI adopt an amended and restated certificate of incorporation. Therefore, at SCI’s 2006 Annual Meeting of Stockholders, holders of SCI common stock are being asked to adopt the amended and restated certificate of incorporation and also to re-elect the five current members of the board of directors of SCI, all as described more fully in the accompanying joint proxy statement/prospectus. Stockholders of SCI that hold approximately 75.6% of SCI’s outstanding common stock have indicated that they intend to vote to adopt the amended and restated certificate of incorporation and to elect the directors nominated for re-election. Approval of the matters to be voted on at the 2006 Annual Meeting is therefore assured.

Approval of the merger agreement by the stockholders of ITG is required to consummate the merger. International Textile Holdings, Inc., the owner of approximately 85.4% of ITG’s common stock, has consented in writing to the approval of the merger agreement and the merger. As a result, no additional ITG stockholder approval is required, and ITG stockholders need not do anything further at this time.

Record holders of shares of ITG common stock who oppose the merger are entitled to appraisal rights in connection with the merger, subject to compliance with the procedures described in more detail in the accompanying joint proxy statement/prospectus. If the merger is not completed for any reason, holders of ITG common stock will not be entitled to any appraisal rights.

The accompanying joint proxy statement/prospectus provides the stockholders of SCI with information about the 2006 Annual Meeting, and provides the stockholders of SCI and ITG with detailed information about SCI, ITG, the merger agreement and the merger, as well as the stock being issued in the merger. Please carefully review the entire joint proxy statement/prospectus, including the matters discussed under “Risk Factors.”

We are very excited about the potential combination of SCI and ITG, and the opportunities it creates for the stockholders of both companies. We hope you share our enthusiasm.

Wilbur L. Ross, Jr.	Joseph L. Gorga
Chairman of the Board	President and Chief Executive Officer
Safety Components International, Inc.	International Textile Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock to be issued in the merger or passed upon the accuracy or adequacy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS [•], 2006 AND IT IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [•], 2006.

SAFETY COMPONENTS INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2006

NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders (the “2006 Annual Meeting”) of Safety Components International, Inc. (“SCI”) will be held on [•], 2006 at [•] Eastern Time at [•], for the following purposes:

(1) To adopt the amended and restated certificate of incorporation of SCI (the “Amended and Restated Certificate of Incorporation”), which changes the corporate name of SCI to “International Textile Group, Inc.” and makes certain other changes as reflected in the form of the Amended and Restated Certificate of Incorporation which is attached as Annex B to the accompanying joint proxy statement/prospectus, all as described in more detail therein, subject to, and following, the completion of the merger transaction also described in the accompanying joint proxy statement/prospectus;

(2) To re-elect the five members of SCI’s board of directors, including Dr. Daniel D. Tessoni and Michael J. Gibbons as Class I directors to hold office until the 2007 annual meeting, David H. Storper as a Class II director to hold office until the 2008 annual meeting, and Wilbur L. Ross, Jr. and Joseph L. Gorga as Class III directors to hold office until the 2009 annual meeting; and

(3) To transact such other business as may properly come before the 2006 Annual Meeting or any adjournments or postponements thereof.

The proposals are more fully described in the accompanying joint proxy statement/prospectus, which we urge you to read carefully.

Your vote is very important to us. Only SCI stockholders of record at the close of business on [•], 2006 are entitled to notice of, and to vote at, the 2006 Annual Meeting or any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the 2006 Annual Meeting will be available for inspection by any stockholder for any purpose germane to the 2006 Annual Meeting at the principal place of business of SCI during regular business hours for a period of ten days before, and at, the 2006 Annual Meeting.

By order of the Board of Directors

[SIGNATURE TO COME]
Wilbur L. Ross, Jr. Chairman of the Board

i

QUESTIONS AND ANSWERS ABOUT SCI’S 2006 ANNUAL MEETING AND THE MERGER

Q. Why am I receiving this joint proxy statement/prospectus?

A. You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either SCI or ITG. Both SCI and ITG are majority owned by affiliates of WL Ross & Co. LLC, or WLR. SCI, SCI Merger Sub and ITG have entered into a merger agreement providing for the merger of ITG with SCI Merger Sub. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

No action by the stockholders of SCI is required to approve the merger agreement or to consummate the merger. However, it is a pre-condition to the merger that the stockholders of SCI adopt an amended and restated certificate of incorporation, referred to as the Amended and Restated Certificate of Incorporation. SCI is, therefore, holding its 2006 Annual Meeting to adopt the Amended and Restated Certificate of Incorporation and also to re-elect the five current members of the board of directors of SCI, all as described more fully in this joint proxy statement/prospectus. Stockholders of SCI that are affiliates of WLR and that hold approximately 75.6% of SCI’s outstanding common stock have indicated that they intend to vote to adopt the Amended and Restated Certificate of Incorporation and to elect the directors nominated for re-election. Approval of the matters to be voted on at the 2006 Annual Meeting is therefore assured.

Approval of the merger agreement by the stockholders of ITG is required to consummate the merger. International Textile Holdings, Inc., the owner of approximately 85.4% of ITG’s common stock, and an affiliate of WLR, has consented in writing to the approval of the merger agreement and the merger. As a result, no additional ITG stockholder approval is required in connection with the merger. While the vote of ITG stockholders is not being solicited in connection with the merger, this joint proxy statement/prospectus also serves as:

•	notice to holders of ITG common stock of stockholder action taken by non-unanimous consent pursuant to Section 228 of the Delaware General Corporation Law, or the DGCL;

•	notice to holders of ITG common stock of their appraisal rights pursuant to Section 262 of the DGCL; and

•	a part of the registration statement of SCI registering the shares of SCI common stock to be received by ITG stockholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger agreement and the merger, and the 2006 Annual Meeting, and you should read it carefully.

Q. What is happening in the merger and related transactions?

A. ITG will merge with SCI Merger Sub and, as the surviving corporation in that merger, ITG will become a subsidiary of SCI. A condition to the completion of the merger is the adoption by SCI’s stockholders of the Amended and Restated Certificate of Incorporation, which changes SCI’s corporate name to “International Textile Group, Inc.” and makes certain other changes as reflected in the form of the Amended and Restated Certificate of Incorporation, which is attached to this joint proxy statement/prospectus as Annex B. The term “Combined Company” is used in this joint proxy statement/prospectus to refer to SCI and ITG after the merger.

Stockholders of each of SCI and ITG immediately prior to the effective time of the merger will be stockholders of the Combined Company immediately after the merger.

Q: What will ITG stockholders receive in the merger?

A: The merger agreement provides that shares of ITG common stock will be converted into the right to receive shares of SCI common stock at an exchange ratio of one share of SCI common stock for every 1.4739 shares of ITG common stock. This is referred to as the Exchange Ratio. Ten percent (10%) of the total number of shares of SCI common stock to be issued to ITG stockholders in the merger will be registered in the name of an escrow agent and placed in escrow to satisfy potential claims for indemnification on behalf of SCI under the merger agreement. As a result, those shares will not be distributed to ITG stockholders at the time of the merger. During the time these shares are held in escrow, stockholders will not have the right to vote or transfer these shares.

Q: Will SCI stockholders receive anything in the merger?

A: In connection with the merger, SCI has agreed to declare a stock dividend in the amount of one-ninth of one share of SCI common stock for each share of SCI common stock outstanding immediately prior to the effective time of the merger. Shares of SCI common stock issued pursuant to this stock dividend will be registered in the name of an escrow agent and placed in escrow to satisfy certain potential claims for indemnification on behalf of ITG under the merger agreement. As a result, those shares will not be distributed to SCI stockholders at the time that the stock dividend is declared. During the time these shares are held in escrow, stockholders will not have the right to vote or transfer these shares.

Q: When will the shares of SCI common stock placed in escrow be distributed to stockholders?

A: Those shares will be placed in escrow for up to 18 months. Thereafter, if not used to satisfy a claim or reserved to satisfy any unresolved claim for indemnification on behalf of SCI or ITG, as applicable, they will be released to the respective stockholders.

Q: How will the merger affect outstanding stock options to acquire ITG common stock?

A: Outstanding options to purchase shares of ITG common stock will be converted into options to purchase shares of SCI’s common stock on the same terms as the outstanding ITG options, subject to adjustments in the number of shares and the exercise price in accordance with the Exchange Ratio. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger—Consideration.”

Q. Why are SCI and ITG combining?

A. SCI and ITG believe that the merger will allow the Combined Company to better serve its markets and customer base, more efficiently execute its business strategies, and result in greater long-term growth opportunities than either company could achieve operating alone.

Q: What are SCI stockholders being asked to vote upon?

A: Stockholders of SCI are being asked to vote to adopt the proposed Amended and Restated Certificate of Incorporation and to re-elect the five director-nominees to SCI’s board of directors.

Q. What changes are proposed to be made to SCI’s certificate of incorporation?

A. The Amended and Restated Certificate of Incorporation will effect the following changes to SCI’s current certificate of incorporation:

•	increase the number of authorized shares of common and preferred stock of SCI;

•	remove Article Sixth, which places limits on certain business combinations;

•	specify the manner in which the bylaws may be amended by stockholders;

•	provide that, in certain circumstances, action can be taken by the stockholders of SCI by less than unanimous written consent instead of at a meeting; and
•	change the corporate name of SCI to “International Textile Group, Inc.”

Q: When and where is the 2006 Annual Meeting of SCI stockholders?

A: The 2006 Annual Meeting will take place at [•] on [•], 2006 at [__:__] Eastern Time. SCI stockholders of record at the close of business on [•], 2006 are entitled to notice of, and to vote at, the 2006 Annual Meeting.

Q: What do I need to do now?

A: If you are an SCI stockholder, you should read this joint proxy statement/prospectus carefully, including its Annexes, and consider whether you approve of the proposed Amended and Restated Certificate of Incorporation and whether you desire to vote in favor of the re-election of the five director-nominees. After you have read this joint proxy statement/prospectus, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the 2006 Annual Meeting, in order to ensure that your shares are represented at the 2006 Annual Meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted “FOR” the adoption of the Amended and Restated Certificate of Incorporation of SCI and “FOR” the re-election of each of the directors.

Q: Should I send in my ITG stock certificates now?

A: No. As soon as practicable after the closing of the merger, the exchange agent appointed in connection with the merger will send to ITG stockholders of record a letter of transmittal and instructions for use in exchanging their shares of ITG common stock for the applicable number of shares of SCI common stock.

Q: Am I entitled to appraisal rights in connection with the merger?

A: Record holders of ITG’s common stock who otherwise comply with the requirements and procedures of Section 262 of the DGCL are entitled to exercise their rights of appraisal. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger—Appraisal Rights.”

Q: As an SCI stockholder, what happens if I do not vote my proxy or instruct my broker to vote my shares, or if I abstain from voting?

A: If you do not vote your proxy or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the adoption of the Amended and Restated Certificate of Incorporation.

Director-nominees will be elected at the 2006 Annual Meeting by a plurality of the votes cast. The five director-nominees receiving the highest number of votes cast at the 2006 Annual Meeting will be elected. Therefore, if you do not vote your proxy or do not instruct your broker to vote your shares, or if you abstain from voting, it will not affect the election of the director-nominees.

Q: As an SCI stockholder, may I change my vote after I have mailed my signed proxy card?

A: You can change your vote by sending in a later-dated, signed proxy card or a written revocation to the corporate secretary of SCI on or before the business day prior to the 2006 Annual Meeting or attend the 2006 Annual Meeting in person and vote. Your attendance at the 2006 Annual Meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q: As an SCI stockholder, if my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares.

Q: When will the merger and the related transactions be completed?

A: We intend to complete the merger as soon as reasonably practicable after the 2006 Annual Meeting. It is currently expected that the merger will be completed prior to the end of 2006.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this document in its entirety, as well as the Annexes to this document.

The Companies

Safety Components International, Inc.

41 Stevens Street

Greenville, South Carolina 29605

(864) 240-2600

SCI is a leading low-cost, independent supplier of high quality automotive airbag fabric and airbag cushions for automotive airbag modules, with operations in North America, Europe, South Africa and China. SCI also believes that it is a leading manufacturer of value-added technical fabrics used in a variety of niche industrial and commercial applications.

SCI and other component manufacturers that sell their products to airbag module integrators are generally referred to as Tier 2 suppliers to the automotive industry. Airbag module integrators, which sell complete airbag modules to automobile manufacturers, are generally referred to as Tier 1 suppliers to the automotive industry. In 2005, SCI had a 66% share of the North American outsourced airbag cushion market, and an 11% share of the total North American airbag cushion market, according to CSM Worldwide, a provider of automotive market analysis. SCI also had a 38% share of the European outsourced airbag cushion market, and a 16% share of the total European airbag cushion market during 2005, according to CSM. SCI, through its predecessors, has been engaged in the design and development of airbag fabric and airbag cushions for over 30 years.

WLR, through its affiliates, beneficially owned approximately 75.6% of SCI’s outstanding common stock as of July 31, 2006. In addition, affiliates of WLR currently hold four of the five positions on the board of directors of SCI. SCI’s common stock is traded on the Over-The-Counter Bulletin Board under the symbol “SAFY.” Its website can be accessed at http://www.safetycomponents.com. The information on SCI’s website is not a part of this joint proxy statement/prospectus.

International Textile Group, Inc.

804 Green Valley Road, Suite 300

Greensboro, North Carolina 27408

(336) 379-6220

ITG is a global, diversified provider of fabrics and textile solutions to leading woven apparel manufacturers, wholesalers and retailers, interior furnishings and industrial markets, and the U.S. Government. ITG considers its four primary markets to be:

•	Bottom-weight woven apparel fabrics—including denim, synthetic and worsted fabrics sold to customers such as Levi Strauss & Co., VF Corporation and Gap, Inc.;

•	Interior furnishings—including mattress fabrics sold to customers such as Sealy Corporation and Serta, Inc. and upholstery fabrics sold to residential and commercial product manufacturers such as Valley Forge Fabrics Inc.;

•	Government uniform fabrics—including fabrics for military dress uniforms and battle dress uniforms (camouflage) primarily for the U.S. Government; and

•	Specialty fabrics and services—including commission printing and finishing for customers such as the Waverly division of F. Schumacher & Co.

ITG believes it is one of the world’s largest producers of denim fabrics. ITG also believes it is the largest producer of better denim fabrics for products distributed through department stores and specialty retailers. In addition, ITG believes it is one of the largest worsted wool manufacturers and commission printers and finishers of interior furnishings in North America, and is a leading developer, marketer and manufacturer of other fabrics and textile products.

ITG was formed by WLR to consolidate the businesses of leading textile and fabric manufacturers. In November 2003, WLR, through an affiliate, acquired substantially all of the assets of Burlington Industries, Inc., referred to as the Burlington business, through chapter 11 bankruptcy reorganization proceedings. In March 2004, WLR, through its affiliates, acquired substantially all of the assets of Cone Mills Corporation, referred to as the Cone business, through chapter 11 bankruptcy reorganization proceedings. In August 2004, WLR combined these entities under the name International Textile Group, Inc. The businesses acquired by ITG have been engaged in the textile and fabric business since as early as 1891. WLR, through its affiliates, beneficially owned approximately 85.4% of ITG’s outstanding common stock as of July 31, 2006. In addition, affiliates of WLR currently hold five of the six positions on the board of directors of ITG.

ITG is a privately owned company and there is currently no public market for its securities. Its website can be accessed at http://www.itg-global.com. The information on ITG’s website is not a part of this joint proxy statement/prospectus.

The Merger

Overview

Pursuant to the terms of a merger agreement, dated as of August 29, 2006, among SCI, SCI Merger Sub and ITG, ITG will merge with SCI Merger Sub, which was formed for the sole purpose of facilitating the merger. ITG will be the surviving corporation in the merger, and will become a wholly owned subsidiary of SCI. SCI after the merger, including ITG as a subsidiary, is referred to in this joint proxy statement/prospectus as the “Combined Company.”

Upon completion of the merger, the Combined Company will change its name to International Textile Group, Inc.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Consideration to be Received in the Merger

In the merger, shares of ITG common stock will be converted into shares of SCI common stock at an exchange ratio of one share of SCI common stock for every 1.4739 shares of ITG common stock. This is referred to as the “Exchange Ratio.” Ten percent (10%) of the total number of shares of SCI common stock to be issued to ITG stockholders in the merger will be placed in escrow to satisfy certain potential claims for indemnification that may be made on behalf of SCI. All shares placed in escrow that are not applied or reserved to satisfy any indemnification claims incurred or outstanding will be released to the pre-merger ITG stockholders not later than 18 months after the completion of the merger.

Outstanding options to purchase shares of ITG common stock will be converted into options to purchase shares of SCI’s common stock on the same terms as the outstanding ITG options, subject to adjustments in the number of shares and the exercise price in accordance with the Exchange Ratio.

Outstanding shares of ITG restricted common stock will be converted into shares of restricted SCI common stock on the same terms as set forth in the outstanding ITG restricted stock award agreements, subject to adjustments in the number of shares in accordance with the Exchange Ratio.

In connection with the merger, SCI also has agreed to declare a stock dividend in the amount of one-ninth of one share of SCI common stock for each share of SCI common stock outstanding immediately prior to the effective time of the merger. Shares of SCI common stock issued pursuant to this stock dividend will be placed in escrow to satisfy certain potential claims for indemnification that may be made on behalf of ITG. All shares placed in escrow that are not applied or reserved to satisfy any indemnification claims incurred or outstanding will be released to the pre-merger SCI stockholders not later than 18 months after the completion of the merger.

For a more complete description of the merger consideration, see “The Merger Agreement—Consideration.”

Reasons for the Merger

SCI and ITG believe that the merger will allow the Combined Company to better serve its markets and customer base, more efficiently execute its business strategies, and result in greater long-term growth opportunities than either pre-merger company could achieve operating alone. SCI and ITG expect that the merger will enable the Combined Company to:

•	benefit from cost and operational synergies;

•	leverage scale and management expertise in international sales and operations;

•	improve its access to capital;

•	better leverage research and new product development capabilities; and

•	diversify financial and economic risks.

Special Committee of the Board of Directors of SCI

The SCI board of directors appointed a special committee, referred to as the SCI Special Committee, to consider, negotiate and, if appropriate, approve the terms of any potential transactions involving SCI or its stock and WLR or its affiliates. The sole member of the SCI Special Committee is Dr. Daniel D. Tessoni. Dr. Tessoni, the board’s sole independent director, is the only member of the SCI board of directors who is not an affiliate of WLR.

Special Committee of the Board of Directors of ITG

The ITG board of directors appointed a special committee, referred to as the ITG Special Committee, to consider, negotiate and, if appropriate, approve the terms of any potential transactions involving ITG or its stock and WLR or its affiliates. The sole member of the ITG Special Committee is Mr. Stephen W. Bosworth. Mr. Bosworth, the board’s sole independent director, is the only member of the ITG board of directors who is not an affiliate of WLR.

Approvals of the Merger

The merger is subject to the approval by the holders of a majority of the issued and outstanding shares of common stock of ITG. On [•], 2006, International Textile Holdings, Inc., the owner of approximately 85.4% of ITG’s outstanding common stock, and an affiliate of WLR, consented in writing to the approval of the merger agreement and the merger. As a result, no additional ITG stockholder approval is required.

No action by the stockholders of SCI is required to approve the merger agreement or to consummate the merger.

Opinions of RSM EquiCo Capital Markets and SunTrust Robinson Humphrey

Opinion of RSM EquiCo Capital Markets. RSM EquiCo Capital Markets LLC, or RSM EquiCo, the financial advisor to the SCI Special Committee, rendered its oral opinion on August 28, 2006, which was subsequently confirmed in writing on August 29, 2006, that, as of that date and based upon and subject to the matters set out in its opinion, the Exchange Ratio was fair, from a financial point of view, to the SCI stockholders, other than and its affiliates WLR.

The full text of RSM EquiCo’s written opinion is attached as Annex C to this joint proxy statement/prospectus. RSM EquiCo provided its opinion for the use and benefit of the SCI Special Committee in connection with its consideration of the merger. Stockholders are encouraged to carefully read the full text of the RSM EquiCo opinion. RSM EquiCo’s opinion was not intended to be and did not constitute a recommendation as to how a stockholder should act with respect to the merger.

Opinion of SunTrust Robinson Humphrey. On August 29, 2006, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., rendered its oral opinion to the ITG Special Committee, which it subsequently confirmed in writing by delivery of its written opinion, dated as of the same date, to the effect that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, the Exchange Ratio in the merger was fair, from a financial point of view, to the holders of ITG common stock, other than WLR and its affiliates.

The full text of SunTrust Robinson Humphrey’s written opinion to the ITG Special Committee, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered is attached as Annex D to this joint proxy statement/prospectus. ITG stockholders are encouraged to carefully read the full text of SunTrust Robinson Humphrey’s written opinion. However, SunTrust Robinson Humphrey’s opinion is not intended to be, and does not constitute, advice or a recommendation to any ITG stockholder as to how such stockholder should act with respect to any matter relating to the merger.

Conditions to Completion of the Merger

Before the merger can be completed, a number of conditions must be satisfied or, if permitted, waived. These conditions include:

•	the adoption by SCI’s stockholders of the Amended and Restated Certificate of Incorporation more fully described elsewhere in this joint proxy statement/prospectus;

•	any applicable waiting period under the Hart-Scott-Rodino Act having been terminated or having expired; and

•	appraisal rights pursuant to Section 262 of the DGCL having not been exercised in connection with the merger in respect of more than 365,850 shares of ITG common stock.

For a more complete description of the conditions to the completion of the merger, see “The Merger Agreement—Conditions Precedent.”

Timing of the Merger

The merger is expected to be completed prior to the end of 2006, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated by mutual consent of SCI and ITG, or by either SCI or ITG upon the happening of specified events, including if the merger is not completed by March 31, 2007.

For a more complete description of the parties’ rights to terminate the merger agreement, see “The Merger Agreement—Termination.”

Interests of Certain Persons in the Merger

Some directors or executive officers of each of SCI and ITG may have interests in the merger that are different from, or are in addition to, the interests of SCI and ITG stockholders, respectively. These interests include:

•	affiliates of WLR, which is controlled by Wilbur L. Ross, Jr., the chairman of the board of each of SCI and ITG, currently own approximately 75.6% of SCI’s common stock and approximately 85.4% of ITG’s common stock, and, after the completion of the merger, are expected to own approximately 82.0% of the common stock of the Combined Company;

•	the designation of certain executive officers of each of SCI and ITG as executive officers of the Combined Company; and

•	the designation of the members of each of SCI’s and ITG’s boards of directors as the members of the board of directors of the Combined Company.

For a more complete description of certain persons’ interests in the merger, see “The Merger—Interests of Certain Persons in the Merger.”

Appraisal Rights

Delaware law provides ITG stockholders with appraisal rights in connection with the merger. This means that, if ITG stockholders comply with the procedures to perfect appraisal rights provided for under Delaware law, they will be entitled to have the fair value of their shares of ITG common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration which will be paid to stockholders of ITG. The ultimate amount received by a stockholder in an appraisal proceeding may be more or less than, or the same as, the amount a stockholder of ITG would have received in connection with the merger.

To exercise appraisal rights, an ITG stockholder must deliver a written demand for appraisal to ITG not later than [•], 2006, which is 20 days after the date of the mailing of this joint proxy statement/prospectus. The failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. For a further description of the procedures required to exercise appraisal rights, see “The Merger—Appraisal Rights.”

Governmental and Regulatory Approvals

SCI and ITG have agreed to use their reasonable best efforts to complete the merger as soon as reasonably practicable, including taking any actions required to obtain all governmental and regulatory approvals. The merger is subject to the expiration or early termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. For a more complete description of the governmental and regulatory approvals required to complete the merger, see “The Merger—Governmental and Regulatory Approvals.”

Common Stock of the Combined Company

As a result of the conversion of shares of ITG common stock into shares of SCI common stock, including the shares issuable to ITG stockholders to be placed in escrow as provided for in the merger agreement, the conversion of options to purchase shares of ITG common stock into options to purchase shares of SCI common stock and the issuance of shares of SCI common stock pursuant to the stock dividend expected to be declared immediately prior to the effective time of the merger, SCI expects to issue 11,975,943 shares of its common stock and have outstanding an additional 652,828 options to purchase shares of its common stock.

Ownership of the Combined Company

After giving effect to the merger, and subject to the exercise of appraisal rights by ITG stockholders, it is expected that affiliates of WLR will own approximately 82.0% of the common stock of the Combined Company. For a more complete description, see “The Merger—Ownership of the Combined Company.”

Listing of Common Stock of the Combined Company after the Merger

The common stock of SCI is traded on the Over-the-Counter Bulletin Board under the symbol “SAFY.” Following the merger and the change of its corporate name, the Combined Company expects that its common stock will continue to be traded on the Over-the-Counter Bulletin Board.

Accounting Treatment

The merger will be accounted for under the “as if pooling-of-interests” method of accounting for a combination of entities under common control beginning at the date that common control of the entities was established. Under this method, SCI will recognize the assets and liabilities transferred from ITG at their historical carrying values. For a more complete description of the accounting treatment of the merger, see “Accounting Treatment of the Merger.”

Material United States Federal Income Tax Consequences

For U.S. federal income tax purposes, ITG stockholders will not recognize gain or loss on their exchange of ITG common stock for SCI common stock. The merger may be taxable to an ITG stockholder to the extent that he or she receives cash in the merger or a portion of the shares of SCI common stock released from escrow were to be recharacterized as interest. Consult your own tax advisor for a full understanding of how the merger will affect your taxes.

For a more complete description of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences.”

SCI Record Date; Number of Stockholders; Common Stock Owned by Directors, Officers and Affiliates

The record date for the 2006 Annual Meeting is [•], 2006. As of the record date, [•] shares of SCI common stock were issued and outstanding and entitled to vote. Also as of that date, there were approximately [•] holders of record of SCI common stock. For a more complete description, see “The 2006 Annual Meeting—Record Date; Outstanding Shares; Shares Entitled to Vote.” As of that date, directors, officers and affiliates of SCI beneficially owned, collectively, [•]% of the issued and outstanding shares of SCI common stock.

ITG Number of Stockholders; Common Stock Owned by Directors, Officers and Affiliates

As of July 31, 2006, 16,749,456 shares of ITG common stock were issued and outstanding and were held by 346 stockholders of record. As of that date, directors, officers and affiliates of ITG beneficially owned, collectively, 88.0% of the issued and outstanding shares of ITG common stock.

Quorum and Vote Required for the 2006 Annual Meeting

The required quorum for the transaction of business at the 2006 Annual Meeting is the representation of a majority of the issued and outstanding shares of SCI common stock, either in person or by proxy. Dr. Daniel D. Tessoni, the sole independent director of SCI’s board of directors, has approved the Amended and Restated Certificate of Incorporation as the sole “Continuing Director,” as defined in and for purposes of SCI’s current certificate of incorporation. In accordance with Delaware law, the vote required at the 2006 Annual Meeting to adopt the Amended and Restated Certificate of Incorporation is the affirmative vote of a majority of the issued and outstanding shares of SCI common stock on the SCI record date.

Director-nominees will be elected by a plurality of the votes cast by the holders of SCI common stock entitled to vote at the 2006 Annual Meeting. The five director-nominees receiving the highest number of votes cast at the 2006 Annual Meeting will be elected, regardless of whether that number represents a majority of the votes cast. For a more complete discussion, see “The 2006 Annual Meeting—Quorum and Vote Required.”

Affiliates of WLR that own approximately 75.6% of SCI’s common stock have indicated that they intend to vote to adopt the Amended and Restated Certificate of Incorporation and to vote in favor of the five director-nominees. Approval of the Amended and Restated Certificate of Incorporation and the re-election of the five director-nominees, is, therefore, assured.

SUMMARY HISTORICAL FINANCIAL DATA OF SCI

The following table presents selected consolidated historical financial data of SCI as of the dates and for the periods indicated. The selected historical financial data as of and for the fiscal years ended December 31, 2005 and December 31, 2004 have been derived from SCI’s audited consolidated financial statements for those periods. The income statement data for the six months ended June 30, 2006 and 2005, and the balance sheet data as of June 30, 2006, have been derived from SCI’s unaudited consolidated financial statements which, in the opinion of SCI’s management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or for any future period.

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SCI” and SCI’s audited and unaudited consolidated financial statements and related notes contained elsewhere in this joint proxy statement/prospectus.

In thousands, except per share data and footnotes:

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2006	2005	2005	2004
INCOME STATEMENT DATA:
Net sales	$113,806	$117,620	$220,114	$247,883
Gross profit	10,651	15,611	23,421	35,716
Selling, general and administrative expenses (1)	8,814	8,894	19,110	20,257
Operating income	1,837	6,717	4,311	15,459
Net income (2)	$1,720	$4,084	$3,543	$10,248

Net income per common share, basic	$0.32	$0.76	$0.66	$1.97

Net income per common share, diluted	$0.32	$0.75	$0.65	$1.94

Weighted average number of shares outstanding, basic	5,403	5,355	5,370	5,206

Weighted average number of shares outstanding, diluted	5,431	5,437	5,447	5,294

	June 30, 2006	December 31,
		2005	2004
BALANCE SHEET DATA:
Working capital	$45,337	$40,150	$38,124
Total assets	121,687	118,354	127,526
Long-term debt and capital lease obligations	3,660	6,485	6,992
Other long-term liabilities	470	319	277
Minority interest in subsidiaries	551	407	133
Stockholders’ equity	84,706	80,669	80,524

(1)	During the year ended December 31, 2005, affiliates of WLR acquired a majority of SCI’s outstanding common stock from Zapata Corporation. Upon the closing of that transaction, certain executive officers received bonuses totaling $1.4 million. Additionally, Zapata contributed $1.0 million to SCI to pay additional bonuses to certain key employees. SCI recognized other expenses of approximately $600,000 related to the stock acquisition transaction by affiliates of WLR.
(2)	Joint ventures in South Africa and China resulted in income from minority interest in loss of consolidated subsidiaries of $194,000, $209,000, $605,000 and $39,000 for the six months ended June 30, 2006, the six months ended June 30, 2005 and for the years ended December 31, 2005 and December 31, 2004, respectively. SCI also recognized a loss of $20,000 for the six months ended June 30, 2006, and income, net of income taxes, of $754,000 for the year ended December 31, 2005 relating to its equity in (loss) earnings from unconsolidated affiliate.

SUMMARY HISTORICAL FINANCIAL DATA OF ITG

ITG was formed by WLR to consolidate the businesses of leading textile and fabric manufacturers, including Burlington Industries, Inc. and Cone Mills Corporation. In November 2003, WLR, through an affiliate, acquired substantially all of the assets of the Burlington business through chapter 11 bankruptcy reorganization proceedings. In March 2004, WLR, through its affiliates, acquired substantially all of the assets of the Cone business through chapter 11 bankruptcy reorganization proceedings. In August 2004, WLR combined these entities under the name International Textile Group, Inc. The results of operations of the Burlington business have been included in ITG’s consolidated financial statements since November 10, 2003. The results of operations of the Cone business have been included in ITG’s consolidated financial statements since March 12, 2004.

References to the nine months ended July 2, 2006 and the nine months ended July 3, 2005 refer to the thirty-nine week periods then ended, respectively. References to the “2005 fiscal year” or the “fiscal year ended October 2, 2005” refer to the fifty-two week period ended October 2, 2005 and references to the “2004 fiscal year” or the “fiscal year ended October 3, 2004” refer to the forty-seven week period ended October 3, 2004.

The following table presents a summary of the selected historical consolidated financial data of ITG as of the dates and for the periods indicated. The selected historical consolidated financial data as of and for the 2005 fiscal year and the 2004 fiscal year, respectively, have been derived from ITG’s audited consolidated financial statements and the related notes for each of those periods, which are included elsewhere in this joint proxy statement/prospectus. The statement of operations data for the nine months ended July 2, 2006 and July 3, 2005, and the balance sheet data as of July 2, 2006, have been derived from ITG’s unaudited consolidated financial statements and the related notes which, in the opinion of ITG’s management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or for any future period.

The following information is only a summary and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ITG” and with the other financial information in this joint proxy statement/prospectus, including ITG’s audited and unaudited consolidated financial statements and the related notes.

In thousands, except footnotes:

	Nine Months Ended		Fiscal Year Ended
	July 2, 2006	July 3, 2005	October 2, 2005	October 3, 2004
	(Unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales	$435,329	$556,966	$724,060	$637,550
Gross profit	44,986	66,793	82,260	71,682
Selling and administrative expenses	(45,717)	(53,174)	(69,518)	(55,744)
Operating income (loss)	(1,504)	21,324	9,874	17,240
Income (loss) before extraordinary items (1)	(3,212)	13,277	6,881	6,715
Net income (loss) (1)	(3,212)	10,440	4,044	62,838

		July 2, 2006	October 2, 2005	October 3, 2004
		(Unaudited)
BALANCE SHEET DATA:
Working capital		$201,368	$162,249	$193,234
Total assets		372,995	291,572	331,722
Long-term debt and capital lease obligations		83,932	66,163	76,031
Unsecured subordinated notes due to WLR		36,286	—	19,548
Stockholders’ equity		123,453	127,874	101,163

(1)	ITG sold its interest in a joint venture for a gain of $9.2 million during the nine months ended July 2, 2006. A 2005 fiscal year extraordinary loss of $2.8 million (net of taxes) represented the cost of a legal settlement treated as a purchase price adjustment in accordance with United States generally accepted accounting principles. Allocations of the purchase prices of the Burlington business and the Cone business generated negative goodwill recorded as an extraordinary gain of $56.1 million in the 2004 fiscal year.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information is designed to show how the combination of SCI and ITG might have affected historical financial results if the merger had occurred at an earlier time. The summary pro forma condensed combined income statement data gives effect to the merger and the other matters described below as if they had occurred at January 1, 2005. The summary pro forma condensed combined balance sheet data gives effect to the merger and the other matters described below as if they had occurred on June 30, 2006.

The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual consolidated financial position or results of operations of the Combined Company would have been had the foregoing transactions been completed on the dates set forth herein.

The summary unaudited pro forma condensed combined financial information has been prepared to give effect to:

•	the issuance of the stock dividend expected to be declared by SCI’s board of directors in the amount of one-ninth of a share of SCI common stock for each share of SCI common stock outstanding immediately prior to the effective time of the merger;

•	the merger, using a method of accounting for a combination of entities under common control that is similar to the pooling-of-interests method. Under this “as if pooling-of-interests” method of accounting, SCI will recognize the assets and liabilities transferred from ITG at their historical carrying values; and

•	ITG’s acquisition of the remaining 50% equity interest in its Parras Cone joint venture not already owned by ITG, which occurred on June 30, 2006 and is described more fully elsewhere in this joint proxy statement/prospectus.

The summary unaudited pro forma condensed combined financial information does not give effect to:

•	any other transaction;

•	SCI’s or ITG’s results of operations since June 30, 2006 or July 2, 2006, respectively; or

•	certain synergies, cost savings and one-time charges expected to result from the merger.

Accordingly, the summary pro forma condensed combined financial information does not purport to be indicative of the financial position or results of operations as of the date of this joint proxy statement/prospectus, as of the effective date of the merger, for any period ending at the effective date of the merger or as of or for any other future date or period. The foregoing matters could cause both the Combined Company’s pro forma financial position and results of operations, and the Combined Company’s actual future financial position and results of operations, to differ materially from those presented in the following summary unaudited pro forma condensed combined financial information.

In “as if pooling-of-interests” accounting, historical financial statements of the previously separate companies for periods prior to the combination are restated on a combined basis beginning at the date that common control of the entities was established. Common control of SCI and ITG was established on December 2, 2005 when WLR acquired a majority of the outstanding common stock of SCI. Although SCI and ITG came under common control on December 2, 2005, the summary unaudited pro forma condensed combined income statement gives effect to the merger as if it had occurred at the beginning of the fiscal year in which the entities came under common control. Accordingly, the summary unaudited pro forma condensed combined financial information is not indicative of what the restated historical financial statements will reflect upon completion of the merger.

The information is based upon the historical financial statements of SCI and ITG. You should read the information together with the “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SCI,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ITG,” and the historical audited and unaudited financial statements of each of SCI and ITG, and the related notes, contained elsewhere in this joint proxy statement/prospectus. Certain items derived from SCI’s and ITG’s historical financial statements have been reclassified to conform to the pro forma presentation.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(amounts in thousands, except per share data)

	Six Months Ended June 30, 2006	Fiscal Year Ended December 31, 2005
STATEMENT OF OPERATIONS DATA:
Net sales	$443,910	$997,720
Gross profit	45,898	117,708
Selling and administrative expenses	42,283	88,607
Operating income	2,076	23,127
Net income (loss)	(4,724)	18,034

Net income (loss) per common share, basic	$(0.27)	$1.04
Net income (loss) per common share, diluted	$(0.27)	$1.04

Weighted average number of common shares outstanding, basic	17,379	17,346
Weighted average number of common shares outstanding, diluted	17,407	17,423

	June 30, 2006
BALANCE SHEET DATA:
Working capital	$246,705
Total assets	494,682
Long-term debt and capital lease obligations	87,592
Unsecured subordinated notes due to WLR	36,286
Other long-term liabilities	30,825
Minority interest in subsidiaries	17,523
Stockholders’ equity	208,159

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents: (1) historical per share data for SCI and ITG, (2) unaudited pro forma per share data of the Combined Company after giving effect to the merger, and (3) unaudited equivalent pro forma per share data for ITG.

The Combined Company’s unaudited pro forma per share data was derived by combining information from the historical consolidated financial statements of SCI and ITG. The unaudited pro forma presentation of net income (loss) per share gives effect to the merger as if it had occurred at the beginning of the earliest period presented. The pro forma presentation of book value per share gives effect to the merger as if it had occurred as of the last day of each period presented. Additionally, the unaudited pro forma per share data gives effect to:

•	the issuance of the stock dividend expected to be declared by SCI’s board of directors in the amount of one-ninth of a share of SCI common stock for each share of SCI common stock outstanding immediately prior to the effective time of the merger;

•	the merger, using a method of accounting that is similar to the pooling-of-interests method. Under this “as if pooling-of-interests” method of accounting, SCI will recognize the assets and liabilities transferred from ITG at their historical carrying values; and

•	ITG’s acquisition of the remaining 50% equity interest in its Parras Cone joint venture not already owned by ITG, which occurred on June 30, 2006 and is described more fully elsewhere in this joint proxy statement/prospectus.

In “as if pooling-of-interests” accounting, historical financial statements of the previously separate companies for periods prior to the combination are restated on a combined basis beginning at the date that common control of the entities was established. Common control of SCI and ITG was established on December 2, 2005 when WLR acquired a majority of the outstanding common stock of SCI. Although SCI and ITG came under common control on December 2, 2005, the unaudited pro forma per share data gives effect to the merger as if it had occurred at the beginning of the fiscal year in which the entities came under common control. Accordingly, the unaudited per share data is not indicative of what the restated historical financial statements will reflect upon completion of the merger.

The following data assumes ITG stockholders will receive one share of SCI common stock for each 1.4739 shares of ITG common stock owned by them in connection with the merger, including the shares of SCI common stock to be held in escrow as provided for in the merger agreement. The ITG unaudited equivalent pro forma per share data was derived by dividing the SCI and ITG combined pro forma per share amounts by the Exchange Ratio.

Historical book value per share has been calculated by dividing stockholders’ equity by the number of shares of common stock outstanding at the applicable date.

You should read this table together with the historical consolidated financial statements and related notes of each of SCI and ITG, and the “Unaudited Pro Forma Condensed Combined Financial Information,” each of which is contained elsewhere in this joint proxy statement/prospectus. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred at or prior to the dates indicated below.

	Historical		Pro Forma
	SCI	ITG	SCI and ITG Combined	ITG Equivalent
Net income (loss) per share:

Year ended December 31, 2005 for SCI and pro forma, and October 2, 2005 for ITG:
Basic	$0.66	$0.48	$1.04	$0.71
Diluted	$0.65	$0.46	$1.04	$0.71

Six months ended June 30, 2006 for SCI and pro forma, and nine months ended July 2, 2006 for ITG:
Basic	$0.32	$(0.20)	$(0.27)	$(0.18)
Diluted	$0.32	$(0.20)	$(0.27)	$(0.18)

Book value per share as of:
December 31, 2005 for SCI and pro forma, and October 2, 2005 for ITG	$14.98	$7.63	$11.89	$8.07
June 30, 2006 for SCI and pro forma, and July 2, 2006 for ITG	$15.67	$7.37	$11.98	$8.13
Cash dividends	$—	$—	$—	$—

Comparative Per Share Market Price Data

SCI common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SAFY.” ITG is a privately owned company and there is currently no public market for its securities.

The table below sets forth the high and low bid prices per share for SCI common stock as reported on the Over-the-Counter Bulletin Board on August 29, 2006, the last completed trading day prior to the announcement of the merger, and on [•], 2006, the last full trading day for which high and low reported bid prices were available prior to the date of this joint proxy statement/prospectus. The prices quoted from the Over-The-Counter Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The equivalent high and low sales prices per share of ITG common stock reflect the fluctuating value of SCI common stock that ITG stockholders would receive in exchange for each share of ITG common stock if the merger had been completed on either of those dates, applying the Exchange Ratio.

	SCI Common Stock		ITG Equivalent Price Per Share
	High	Low	High	Low
August 29, 2006	$14.65	$14.00	$9.93	$8.05
[•], 2006	$[•]	$[•]	$[•]	$[•]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to SCI or ITG stockholders. SCI and ITG stockholders are urged to obtain current market quotations for SCI common stock and to review carefully the other information contained in this joint proxy statement/prospectus.

RISK FACTORS

You should consider carefully all of the information set forth in this joint proxy statement/prospectus and, in particular, the risk factors described below.

The risk factors have been separated into five groups:

•	risks that relate to SCI’s business;

•	risks that relate to ITG’s business;

•	risks that relate to the operations of the Combined Company;

•	risks that relate to the merger; and

•	risks that relate to the common stock of the Combined Company.

In addition, the risks described below and elsewhere in this joint proxy statement/prospectus are not the only ones that SCI or ITG face or that relate to the operations of the Combined Company or the merger. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on SCI, ITG, the operations of the Combined Company or the merger. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risk Factors Relating to SCI’s Business

Downturns in the automotive industry, such as that currently being experienced by certain North American automotive manufacturers, as well as production stoppages, typically reduce demand for SCI’s products and therefore its revenues and income.

Demand for SCI’s products is generally related to the demand for automobiles. SCI sells its products to Tier 1 suppliers, which in turn sell their modules to various automotive manufacturers. The automotive manufacturers have, from time to time, experienced rising inventories of unsold automobiles resulting in reduced production in order to balance inventory levels with sales. Sustained reductions in automotive production reduce demand for SCI’s products and therefore reduce its revenues and profitability.

SCI has experienced a decline in sales since the third quarter of 2005 in part as a result of downturns in the North American automotive industry. General Motors and Ford Motor Company have announced workforce reductions and plant closings and are experiencing rising cost pressures including, but not limited to, increasing costs of worker healthcare. SCI is not able to predict how long these industry trends will continue, but a sustained downturn could have a material adverse effect on SCI’s results of operations, cash flows or financial position.

SCI’s results of operations are also subject to the effects of work stoppages within the automotive industry as a whole. In particular, SCI’s sales of airbag products are vulnerable to interruptions as a result of work stoppages of labor forces of SCI’s customers and/or major automotive manufacturers whose unionized workers may strike from time to time. SCI has historically experienced these interruptions in sales and believes it has the financial resources to withstand brief interruptions in sales caused by these types of work stoppages. However, SCI cannot provide assurance that future interruptions in sales would not have a material adverse effect on its results of operations, cash flows or financial position.

During downturns in the automotive industry, SCI’s customers tend to increase their internal production of airbag fabric and airbag cushions, reducing their demand for SCI’s products.

SCI supplies airbag fabric and airbag cushions to Tier 1 suppliers. Most Tier 1 suppliers produce airbag cushions for some models of cars and trucks internally and outsource their production requirements for other models to Tier 2 suppliers, such as SCI. From time to time, Tier 1 suppliers decide to in-source the production of airbag cushions for car and truck models that were previously outsourced. During downturns in the automotive industry, such as the downturn currently being experienced by certain North American automakers described above, Tier 1 suppliers tend to in-source more frequently in order to maximize utilization of their own facilities. Similarly, but to a lesser extent, some Tier 1 suppliers in-source a portion of their airbag fabric requirements, and such in-sourcing also tends to increase during downturns in the automotive industry. Recent decreases in demand for automobiles in both the North American and the European markets resulted in the decisions by certain Tier 1 suppliers in 2005 to curtail outsourcing and in-source additional production, which resulted in reduced sales for SCI. Any additional in-sourcing decisions by Tier 1 suppliers could materially adversely affect SCI’s results of operations, cash flows or financial position.

Cost pressures resulting in further integration or industry consolidation could reduce sales opportunities, decrease sales prices and drive down demand for SCI’s products.

Automotive suppliers, such as SCI’s customers, are currently subject to cost pressures. As a result, certain suppliers have begun to vertically integrate some industry operations. Consolidation within the automotive supply industry, as well as further vertical integration among SCI’s customers, in either case combined with the in-sourcing described above, could result in decreased sales prices and demand for SCI’s products. The occurrence of any one or more of these factors could have a potentially adverse effect on SCI’s results of operations, cash flows or financial position.

New competition in the North America market could reduce sales prices and demand for SCI’s products.

The cost pressures currently being experienced in the automotive industry increase the possibility that a customer may seek to qualify new suppliers in the North America market, with the possibility of decreased sales prices and demand for SCI’s products. New suppliers could be existing U.S. companies in similar or related businesses or existing foreign competition expanding into the North America market. New suppliers and competition could have a material adverse effect on SCI’s customers and/or suppliers resulting in a potentially adverse effect on SCI’s results of operations, cash flows or financial position.

SCI relies on a small number of key contractual relationships.

SCI’s customer base is highly concentrated, and SCI relies on key contractual relationships with several large Tier 1 suppliers. SCI’s most significant customers are Autoliv, Inc., Key Safety Systems, Inc., the Takata Group and TRW Automotive Holdings Corp. Sales to these four customers together approximated 60-68% of SCI’s total sales in each of the last three fiscal years. The loss of any of its largest customers could have a material adverse effect on SCI.

SCI’s credit risk is concentrated in its three largest customers.

As a result of SCI’s customer concentration, SCI is subject to a concentration of credit risk relating to its trade receivables. At December 31, 2005, three customers accounted for approximately 29%, 16% and 15% of SCI’s trade receivables. At December 31, 2004, these same three customers accounted for approximately 36%, 11% and 10%, and at December 31, 2003, for approximately 36%, 15% and 5%, of its trade receivables. SCI performs ongoing credit evaluations of its customers and generally does not require collateral. SCI evaluates potential losses for uncollectible accounts and such losses have historically been immaterial and within management’s expectations. However, if such losses were to become material, SCI could experience an adverse effect on its results of operations, cash flows or financial position.

SCI is dependent on a major nylon yarn supplier.

The raw materials for SCI’s fabric operations largely consist of synthetic yarns provided by Invista, Inc. (Invista), Pharr Yarns, LLC (Pharr Yarns), and Polyamide High Performance GmbH (PHP), among others.

The primary yarns include nylon, polyester and Nomex. Invista and PHP are the leading suppliers of airbag fabric yarn to both the airbag cushion market and SCI. In particular, Invista supplies a majority of the nylon yarn used in SCI’s airbag fabric operations pursuant to purchase orders or releases on open purchase orders. The loss of Invista as a supplier could have a material adverse effect on SCI.

SCI is experiencing increases in prices for raw materials which it may not be able to pass along to customers.

During 2004 and 2005, one of SCI’s largest raw materials suppliers implemented price increases of approximately 11% and 4%, respectively, on raw material yarn purchased for SCI’s North America airbag fabric weaving facility. SCI’s negotiations with its airbag cushion customers in North America to increase prices of certain of its products in order to preserve SCI’s profit margins on these products were only partially successful and resulted in a variety of agreements where such price increases were either agreed to or future sales price reductions were deferred. Management has estimated that the impact of currently known increases in the cost of raw material purchases will be to increase cost of sales by approximately $2.0 million on an annual basis. If such price increases continue, SCI’s results of operations, cash flows or financial position could be materially adversely affected.

Risk Factors Relating to ITG’s Business

The demand for ITG’s products varies with fashion and general economic cycles, as well as other patterns.

Demand for ITG’s products varies with U.S. and world business cycles, imbalances between consumer demand and inventories of retailers and manufacturers, consumer spending patterns and changes in fashion trends. A change in any of the foregoing factors could affect demand for textile products and, in turn, result in decreased sales prices and/or demand for ITG’s products. Such result could have a potentially adverse effect on ITG’s results of operations, cash flows or financial position.

The textile industry is, and is expected to remain, highly competitive.

The textile industry is highly competitive, both in the U.S. and internationally, and ITG has been subject to increased competition for its products. ITG competes for sales primarily in the U.S., with large integrated enterprises that may have greater financial and marketing resources than ITG, as well as with small, niche manufacturers that may be able to achieve greater market penetration than ITG in certain regions or with respect to individual product lines. Increased competition for ITG’s products, including in the form of lower cost production in other countries, or foreign imports at low prices, could result in decreased prices and/or demand for ITG’s products, which could have a potentially adverse effect on ITG’s results of operations, cash flows or financial position.

ITG’s results could be affected by fluctuations in the cost and availability of materials and naturally occurring and other resources used in the production of ITG’s products.

The primary materials used in the production of ITG’s products include cotton, wool and polyester. In addition, ITG relies heavily on naturally occurring resources such as fuel, as well as certain chemicals, in the production of its products. The materials and other resources used in the production of ITG’s products are subject to fluctuations in price and availability. For instance, cotton prices and availability vary from season to season depending upon the crop yields. The price of polyester is influenced by demand, manufacturing capacity and costs, petroleum prices and the cost of polymers used in producing polyester.

Decreased material or resource availability could impair ITG’s ability to meet its production requirements on a timely basis. Increases in prices of materials or the resources used in the production of products have historically not been able to be, and in the future may not be able to be, passed along to customers of ITG through increases in the prices of ITG’s products. If any production delays occur, or if any increases in these prices cannot be passed along to ITG’s customers, it could have a potentially adverse effect on ITG’s results of operations or cash flows.

ITG’s business is dependent on the success of, and its relationships with, its largest customers.

ITG is dependent on its largest customers, including Levi Strauss & Co. and the U.S. Government. Although none of ITG’s customers accounted for 10% or more of direct sales in its fiscal year ended October 2, 2005, Levi Strauss, ITG’s largest customer, is able to direct certain of its garment producers to purchase denim (or other fabric) directly from ITG for use in Levi Strauss products. Although Levi Strauss is not directly liable in any way for the payment by any of those contractors for fabric purchased from ITG, ITG believes that continued sales to these customers are dependent upon ITG maintaining a stronger supplier/customer relationship with Levi Strauss, as well as Levi Strauss’ continued success in the marketplace. ITG estimates that Levi Strauss directly and indirectly accounted for approximately 18% of ITG’s net sales in the fiscal year ended October 2, 2005. The loss of Levi Strauss as a customer, its direction to a significant number of its contractors to purchase fabric from a producer other than ITG or a material slowdown in the business of Levi Strauss, could have a material adverse effect on ITG’s results of operations, cash flows or financial position.

Because ITG sells a substantial amount of its products to only a few, significant customers, the loss of any of ITG’s significant customers could also have a material adverse effect on ITG’s results of operations, cash flows or financial position. The risks of losing any single large customer have been compounded by recent industry consolidation, retailers experiencing financial difficulties and the fact that ITG does not enter into long-term contracts with its customers.

Military hostilities have resulted in lower sales of government military dress uniforms. Any future actions by the U.S. Government which result in the shifting of spending or reductions in the U.S. military’s budget may further negatively impact sales of ITG’s military dress uniform and battle dress business.

Military hostilities and war related priorities have shifted U.S. military funds away from ITG’s profitable dress uniform business. Given a trend among military personnel to dress in battle or camouflage uniforms on a daily basis, the business may decline further or may not recover to its historical levels of sales or profitability. In addition, any future action by the U.S. Government which results in U.S. military spending being shifted away from spending on military dress uniforms, or an overall reduction of the military’s budget, may further negatively impact ITG’s sales of military dress uniform and battle dress uniform fabric.

ITG faces risks from changes in U.S. Government policy that would be unfavorable to domestic manufacturers.

United States Code, Title 10, Section 2533a, known as the Berry Amendment, currently requires that the U.S. Department of Defense purchase certain products, including military clothing, manufactured with 100% U.S. content and labor. ITG relies on this requirement to profitably provide government uniforms and fabrics. If the government were to remove or reduce this domestic production requirement, ITG’s sales and profit levels would be adversely affected. In addition, the U.S. Department of Agriculture Step 2 payment program has enabled U.S. cotton producers and textile manufacturers to better compete by providing for subsidized cotton production. Discontinuance or reduction of this program would increase ITG’s cost of production and adversely affect profit levels.

ITG has assumed the defined benefit pension plan of Burlington Industries, which could require substantial funding over the next several years. This required funding may reduce funds available for the execution of ITG’s strategic expansion.

ITG’s Burlington Industries subsidiary has a frozen defined benefit plan which is underfunded. This plan has a provision that allows individuals to receive their pension benefits in a lump sum payment when they leave the employment of ITG. Any material downsizing of ITG’s domestic workforce covered by this plan would likely result in the requirement for significant cash payouts from the plan, increase the funding deficit, and require funding from ITG, thereby reducing funds available for use in the execution of ITG’s business strategy that might otherwise be used for domestic or international productive investment.

Risk Factors Relating to the Operations of the Combined Company

Significant international operations involve special risks that could increase expenses, adversely affect operating results and require increased time and attention of the Combined Company’s management.

The Combined Company expects that it will have significant operations outside of the United States. Additionally, the Combined Company expects to further expand its international operations as part of its business strategy. International operations are subject to a number of risks in addition to those faced by domestic operations, including:

•	potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of the Combined Company’s intellectual property rights;

•	economic instability in certain countries or regions resulting in higher interest rates and inflation, which could make the Combined Company’s products more expensive in those countries or raise the Combined Company’s cost of operations in those countries;

•	changes in both domestic and foreign laws regarding trade and investment abroad;

•	the possibility of the nationalization of foreign assets;

•	limitations on future growth or inability to maintain current levels of revenues from international sales if the Combined Company does not invest sufficiently in its international operations;

•	longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;

•	restrictions on transfers of funds, foreign customs and tariffs and other unexpected regulatory changes;

•	difficulties in staffing, managing and operating international operations;

•	difficulty in identifying desirable local partners for alliances or joint ventures and managing any such relationships;

•	obtaining project financing from third parties, which may not be available on satisfactory terms, if at all;

•	difficulties in coordinating the activities of geographically dispersed and culturally diverse operations; and

•	political unrest, war or terrorism, particularly in areas in which the Combined Company will have facilities.

A portion of the Combined Company’s transactions outside of the United States are expected to be denominated in foreign currencies. In addition, the Combined Company expects that it will purchase a portion of its raw materials from foreign suppliers in foreign currencies, and incur other expenses in those currencies. As a result, future operating results will continue to be subject to fluctuations in foreign currency rates. Although the Combined Company may enter into hedging transactions, hedging foreign currency transaction exposures is complex and subject to uncertainty. The Combined Company may be negatively affected by fluctuations in foreign currency rates in the future, especially if international sales continue to grow as a percentage of its total sales.

Financial statements of certain of the Combined Company’s foreign operations will be prepared using the local currency as the functional currency while certain other financial statements of these foreign operations will be prepared using the U.S. dollar as the functional currency. Translation of financial statements into U.S. dollars of foreign operations using the local currency as the functional currency occurs using the exchange rate as of the date of the balance sheet for balance sheet accounts and a weighted average exchange rate for results of operations. The Combined Company’s consolidated balance sheet and results of operations may be impacted, positively of negatively, by changes in the exchange rates as of the applicable date of translation. For instance, a stronger U.S. dollar will lead to less favorable translation results and a weaker U.S. dollar will lead to more favorable translation results.

Changing international trade regulations and future qualitative limits, duties or tariffs may increase the Combined Company’s costs or limit the amount of products that the Combined Company can import from suppliers in a particular country.

Trade restrictions, including increased tariffs, safeguards or quotas, on textile products could limit the countries from which the Combined Company produces or sources its products, restricting the availability of raw material and finished apparel sourcing by requiring yarn and/or fabric to be produced in certain countries and setting quantitative limits on products that may be imported from a particular country. These trade restrictions could have a particular impact on the Combined Company’s business when, after the Combined Company has moved its operations to a particular location, new unfavorable regulations are enacted in that area or favorable regulations currently in effect are changed. The countries in which the Combined Company’s products are manufactured or into which they are imported may from time to time impose additional new regulations, or modify existing regulations, including:

•	additional duties, taxes, tariffs and other charges on imports, including retaliatory duties or other trade sanctions, which may or may not be based on World Trade Organization, or “WTO,” rules, and which would increase the cost of products purchased from suppliers in those countries;

•	quantitative limits on the quantity of goods which may be imported into the United States from a particular country, including the imposition of further “safeguard” mechanisms by the U.S. Government or governments in other jurisdictions, limiting the Combined Company’s ability to import goods from particular countries, such as China;

•	changes in the classification of products that could result in higher duty rates than the Combined Company has historically paid;

•	modification of the trading status of certain countries;

•	requirements as to where products are manufactured;

•	creation of export licensing requirements, imposition of restrictions on export quantities or specification of minimum export pricing; or

•	creation of other restrictions on imports.

Adverse changes in trade regulations and the costs associated with such regulations could interrupt production in offshore facilities or delay receipt of the Combined Company’s products in the United States and other markets, which would harm its business. Furthermore, future trade agreements could provide the Combined Company’s competitors with an advantage over it or increase the Combined Company’s costs, either of which could have a material adverse effect on the Combined Company’s results of operations, cash flows or financial condition.

The Combined Company will operate in a highly competitive and rapidly evolving market and will face intense competition from both established entities and new entries in its markets that may adversely affect the Combined Company’s revenues and profitability.

The Combined Company’s markets are highly competitive and evolving rapidly. Competition is generally based upon price, product quality and service. In addition, many companies both in and outside of the Combined Company’s industries have active research and development programs. Many of these companies have considerable experience in areas of competing interests to the Combined Company. Additionally, the Combined

Company will not be able to determine if other manufacturers are conducting potentially competitive research, which could result in the development and introduction of processes, products or materials that are either comparable or superior to the processes or materials the Combined Company will use, or the products the Combined Company will sell. Further, new product introductions, product enhancements and the use of other technologies by the Combined Company’s competitors could lead to a loss of market acceptance and cause a decline in sales or gross margins.

If the Combined Company does not protect its proprietary information and prevent third parties from making unauthorized use of its products and technology, its financial results could be harmed.

The Combined Company will rely on a combination of confidentiality agreements and procedures and patent, trademark and trade secret laws to protect its proprietary information. However, all of these measures afford only limited protection and may be challenged, invalidated or circumvented by third parties. Third parties may copy aspects of processes, products or materials, or otherwise obtain and use proprietary information of the Combined Company without authorization. Third parties may also develop similar or superior technology independently, including by designing around patents of the Combined Company. Furthermore, the laws of some foreign countries do not offer the same level of protection of the Combined Company’s proprietary rights as the laws of the U. S., and the Combined Company may be subject to unauthorized use of its products in those countries. Any legal action that the Combined Company may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. Unauthorized copying or use of products or proprietary information of the Combined Company could result in reduced sales of its products.

The Combined Company’s products may be subject to government regulation in the future that could impair its operations.

Certain of the Combined Company’s products could be subject to stringent government regulation in the United States and other countries in the future. These regulatory processes can be lengthy, expensive and uncertain. Additionally, securing necessary clearances or approvals may require the submission of extensive data and other supporting information. Failure to comply with applicable requirements could result in fines, recall, total or partial suspension of distribution, withdrawal of existing product or the inability to integrate product offerings. If any of these things occur, it could have a material adverse impact on the Combined Company’s business.

Changes in existing environmental laws or their interpretation, more vigorous enforcement by regulatory agencies or the discovery of currently unknown conditions could have a material adverse effect on the Combined Company.

Operations and properties of the Combined Company will be subject to a wide variety of increasingly complex and stringent federal, state, local and international laws and regulations governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. Future events, such as new information, changes in existing environmental laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to expenditures or liabilities that could result in a material adverse effect on the Combined Company’s results of operations, cash flows or financial position.

Risk Factors Relating to the Merger

If SCI and ITG fail to effectively integrate their operations, the Combined Company may not realize the potential benefits of the merger.

The integration of SCI and ITG will be a time consuming and expensive process and may disrupt the Combined Company’s operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the Combined Company’s results of operations could be adversely affected. In addition, the Combined Company may not achieve anticipated synergies or other benefits of the merger. Following the merger, SCI and ITG must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The Combined Company may encounter one or more of the following difficulties, costs and delays involved in integrating their operations:

•	failure to successfully manage customer relationships and other important relationships;

•	difficulties in successfully integrating the management teams and employees of SCI and ITG;

•	challenges encountered in managing larger, more geographically dispersed operations;

•	the loss of key employees;

•	diversion of the attention of management from other ongoing business concerns; and

•	potential difficulties integrating and harmonizing operating and financial reporting systems.

If the Combined Company’s operations after the merger do not meet the expectations of existing customers of SCI or ITG, then these customers may cease doing business with the Combined Company altogether, which could harm the results of operations or financial condition of the Combined Company.

The merger is subject to the receipt of consents and approvals from various governmental entities, which may impose conditions on, jeopardize or delay completion of the merger or reduce the anticipated benefits of the merger.

SCI and ITG must obtain approvals, clearances and consents in a timely manner from several federal agencies before the completion of the merger. If SCI and ITG do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, then neither SCI nor ITG will be obligated to complete the merger. Some of the governmental agencies from which SCI and ITG will seek these approvals have broad discretion in administering the governing regulations. As a condition to the approval of the merger, agencies may impose requirements, limitations or costs that could negatively affect the way SCI and ITG conduct business following the merger. These requirements, limitations or costs could jeopardize or delay the completion of the merger.

Ten percent of the total number of shares of SCI common stock to be issued to ITG stockholders in the merger, and all of the shares of SCI common stock to be issued pursuant to the SCI stock dividend, will be placed in escrow to satisfy potential claims for indemnification. As a result, stockholders may not receive these shares.

Ten percent of the total number of shares of SCI common stock to be issued to ITG stockholders in the merger, and all of the shares of SCI common stock to be issued pursuant to the SCI stock dividend, will be placed in escrow to satisfy potential claims for indemnification that may be made against either SCI or ITG on behalf of the other party under the merger agreement and the escrow agreement to be entered into in connection with the merger. If either SCI or ITG breaches the merger agreement, holders of SCI or ITG common stock, respectively, may lose the right to receive all or a portion of the shares of SCI common stock that they would otherwise receive in the merger or as a result of the SCI stock dividend, as applicable.

There is no assurance as to the value ITG stockholders can receive by exercising appraisal rights.

Under Section 262 of the DGCL, record holders of ITG stock are entitled to appraisal rights in connection with the merger. If an ITG stockholder exercises his or her demand for appraisal and follows the procedures specified in Section 262 of the DGCL, summarized in “The Merger—Appraisal Rights,” he or she will have the right to receive cash payment of the fair value of his or her stock. The express procedures of Section 262 must be followed and, if they are not, ITG stockholders may lose their right to appraisal. The “fair value” cash payment for the ITG stock could potentially be determined in judicial proceedings, the result of which cannot be predicted. There can be no assurance that ITG stockholders exercising appraisal rights will receive consideration equal to or greater than the value of the Combined Company’s common stock to be owned by such stockholders following consummation of the merger.

The success of the Combined Company will depend on the abilities of a new senior management team, as well as the Combined Company’s ability to attract and retain key personnel.

The Combined Company’s management team has no experience in working for the Combined Company. As a result, there can be no assurances that the management team will be able to effectively work together to successfully execute the Combined Company’s strategy. If they are unable to do so, the results of operations and financial condition of the Combined Company will suffer.

In addition, as part of the strategy of international expansion operations, there is great competition for the services of qualified personnel. The failure to retain current key managers or key members of the design, product development, manufacturing, merchandising or marketing staff could be detrimental to the Combined Company’s business. Factors that are expected to affect the Combined Company’s ability to retain and attract employees include the competitive labor market in various office and plant locations, the disruption associated with restructuring initiatives, any deteriorated financial position and the lack of attractive compensation and incentive programs due to the Combined Company’s financial performance.

Risk Factors Relating to the Common Stock of the Combined Company

Anti-takeover provisions expected to be contained in the Combined Company’s governance documents, and Delaware corporate law, may make it difficult for the Combined Company stockholders to replace or remove the Combined Company’s board of directors and could deter or delay third-parties from acquiring the Combined Company, which may adversely affect the marketability and market price of the Combined Company’s common stock.

Provisions expected to be contained in the Amended and Restated Certificate of Incorporation and bylaws of the Combined Company may make it difficult for stockholders to change the composition of the Combined Company’s board of directors in any one year, and thus prevent them from changing the composition of management. These same provisions may make it difficult and expensive for a third-party to pursue a tender offer, change in control or takeover attempt that is opposed by management and the board of directors of the Combined Company. In addition, the Combined Company may, in the future, be subject to certain provisions of Delaware corporate law that may prevent certain stockholders from engaging in a business combination with the Combined Company. Stockholders who might desire to participate in this type of transaction may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of stockholders to benefit from a change in control or change the Combined Company’s management and board of directors and, as a result, may adversely affect the marketability and market price of the Combined Company’s stock.

Some of the directors and executive officers of SCI and ITG have interests in the merger that are different from those of SCI and ITG stockholders.

Stockholders should be aware that some directors and executive officers of SCI and ITG may have interests in the merger that are different from, or are in addition to, the interests of the stockholders of SCI or ITG, respectively, including their designation as directors or executive officers of the Combined Company. These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Certain Persons in the Merger.”

There may be circumstances in which the interests of the Combined Company’s significant stockholders could be in conflict with your interests as a stockholder.

After the merger, it is expected that affiliates of WLR will own approximately 82.0% of the Combined Company’s common stock. Also, affiliates of WLR will hold seven of the nine positions on the Combined

Company’s board of directors. Circumstances may arise in which affiliates of WLR or other major investors may have an interest in pursuing acquisitions, divestitures or other transactions, including taking advantage of certain corporate opportunities that, in their judgment, could enhance their investment in the Combined Company or another company in which they invest. These transactions might involve risks to the Combined Company’s other holders of common stock or adversely affect the Combined Company or other investors.

The Combined Company may from time to time engage in transactions with related parties and affiliates that include, among other things, management and controlling arrangements.

There is expected to be only a limited public market for the Combined Company’s common stock.

The Combined Company’s common stock will not be listed or traded on any national securities exchange, but is expected to be quoted on the Over-the-Counter Bulletin Board. In addition, after the merger, it is expected that affiliates of WLR will own approximately 82.0% of the Combined Company’s common stock. As a result, there is not expected to be a substantial public market for, and no assurances can be provided regarding liquidity of, an investment in the Combined Company’s common stock.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Forward-looking statements contained in this joint proxy statement/prospectus, as well as in the Annexes, are not statements of historical fact and may involve a number of risks and uncertainties. These forward looking statements relate to SCI’s or ITG’s outlook or expectations at the time such statements are made. Neither SCI nor ITG undertakes any obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Forward looking statements are subject to risks and uncertainties that could cause the actual results of SCI or ITG, or the Combined Company, to differ materially from those contemplated in the statements. The terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “plan,” “potential,” “project,” “will” and similar expressions are intended to identify forward looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could impact business and financial prospects of SCI or ITG, or the Combined Company, include, but are not limited to, those discussed in the foregoing “Risk Factors” section or otherwise listed below:

•	downturns in the automotive industry;

•	decreases in demand for textile products;

•	concentration of customer base of SCI and ITG in a few customers;

•	dependence of SCI and ITG on certain suppliers;

•	increase in prices of raw materials for SCI and ITG;

•	currency fluctuations;

•	changes in environmental laws;

•	the ability of the Combined Company to successfully execute its strategy of migrating production and manufacturing operations to lower-cost production centers;

•	financial difficulties experienced by any of either SCI’s or ITG’s top customers;

•	risks associated with foreign operations and foreign supply sources, such as disruption of markets, changes in import and export laws, currency restrictions and currency exchange rate fluctuations;

•	protection of brand names and other intellectual property rights; and

•	regulatory and court decisions.

You should keep in mind that any forward looking statement made in this joint proxy statement/prospectus, as well as in the Annexes, speaks only as of the date on which it is made. New risks and uncertainties may arise from time to time, and it is impossible to predict these events or how they may affect SCI or ITG, or the Combined Company. None of SCI, ITG, or the Combined Company have any duty to, and do not intend to, update or revise the forward looking statements in this joint proxy statement/prospectus or in the Annexes, except as may be required by law. In light of these risks and uncertainties, please keep in mind that any forward looking statement made in this joint proxy statement/prospectus, the Annexes or elsewhere might not occur.

THE 2006 ANNUAL MEETING

General

This joint proxy statement/prospectus is being provided to SCI stockholders as part of a solicitation of proxies by the SCI board of directors for use at the 2006 Annual Meeting. This joint proxy statement/prospectus provides SCI stockholders with the information to enable them to vote or instruct their vote to be cast at the 2006 Annual Meeting.

Date, Time and Place of the 2006 Annual Meeting

The 2006 Annual Meeting will be held at [•], on [•], 2006, at [•].

Purposes of the 2006 Annual Meeting

At the 2006 Annual Meeting, SCI stockholders will be asked to:

•	adopt the Amended and Restated Certificate of Incorporation;

•	re-elect the five director-nominees to SCI’s board of directors; and

•	consider and take action upon any other business that may properly come before the 2006 Annual Meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the 2006 Annual Meeting is [•], 2006. This means that you must have been a stockholder of record of SCI common stock at the close of business on that date in order to be entitled to notice of, and to vote at, the 2006 Annual Meeting. Each stockholder of record is entitled to one vote for each share of SCI common stock that the stockholder owns. On SCI’s record date, there were [•] shares of SCI common stock outstanding and entitled to vote.

A complete list of SCI’s stockholders entitled to vote at the 2006 Annual Meeting will be available for inspection by any SCI stockholder for any purpose germane to the 2006 Annual Meeting at the principal place of business of SCI during regular business hours for a period of no less than ten days before the 2006 Annual Meeting and at the place of the 2006 Annual Meeting during such meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting of SCI stockholders. The required quorum for the transaction of business at the 2006 Annual Meeting is the representation of a majority of the issued and outstanding common stock of SCI, either in person or by proxy. All shares of SCI common stock represented at the 2006 Annual Meeting, including abstentions and broker non-votes, will be treated as shares that are present for purposes of determining the presence of a quorum. Broker non-votes are shares held by a broker or other nominee that are represented at the 2006 Annual Meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposals and the broker does not have discretionary voting power on such proposal because the proposal is not routine.

Dr. Tessoni, as the sole independent director on SCI’s board of directors and the sole “Continuing Director,” as defined in and for purposes of Article Sixth of SCI’s certificate of incorporation, has approved the Amended and Restated Certificate of Incorporation. In accordance with Delaware law, the vote required to adopt the proposal relating to the Amended and Restated Certificate of Incorporation is a majority of the issued and outstanding shares of SCI common stock on the record date.

In accordance with Delaware law, director-nominees will be elected at the 2006 Annual Meeting by a plurality of the votes cast by the holders of SCI common stock entitled to vote thereon. The five director- nominees receiving the highest number of votes cast at the 2006 Annual Meeting will be elected.

Affiliates of WLR that own approximately 75.6% of SCI’s common stock have indicated that they intend to vote to adopt the Amended and Restated Certificate of Incorporation and in favor of the five director-nominees. Approval of the Amended and Restated Certificate of Incorporation, and the re-election of the five director-nominees, is, therefore, assured.

For a discussion of how broker non-votes and abstentions will affect the outcome of the vote on these proposals, see “—Voting; Proxies—Voting Shares Held in Street Name” and “—Voting; Proxies—Abstaining from Voting.”

Voting; Proxies

You may vote in person at the 2006 Annual Meeting or by proxy. SCI recommends you submit your proxy even if you plan to attend the 2006 Annual Meeting.

If you own common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s), your proxy will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your proxy will be voted as recommended by the SCI board of directors.

If you hold shares of SCI common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, please follow the voting instructions provided by that entity. Also, see “—Voting Shares Held in Street Name” immediately below.

Voting Shares Held in Street Name

Generally, a broker, bank or other nominee may only vote the common stock that it holds in street name for you in accordance with your instructions. However, if your broker, bank or other nominee has not received your instructions, your broker, bank or other nominee has the discretion to vote on certain matters that are considered routine. A broker non-vote occurs if your broker, bank or other nominee cannot vote on a particular matter because your broker, bank or other nominee has not received instructions from you and because the proposal is not routine.

If you wish to vote for the proposal to adopt the Amended and Restated of Certificate of Incorporation and for the election of the director-nominees, you must provide instructions to your broker, bank or other nominee because these proposals are not routine. If you do not provide your broker, bank or other nominee with instructions with respect to these proposals, your broker, bank or other nominee will not be authorized to vote, and a broker non-vote will occur. This will have the same effect as a vote against the approval of the proposal to adopt the Amended and Restated Certificate of Incorporation. Director-nominees will be elected at the 2006 Annual Meeting by a plurality of the votes cast by the holders of SCI common stock entitled to vote and, therefore, a broker non-vote will not effect the election of director-nominees.

Abstaining from Voting

Your abstention from voting will have the same effect as a vote against the approval of the Amended and Restated Certificate of Incorporation. Director-nominees will be elected at the 2006 Annual Meeting by a plurality of the votes cast by the holders of SCI common stock entitled to vote and, therefore, if you abstain from voting, it will not effect the election of director-nominees.

How to Vote

You can submit your proxy by mail by simply marking, signing, dating and promptly mailing your proxy card(s) in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus.

The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares, your proxy will be voted as recommended by the SCI board of directors.

Revoking Your Proxy

If you are the owner of record of your shares, you can revoke your proxy at any time before its exercise by:

•	sending a written notice that is received prior to the 2006 Annual Meeting and states that you revoke your proxy to: Safety Components International, Inc., 41 Stevens Street, Greenville, South Carolina 29605;

•	signing another proxy card(s) bearing a later date and mailing it so that it is received prior to the 2006 Annual Meeting; or

•	attending the 2006 Annual Meeting and voting in person, although attendance at the 2006 Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

Proxy Solicitations

SCI is soliciting proxies for the 2006 Annual Meeting from SCI stockholders. SCI will bear the entire cost of soliciting proxies from SCI stockholders. In addition to this mailing, SCI directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. SCI will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of SCI common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should promptly submit your completed proxy card(s) by mail.

Stockholder Proposals

In order to properly submit a proposal for inclusion in the proxy statement for SCI’s 2007 annual meeting, a stockholder must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act. For a proposal to be eligible for inclusion in the proxy statement for the 2007 annual meeting, SCI must receive the proposal at its principal executive offices not later than [•], which is 120 calendar days before the anniversary date of this joint proxy statement/prospectus. In the event the date of the 2007 annual meeting is changed more than 30 days from the date of the 2006 Annual Meeting, then a proposal for inclusion in the proxy statement must be received a reasonable time before SCI begins to print and mail its proxy materials for the 2007 annual meeting.

If a stockholder wishes to present a proposal before the 2007 annual meeting, but does not wish to have the proposal considered for inclusion in the proxy statement and on the proxy card for that meeting, the stockholder must follow the procedures outlined in SCI’s bylaws. SCI must receive the stockholder proposal at its principal executive offices not less than 60, nor more than 90, days prior to [•], 2007, which is the anniversary date of the 2006 Annual Meeting. In the event the date of the 2007 annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date, a stockholder proposal must be delivered not earlier than 90 days and not later than 60 days prior to the 2007 annual meeting, or the tenth day following the date on which public announcement of the meeting date is first made.

Any proposals submitted by SCI’s stockholders must comply in all respects with the rules and regulations of the SEC then in effect and the provisions of SCI’s certificate of incorporation and bylaws as then in effect, and Delaware law. In the event the merger has been completed, the 2007 annual meeting will be the Combined Company’s annual meeting, and all deadlines will remain applicable.

ITEM 1—ADOPT THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF SCI

SCI’s stockholders are being asked to adopt the Amended and Restated Certificate of Incorporation, which will effect the following amendments to SCI’s current certificate of incorporation:

•	Increase the Authorized Capital Stock. The total number of shares of capital stock the Combined Company will be authorized to issue will be increased to 250,000,000 shares, consisting of 150,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock. Currently, SCI is authorized to issue a total of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. SCI’s board of directors believes that it is in the best interests of the Combined Company to increase the total authorized number of shares of both common stock and preferred stock in order to provide greater flexibility in the capital structure of the Combined Company by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with equity plans and to pursue other corporate purposes that may be identified by the Combined Company’s board of directors in the future.

The board of directors of the Combined Company will determine whether, when and on what terms any issuance of shares of stock may be warranted in connection with any future actions. No further action or authorization by stockholders will be necessary before the issuance of additional shares in the future, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of any stock exchange or automated dealer quotation system on which the Combined Company’s stock may then be listed.

•	Remove Limitation on Certain Business Combinations. Article Sixth of SCI’s current certificate of incorporation will be deleted. This provision requires the approval of certain business combinations that involve interested stockholders, such as WLR, by (i) the vote of the holders of 80% of the outstanding shares of the Combined Company entitled to vote in the election of directors, and the vote of holders of two-thirds of the shares entitled to vote in the election of directors, other than shares held by certain stockholders with an interest in the transaction, or (ii) a majority of the Continuing Directors (as defined in the certificate of incorporation).

•	Voting Requirement to Amend the Bylaws. A new Article V will be added to the certificate of incorporation. Article V will set out the manner in which the bylaws of the Combined Company may be amended by stockholders. Article V will provide that the bylaws of the Combined Company (and Article V) may not be amended by the stockholders of the Combined Company without the affirmative vote of the holders of 80% of the outstanding shares of the Combined Company entitled to vote in the election of directors. By amending Article V in this way, the certificate of incorporation will include a voting requirement to amend the bylaws that is consistent with the provision already contained in SCI’s bylaws.

•	Permit Stockholder Action by Non-Unanimous Written Consent. A new Article VI will be added to permit stockholder votes to be taken by non-unanimous written consent unless and until the Combined Company completes a firm commitment underwritten offering to the public of its common stock that is registered under the Securities Act after the effective date of the Amended and Restated Certificate of Incorporation. SCI’s current certificate of incorporation does not permit non-unanimous written consent but instead requires stockholder action to be taken at a meeting of stockholders.

•	Change SCI’s Corporate Name. The corporate name of SCI will be changed to International Textile Group, Inc.

SCI is asking its stockholders to approve these amendments by adopting the Amended and Restated Certificate of Incorporation. For a more detailed description of the rights of stockholders of the Combined Company, particularly compared to the rights of stockholders of SCI prior to the merger and the adoption of these amendments, see “Comparison of Rights of Common Stockholders.”

You are encouraged to read the proposed Amended and Restated Certificate of Incorporation, which is attached to this joint proxy statement/prospectus as Annex B.

Recommendation of the SCI Board of Directors

SCI’s board of directors recommends that you vote FOR the proposal to adopt the Amended and Restated Certificate of Incorporation.

ITEM 2—ELECTION OF DIRECTORS

Pursuant to Article III of SCI’s current bylaws, SCI’s board of directors is divided into three classes with staggered three-year terms. Currently, each of Classes I and III has two directors and Class II has one director. SCI has not held an annual meeting of stockholders or an election of directors by stockholders since 2002. In addition, as a result of a series of resignations and changes to the composition of the board of directors following two separate changes in control, all current directors are board-appointed replacements of directors whose three-year terms have expired. Consequently, all positions on the board are subject to election at the 2006 Annual Meeting. In order to restore the three-year rotation of the classes provided for in SCI’s bylaws, each of the director-nominees, if elected at the 2006 Annual Meeting, will serve terms of office as follows, subject to such director’s successor having been elected and qualified: Class I directors will hold office until the 2007 annual meeting, Class II directors will hold office until the 2008 annual meeting and Class III directors will hold office until the 2009 annual meeting. Following those terms, each class would be elected for staggered three-year terms.

The composition of the board of directors of SCI is expected to change upon completion of the merger. For a discussion of the executive officers and members of the board of directors of the Combined Company, see “Management of the Combined Company.”

Nominees For Director of SCI

Nominees to serve until the 2007 annual meeting

Michael J. Gibbons (Class I). Age 34. Mr. Gibbons has been a director of SCI since December 2005 and has been the Chief Financial Officer of WL Ross & Co. LLC, a merchant banking firm, since July 2002. From 1996 to July 2002 Mr. Gibbons was a Senior Manager of the Hedge Fund/Investment Partnership specialty practice group of Marcum & Kliegman LLP, a public accounting and financial consulting firm. Mr. Gibbons is licensed as a certified public accountant in the State of New York and graduated from Pace University with a B.A. in Business Administration.

Daniel D. Tessoni (Class I). Age 58. Dr. Tessoni has served as a director of SCI since May 2005. Dr. Tessoni holds a Ph.D. in accounting and finance from Syracuse University, is an assistant professor of accounting at the College of Business at the Rochester Institute of Technology in Rochester, New York, and has been a member of the accounting faculty since 1974. He is licensed as a certified public accountant in the State of New York. He is also the owner of Value Based Management Associates, through which he provides financial training and consulting services to a wide variety of publicly and privately held companies. Dr. Tessoni served as a director of ACC Corp., a multinational provider of telecommunication services, from 1987 until its acquisition by Teleport Communications Group Inc. (now part of AT&T) in 1998, and was the chair of its audit committee and a member of its executive, compensation and nominating committees and several special committees. He is currently a member of the Board of Trustees of Keuka College where he serves as the chair of its audit committee and a member of its executive committee, and he is currently a director of Genesee Regional Bank, a community bank in Rochester, New York, where he serves as the chair of its audit committee.

Nominees to serve until the 2008 annual meeting

David H. Storper (Class II). Age 40. Mr. Storper has been a director of SCI since December 2005 and has been the Senior Managing Director of WL Ross & Co. LLC, a merchant banking firm, since its founding in April 2000. He holds a B.S. from Columbia University’s School of Engineering and Applied Science and an M.B.A. from Columbia University.

Nominees to serve until the 2009 annual meeting

Joseph L. Gorga (Class III). Age 57. Mr. Gorga has been a director of SCI since April 2006. Mr. Gorga has been President and Chief Executive Officer of ITG and a member of its board of directors since ITG’s inception in August 2004. Prior to that, Mr. Gorga served as President and Chief Executive Officer of Burlington Industries LLC from November 2003 to August 2004, during which time he oversaw the integration of Burlington Industries LLC and Cone Denim LLC. He served as Executive Vice President of Burlington Industries Inc. from

December 2002 until November 2003, and as Chief Executive Officer of CMI Industries, a manufacturer of textile products, from 1999 to 2002.

Wilbur L. Ross, Jr. (Class III). Age 68. Mr. Ross is the Chairman of the Board of SCI. He also serves as the Chairman of the Board of ITG. Mr. Ross is Chairman and Chief Executive Officer of WLR, a position he has held since its founding in April 2000. He is Chairman of the Board of Directors of Nano-Tex, LLC. He also serves on the board of the following companies: International Coal Group, Inc., Syms Corp., Clarent Hospital Corp. and Phoenix International Holding Co. of the United States; Mittal Steel Company, N.V. of the Netherlands; Insuratex, Ltd. of Bermuda; Nikko Electric Industry Co. Ltd. and Ohizumi Manufacturing Company of Japan and Blue Ocean Re and Montpelier Re Holdings Ltd. in Bermuda; International Auto Components Group SL in Europe and Brazil; and Wagon PLC and Eurowagon in Europe.

Recommendation of the SCI Board of Directors

SCI’s board of directors recommends that you vote FOR the election of the five director-nominees.

Committees of the Board of Directors; Board and Committee Meetings; Policies

SCI’s board of directors has standing audit and compensation committees. During 2005, the SCI board of directors met in person or by telephone 17 times, the audit committee met 7 times and the compensation committee met 11 times. Each director attended or participated in at least 75% of the aggregate number of meetings of the board and of any committee of which he was a member.

Audit Committee

SCI’s board of directors has a standing audit committee currently composed of two directors, Dr. Tessoni (chair) and Mr. Gibbons. SCI’s board of directors has determined that Dr. Tessoni is an audit committee financial expert (within the meaning of Item 401(h) of Regulation S-K, promulgated under the Exchange Act) with respect to SCI. The common stock of SCI is listed on the Over-the-Counter Bulletin Board and not on the NYSE or any other exchange; however, the SCI board of directors has determined that Dr. Tessoni is independent within the meaning of NYSE Rule 303A.02 and Rule 10A-3(b) promulgated under Section 10A of the Exchange Act. The audit committee’s charter is included as Appendix F to this joint proxy statement/prospectus.

The general functions of the audit committee include selecting the independent auditors, evaluating the performance of the independent auditors of SCI and approving their fees for services, reviewing the scope of the annual audit with the independent auditors and the results of the audit with management of SCI and the independent auditors, consulting with management and the independent auditors as to the systems of internal accounting controls, and reviewing and approving the non-audit services performed by the independent auditors and considering the effect, if any, on their independence.

Compensation Committee

SCI’s board of directors has a standing compensation committee currently composed of two directors, Dr. Tessoni (chair) and Mr. Storper. The common stock of SCI is listed on the Over-The-Counter Bulletin Board and not on the NYSE or any other exchange; however, the SCI board of directors has determined that Dr. Tessoni is independent within the meaning of NYSE Rule 303A.02.

The general functions of the compensation committee include approval (or recommendation to the board of directors) of the compensation arrangements for SCI’s senior management, directors and other key employees, review of benefit plans in which officers and directors are eligible to participate and the making of grants under SCI’s equity compensation plans.

No Standing Nominating Committee; Nominating Procedure

SCI’s board of directors does not have a standing nominating committee (and consequently does not have a nominating committee charter), and all directors participate in the consideration of director-nominees. SCI believes that it is not necessary to have a standing nominating committee because of the board’s small size and the fact that WLR, through its affiliates, owns approximately 75.6% of the outstanding common stock of SCI and has the voting power to control the election of all directors. The board of directors of SCI does not currently have a policy for stockholder recommendations for director-nominees for the aforementioned reasons.

Director Attendance at Stockholder Meetings

SCI does not have a written policy with respect to director and director-nominee attendance at meetings of SCI’s stockholders. SCI has not had a stockholders’ meeting since 2002.

Stockholder Communications with the Board of Directors

SCI currently does not have a formal process for stockholders to send communications to the board of directors. Because SCI’s public stockholder base is small, the SCI board of directors believes a formal process is unnecessary.

Director Compensation

Directors who are not employees of SCI receive an annual retainer of $20,000, plus an additional $10,000 for service as the chairman of the board and an additional $5,000 each for service as a committee chairman. They also each receive attendance fees for board of directors and committee meetings attended in person or by telephone. Such fees for a board meeting are $1,250 for attendance in person and $625 for attendance by telephone. Fees for committee meetings are $750 per meeting. Finally, non-employee directors receive additional compensation at a rate of $1,750 per day for special assignments, not including attendance at board of director and committee meetings. All directors are reimbursed for expenses incurred in connection with attendance at meetings.

Audit Committee Report

Notwithstanding any statement in any of SCI’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this joint proxy statement/prospectus, in whole or in part, this Audit Committee Report shall not be incorporated by reference into any such filing, unless such report is specifically incorporated by reference.

The audit committee is responsible for the duties set forth in its charter but is not responsible for either the preparation or the auditing of SCI’s financial statements. SCI’s management has the responsibility for preparing SCI’s financial statements and implementing internal controls, and SCI’s independent accountants have the responsibility for auditing SCI’s financial statements and monitoring the effectiveness of the internal controls. The review of SCI’s financial statements by the audit committee is not the equivalent of an audit.

The audit committee has reviewed and discussed with SCI’s management and SCI’s independent auditors the audited financial statements of SCI contained in SCI’s Annual Report on Form 10-K for 2005. The audit committee has discussed with SCI’s independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, that relates to the firm’s independence from SCI and its subsidiaries and received the written disclosures and the letter from SCI’s independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with SCI’s independent auditors such independent auditors’ independence.

Based on the review and discussions described above, the audit committee recommended to SCI’s board of directors that the audited financial statements included in SCI’s Annual Report on Form 10-K for the year ended December 31, 2005 be included in that report for filing with the SEC.

The Audit Committee

Dr. Daniel D. Tessoni (chair)

Michael J. Gibbons

Executive Compensation

The following table provides information about the historical compensation paid to the current executive officers of SCI who served as executive officers of SCI in the fiscal year ended December 31, 2005, and to Mr. John C. Corey, who served as SCI’s President and Chief Executive Officer during SCI’s last three completed fiscal years but who resigned from all positions with SCI effective in January 2006 (collectively, the “SCI Named Executives”).

					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)		Securities Underlying Options/Awards (#) (2)	All Other Compensation ($)
John C. Corey President and Chief Executive Officer(3)	2005 2004 Dec 2003 Mar 2003	$358,280 353,210 239,444 325,000	$	— 356,680 256,890 265,425	— — — 46,800	$1,416,346 49,748 995,888 41,978	(5) (6)

Stephen B. Duerk President(4)	2005 2004 Dec 2003 Mar 2003	$193,130 193,130 144,487 187,500	$	— 88,037 82,724 102,988	— — — 21,500	$81,233 19,488 14,002 20,036	(7)

R. Vick Crowley Treasurer	2005 2004 Dec 2003 Mar 2003	$118,450 113,875 82,688 105,000	$	— 50,888 41,705 45,723	— — — 2,000	$54,541 6,450 2,848 12,667	(8)

(1)	Following Zapata’s acquisition of a majority of SCI’s outstanding common stock in 2003, SCI changed its fiscal year end from the last Saturday in the month of March to a calendar-based year ending December 31, in order to coincide with Zapata’s year end. This change was effective as of the quarter ended December 31, 2003. As such, the period from March 30, 2003 to December 31, 2003 (referred to in this table as “Dec 2003”) consists of nine months of operations. The years ended December 31, 2005, December 31, 2004 and March 29, 2003 (referred to in this table as “Mar 2003”) each consisted of twelve months of operations.
(2)	Grants reflected for 2003 are options under SCI’s 2001 Stock Option Plan (the “2001 Stock Option Plan”). As a result of Zapata’s acquisition of a majority of SCI’s outstanding common stock in 2003, all such options became immediately vested in 2003.
(3)	Mr. Corey served as SCI’s President and Chief Executive Officer from October 2000 until he resigned from all positions with SCI and its subsidiaries effective January 15, 2006.
(4)	Mr. Duerk was named the President of SCI in June 2006. Prior to that, he served as the Vice President of SCI and President of the North American Automotive Group of SCI from June 1998 to June 2006.
(5)	During the year ended December 31, 2005, affiliates of WLR acquired a majority of SCI’s outstanding common stock from Zapata. Upon the closing of that transaction, certain executive officers received bonuses totaling $1.4 million, which included $994,000 paid to Mr. Corey in lieu of any special change of control bonus that was or might have been payable pursuant to SCI’s employment agreement with Mr. Corey. Additionally, Zapata contributed $1.0 million to SCI to pay additional bonuses to certain key employees, which included $400,000 paid to Mr. Corey. In addition to such payments to Mr. Corey, the amount also includes $14,056 of life insurance premiums, a $7,000 matching contribution under SCI’s 401(k) plan and $1,290 of group life insurance premiums.
(6)	Includes $961,400 paid to Mr. Corey in accordance with the terms of his employment agreement with SCI following Zapata’s acquisition of a majority of SCI’s outstanding common stock in 2003.
(7)	During the year ended December 31, 2005, affiliates of WLR acquired a majority of SCI’s outstanding common stock from Zapata. Upon the closing of that transaction, $75,000 was paid to Mr. Duerk. In addition to such payment to Mr. Duerk, the amount also includes a $5,093 matching contribution under SCI’s 401(k) plan and $1,140 of group life insurance premiums.
(8)	Upon the closing of the WLR stock purchase from Zapata, $50,000 was paid to Mr. Crowley. In addition to such payment to Mr. Crowley, the amount also includes a $4,482 matching contribution under SCI’s 401(k) plan, and $59 of group life insurance premiums.

Option Grants in Last Fiscal Year

There were no options to purchase shares of SCI’s common stock granted during the fiscal year ended December 31, 2005 to the SCI Named Executives.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information with respect to the SCI Named Executives concerning option exercises during the year ended December 31, 2005 and concerning exercisable and unexercisable options held as of December 31, 2005. The value of unexercised, in-the-money options at December 31, 2005 is the difference between the exercise price and the fair market value of the underlying stock on December 29, 2005 (the last trading day of the fiscal year).

All options were in-the-money as of December 31, 2005, based on the closing sales price of SCI’s common stock at December 29, 2005, of $14.50 per share.

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-the-Money Options at December 31, 2005 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John C. Corey (2)	50,000	$372,625	162,900	—	$1,099,113	$—

Stephen B. Duerk	—	—	—	—	—	—

R. Vick Crowley	—	—	—	—	—	—

(1)	The value realized is calculated based on the amount by which the aggregate market price, on the dates of exercise, of the shares received exceeded the aggregate exercise price paid, regardless of whether such shares were sold or retained by the option holder on that date.
(2)	In connection with his resignation from all positions with SCI effective January 15, 2006, Mr. Corey exercised 20,000 options and the remaining 142,900 options were forfeited.

Employment Agreements; Severance Agreements

Stephen B. Duerk, who currently serves as President of SCI, is party to an employment agreement which became effective on May 18, 2001 (with subsequent amendments). The employment agreement provides for an original base salary of $182,000 (increased to $193,130 in April 2003), subject to increases at the discretion of SCI’s board of directors and the recommendations of the compensation committee of SCI’s board of directors. In addition to base salary, the employment agreement provides for an annual incentive bonus under SCI’s Management Incentive Plan, or the MIP, or in accordance with a formula or other bonus plan to be established by the compensation committee of SCI’s board of directors in advance of each fiscal year.

The employment agreement is terminable at any time by either Mr. Duerk or SCI; however, in certain instances of termination, Mr. Duerk will be entitled to severance payments. If Mr. Duerk’s employment is terminated by reason of death, disability or other than for Cause (as defined in the agreement) more than six months after the beginning of a fiscal year and he would have been entitled to a bonus if no termination had occurred, then Mr. Duerk shall be entitled to a pro-rated annual bonus for the portion of the fiscal year in which he was employed. If Mr. Duerk’s employment is terminated by SCI other than by reason of death or disability or for Cause or if the employment agreement is terminated by him by reason of a Constructive Termination (as defined in the agreement), SCI will pay Mr. Duerk a severance and non-competition payment equal to one and one half times his base salary at the time of termination, payable in equal monthly installments over the next succeeding 18 months, plus 18 months of health care continuation payments. If Mr. Duerk’s employment agreement is terminated by SCI in connection with a Change of Control (as defined in the agreement) and he is not offered a position with the acquirer with similar responsibilities or if he initially is offered and accepts a position with the acquirer but is terminated without Cause within 12 months after accepting such position, then, in lieu of any other severance payment under his employment agreement, SCI shall pay Mr. Duerk a severance and non-competition payment equal to one and one half times his base salary at the time of termination in 18 equal monthly installments, plus 18 months of health care continuation payments. All cash payments and health care continuation payments shall cease in the event of competitive employment. Such payments shall be reduced by 50% of “severance period earnings” in the event of non-competitive employment with annual compensation up to $50,000 and shall cease altogether in the event of such annual compensation exceeding $50,000.

Mr. Duerk’s employment agreement contains a confidentiality agreement that extends for the term of the agreement plus the greater of (i) two additional years or (ii) the period in which severance and non-competition payments are made pursuant to the agreement. It also contains non-competition and non-solicitation provisions that extend for the term of the agreement plus any period after termination in which severance, or non-competition payments are made or extended benefits coverage is provided pursuant to the agreement.

R. Vick Crowley, the Treasurer of SCI, is party to a severance agreement with SCI. Under this severance agreement, if Mr. Crowley is terminated by SCI other than for Cause, death or Disability within 24 months following a Change of Control (each as defined in the agreement), including a termination by Mr. Crowley by reason of a Constructive Termination (as defined in the agreement), Mr. Crowley is entitled to a severance payment equal to his annual base salary in effect at the effective date of termination, payable in twelve equal monthly installments following termination.

Management Incentive Plan

SCI adopted the MIP in 2001. Generally under the MIP, the compensation committee of SCI’s board of directors establishes a bonus pool for all MIP participants scaled to SCI’s achievement of targets for operating income and return on assets. A portion of each participant’s bonus is generally determined by a formula and based on (i) targeted performance levels relating to the consolidated operating income and return on assets of SCI as a whole, (ii) for participants functioning in a particular budgeting unit of SCI, the operating income and return on assets of that unit and (iii) the achievement of specific personal goals. The remaining portion of the bonus pool for MIP participants is discretionary and based on outstanding achievement in other areas such as contributions made in diversifying SCI’s customer base, attaining major new customers, identifying appropriate acquisition candidates and the consummation of significant financing transactions of SCI. This portion is determined by the compensation committee for SCI’s chief executive officer and determined by the chief executive officer and reviewed by the compensation committee for all other participants and key employees. In 2005, no bonus pool was established, and no bonuses were paid under the MIP. For 2004, the total amount of the bonus pool for all MIP participants was scaled to SCI’s achievement of targets for operating income and return on assets and was capped at 7.5% of SCI’s operating income. SCI’s 2004 operating income and return on assets resulted in the maximum amount payable under the MIP for 2004. The aggregate bonus earned in 2004 and paid in 2005 to all MIP participants was $1,301,628, and SCI paid an additional $50,000 in bonuses out of the MIP pool to key employees who were not MIP participants.

Deferred Compensation Plan

SCI established the Safety Components International, Inc. Key Employee Share Option Plan, or the Deferred Compensation Plan, for the benefit of certain key executive employees. The SCI Named Executives and other senior management personnel participated in the Deferred Compensation Plan through December 31, 2005. The Deferred Compensation Plan provides for participants to defer any portion of their cash compensation until some future point in time. The participants’ contributions to the Deferred Compensation Plan are immediately 100% vested.

SCI has set aside assets in a so-called “rabbi” trust to provide funds for the payment of benefits under the Deferred Compensation Plan. Under the provisions of the Deferred Compensation Plan prior to the 2005 amendment and restatement described below, the trust invested in securities selected by the participants from a list of approved types of securities. Seventy-five percent of the purchase price of the securities was paid with amounts equal to participant deferrals and twenty-five percent was paid with additional company funds; however, if the participant elects to receive a distribution from his or her plan account, SCI’s contribution to the purchase price must first be repaid. SCI does not pay interest on participants’ accounts, so participants do not receive additional compensation from SCI in the form of interest paid at above market rates.

On December 12, 2005, SCI amended and restated the Deferred Compensation Plan to comply with the new requirements of Internal Revenue Code Section 409A. These new requirements primarily restrict the timing of deferral elections and distributions under nonqualified deferred compensation plans and prohibit acceleration of the payment of benefits under such plans. Benefits accrued and vested prior to 2005 remain subject to the terms of the Deferred Compensation Plan in effect prior to the amendment and restatement. Under transition rules relating to the new requirements, the amendment and restatement is effective as of January 1, 2005. The Deferred Compensation Plan was also retitled the Safety Components International, Inc. Deferred Compensation Plan. The amendment and restatement of the plan did not affect the rabbi trust or the participants’ prior contributions to it.

Compensation Committee Interlocks and Insider Participation

At the beginning of fiscal year 2005, the compensation committee of the board of directors of SCI was composed of Leonard DiSalvo, Andy Goldfarb, Ben E. Waide, III and Carroll R. Wetzel. In May 2005, Messrs. Goldfarb, Waide and Wetzel resigned from the board of directors, and Dr. Daniel D. Tessoni was appointed to the board of directors and the compensation committee. In December 2005, Mr. DiSalvo resigned from the board of directors, and David H. Storper was appointed to the board of directors and the compensation committee. No interlocking relationship exists between SCI’s board of directors or compensation committee and the board of directors or compensation committee of any other company.

Compensation Committee Report on Executive Compensation

Philosophy and Policy

The Compensation Committee’s policy is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Company. Historically, the attainment of yearly growth in operating income and return on assets and the achievement of other objectives have been compensated through yearly bonuses, and long-term performance of the Company was fostered through the grant of stock options under the Company’s 2001 Stock Option Plan (the “Option Plan”). In 2005, the officers of the Company received substantial bonuses in connection with a change-of-control of the Company, and no other bonuses or long-term compensation was paid.

Base Salary. The base salaries of officers and other key employees are determined in a manner intended to be competitive with companies that are similarly situated to the Company. The Compensation Committee increased the Chief Executive Officer’s and Chief Financial Officer’s base salaries by 6% and 4%, respectively, in 2004. There were no additional increases in 2005.

Bonuses. In December 2005, Zapata Corporation (“Zapata”) sold its Common Stock of the Company (in excess of 75% of the outstanding shares) to affiliates of WLR, and immediately prior to the closing of the transaction, Zapata made a capital contribution to the Company in the aggregate amount of $1.0 million for the purpose of the Company paying bonuses to the Company’s executive officers and other key employees for their efforts in connection with the attempts to sell the Company and to provide management with an appropriate incentive to remain with the Company during the pendency of the transaction. The Compensation Committee allocated $400,000 to John C. Corey, then serving as the Company’s President and Chief Executive Officer, $250,000 to Brian P. Menezes, then serving as the Company’s Vice President and Chief Financial Officer, $75,000 to Stephen B. Duerk, then serving as the Company’s Vice President and president of its North American Automotive Group (and now serving as the Company’s President), and $50,000 to Vick Crowley, the Company’s Treasurer, with the remaining $225,000 allocated among other key employees of the Company as recommended by Mr. Corey.

The employment agreements of Mr. Corey and Mr. Menezes contained terms providing for certain payments in connection with certain changes in control of the Company. Upon closing of the stock purchase transaction, and in lieu of any special change of control bonuses that might be payable under these agreements in connection with the WLR affiliates’ purchase of Zapata’s shares of the Company’s Common Stock and resulting change in the majority of the members of the Board, the Company paid a bonus of $994,000 to Mr. Corey and $406,000 to Mr. Menezes.

Prior to 2005, the Compensation Committee awarded annual bonuses to the Company’s officers, along with other key employees, under the Management Incentive Plan (the “MIP”). Generally under the MIP, the Compensation Committee established a bonus pool for all MIP participants scaled to the Company’s achievement of targets for operating income and return on assets. In 2005, no bonus pool was established, and no bonuses were paid under the MIP.

Perks & Life Insurance. It is the policy of the Compensation Committee for the Company to provide its executive officers with a package of perks commensurate with their level of authority and contributions to the Company. These perks generally include supplemental medical reimbursements, and, for more senior executive officers, automobile allowances. The exact cost to the Company of perks provided to each of the Named Executives in 2005 is set forth in the footnotes to the Summary Compensation Table above. The Company also pays group life insurance premiums for its executive officers.

401(k) Plan & Deferred Compensation Plan. The Company maintains a 401(k) plan for eligible employees in which its officers participate. The 401(k) plan provides for a Company match equal to 50% of the employee’s contribution up to 6% of the employee’s salary. The Company also maintained the Deferred Compensation Plan described above under “Employment Agreements – Deferred Compensation Plan.”

Severance and Change of Control. All of the Named Executives and certain other officers of the Company are parties to severance agreements or employment agreements that include provisions providing for severance payments in certain circumstances and, in the case of the Mr. Corey, payments to be made in the event the Company experiences a change in control (as defined in the pertinent agreement). The terms and provisions of these agreements with the Named Executives are described above under the heading “Employment Agreements.”

Compensation of the Chief Executive Officer

John C. Corey served as the Chief Executive Officer of the Company from October 2000 to January 2006 pursuant to an employment agreement that became effective as of May 18, 2001, which is described in more detail above under “Employment Agreements – Corey Agreement.” Mr. Corey’s 2005 compensation included the following:

•	Annual base salary of $358,280.
•	A total bonus of $1,394,000, including (i) $994,000 paid in lieu of any special change of control bonus that might have been payable in connection with the WLR affiliates’ purchase of Zapata’s shares of the Company’s Common Stock and resulting change in the majority of the members of the Board pursuant to his employment agreement and (ii) $400,000 paid out of the $1.0 million capital contribution by Zapata to the Company immediately prior to closing of stock purchase transaction.
•	Mr. Corey was awarded options to purchase 173,200 shares of Common Stock in May 2001 and options to purchase an additional 46,800 shares of Common Stock in April 2002. See “– Employment Agreements – Corey Agreement” for more detail regarding these options. He received no new grants in 2005; however, in 2005 he realized a value of $372,625 upon exercise of some of the options described above.
•	In 2005, the Company paid $14,056 of life insurance premiums, a $7,000 matching contribution under the Company’s 401(k) plan, $1,290 of group life insurance premiums, an automobile allowance of $14,400 and $3,513 of membership dues at a country club in Greenville, South Carolina for the benefit of Mr. Corey for total perks of $40,250.

Mr. Corey’s total compensation in 2005 was $2,165,164 (including the value realized on options exercised in 2005 that had been granted in previous years). The Compensation Committee believes that this amount was reasonable.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for compensation over $1,000,000 paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not constitute compensation subject to the deduction limit if certain requirements are met. The Compensation Committee’s policy is to attempt to comply with the Section 162(m) limitations to the extent practicable and advisable.

Notwithstanding the foregoing, the Compensation Committee has determined that some flexibility is required in structuring the Company’s incentive compensation programs, even if the result is that those programs do not comply with the Section 162(m) criteria. The Committee has, therefore, retained the discretion to award some bonus payments based on non-quantitative criteria or otherwise establish from time to time in its discretion incentive programs outside of the requirements of Section 162(m). In addition, any change of control bonuses payable to the Named Executive Officers under employment or severance agreements would be includible in the calculation of compensation subject to the Section 162(m) $1,000,000 deductibility cap.

Mr. Corey received $784,258 of compensation in 2005 that will not be deductible by the Company due to the deduction limit imposed by Section 162(m).

Change in Compensation Committee

At the beginning of 2005, the Compensation Committee was composed of Leonard DiSalvo (chair), Andy Goldfarb, Carroll R. Wetzel, Jr. and Ben E. Waide III, all of whom are no longer serving as directors of the Company. Dr. Daniel D. Tessoni joined the committee in May 2005, and David H. Storper joined the committee in December 2005.

The Compensation Committee

Daniel D. Tessoni (chair)	David H. Storper

Other Business

SCI is not aware of any other business to be acted upon at the 2006 Annual Meeting. If, however, other matters are properly brought before the 2006 Annual Meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as the SCI board of directors may recommend.

Stock Performance Graph

The following graph compares the cumulative total stockholder return on SCI common stock for the period from February 1, 2001 (the date trading activity was first reported for SCI common stock following SCI’s emergence from proceedings under Chapter 11 of the U.S. Bankruptcy Code) through December 31, 2005, with the cumulative total return of (1) the Russell 2000 Index and (2) the S&P Auto Parts and Equipment Index (U.S.). The graph assumes that $100 was invested in the applicable investment on February 1, 2001, and that all dividends were reinvested.

	Cumulative Total Return
	February 1, 2001	March 31, 2001	March 31, 2002	March 31, 2003	December 31, 2003	December 31, 2004	December 31, 2005
Safety Components International, Inc.	$100.00	$1,828.15	$3,889.40	$4,113.35	$5,598.72	$6,375.69	$6,627.06
Russell 2000 Index	100.00	88.87	101.30	73.98	114.06	134.97	141.12
S&P Auto Parts and Equipment Index	100.00	96.73	125.13	78.06	132.34	136.03	105.46

(1)	Following Zapata’s acquisition of a majority of SCI’s outstanding common stock in 2003, SCI changed its fiscal year end from the last Saturday in the month of March to a calendar-based year ending December 31, in order to coincide with Zapata’s year end. This change was effective as of the quarter ended December 31, 2003.

THE MERGER

You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this document and incorporated by reference herein. You are also urged to read the opinions of RSM EquiCo Capital Markets LLC and SunTrust Robinson Humphrey to the special committees of the boards of directors of SCI and ITG, respectively, which are attached as Annexes C and D to this joint proxy statement/prospectus and are incorporated by reference herein.

Background of the Merger

ITG was formed by WLR to consolidate the businesses of leading fabric and textile manufacturers. Following the combination of the Burlington business and the Cone business in August 2004, WLR and ITG’s management continued to explore opportunities for potential transactions that would further ITG’s strategic objectives.

During the fall of 2005, WLR identified the opportunity to acquire the stock of SCI that was then owned by Zapata. In December 2005, WLR, through its affiliates, completed the purchase of a majority of the outstanding common stock of SCI in a privately negotiated transaction with Zapata. As a manufacturer of both products that are textile-based as well as components used in the automobile manufacturing process, SCI is a supplier to two industries that WLR has identified as representing opportunities for strategic growth. Following the purchase of the interest in SCI, WLR began to review SCI’s strategic goals and to seek opportunities to improve SCI’s financial performance and to increase value to stockholders. As part of that review, WLR and SCI’s management considered various strategic alternatives to achieve those goals, including the acquisition or disposition of securities of SCI and other possible corporate transactions.

During the course of those evaluations in January and February 2006, WLR, along with representatives of both SCI and ITG, recognized that there might be substantial potential for operational, strategic and financial benefits to be achieved through a combination of SCI and ITG. In late February 2006, representatives of WLR and of ITG each had separate discussions with representatives of SCI regarding the possibility of a business combination involving SCI and ITG. These discussions primarily involved David L. Wax, a managing director of WLR, Joseph L. Gorga, chief executive officer of ITG, and Gary L. Smith, chief financial officer of ITG, on behalf of ITG, along with various members of senior management of SCI. During these discussions, the representatives of ITG expressed their desire to commence business due diligence with respect to SCI in order to better understand SCI’s business and the possible areas of strategic importance and overlap. The representatives of SCI expressed a desire to ensure that proper confidentiality arrangements were in place prior to the start of any due diligence by ITG.

At the time that WLR had commenced discussions with Zapata in late 2005 regarding the potential acquisition of the controlling interest in SCI, WLR had entered into a confidentiality agreement with SCI. The confidentiality agreement contained a “standstill” provision pursuant to which WLR agreed that, for a period of two years from the date of the confidentiality agreement, without the prior written consent of SCI, WLR would not, among other things, directly or indirectly, acquire, or offer or agree to acquire, any voting securities of SCI, propose to enter into any merger or business combination involving SCI, or otherwise act, alone or in concert with others, to seek to control the management, board of directors or policies of SCI, or advise, assist or encourage any other persons in connection with any such transactions. The terms of this confidentiality agreement, and the standstill provision, remained in effect with respect to WLR and its affiliates subsequent to the acquisition of Zapata’s interest in SCI.

As a result, representatives of ITG and SCI determined that, rather than entering into a new confidentiality agreement, it was appropriate for ITG to instead acknowledge that, as an affiliate of WLR, it was subject to and bound by WLR’s confidentiality agreement. On March 15, 2006, ITG executed such an acknowledgement and thereafter commenced due diligence with respect to SCI.

During the course of those discussions, WLR, in consultation with its legal counsel, Jones Day, determined that in order to pursue a possible transaction involving both ITG and SCI, it would be necessary to seek a waiver of the standstill provision contained in the confidentiality agreement. Following the completion of WLR’s acquisition of the SCI stock from Zapata in December 2005, the SCI board of directors had appointed Dr. Daniel D. Tessoni, the sole independent director of SCI and the sole director who was elected prior to the acquisition by WLR of its interest in SCI, to serve as the sole member of a special committee of SCI’s board of directors to address requests by WLR to waive or otherwise modify the standstill provision. Beginning in February 2006, representatives of Jones Day, as counsel to WLR, engaged in various discussions with representatives of Nixon Peabody LLP, legal counsel to the SCI special committee, regarding the standstill provision. Those negotiations, which continued to involve legal counsel for both parties as well as the special committee and representatives of WLR, continued during March. On March 16, 2006, the special committee of SCI’s board took action to grant a conditional waiver of the standstill provision, with the understanding that WLR would cause the full SCI board of directors to appoint a new special committee of SCI’s board, with such committee to have exclusive authority on behalf of SCI to review, evaluate, investigate, negotiate and, if appropriate, approve the terms of any potential transaction between SCI and WLR, or any of its affiliates. As an express condition to the effectiveness of such waiver, WLR committed to negotiate in good faith exclusively with the special committee in connection with a potential combination for a period of not less than 60 days following delivery of WLR’s initial proposal of definitive terms with respect to a potential business combination. On April 13, 2006, at a telephonic meeting of SCI’s board of directors, a new special committee of SCI’s board was so appointed, consisting solely of Dr. Tessoni, the sole independent director of SCI. This committee continued the engagement of Nixon Peabody LLP as its legal counsel and commenced a search for an independent financial advisor to advise the committee in its negotiations with respect to any proposed combination.

Throughout April and May 2006, ITG conducted a due diligence review of SCI, and, along with WLR, considered various approaches to a possible combination of SCI and ITG. As a result of those discussions, as well as an analysis of various tax, securities and corporate considerations, WLR ultimately concluded with its advisors that its preferred transaction structure would involve the merger of ITG with a wholly owned subsidiary of SCI, pursuant to which ITG stockholders would receive newly issued, registered shares of SCI common stock in exchange for their shares of ITG common stock. WLR also concluded, in consultation with its legal counsel, that, in light of WLR’s controlling interest in ITG as well as certain provisions in the existing ITG stockholders’ agreements, it was advisable that the terms of any proposed combination involving SCI and ITG also be reviewed, negotiated and approved by a special committee of independent directors of ITG. On May 11, 2006, ITG’s board of directors appointed Stephen W. Bosworth, the sole member of ITG’s board of directors who is neither an employee of ITG nor an employee or other affiliate of WLR, to an independent special committee of ITG’s board of directors for the purpose of reviewing, evaluating, negotiating and, if appropriate, approving the terms of any potential transaction involving ITG and SCI. The ITG board of directors also authorized Mr. Bosworth, in his capacity as the sole member of the ITG Special Committee, to engage professional advisors (including attorneys and an investment advisor) to assist Mr. Bosworth in evaluating the legality and fairness with respect to the terms of any proposed transaction. On May 30, 2006, WLR sent to each of Mr. Bosworth and Dr. Tessoni, as the respective Special Committee members, a letter setting forth WLR’s proposed terms for a merger. Under this initial proposal, ITG would merge with a wholly owned subsidiary of SCI, and ITG’s stockholders would exchange their shares of ITG common stock for common stock of SCI. Shares of SCI common stock and options to purchase shares of SCI common stock would remain outstanding. Options to purchase shares of ITG common stock would be converted into options to purchase shares of SCI common stock based upon the exchange ratio described in the proposal which, as originally proposed, would have resulted in the ITG stockholders receiving 61.8% of the Combined Company. The proposal was also conditioned upon approval of the proposed merger by the SCI Special Committee, including the waiver of the standstill provision contained in the confidentiality agreement and approving and recommending stockholder adoption of an amendment to SCI’s certificate of incorporation to remove Article Sixth thereof.

Following receipt of the proposal from WLR, the ITG Special Committee interviewed various law firms and independent financial advisory firms in order to select independent advisors to assist the committee in its consideration of the proposal and any potential transaction. In early June, the ITG Special Committee retained

Kilpatrick Stockton LLP as its independent legal counsel and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., to render an opinion to it regarding the fairness, from a financial point of view, to the ITG stockholders, other than WLR and its affiliates, of the consideration to be received by them in the proposed transaction with SCI. The SCI Special Committee continued to interview possible independent financial advisors during this time period.

On June 21, 2006, Jones Day, as counsel to WLR, provided the ITG Special Committee and the SCI Special Committee, and their respective legal advisors, with a draft merger agreement. Throughout late June and July, the advisors to both Special Committees conducted legal and financial due diligence with respect to both ITG and SCI, and conducted interviews of management. During this time, legal counsel to the ITG Special Committee conducted several conferences with the ITG Special Committee with respect to the appropriate legal standards to be used by the ITG Special Committee in evaluating the proposal and merger agreement. Also during that time period, legal counsel to WLR engaged in various discussions with legal counsel to both Special Committees with respect to the structure of the transaction and the proposed merger agreement.

During the week of July 24, Nixon Peabody provided comments on the draft merger agreement to Jones Day, and the SCI Special Committee formally engaged RSM EquiCo Capital Markets LLC as its independent financial advisor with respect to the proposed merger. On July 28, representatives of Jones Day and Nixon Peabody held various discussions on certain issues raised by Nixon Peabody with respect to the structure and terms of the merger that were inconsistent with the structure and terms proposed by WLR in the original proposal. In particular, Nixon Peabody indicated that the SCI Special Committee considered it essential that there be some form of indemnification to support the representations, warranties and covenants of ITG in the merger agreement. The representatives of WLR and of the SCI Special Committee continued to have discussions on these issues during the weeks of July 31 and August 7, but were unable to reach a mutually agreed upon structure for indemnification. On August 9, Nixon Peabody notified Jones Day by letter that it was the view of the SCI Special Committee that until an agreement on these issues could be reached, it was not in SCI’s best interest to continue further discussions regarding the proposed merger agreement.

During the time between June 21, when the merger agreement was first circulated, and August 9, the ITG Special Committee and its advisors conducted several conferences to review the terms of the merger agreement, matters related to the due diligence investigation by the legal and financial advisors and matters related to the legal standards being applied by the ITG Special Committee in its review of the merger agreement. During this time period, Kilpatrick Stockton had several discussions with Jones Day with respect to the status of the ITG Special Committee’s review and indicated that the ITG Special Committee did have concerns that the draft of the merger agreement and the proposed exchange ratio did not fully reflect a transaction that was acceptable to the ITG Special Committee. Nonetheless, having been advised by Jones Day that the SCI Special Committee was not yet prepared to engage in three-way discussions, the ITG Special Committee elected to refrain from further negotiating the transaction until all parties were in a position to do so.

On August 15, at the request of WLR, a telephone conference was held among Wilbur L. Ross, Jr., Dr. Tessoni, and the legal counsel to WLR and to the SCI Special Committee, in order to discuss possible ways to reach a mutually agreeable structure for the transaction. Several additional discussions were held among those parties on August 16 and 17, and on August 17, a preliminary agreement was reached on a structure that would provide mutual indemnification arrangements to both the SCI stockholders and the ITG stockholders, in each case supported by an arrangement whereby 10% of the shares of stock of each of the SCI and ITG stockholder groups would be placed in escrow and not released to the ITG and SCI stockholders until the conclusion of the indemnity period.

On August 16 and 17, Jones Day informed Kilpatrick Stockton and the ITG Special Committee of the discussions between WLR and the SCI Special Committee and the proposed structure that had been preliminarily agreed upon by WLR and the SCI Special Committee. During such discussions, Kilpatrick Stockton, on behalf of the ITG Special Committee, provided comments to the proposed structure and indicated that the ITG Special Committee would be agreeable to negotiating the proposed merger as amended by the discussions between WLR and the SCI Special Committee (and subject to the comments of the ITG Special Committee).

On August 17, Jones Day distributed a revised draft of the merger agreement, which reflected the various comments and issues raised by the SCI Special Committee and the ITG Special Committee to date. On August 21, a telephonic meeting was held that included representatives of WLR, the SCI Special Committee, and the ITG Special Committee, and their respective legal and financial advisors, at which various business and legal terms of the merger were discussed. During that telephone conference, the representatives of the ITG Special Committee indicated that it was their view that the merger exchange ratio, as originally proposed, did not adequately value ITG. Additional discussions were held by telephone on August 22 and 23, among the representatives of WLR, the SCI Special Committee and the ITG Special Committee, and their respective legal and financial advisors, at which the business terms, including the proposed exchange ratio, were discussed. During those discussions the representatives of the ITG Special Committee and the SCI Special Committee engaged in negotiations with respect to the respective valuations and contributions to the Combined Company of each of ITG and SCI, and their respective views on the appropriate exchange ratio for the merger. While representatives of WLR were present for those discussions, the valuation negotiations were conducted between the representatives of each Special Committee. Thereafter, throughout the day on August 23, Mr. Bosworth and Dr. Tessoni held several consultations with their respective advisors, and held several telephone discussions, with their respective advisors participating, in which they discussed the structure of the transaction and the proposed exchange ratio. On the evening of August 23, Dr. Tessoni contacted Mr. Bosworth without advisors present and they reached a tentative agreement, subject to negotiation of the terms of a definitive merger agreement, on an exchange ratio that would result in the pre-merger ITG stockholders receiving 65% of the equity of the Combined Company and the pre-merger SCI stockholders holding the remaining 35% interest. Throughout August 22 and 23, the various legal counsel for WLR, both Special Committees, and legal counsel for each of SCI and ITG continued to participate in negotiations regarding the terms and conditions of the merger agreement.

On August 24, 25 and 28, legal counsel for each of WLR, the ITG Special Committee and the SCI Special Committee continued to hold multiple telephone conferences in which they discussed the proposed merger agreement, issues related to the transaction, and worked to finalize the terms and conditions of the merger.

On the evening of August 28, the SCI Special Committee held a meeting, attended by its legal and financial advisors. Legal counsel for the SCI Special Committee provided an update on the merger negotiations and reviewed the material terms of the proposed merger agreement and escrow agreement. RSM Equico then reviewed with the SCI Special Committee its financial analysis of the proposed merger, and thereafter delivered to the SCI Special Committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 29, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio in the merger is fair, from a financial point of view, to the stockholders of SCI other than the stockholders affiliated with WLR. Following the review of the legal and financial issues related the merger, the SCI Special Committee approved the terms and conditions of the merger agreement and the merger, approved the Amended and Restated Certificate of Incorporation, and recommended that the board of directors of SCI approve the merger agreement and the Amended and Restated Certificate of Incorporation.

On the morning of August 29, the ITG Special Committee held a meeting, attended by its legal and financial advisors. Following a review by legal counsel of the terms of the merger agreement and the status of the negotiations, SunTrust Robinson Humphrey reviewed for the ITG Special Committee its financial analysis of the proposed merger. Thereafter, SunTrust Robinson Humphrey delivered to the ITG Special Committee its oral opinion, which opinion was confirmed by delivery of its written opinion dated August 29, 2006, to the effect that, as of that date and based on and subject to the assumptions, qualifications, limitations and other matters described in its opinion, the Exchange Ratio in the merger was fair, from a financial point of view, to the holders of ITG common stock, other than WLR and its affiliates. Following those discussions, the ITG Special Committee approved the terms and conditions of the merger agreement and the merger, and recommended that the board of directors of ITG approve the merger agreement.

In the late afternoon of August 29, the SCI board of directors held a meeting and reviewed the final terms and conditions of the merger and the merger agreement with SCI management and its outside legal advisors, and were reminded of their fiduciary duties in considering a possible combination with ITG. Thereafter, the SCI Special Committee reported to the SCI board of directors on its considerations with respect to the transaction, on the fairness opinion it received from its financial advisor, and its recommendation to the SCI board of directors with respect to the merger and the Amended and Restated Certificate of Incorporation. Based on the recommendation of the SCI Special Committee, and various other factors described under “– Reasons for the Merger,” the SCI board of directors approved the merger agreement and the transactions contemplated thereby, approved the Amended and Restated Certificate of Incorporation, and recommended that the stockholders of SCI adopt the Amended and Restated Certificate of Incorporation.

Later on August 29, the ITG board of directors held a meeting and reviewed the final terms and conditions of the merger and the merger agreement with ITG management and legal advisors. Legal counsel also advised the ITG board of directors of its fiduciary duties in considering a possible combination with SCI. Thereafter, the ITG Special Committee reported to the ITG board of directors on its considerations with respect to the transaction, on the fairness opinion it received from its financial advisor, and its recommendation to the ITG board of directors with respect to the merger. Based on the recommendation of the ITG Special Committee, and various other factors described under “– Reasons for the Merger,” the ITG board of directors approved the merger agreement and the transactions contemplated thereby, and recommended that the stockholders of ITG vote to approve the merger.

During the evening of August 29, the terms of the merger agreement were finalized among the respective legal counsel and representatives of ITG and SCI, and the merger agreement was signed by representatives of ITG and SCI. Before the opening of the stock market on August 30, SCI and ITG issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

This section summarizes the principal benefits that SCI and ITG, as well as WLR, expect will be realized as a result of the merger. For a discussion of factors that could limit the parties from realizing some or all of these benefits, see “Risk Factors.”

Each of SCI and ITG believes that the merger will provide its respective stockholders with an opportunity to realize enhanced long-term returns by creating a market leading, diverse global textile manufacturing company. SCI and ITG believe that the merger will allow the Combined Company to better serve its markets and customer base, and more efficiently execute its business strategies, as well as result in greater long-term growth opportunities than either company could achieve operating alone.

SCI and ITG believe that the merger will result in, and create a company that is able to leverage, the following advantages:

•	Cost and Operational Synergies. As a result of the merger, the Combined Company expects that it will be able to benefit from both cost and operational efficiencies. For instance, the Combined Company expects that it will be able to reduce overall corporate costs through the consolidation of certain operations and functions, including back office operations, and the elimination of redundant corporate overhead items. In addition, as a result of its increased size and resultant purchasing power, the Combined Company expects that it may gain improved access to certain of the raw materials needed in the manufacture of its textile and related products and, in some instances, be able to procure those materials at a lower cost. SCI and ITG also believe that the Combined Company may benefit from the ability to share certain facilities in certain geographic regions.

From an operational standpoint, the Combined Company expects to leverage certain expertise already contained within each company. For instance, ITG’s breadth of marketing expertise, primarily with regard to technical fabrics, will be utilized in connection with the sale of SCI’s technical fabrics, and is expected to create additional opportunities for the sale of those products.

•	Strategic Expertise Regarding International Initiatives. Each of SCI and ITG have, and expect to expand, significant international sales and operations. Because each company has certain expertise gained from operations in specific countries, the Combined Company expects that it will be able to leverage this expertise as it expands operations in existing, or into new, countries. For instance, ITG has a long history of wholly-owned operations in Mexico, where SCI may increase its operations. Also, while both SCI and ITG have operations in China, each company has historically been focused on different production aspects there. In addition, both companies are exploring expansion opportunities in Asia and elsewhere around the world. The Combined Company is expected to be able to benefit from the increased scale of operations in those countries where each of SCI and ITG would have operated independently, as well as leverage the expertise gained by either company as it may relate to local customs, employee base, suppliers, regulations or general market knowledge. In addition, the Combined Company expects that it will have the opportunity to expand sales to existing customers in various countries, as well as be provided with exposure to potential new trading partners, as a result of its expanded product breadth.

•	Improved Access to Capital. As a result of the merger, the Combined Company will be larger than either of SCI or ITG operating alone. Additionally, the Combined Company expects to benefit from SCI’s earnings platform combined with ITG’s growth prospects. As a result, this larger, more financially flexible company expects that it will have an improved ability to access capital in order to execute its strategy, and will be able to access such capital on more favorable terms than either company could operating alone.

•	Research and Development Synergies. Each of SCI and ITG are focused on research and development toward both new products, as well as product and process improvements. Each company has a number of patents that pertain to its products, and the Combined Company expects to leverage each company’s expertise across the full spectrum of products expected to be produced by the Combined Company, and each of SCI and ITG will have access to intellectual property not previously accessible by it. As an example, ITG’s commitment to its Burlington Labs research and development group and the creation of chemical and fiber enhancements to fabrics is expected to be leveraged throughout SCI’s product spectrum in order to provide new, value added and differentiated fabrics.

•	Risk Diversification. Each of SCI’s and ITG’s primary products are subject to different industry cycles, and are, to a certain extent, subject to different financial and economic risks. For instance, SCI’s results of operations primarily depend on sales and technological advances in the automotive industry, as well as general economic conditions. In contrast, ITG’s sales are primarily dependent on fashion cycles in the apparel markets, as well as general economic conditions. In addition, the principal raw materials used by SCI and ITG, respectively, are different and subject each company to different materials availability risks. Lastly, each of SCI and ITG have different customers and rely primarily on sales in different geographic regions. As a result of the combination of SCI and ITG, the Combined Company may be subject to different risks than each company would face operating alone, but it is expected that due to its increased size and diversification across a wider production platform, the potential severity of any individual risk will be lessened.

Consideration

Shares of ITG common stock will be converted into shares of SCI common stock at an exchange ratio of one share of SCI common stock for every 1.4739 shares of ITG common stock. Ten percent (10%) of the total number of shares of SCI common stock to be issued to ITG stockholders in the merger will be placed in escrow to satisfy certain potential claims for indemnification that may be made against ITG on behalf of SCI. All such escrowed shares not applied or reserved to satisfy any indemnification claims incurred or outstanding will be released to the pre-merger ITG stockholders not later than 18 months after the completion of the merger.

The International Textile Group, Inc. equity incentive plan and the International Textile Group, Inc. stock option plan for non-employee directors will each be amended so that each option to purchase shares of ITG common stock outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be amended and converted into an option to acquire the number of shares of common stock of SCI (rounded down to the nearest whole share) determined by dividing the number of shares of ITG common stock subject to such option immediately prior to the effective time of the merger by the Exchange Ratio, at an exercise price per share of the Combined Company’s common stock equal to (A) the exercise price per share of ITG common stock otherwise purchasable pursuant to such option prior to the effective time of the merger multiplied by (B) the Exchange Ratio; provided, that such exercise price will be rounded up to the nearest whole cent. Following the merger, such options as so amended will be subject to the same vesting and other terms as were applicable to those options prior to the merger.

Shares of ITG common stock that are subject to vesting and other restrictions under the ITG equity incentive plan immediately prior to the effective time of the merger will be converted into shares of SCI common stock on the same basis as other shares of ITG common stock as described above. Prior to the effective time of the merger, the ITG equity incentive plan will be amended to provide that vesting and other restrictions relating to such shares of ITG common stock prior to the merger will apply after the merger to the shares of SCI common stock into which such shares are so converted.

Following the merger, holders of ITG options and ITG common shares subject to restrictions under the equity incentive plan will receive written confirmation of their awards as so amended.

Opinions of RSM EquiCo Capital Markets and SunTrust Robinson Humphrey

Opinion of RSM EquiCo Capital Markets to the SCI Special Committee

SCI retained RSM EquiCo Capital Markets LLC, or RSM EquiCo, to render an opinion to the SCI Special Committee as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of SCI’s common stock, other than WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P. On August 28, 2006, SCI’s Special Committee held a meeting to, among other things, hear the financial presentation made by RSM EquiCo on SCI and ITG. During this meeting, RSM EquiCo reviewed with the SCI Special Committee certain financial analyses, as described below, and rendered its oral opinion to the SCI Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated August 29, 2006, that, as of that date and based on and subject to the various considerations described in the RSM EquiCo opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of SCI, other than WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P.

The full text of the RSM EquiCo opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of the review undertaken by RSM EquiCo in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference in its entirety. Holders of SCI’s common stock are urged to, and should, read this opinion carefully and in its entirety. The RSM EquiCo opinion addresses only the fairness, from a financial point of view, to the holders of SCI’s common stock other than WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P. of the Exchange Ratio as of the date of the RSM EquiCo opinion. The RSM EquiCo opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any other matter relating to the merger. The summary of the RSM EquiCo opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the RSM EquiCo opinion.

In furnishing its opinion, RSM EquiCo did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

In connection with its opinion, RSM EquiCo, among other things,

•	reviewed a draft of the merger agreement dated August 28, 2006 and certain related draft documents;

•	reviewed certain publicly available business and financial information relating to SCI and ITG;

•	reviewed certain other information relating to SCI and ITG, including financial forecasts, provided to or discussed with RSM EquiCo by SCI and ITG, and met with the management of SCI and ITG to discuss the business and prospects of both SCI and ITG;

•	considered certain financial and securities data of SCI and ITG, and compared that data with similar data for other publicly-held companies in businesses RSM EquiCo deemed similar to SCI and ITG;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that RSM EquiCo deemed relevant.

In connection with its review, RSM EquiCo did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to SCI’s financial forecasts that RSM EquiCo reviewed, SCI’s management advised RSM EquiCo, and RSM EquiCo assumed, that such forecasts were reasonably prepared on bases reflecting reasonable good faith estimates and judgments of SCI’s management as to its future financial performance. With respect to ITG’s financial forecasts that RSM EquiCo reviewed, ITG’s management advised RSM EquiCo, and RSM EquiCo assumed, that such forecasts were reasonably prepared on bases reflecting reasonable good faith estimates and judgments of ITG’s management as to its future financial performance. RSM EquiCo also assumed, with SCI’s consent, that in the course of obtaining any necessary regulatory or third party consents, approvals and agreements for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on SCI, on ITG, or the merger and that the merger would be consummated in accordance with the terms of the draft merger agreement dated August 28, 2006, without waiver, modification or amendment of any material term, condition or agreement therein. SCI also advised RSM EquiCo, and RSM EquiCo assumed, that the final terms of the merger agreement and related documents conformed to the drafts reviewed by RSM EquiCo in all respects material to RSM EquiCo’s analysis. In addition, RSM EquiCo was not requested to make, and did not make, an independent evaluation or appraisal of SCI’s and ITG’s assets or liabilities (contingent or otherwise) and RSM EquiCo was not furnished with any such evaluations or appraisals. The RSM EquiCo opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to SCI, nor did it address SCI’s underlying business decision to proceed with the merger. The RSM EquiCo opinion addressed only the fairness, from a financial point of view, to the holders of SCI’s common stock other than WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P. of the Exchange Ratio in the merger, and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The RSM EquiCo opinion was necessarily based upon information made available to RSM EquiCo as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect RSM EquiCo’s opinion and RSM Equico does not have any obligation to update, revise or reaffirm its opinion. RSM EquiCo was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of SCI.

In preparing its opinion to SCI’s board, RSM EquiCo performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, RSM EquiCo made qualitative judgments with respect to the analyses and factors that it considered. RSM EquiCo arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, RSM EquiCo believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. In its analyses, RSM EquiCo considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SCI’s and ITG’s control. No company, transaction or business used by RSM EquiCo in its analyses as a comparison is identical to SCI or ITG or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses performed by RSM EquiCo and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses performed by RSM EquiCo are inherently subject to substantial uncertainty.

The opinion of RSM EquiCo and its financial analyses were only one of many factors considered by SCI’s board in its evaluation of the proposed merger and should not be viewed as determinative of the views of SCI’s board or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by RSM EquiCo in connection with the preparation of its opinion and its presentation at the SCI Special Committee meeting held on August 28, 2006. In order to tie its analysis to the agreed upon Exchange Ratio, RSM EquiCo imputed an equity value per share for ITG as part of its financial analyses. In order to fully understand the financial analyses performed by RSM EquiCo, the data must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by RSM EquiCo.

Selected Companies Analysis.

SCI:

RSM EquiCo compared certain financial information of SCI and other publicly held companies in the automotive supplier industries, including:

—Autoliv, Inc.

—TRW Automotive Holdings

—Rieter Holdings

—Commercial Vehicle Group, Inc.

—Magna International, Inc.

—Faurecia SA

—MGI Courtier

Such information included, among other things, observed trading multiples of (i) fully diluted aggregate value (calculated as fully diluted equity value plus net debt) as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, for each of the most recent twelve month period, calendar years 2006 and 2007, (ii) price per share as a multiple of estimated earnings per share for calendar year 2006 and (iii) price per share as a multiple of shareholders’ equity for the most recent twelve month period. Financial data for the selected publicly held companies was based on publicly available information and research analyst estimates. All multiples were based on closing stock prices on August 25, 2006.

From the observed trading multiples for the selected companies, RSM EquiCo derived a reference range of multiples of fully diluted aggregate value to estimated EBITDA for calendar year 2006 of 4.5x to 5.5x. RSM EquiCo then used this derived reference range of multiples to calculate ranges of implied enterprise value and prices per share of SCI’s common stock using estimates for SCI’s EBITDA for calendar year 2006 based on SCI’s management’s estimates. This analysis indicated the following range of implied prices per share of SCI’s common stock:

Implied Price Per SCI Share $14.40-$16.20.

You should be aware that no company used as a comparison in the comparable companies analysis is identical to SCI. In addition, mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable company or market trading data.

ITG:

RSM EquiCo compared certain financial information of ITG and other publicly held companies in the textile industry, including:

—Mohawk Industries, Inc.

—The Dixie Group, Inc.

—The Hallwood Group, Inc.

—Unifi, Inc.

—Culp, Inc.

—Quaker Fabric Corporation

Such information included, among other things, observed trading multiples of (i) fully diluted aggregate value (calculated as fully diluted equity value plus net debt) as a multiple of EBITDA, EBIT for each of the most recent twelve month period, calendar years 2006 and 2007, (ii) price per share as a multiple of estimated earnings per share for calendar year 2006 and (iii) price per share as a multiple of shareholder’s equity for the most recent twelve month period. Financial data for the selected publicly held companies was based on publicly available information and research analyst estimates. All multiples were based on closing stock prices on August 25, 2006. From the observed trading multiples for the selected companies, RSM EquiCo derived (i) a reference range of multiples of fully-diluted price per share to shareholders’ equity as of June 30, 2006 of 1.0x to 1.2x. RSM EquiCo then used this derived reference range of multiples to calculate ranges of implied enterprise value and prices per share of ITG’s common stock using ITG’s balance sheet as of June 30, 2006. This analysis indicated the following range of implied prices per share of ITG’s common stock:

Implied Price Per ITG Share $7.20-$9.00.

You should be aware that no company used as a comparison in the comparable companies analysis is identical to ITG. In addition, mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable company or market trading data.

Selected Acquisitions Analysis.

SCI:

RSM EquiCo reviewed several financial metrics from the following 11 selected acquisitions in the automotive supplier industry as it relates to SCI:

Acquiror	Target

Red Diamond Capital	Avon Rubber – Automotive Division

BOSCH Group	Arvin Meritor, Inc. – Purolator Filter Business

WL Ross & Company	Safety Components International, Inc.

TRW Automotive	Dalphi Metal Espana

Ametek, Inc.	HCC Industries, Inc.

Magna International, Inc.	Intier Automotive, Inc.

Actuant Corp.	Key Components, LLC

Continental AG	Phoenix AG

Cerberus Capital Management	Guilford Mills, Inc.

Plastech Engineered Products, Inc.	LDM Technologies, Inc.

Zapata Corporation	Safety Components International, Inc.

For those selected precedent transactions for which sufficient financial information was publicly available, RSM EquiCo calculated (i) the implied fully diluted aggregate value (calculated as fully diluted equity value plus net debt plus minority interest) paid by the acquiror for the target company at announcement as a multiple of the target company’s estimated last twelve months, or LTM, EBITDA and EBIT, and (ii) the price per share paid by the acquiror as a multiple of the target company’s estimated LTM earnings and book value as of the most recent balance sheet date prior to the transaction being closed. Multiples for the selected acquisitions were based on publicly available information at the time of announcement of the relevant transaction. From the observed multiples for (i) the Cerebus Capital/Guilford Mills transaction and (ii) the median of the 11 selected acquisitions listed above for which sufficient financial information was publicly available, RSM EquiCo derived (i) a reference range of multiples of fully-diluted aggregate value to EBITDA of 4.5x to 5.5x. RSM EquiCo specifically selected the Cerberus Capital/Guilford Mills transaction because Guilford Mills was most directly comparable to SCI among the target companies in the selected acquisitions. RSM EquiCo then used these derived reference ranges of multiples to calculate ranges of implied enterprise values and prices per share of SCI’s common stock using management estimates. This analysis indicated the following range of implied prices per share of SCI’s common stock:

Implied Price Per SCI Share $14.40-$16.20.

ITG:

RSM EquiCo reviewed several financial metrics from the following 11 selected acquisitions in the textile industry as it relates to ITG:

Acquiror	Target

International Textile Group	Parras Cone de Mexico

State Street Bank & Trust	Industria de Diseno Textil SA

Amber Capital	Vincenzo Zucchi SpA

SPG Partners	Fibervisions, Inc.

Grasim Industries	Aditya Birla Management Corporation

Hunter Douglas NV	Mermet Industries

Texas Pacific Group	British Vita plc

Genstar Capital, BNP Paribas, Sterling Group	Propex Fabrics

Patriarch Partners	Swift Galey

Cerberus Capital Management	Guilford Mills, Inc.

WL Ross & Company, LLC	Cone Mills Corporation

For those selected precedent transactions for which sufficient financial information was publicly available, RSM EquiCo calculated (i) the implied fully diluted aggregate value (calculated as fully diluted equity value plus net debt plus minority interest) paid by the acquiror for the target company at announcement as a multiple of the target company’s LTM, EBITDA and EBIT, and (ii) the price per share paid by the acquiror as a multiple of the target company’s estimated LTM earnings and book value as of the most recent balance sheet date prior to the transaction being closed. Multiples for the selected acquisitions were based on publicly available information at the time of announcement of the relevant transaction. From the observed multiples for (i) the Cerberus Capital/Guilford Mills transaction and (ii) the median of the 11 selected acquisitions listed above for which sufficient financial information was publicly available, RSM EquiCo derived (i) a reference range of multiples of fully-diluted price per share to book value of 1.5x to 1.8x. RSM EquiCo then used these derived reference ranges of multiples to calculate ranges of implied enterprise values and prices per share of ITG’s common stock using ITG’s book value as of June 30, 2006. This analysis indicated the following range of implied prices per share of ITG’s common stock:

Implied Price Per ITG Share $11.30-$13.10.

Discounted Cash Flow Analysis.

SCI:

RSM EquiCo calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that SCI could generate over calendar years 2006 through 2010, based on management’s projections provided to RSM EquiCo. RSM EquiCo then calculated a range of estimated terminal values for SCI by multiplying its calendar year 2010 estimated EBITDA, as reflected in the management estimates, by selected terminal EBITDA multiples ranging from 5.5x to 6.5x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates ranging from 14.1% to 16.1%. This analysis indicated the following range of implied prices per share of SCI’s common stock:

Implied Price Per SCI Share $13.50-$17.10.

ITG:

RSM EquiCo calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that ITG could generate over calendar years 2006 through 2010, based on managements projections provided to RSM EquiCo. RSM EquiCo then calculated a range of estimated terminal values for ITG by multiplying its calendar year 2010 estimated EBITDA, as reflected in the management estimates, by selected terminal EBITDA multiples ranging from 6.0x to 7.0x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates ranging from 13.1% to 15.1%. This analysis indicated the following range of implied prices per share of ITG’s common stock:

Implied Price Per ITG Share $9.00-$14.00.

Miscellaneous. SCI selected RSM EquiCo based on RSM EquiCo’s qualifications, expertise and reputation, and its familiarity with SCI and its business. RSM EquiCo is an internationally recognized investment banking and advisory firm. RSM EquiCo, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Pursuant to an engagement letter dated as of July 28, 2006, SCI engaged RSM EquiCo to render its opinion. Pursuant to the terms of the engagement letter, RSM EquiCo will receive a customary fee for its services. In addition, regardless of whether the merger is completed, SCI has agreed to reimburse RSM EquiCo for its out-of-pocket expenses, including the reasonable fees and expenses of legal counsel, and to indemnify RSM EquiCo and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Opinion of SunTrust Robinson Humphrey to the ITG Special Committee

The ITG Special Committee engaged SunTrust Robinson Humphrey to provide an opinion to the ITG Special Committee regarding the fairness from a financial point of view to the holders of ITG common stock other than WLR and its affiliates of the consideration to be received by those holders under the terms of the proposed merger. The ITG Special Committee engaged SunTrust Robinson Humphrey based on SunTrust Robinson Humphrey’s experience and reputation. SunTrust Robinson Humphrey is a nationally recognized investment banking firm and is actively engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, financial restructurings, valuations for corporate, estate and other purposes, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

On August 29, 2006, SunTrust Robinson Humphrey rendered its oral opinion to the ITG Special Committee, which it subsequently confirmed in writing by delivery of its written opinion, dated August 29, 2006, to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, as of that date, the Exchange Ratio in the proposed merger was fair, from a financial point of view, to the holders of ITG common stock (other than the Controlling Entity and its affiliates). The Controlling Entity is defined in the merger agreement as International Textile Holdings, Inc., WLR Recovery Fund II, L.P., Absolute Recovery Hedge Fund, Ltd., Absolute Recovery Hedge Fund L.P., or WL Ross & Co. LLC.

The full text of SunTrust Robinson Humphrey’s written opinion, dated August 29, 2006, to the ITG Special Committee, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by SunTrust Robinson Humphrey in preparing its opinion, is included as Annex D to this joint proxy statement/prospectus. The summary of SunTrust Robinson Humphrey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is incorporated by reference. You are encouraged to carefully read the full text of SunTrust Robinson Humphrey’s written opinion. However, SunTrust Robinson Humphrey’s opinion is not intended to be, and does not constitute, advice or a recommendation to any security holder as to how such security holder should vote or act with respect to any matter relating to the merger.

Procedures Followed. In connection with its opinion, SunTrust Robinson Humphrey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things SunTrust Robinson Humphrey reviewed:

•	a draft of the merger agreement dated August 28, 2006;

•	certain publicly available information concerning ITG and SCI;

•	certain financial and operating data with respect to the business, operations and prospects of ITG and SCI furnished to SunTrust Robinson Humphrey by ITG and SCI, respectively;

•	historical trading information with respect to the SCI common stock;

•	certain historical and projected financial information for ITG and selected publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

•	certain historical and projected financial information for SCI and selected publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

•	a comparison of the financial terms of the merger with the publicly available financial terms of certain other recent transactions that SunTrust Robinson Humphrey deemed relevant; and

•	information with respect to the pro forma combined entity resulting from the merger.

In addition, SunTrust Robinson Humphrey had discussions with members of management of ITG and SCI concerning the respective businesses, operations, financial conditions and prospects of ITG and SCI and undertook such other studies, analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

Material Assumptions Made and Qualifications and Limitations on the Review Undertaken. SunTrust Robinson Humphrey assumed and relied upon, without independent investigation or verification, the accuracy and completeness of all of the financial and other information reviewed by or discussed with it in arriving at its opinion. With respect to the projected financial information for ITG and SCI furnished to or discussed with it, SunTrust Robinson Humphrey assumed, at the direction of the managements of ITG and SCI and without independent investigation or verification, that such projected financial information had been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the managements of ITG and SCI as to the future financial performance of ITG and SCI, respectively. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of ITG or SCI.

SunTrust Robinson Humphrey assumed that the merger agreement, when executed and delivered by the parties thereto, would conform to the draft dated August 28, 2006 reviewed by it in all respects material to its analysis and that the merger will be consummated in accordance with the terms set forth in that draft of the merger agreement. SunTrust Robinson Humphrey assumed that the merger will be treated as a tax-free reorganization for federal income tax purposes. SunTrust Robinson Humphrey also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on ITG or SCI or on the expected benefits of the merger.

SunTrust Robinson Humphrey’s opinion only addresses the fairness, from a financial point of view, to the holders of ITG common stock (other than the Controlling Entity and its affiliates) of the Exchange Ratio in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into by ITG or any other person in connection with the merger or otherwise. In addition, SunTrust Robinson Humphrey’s opinion does not address the merits of the merger as compared to alternative transactions or strategies that may be available to ITG nor does it address ITG’s underlying decision to engage in the merger. SunTrust Robinson Humphrey was not authorized to and did not solicit indications of interest from any third party with respect to the purchase of all or a part of ITG.

SunTrust Robinson Humphrey’s opinion is necessarily based upon business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. SunTrust Robinson Humphrey expressed no opinion as to the underlying valuation, future performance or long-term viability of ITG or SCI.

Although subsequent developments may affect its opinion, SunTrust Robinson Humphrey does not have any obligation to update or revise its opinion.

Valuation Analyses. In preparing its opinion to the ITG Special Committee, SunTrust Robinson Humphrey performed a variety of analyses, including those described below. The summary of SunTrust Robinson Humphrey’s valuation analyses is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those analytic methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. SunTrust Robinson Humphrey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analytic method or factor. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, SunTrust Robinson Humphrey considered general business, economic, industry and market performance and conditions, financial and otherwise, and other matters. No company, transaction or business used in SunTrust Robinson Humphrey’s analyses for comparative purposes is identical to ITG, SCI or the proposed merger, and while the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, SunTrust Robinson Humphrey did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in SunTrust Robinson Humphrey’s analyses and the ranges of value indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond ITG’s control and the control of SunTrust Robinson Humphrey. Much of the information used in, and accordingly the results of, SunTrust Robinson Humphrey’s analyses are inherently subject to substantial uncertainty.

SunTrust Robinson Humphrey’s opinion and analyses were provided to the ITG Special Committee in connection with its consideration of the proposed merger and were only one of many factors considered by the ITG Special Committee in evaluating the proposed merger. Neither SunTrust Robinson Humphrey’s opinion nor its analyses were determinative of the Exchange Ratio or of the views of the ITG Special Committee with respect to the merger.

The following is a summary of the material valuation analyses SunTrust Robinson Humphrey discussed with the ITG Special Committee in connection with the rendering of SunTrust Robinson Humphrey’s opinion on August 29, 2006. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of SunTrust Robinson Humphrey’s analyses.

For purposes of its analyses, SunTrust Robinson Humphrey reviewed a number of financial metrics including:

•	enterprise value—the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities, if applicable) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet, if applicable) as of a specified date;

•	EBITDA—the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period; and

•	EBIT—the amount of the relevant company’s earnings before interest and taxes for a specified time period.

Unless the context indicates otherwise, enterprise and equity values on a fully diluted basis used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of August 28, 2006, and the enterprise and equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Equity values were calculated on a fully diluted basis. Estimates of 2006 and 2007 revenues, EBITDA, EBIT and net income for the selected companies listed below were based on publicly available research analyst estimates for those companies. Last twelve month, or LTM, financial information for ITG was based on the twelve month period preceding July 2, 2006, and estimates of 2006 and 2007 revenues, EBITDA, EBIT and net income for ITG were based on estimates provided by ITG’s management, including adjustments based on discussions with ITG’s management to, among other things: include twelve months of consolidated results for Parras Cone, a business of which ITG acquired 50% in June 2006; exclude a full year of joint venture income from ITG’s interest in Mafatlal Burlington Industries Limited, which was sold by ITG in March 2006; exclude one-time and non-recurring expenses and gains; and include income from joint ventures.

Summary of ITG Valuation Analysis.

Selected Companies Analysis. SunTrust Robinson Humphrey calculated multiples of enterprise and equity values to certain financial data for ITG and selected fiber and yarn companies, selected branded apparel manufacturing companies and selected home furnishing manufacturing companies.

The calculated multiples included:

•	Enterprise value as a multiple of LTM revenue;

•	Enterprise value as a multiple of estimated 2006 revenue;

•	Enterprise value as a multiple of estimated 2007 revenue;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of estimated 2006 EBITDA;

•	Enterprise value as a multiple of estimated 2007 EBITDA;

•	Enterprise value as a multiple of LTM EBIT;

•	Enterprise value as a multiple of estimated 2006 EBIT;

•	Enterprise value as a multiple of estimated 2007 EBIT;

•	Equity value as a multiple of LTM net income;

•	Equity value as a multiple of estimated 2006 net income;

•	Equity value as a multiple of estimated 2007 net income; and

•	Equity value as a multiple of July 2, 2006 book value.

The selected fiber and yarn companies were:

•	Burke Mills, Inc.;

•	Crown Crafts, Inc.;

•	Culp, Inc.;

•	Delta Woodside Industries, Inc.;

•	The Hallwood Group International;

•	Quaker Fabric Corporation;

•	Safety Components International, Inc.;

•	Unifi, Inc.;

•	VF Corporation; and

•	Wellman, Inc.

The selected branded apparel manufacturing companies were:

•	Delta Apparel, Inc.;

•	Hartmarx Corporation;

•	Kellwood Company;

•	Oxford Industries; and

•	Russell Corporation.

The selected home furnishing manufacturing companies were:

•	Furniture Brands International, Inc.;

•	La-Z-Boy Incorporated; and

•	Sealy Corporation.

The selected companies analysis indicated the following:

Multiple Description	Mean	Median
Enterprise Value as a multiple of:
LTM Revenue	0.57x	0.47x
2006E Revenue	0.55x	0.53x
2007E Revenue	0.68x	0.50x
LTM EBITDA	8.1x	8.9x
2006E EBITDA	7.2x	7.1x
2007E EBITDA	6.6x	6.2x
LTM EBIT	7.1x	23.9x
2006E EBIT	3.8x	3.6x
2007E EBIT	8.2x	8.1x

Equity Value as a multiple of:
LTM Net Income	29.1x	28.0x
2006E Net Income	5.6x	18.4x
2007E Net Income	4.9x	4.9x
July 2, 2006 Book Value	0.92x	0.75x

SunTrust Robinson Humphrey applied multiple ranges based on the selected companies analysis to corresponding financial data for ITG, including estimates provided by ITG’s management and adjustments thereto based on discussions with ITG’s management. Using mean multiples, the selected companies analysis indicated an implied equity value reference range for ITG of $0.0 to $415.5 million, with a mean of $96.0 million and a median of $22.8 million. Using median multiples, the selected company analysis indicated an implied equity value reference range for ITG of $0.0 to $284.0 million, with a mean of $79.5 million and a median of $21.6 million.

Selected Transactions Analysis. SunTrust Robinson Humphrey calculated multiples of enterprise and equity values to certain financial data based on the purchase prices paid in selected transactions.

The calculated multiples included:

•	Enterprise value as a multiple of LTM revenues;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of LTM EBIT;

•	Equity value as a multiple of LTM net income; and

•	Equity value as a multiple of July 2, 2006 book value.

The selected transactions were:

Acquirer	Target
Camborne Holdings (management)	Camborne Holdings, Ltd.
SSJJJ Manufacturing (management)	FAB Industries, Inc.
Westleigh Ltd.	Novel Denim Holdings Ltd.
Koch Industries, Inc.	INVISTA
Cerberus Capital Management	Guilford Mills, Inc.
WL Ross & Co. LLC	Cone Mills Corporation
WL Ross & Co. LLC	Burlington Industries, Inc.

The selected transactions analysis indicated the following:

Multiple Description	Mean	Median
Enterprise Value as a multiple of:
LTM Revenue	0.4x	0.3x
LTM EBITDA	4.5x	4.8x
LTM EBIT	7.9x	9.0x

Equity Value as a multiple of:
LTM Net Income	12.3x	13.2x
July 2, 2006 Book Value	1.09x	1.06x

SunTrust Robinson Humphrey applied multiple ranges based on the selected transactions analysis to corresponding financial data for ITG, including estimates provided by ITG’s management. Using mean multiples, the selected transactions analysis indicated an implied equity value reference range for ITG of $0.0 to $150.0 million, with a mean of $56.9 million and a median of $0.0 million. Using median multiples, the selected transactions analysis indicated an implied equity value reference range for ITG of $0.0 million to $131.1 million, with a mean of $51.4 million and a median of $0.0 million.

Discounted Cash Flow Analysis. SunTrust Robinson Humphrey also calculated the present value of ITG’s unlevered, after-tax free cash flows based on estimates provided by ITG’s management. In performing this analysis, SunTrust Robinson Humphrey used discount rates ranging from 21% to 25% based on ITG’s weighted average cost of capital and the weighted average cost of capital for the selected companies and terminal value multiples of estimated 2011 EBITDA ranging from 4.0x to 8.0x based on EBITDA multiples indicated by the selected companies analyses. This discounted cash flow analyses indicated an implied equity value reference range for ITG of $0.0 to $117.0 million, with a mean of $11.4 million. SunTrust Robinson Humphrey also calculated the present value of ITG’s unlevered, after-tax free cash flows using the same discount rates and a perpetual growth rate for ITG’s free cash flow beyond 2011 ranging from 1.0% to 5.0%. This discounted cash flow analyses indicated an implied equity value reference point for ITG of $0.0.

Net Asset Value Analysis. SunTrust Robinson Humphrey also reviewed the book value of ITG’s assets and liabilities as well certain historical appraisals prepared by ITG’s appraisers in connection with prior transactions with respect to certain of ITG’s property, plant and equipment and, based on discussions with ITG’s management, the amounts that might be realized upon the forced liquidation of ITG. The net asset value analysis indicated an implied equity value reference range for ITG of $124.6 million to $212.8 million with a mean of $168.7 million.

Summary of SCI Valuation Analysis.

Selected Companies Analysis. SunTrust Robinson Humphrey calculated multiples of enterprise and equity values to certain financial data for SCI and selected industrial fabrics companies and selected automotive parts manufacturing companies.

The calculated multiples included:

•	Enterprise value as a multiple of LTM revenue;

•	Enterprise value as a multiple of estimated 2006 revenue;

•	Enterprise value as a multiple of estimated 2007 revenue;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of estimated 2006 EBITDA;

•	Enterprise value as a multiple of estimated 2007 EBITDA;

•	Enterprise value as a multiple of LTM EBIT;

•	Enterprise value as a multiple of estimated 2006 EBIT;

•	Enterprise value as a multiple of estimated 2007 EBIT;

•	Equity value as a multiple of LTM net income;

•	Equity value as a multiple of estimated 2006 net income;

•	Equity value as a multiple of estimated 2007 net income; and

•	Equity value as a multiple of June 30, 2006 book value.

The selected fiber and yarn companies were:

•	Gamma Holding NV;

•	Polymer Group, Inc.; and

•	Royal Ten Cate NV.

The selected automotive parts manufacturing companies were:

•	Autoliv, Inc.; and

•	TRW Automotive Holdings, Corp.

The selected companies analysis indicated the following:

Multiple Description	Mean	Median
Enterprise Value as a multiple of:
LTM Revenue	0.66x	0.73x
2006E Revenue	0.64x	0.64x
2007E Revenue	0.61x	0.61x
LTM EBITDA	5.8x	6.0x
2006E EBITDA	5.4x	5.4x
2007E EBITDA	5.1x	5.1x
LTM EBIT 2006E EBIT	8.6x 9.0x	9.6x 9.0x
2007E EBIT	8.3x	8.3x

Equity Value as a multiple of:
LTM Net Income 2006E Net Income	12.6x 12.3x	12.6x 12.3x
2007E Net Income	11.3x	11.3x
June 30, 2006 Book Value	1.91x	1.91x

SunTrust Robinson Humphrey applied multiple ranges based on the selected companies analysis to corresponding financial data for SCI, including estimates provided by SCI’s management. Using mean multiples, the selected companies analysis indicated an implied equity value reference range for SCI of $20.9 to $161.5 million, with a mean of $85.6 million and a median of $64.3 million. Using median multiples, the selected companies analysis indicated an implied equity value reference range for SCI of $23.5 million to $161.5 million, with a mean of $87.0 million and a median of $67.0 million.

Selected Transactions Analysis. SunTrust Robinson Humphrey calculated multiples of enterprise and equity values to certain financial data based on the purchase prices paid in selected transactions.

The calculated multiples included:

•	Enterprise value as a multiple of LTM revenues;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of LTM EBIT;

•	Equity value as a multiple of LTM net income; and

•	Equity value as a multiple of June 30, 2006 book value.

The selected transactions were:

Acquirer	Target
WL Ross & Co. LLC	Safety Components International, Inc.
Zapata Corporation	Safety Components International, Inc.

The selected transactions analysis indicated the following:

Multiple Description	Mean	Median
Enterprise Value as a multiple of:
LTM Revenue	0.31x	0.31x
LTM EBITDA	3.0x	3.0x
LTM EBIT	5.3x	5.0x

Equity Value as a multiple of:
LTM Net Income	8.1x	7.8x
June 30, 2006 Book Value	0.93x	0.97x

SunTrust Robinson Humphrey applied multiple ranges based on the selected transactions analysis to corresponding financial data for SCI, including estimates provided by SCI’s management. Using mean multiples, the selected transactions analysis indicated an implied equity value reference range for SCI of $13.0 to $78.9 million, with a mean of $45.0 million and a median of $33.7 million. Using median multiples, the selected transactions analysis indicated an implied equity value reference range for SCI of $12.4 million to $82.4 million, with a mean of $45.5 million and a median of $32.9 million.

Discounted Cash Flow Analysis. SunTrust Robinson Humphrey also calculated the present value of SCI’s unlevered, after-tax free cash flows based on estimates provided by SCI’s management. In performing this analysis, SunTrust Robinson Humphrey used discount rates ranging from 22% to 26% based on SCI’s weighted average cost of capital and the weighted average cost of capital for the selected companies and terminal value multiples of estimated 2011 EBITDA ranging from 3.0x to 7.0x based on EBITDA multiples indicated by the selected companies analyses. This discounted cash flow analyses indicated an implied equity value reference range for SCI of $31.9 million to $68.4 million, with a mean of $48.8 million. SunTrust Robinson Humphrey also calculated the present value of SCI’s unlevered, after-tax free cash flows using the same discount rates and a perpetual growth rate for SCI’s free cash flow beyond 2011 ranging from 1.0% to 5.0%. This discounted cash flow analyses indicated an implied equity value reference range for SCI of $18.7 million to $24.9 million, with a mean of $21.3 million.

Net Asset Value Analysis. SunTrust Robinson Humphrey also reviewed the book value of SCI’s assets and liabilities as of June 30, 2006 and, based on discussions with management of SCI, the amounts that might be realized upon the forced liquidation of SCI. The net asset value analysis indicated an implied equity value reference range for SCI of $48.9 million to $84.7 million with a mean of $66.8 million.

Summary of Relative Valuation Analysis and Merger Consequences Analysis.

Contribution Analysis. SunTrust Robinson Humphrey also reviewed the relative contributions of ITG and SCI to the pro forma combined entity resulting from the merger on the basis of certain historical and projected financial data for ITG and SCI, including estimates provided by ITG’s and SCI’s managements and adjustments thereto based discussions with ITG’s and SCI’s managements. SunTrust Robinson Humphrey compared those contributions to the pro forma equity ownership of ITG’s stockholders in the pro forma combined entity resulting from the merger based on the Exchange Ratio. The contribution analysis indicated the following:

Financial Metric	ITG	SCI
LTM Revenue	75.1%	24.9%
LTM Gross Profit	79.3%	20.7%
Unadjusted LTM EBITDA	0.4%	99.6%
LTM EBITDA	58.4%	41.6%
Unadjusted LTM EBIT	0.0%	0.0%
LTM EBIT	62.4%	37.6%
Unadjusted LTM Net Income	0.0%	100.0%
LTM Net Income	0.0%	100.0%
June 30, 2006 Book Value	59.3%	40.7%
June 30, 2006 Net Assets	71.5%	28.5%

Pro Forma Equity Ownership	ITG’s Stockholders	SCI’s Stockholders
	65.0%	35.0%

For purposes of SunTrust Robinson Humphrey’s analysis, Unadjusted LTM EBITDA, Unadjusted LTM EBIT and Unadjusted LTM Net Income are based on pro forma amounts used for LTM EBITDA, LTM EBIT and LTM Net Income but include one-time and nonrecurring expenses and gains.

Merger Consequences Analysis. SunTrust Robinson Humphrey also reviewed ITG’s projected earnings per share based on estimates provided by ITG’s management as compared to the estimated earnings per share for the pro forma combined entity resulting from the merger based on estimates provided by ITG’s management and the management of SCI. The merger consequences analysis indicated that the merger would be accretive to the shareholders of ITG on a stand-alone basis in 2006, 2007 and 2008 and dilutive thereafter.

Other Matters. The ITG Special Committee engaged SunTrust Robinson Humphrey pursuant to a letter agreement dated June 15, 2006 to provide an opinion to the ITG Special Committee regarding the fairness from a financial point of view to the holders of ITG common stock (other than the Controlling Entity and its affiliates) of the Exchange Ratio in the merger. Pursuant to the engagement letter, ITG will pay SunTrust Robinson Humphrey a fee for its services, a portion of which became payable upon SunTrust Robinson Humphrey’s engagement, a majority of which became payable upon the delivery of SunTrust Robinson Humphrey’s opinion, regardless of the conclusion reached therein and a further portion of which will become payable upon, and is contingent on, the closing of the merger. ITG has also agreed to reimburse SunTrust Robinson Humphrey for certain expenses and to indemnify SunTrust Robinson Humphrey and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to SunTrust Robinson Humphrey’s engagement.

SunTrust Robinson Humphrey is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, SunTrust Robinson Humphrey and its affiliates may acquire, hold or sell equity and other securities of SCI for the accounts of customers and, possibly in the future, for its and its affiliates own accounts.

Interests of Certain Persons in the Merger

Some directors or executive officers of each of SCI and ITG may have interests in the merger that are different from, or are in addition to, the interests of SCI and ITG stockholders, respectively. These interests include:

•	Affiliates of WLR, which is controlled by Wilbur L. Ross, Jr., the Chairman of the Board of each of SCI and ITG, currently own approximately 75.6% of SCI’s common stock and approximately 85.4% of ITG’s common stock, and, after completion of the merger, are expected to own approximately 82.0% of the common stock of the Combined Company;

•	the designation of certain executive officers of each of SCI and ITG as executive officers of the Combined Company; and

•	the designation of the members of each of SCI’s and ITG’s board of directors as the members of the board of directors of the Combined Company.

The Special Committees and boards of directors of SCI and ITG, respectively, were aware of these interests during deliberations with respect to the merger. For a further discussion of such interests, see “Material Interests of Affiliates.” For a full list of the directors and executive officers of the Combined Company, see “Management.” For a discussion of the ownership of capital stock and options by the directors and executive officers of SCI and ITG, see “Securities Ownership of Certain Beneficial Owners and Management.”

Composition of the Board of Directors and Executive Management of the Combined Company

Board of Directors

The following individuals, all of whom currently serve as directors of SCI, are expected to be members of the board of directors of the Combined Company: Wilbur L. Ross, Jr. (also a director of ITG), Michael J. Gibbons, Joseph L. Gorga (also a director of ITG), David H. Storper and Dr. Daniel D. Tessoni.

The following individuals, all of whom currently serve as directors of ITG, are also expected to be members of the board of directors of the Combined Company: Wilbur L. Ross, Jr. (also a director of SCI) Joseph L. Gorga (also a director of SCI), Gary L. Smith, David L. Wax and Pamela K. Wilson.

Executive Officers

Joseph L. Gorga is expected to be President and Chief Executive Officer of the Combined Company. For a full list of the individuals expected to be executive officers of the Combined Company, see “Management of the Combined Company.”

Ownership of the Combined Company

Following the merger and the declaration of SCI’s proposed stock dividend, there are expected to be approximately 17.5 million shares of common stock of the Combined Company issued and outstanding, including those shares that will be held in escrow as provided for in the merger agreement.

Governmental and Regulatory Approvals

U.S. Antitrust Approvals

The transactions contemplated by the merger agreement are subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be completed until specified information has been furnished to the Antitrust Division of the Department of Justice, or the Antitrust Division, and the Federal Trade Commission, or the FTC, and until certain waiting periods have been terminated or expired. The HSR Act provides for an initial 30 calendar day waiting period following the necessary filings by the parties to the merger.

At any time before or after the merger is completed, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the merger as deemed necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to approve the merger conditionally upon the divestiture of certain assets or business. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. As in any transaction, neither SCI nor ITG can assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, neither party can predict the result.

Procedures

After the merger, stock certificates representing shares of ITG common stock will represent the right to receive a number of shares of common stock of the Combined Company determined in accordance with the Exchange Ratio, subject to the indemnification and escrow provisions of the merger agreement. As soon as practicable after the closing of the merger, the exchange agent appointed in connection with the merger will send to ITG stockholders of record a letter of transmittal and instructions for use in exchanging their shares of ITG common stock for the applicable number of shares of common stock of the Combined Company, other than the shares of common stock to be held in escrow.

Appraisal Rights

Under Section 262 of the DGCL, if the merger is completed, record holders of shares of ITG common stock are entitled to appraisal rights in connection with the merger, subject to compliance with the procedures described in more detail in this section. If the merger is not completed for any reason, record holders of ITG common stock will not be entitled to any appraisal rights.

The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the provisions of that section or the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference. Failure to comply with the procedures set forth in Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.

Holders of ITG common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have the fair value of their shares of ITG common stock determined by the Delaware Court of Chancery. The fair value of those shares will be paid in cash, but will not include any value arising from the merger. The shares of ITG common stock with respect to which stockholders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are sometimes referred to in this joint proxy statement/prospectus as the “dissenting shares.”

Under Section 262 of the DGCL, either party to a merger before the consummation of the merger, or the surviving corporation within ten days after the effective date of a merger, must mail a notice to all stockholders for whom appraisal rights are available notifying those stockholders of the effective date of the merger and that appraisal rights are available, and must include in this required notice a copy of Section 262 of the DGCL.

This joint proxy statement/prospectus constitutes the required notice to the holders of shares of ITG common stock in respect of the merger, and Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex E. Any ITG stockholder who wishes to exercise their appraisal rights in connection with the merger or who wishes to preserve their right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified in Annex E will result in the loss of appraisal rights under the DGCL.

A holder of ITG common stock wishing to exercise appraisal rights must not consent to or vote in favor of the approval of the merger agreement, and must deliver to ITG a written demand for appraisal of such holder’s ITG common stock not later than [•], 2006, which is 20 days after the date of the mailing by ITG of this information statement providing notice of the merger. This written demand for appraisal rights must reasonably inform ITG of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares in connection with the merger. A holder of ITG common stock wishing to exercise appraisal rights must be the record holder of the shares of ITG common stock on the date the written demand for appraisal is made and must continue to hold such shares of common stock through the effective date of the merger. Accordingly, a holder of ITG common stock who is the record holder of such common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares of common stock prior to consummation of the merger, will lose any right to appraisal in respect of those shares of common stock. It is a condition precedent to the completion of the merger that appraisal rights have not been exercised in respect of more than 365,850 shares of ITG common stock.

An ITG stockholder who elects to exercise appraisal rights under Section 262 must mail or deliver a written demand to ITG not later than [•], 2006 at: 804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408.

Within ten days after the effective date of the merger, the Combined Company will notify each ITG stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not consented to the approval of the merger agreement, of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the Combined Company or any ITG stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the Combined Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of common stock that are entitled to appraisal rights. Neither ITG nor the Combined Company is under any obligation to, and neither of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of ITG common stock, and stockholders seeking to exercise appraisal rights should not assume that ITG or the Combined Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of ITG stockholders wishing to assert appraisal rights to take all necessary action to be perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any ITG stockholder who has complied with the requirements for the exercise of appraisal rights will be entitled, upon written request, to receive from the Combined Company a statement setting forth the aggregate number of shares of ITG common stock with respect to which demands for appraisal have been received and the aggregate number of holders of these shares of ITG common stock. These statements must be mailed within 10 days after a written request therefor has been received by the Combined Company or within 10 days after expiration of the period of delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by an ITG stockholder and a copy thereof is served upon the Combined Company, the Combined Company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all ITG stockholders who have demanded appraisal of their shares of ITG common stock and with whom agreements as to value have not been reached. After notice to such ITG stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those ITG stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the ITG stockholders who demanded appraisal of their shares of ITG common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining which, if any, ITG stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of ITG common stock determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. ITG stockholders considering seeking appraisal should be aware that the fair value of their shares of ITG common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of ITG common stock and that neither the opinions rendered to the Special Committees of SCI or ITG, as applicable, with respect to the fairness of the Exchange Ratio from a financial point of view nor the analyses underlying these opinions constitute opinions regarding, or are necessarily determinative of, the fair value of ITG common stock under Section 262 of the DGCL.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of an ITG stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any ITG stockholder, as applicable, in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of common stock entitled to appraisal.

Any holder of ITG common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of ITG common stock, as applicable, subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of common stock (except dividends or other distributions payable to holders of record of ITG common stock, as applicable, as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of their ITG common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s right to appraisal shall cease. If such stockholder is a holder of ITG common stock, that stockholder’s shares of ITG common stock will be deemed to have been converted into SCI common stock in the merger (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to ITG or the Combined Company, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the reorganization merger will require the written approval of the Combined Company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these appraisal rights, in which event, the shares of ITG common stock held by a stockholder will be deemed to have been converted into shares of SCI common stock in the merger (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Federal Securities Laws Consequences; Resale Restrictions

All shares of the Combined Company’s common stock to be issued in connection with the merger and that will be held by former ITG stockholders after the merger will be freely transferable, except for restrictions applicable to “affiliates” of the Combined Company, and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of the Combined Company may resell shares of the Combined Company’s common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of SCI generally include executive officers, directors and holders of more than 10% of the outstanding shares of SCI.

This joint proxy statement/prospectus does not cover any resales of the shares of the Combined Company’s common stock to be received by ITG stockholders in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

As of the completion of the merger, except for the certificates of holders who have duly demanded appraisal of their ITG common stock in accordance with Section 262 of the DGCL, all shares of ITG common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that represented shares of ITG common stock shall cease to have any rights with respect thereto, except the right to receive, subject to the terms of the merger agreement, the merger consideration and any cash in lieu of fractional shares of SCI common stock to be issued or paid in consideration therefor upon surrender of such certificate.

Accounting Treatment of the Merger

As of July 31, 2006, WLR, through its affiliates, beneficially owned approximately 75.6% of SCI’s outstanding common stock and approximately 85.4% of ITG’s outstanding common stock. As a result of this level of beneficial ownership of each of SCI and ITG, WLR is deemed to have a controlling interest in each of SCI and ITG.

Statement of Financial Accounting Standards No. 141, Business Combinations, provides that an exchange of equity interests between entities under common control is not a business combination for purposes of applying the provisions of that statement, but should be accounted for using a method of accounting that is similar to the pooling-of-interests method of accounting. In connection with accounting for the merger under the “as if pooling-of-interests” method of accounting, each of SCI’s and ITG’s beneficial recorded assets and liabilities will be carried forward to the Combined Company at their historical carrying values as of the date of the transfer, and not at fair value. In “as if pooling-of-interests” accounting, historical financial statements of the previously separate companies for periods prior to the combination are restated on a combined basis beginning at the date that common control of the entities was established. Common control of SCI and ITG was established on December 2, 2005 when WLR acquired a majority of SCI’s outstanding common stock. The costs of the merger will be charged to operations as incurred.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material United States federal income tax consequences of the merger to U.S. holders of ITG common stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, applicable current and proposed Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, the term “U.S. holder” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that holders of ITG common stock hold their stock as capital assets within the meaning of Section 1221 of the Code and do not hold any shares or rights to acquire shares of SCI common stock either actually or constructively under section 318 of the Code. This discussion does not address all aspects of United States federal income taxation that may be important to an ITG stockholder in light of his or her particular circumstances or particular tax status, including the following:

•	stockholders who are not U.S. holders;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	banks and other financial institutions;

•	tax-exempt organizations and governmental entities;

•	insurance companies;

•	S corporations, entities taxable as partnerships, and other pass-through entities;

•	stockholders who have a functional currency other than the U.S. dollar;

•	brokers or dealers in securities or foreign currency;

•	traders in securities who elect the mark-to-market method of accounting for their securities holdings;

•	stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	persons holding shares as part of a hedge, straddle, conversion transaction or risk reduction transaction; or

•	partnerships or other pass-through entities.

If a partnership is a holder of ITG common stock, the tax treatment of the partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding such shares should consult with his or her tax advisor regarding the tax consequences of the merger.

In addition, the following discussion does not address the tax consequences of other transactions effectuated prior to, concurrently with, or after, the merger, whether or not such transactions are in connection with the merger. Furthermore, no foreign, state or local tax considerations are addressed. Therefore, you are urged to consult your own tax advisor as to the specific federal, state, local and foreign tax consequences to you of such other transactions, and of the merger and related reporting obligations.

Federal Income Tax Consequences of the Merger

The material United States federal income tax consequences of the merger to U.S. holders of ITG common stock are as follows:

•	No gain or loss will be recognized by SCI or ITG solely as a result of the merger.

•	No gain or loss will be recognized by holders of ITG common stock solely upon their receipt of SCI common stock in exchange for ITG common stock in the merger, except to the extent of any cash received in lieu of a fractional share of SCI common stock.

•	The aggregate tax basis of the SCI common stock received in the merger by a holder of ITG common stock will be the same as the aggregate tax basis of the ITG common stock surrendered in exchange therefor (excluding the portion of the stockholder’s basis that is allocable to a deemed fractional share of SCI common stock for which the stockholder will receive cash in lieu of such fractional share).

•	The holding period of SCI common stock received in the merger by a holder of ITG common stock will include the holding period of the ITG common stock surrendered in exchange therefor.

•	A fractional share of SCI common stock for which cash is received in lieu of stock will be treated as if the fractional share of SCI common stock had been issued in the merger and then redeemed by SCI. An ITG stockholder receiving cash for a fractional share will generally recognize gain or loss upon the payment equal to the difference between the stockholder’s tax basis allocable to the fractional share and the amount of cash received. The gain or loss will be long term capital gain or loss if, at the effective time of the merger, the holding period of the ITG common stock is more than one year.

•	Subject to special rules that may apply if certain parties or related parties own shares, a holder of ITG common stock who receives cash pursuant to the exercise of appraisal or dissenters’ rights generally will recognize gain or loss equal to the difference between the stockholder’s tax basis in the shares surrendered and the amount of cash received. The gain or loss generally will be long-term capital gain if, at the effective time of the merger, the holding period of the ITG common stock is more than one year. Depending on the timing of the receipt of the cash, it is possible that a portion of the cash received may be characterized as interest income.

•	There may be some uncertainty as to whether or not the SCI common stock placed in escrow to satisfy certain potential claims for indemnification on behalf of SCI should be treated as owned by holders of ITG common stock for tax purposes. If the SCI common stock placed in escrow is not treated as owned by holders of ITG common stock, a portion of the SCI common stock released from escrow would be recharacterized as interest, and holders of ITG common stock would recognize interest income to that extent. In addition, the tax basis of the SCI common stock released from escrow would be increased by that amount, if any, treated as interest income and a corresponding portion of such stock would have a holding period that begins with the date after the date the shares are released from escrow. Each holder of ITG common stock should consult his or her own tax adviser as to the tax consequences of the receipt of SCI common stock (and any cash or other property) from escrow.

Neither SCI nor ITG will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to ITG stockholders. The actual tax consequences of the merger could be different from the treatment described above.

Backup Withholding

If you are a non-corporate holder of ITG stock, you may be subject to information reporting and backup withholding on any cash payments received in respect of SCI common stock. A non-corporate holder will not be subject to backup withholding, however, if such holder:

•	furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to it following the completion of the merger; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OR ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THE FOREGOING DISCUSSION NEITHER BINDS THE IRS NOR PRECLUDES IT FROM ADOPTING A CONTRARY POSITION. ITG STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY CHANGES IN TAX LAWS.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement, as well as this joint proxy statement/prospectus, carefully and in their entirety.

The Merger

Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, SCI Merger Sub will merge with and into ITG. The separate existence of SCI Merger Sub will cease and ITG will continue as the surviving corporation in the merger (as such, referred to in the merger agreement as the “Surviving Corporation”).

Effective Time

As soon as practicable after all conditions to the merger have been satisfied or waived, the parties will file with the Secretary of State of the State of Delaware a certificate of merger in respect of the merger and shall make all other filings or recordings required under the DGCL. The merger shall become effective at the time filed or such other time specified in the certificate of merger (referred to in the merger agreement as the “Effective Time”).

Effect of the Merger

As of the Effective Time, by virtue of the merger and without any action on the part of the holder of any shares of capital stock of ITG or the holder of any shares of capital stock of SCI Merger Sub:

•	each issued and outstanding share of capital stock of SCI Merger Sub shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

•	each issued and outstanding share of ITG common stock that is directly owned by ITG, SCI or SCI Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

•	subject to certain exceptions, each issued and outstanding share of ITG common stock (including shares of ITG common stock that are shares of ITG restricted stock) shall be converted into the right to receive, subject to the terms of the merger agreement and the escrow agreement (as defined in the merger agreement), a number of fully paid and nonassessable shares of SCI common stock, determined in accordance with the Exchange Ratio (referred to in the merger agreement as the “Merger Consideration”). Shares of SCI common stock so received in respect of shares of ITG common stock that at the Effective Time are shares of ITG restricted stock, following the Effective Time, shall be subject to any restrictions or limitations on transfer and vesting with respect thereto as applied to such shares of ITG common stock immediately prior to the Effective Time. As of the Effective Time, all such shares of ITG common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive, subject to the terms of the merger agreement and the escrow agreement, the Merger Consideration and any cash in lieu of fractional shares of SCI common stock to be issued or paid in consideration therefor upon surrender of such certificate.

Pre-Merger SCI Stock Dividend and SCI Escrow Fund

Prior to the Effective Time and for the purpose of securing the indemnification obligations of SCI pursuant to the merger agreement, the board of directors of SCI shall declare a common stock dividend, payable to holders of record of SCI common stock immediately prior to the Effective Time, of one-ninth (1/9th) of one share of SCI common stock for each share of SCI common stock outstanding on such record date. Such stock dividend shall be payable immediately prior to the Effective Time, subject to and in accordance with the terms of the merger agreement (the additional shares of SCI common stock so payable pursuant to such stock dividend are referred to in the merger agreement as the “SCI Dividend Shares”). As promptly as practicable following the Closing Date (as defined in the merger agreement), SCI will cause to be deposited with the Escrow Agent (as defined in the merger agreement) a certificate or certificates representing the SCI Dividend Shares, which will be held by the escrow agent on behalf of the record holders of SCI Common Stock immediately prior to the Effective Time in an escrow fund for the purpose of satisfying any Indemnity Claims (as defined in the merger agreement) on behalf of SCI (the SCI Dividend Shares so held by the Escrow Agent are referred to as “SCI Escrow Shares” and, together with any distributions thereon or earnings in respect of any such distributions held pursuant to the escrow agreement, being referred to in the merger agreement as the “SCI Escrow Fund”). The SCI Escrow Fund will be held and distributed in accordance with the terms of the escrow agreement. The SCI Stockholder Representative (as defined in the merger agreement) shall have all voting rights with respect to the SCI Escrow Shares for so long as such shares are held in the SCI Escrow Fund, provided that at any meeting of stockholders of SCI and with respect to any proposal put to a vote of the holders of SCI common stock, the SCI Stockholder Representative shall vote, or withhold such vote of, the SCI Escrow Shares then held in the SCI Escrow Fund in the same proportion as all other outstanding shares of SCI common stock (excluding the ITG Escrow Shares (as defined in the merger agreement) and shares of SCI common stock held by affiliates of WLR) that are voted in respect of such proposal.

ITG Escrow Fund

As promptly as practicable following the Closing Date, SCI shall cause to be deposited with the Escrow Agent a certificate or certificates issued in the name of the Escrow Agent representing a number of shares of SCI common stock (rounded to the nearest whole number) equal to one-tenth (1/10th) of the total number of shares of SCI common stock otherwise payable to the holders of ITG common stock as the Merger Consideration at the Effective Time (such shares being referred to in the merger agreement as the “ITG Escrow Shares,” and the ITG Escrow Shares, together with any distributions thereon or earnings in respect of any such distributions held pursuant to the escrow agreement, being referred to in the merger agreement as the “ITG Escrow Fund”). In accordance with the escrow agreement, the ITG Escrow Fund will be held by the Escrow Agent on behalf of the holders of ITG common stock immediately prior to the Effective Time for the purpose of satisfying any Indemnity Claims on behalf of ITG. The ITG Escrow Fund will be held and distributed in accordance with the terms of the escrow agreement. The ITG Stockholder Representative (as defined in the merger agreement) shall have all voting rights with respect to the ITG Escrow Shares for so long as such shares are held in the ITG Escrow Fund, provided that at any meeting of stockholders of SCI and with respect to any proposal put to a vote of the holders of SCI common stock, the ITG Stockholder Representative shall vote, or withhold such vote of, the ITG Escrow Shares then held in the ITG Escrow Fund in the same proportion as all other outstanding shares of SCI common stock (excluding the SCI Escrow Shares and shares of SCI common stock held by affiliates of WLR) that are voted in respect of such proposal. The Merger Consideration, less the ITG Escrow Shares, is referred to in the merger agreement as the “Closing Date Merger Consideration.”

No distribution of ITG Escrow Shares or other amounts out of the ITG Escrow Fund shall be made by the Escrow Agent in respect of shares represented by any certificate unless and until the holder thereof has complied with the exchange procedures set forth in the merger agreement and described below entitling such holder to receive its share of the Closing Date Merger Consideration in respect of such certificate.

ITG Stock Options

As soon as practicable following the date of the merger agreement, the compensation committee of the board of directors of ITG shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding options to purchase shares of ITG common stock (each defined in the merger agreement as an “ITG Stock Option”), whether vested or unvested, as necessary to provide that, at the Effective Time, each ITG Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the applicable ITG Stock Option, the number of shares of SCI common stock (rounded down to the nearest whole share) determined by dividing the number of shares of ITG common stock subject to such ITG Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of SCI common stock equal to (A) the exercise price per share of ITG common stock otherwise purchasable pursuant to such ITG Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (each, as so adjusted, referred to in the merger agreement as an “Adjusted Option”); provided, that such exercise price shall be rounded up to the nearest whole cent.

At the Effective Time, by virtue of the merger and without the need of any further corporate action, each ITG Stock Option outstanding at the Effective Time shall be converted into an option relating to SCI common stock following the Effective Time so as to substitute SCI common stock for ITG common stock purchasable thereunder. Prior to the Effective Time, SCI shall take all necessary actions for the conversion of ITG Stock Options, including the reservation for issuance of shares of SCI common stock in a number at least equal to the number of shares of SCI common stock that will be subject to the Adjusted Options.

Anti-Dilution Provisions

In the event SCI or ITG changes (or establishes a record date for changing) the number of shares of SCI common stock or ITG common stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding SCI common stock or ITG common stock, then the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction. In addition, in the event SCI or ITG pays (or establishes a record date for payment of) an extraordinary dividend on, or makes any other extraordinary distribution in respect of, the SCI common stock or ITG common stock, respectively, then the Exchange Ratio shall be appropriately adjusted to reflect such dividend or distribution. Notwithstanding the foregoing, no such adjustment shall be made in respect of the pre-merger SCI common stock dividend described above.

Exchange of Certificates

Exchange Procedures

As soon as reasonably practicable after the Effective Time, the Exchange Agent (as defined in the merger agreement) will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ITG common stock (referred to in the merger agreement as the “Certificates”), (i) a letter of transmittal and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing shares of SCI common stock with respect to SCI common stock included as part of the Closing Date Merger Consideration. Upon surrender of a Certificate to the Exchange Agent for cancellation, together with the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of SCI common stock that such holder has the right to receive pursuant to the terms of the merger agreement (excluding the pro rata portion of ITG Escrow Shares attributable to such holder of ITG common stock).

Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions with a record date after the Effective Time with respect to SCI common stock included as part of the Closing Date Merger Consideration shall be paid to the holder of any unsurrendered

Certificate with respect to the shares of SCI common stock represented thereby, and no cash payment in lieu of fractional shares of SCI common stock will be paid to any such holder until the holder of record of such Certificate shall surrender such Certificate.

No Further Ownership Rights in ITG Common Stock

The shares of SCI common stock included as part of the Closing Date Merger Consideration and issued upon the surrender for exchange of Certificates, together with the ITG Escrow Shares and any other amounts payable out of the ITG Escrow Fund in accordance with the terms of the Escrow Agreement, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of ITG common stock previously represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ITG common stock which were outstanding immediately prior to the Effective Time.

No Fractional Shares

Each holder of shares of ITG common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of SCI common stock will receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes that may be required thereon, equal to such fractional part of a share of SCI common stock multiplied by the per share closing price of SCI common stock on the Closing Date, as such price is quoted on the OTC Bulletin Board.

Board of Directors

The directors of ITG immediately prior to the Effective Time shall become directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Dissenting Shares

Shares of ITG common stock issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such shares (referred to in the merger agreement as the “Dissenting Shares”) in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into the right to receive shares of SCI common stock unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of ITG common stock of such holder shall be treated as a share of ITG common stock that had been converted as of the Effective Time into the right to receive shares of SCI common stock. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence.

Representations and Warranties

The merger agreement contains representations and warranties made by SCI and SCI Merger Sub, on the one hand, and ITG, on the other, to the other party or parties to the merger agreement, as applicable. These representations and warranties are qualified in their entirety by certain information that the parties disclosed in confidential disclosure schedules delivered to each other immediately prior to the execution of the merger agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and the corporate power and authority to carry on their respective businesses as now being conducted;

•	their respective subsidiaries and capital structure;

•	corporate power and authority to enter into, due authorization of, and valid and binding nature of, the merger agreement;

•	absence of conflict with, violation of, or default under, their respective certificates of incorporation or bylaws;

•	absence of conflict with, violation of, default under, or termination, cancellation or acceleration of any obligation or loss of a benefit under, other agreements or obligations of the parties or their subsidiaries;

•	governmental approvals in connection with the merger and other transactions contemplated by the merger agreement;

•	the accuracy of information supplied to the other party or parties for use herein;

•	absence of certain material changes or events since the date of their respective most recent financial statements;

•	absence of certain litigation;

•	compliance with applicable laws;

•	required stockholder approval for the transactions contemplated by the merger agreement;

•	the non-applicability of state takeover statutes to the merger and the other transactions contemplated by the merger agreement;

•	subject to certain exceptions, the absence of broker’s, finder’s, financial advisor’s and other fees in connection with the transactions contemplated by the merger agreement;

•	the opinions of the respective financial advisors for the SCI Special Committee and the ITG Special Committee;

•	employees and employee benefit matters;

•	environmental matters;

•	taxes;

•	intellectual property; and

•	insurance maintained for such entity’s operations;

SCI and SCI Merger Sub made additional representations to ITG, including with respect to:

•	the filing of all required documents with the SEC since December 31, 2002, and the material compliance and accuracy of such SEC documents as of their respective dates; and

•	the absence of other operations or obligations of the SCI Merger Sub, other than in connection with the transactions contemplated by the merger agreement.

ITG made additional representations to SCI and SCI Merger Sub, including with respect to:

•	real property and real property leases;

•	material agreements;

•	ownership of material assets and properties;

•	related party transactions;

•	registration rights obligations;

•	labor matters;

•	material customers; and

•	the absence of certain illegal business practices.

Covenants Relating to Conduct of Business

Conduct of Business by ITG

ITG has agreed that during the time period between the date of the merger agreement and the Effective Date, subject to certain exceptions, ITG shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice.

In particular, ITG has agreed that, subject to certain exceptions, prior to the Effective Date, ITG shall not, and shall not permit any of its subsidiaries to:

•	(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of ITG or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

•	amend its certificate of incorporation or bylaws or the charter, bylaws or similar governing documents of any of ITG’s subsidiaries;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice, and other than acquisitions or purchases with a total consideration of less than $5.0 million;

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its material properties or assets, other than sales or licenses of finished goods and services in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice, incur indebtedness, or guarantee indebtedness, in excess of certain amounts;

•	modify the fundamental nature of its business; or

•	authorize, commit or agree to take any of the foregoing actions.

Conduct of Business by SCI

SCI has agreed that during the time period between the date of the merger agreement and the Effective Date, subject to certain exceptions, SCI shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice.

In particular, SCI has agreed that, subject to certain exceptions, prior to the Effective Date, SCI shall not, and shall not permit any of its subsidiaries to:

•	(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of SCI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

•	amend the respective certificate of incorporation or bylaws of SCI or Merger Sub or the charter, bylaws or similar governing documents of any of SCI’s subsidiaries;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice, and other than acquisitions or purchases with a total consideration of less than $5.0 million;

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its material properties or assets, other than sales or licenses of finished goods and services in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice, incur indebtedness, or guarantee indebtedness, in excess of certain amounts;

•	modify the fundamental nature of its business; or

•	authorize, commit or agree to take any of the foregoing actions.

Indemnification, Exculpation and Insurance

SCI and Merger Sub have agreed in the merger agreement that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) existing as of the date of the merger agreement in favor of the current or former directors or officers of ITG and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of ITG as in effect on the date of the merger agreement shall be assumed by the Surviving Corporation in the merger, without further action, as of the Effective Time and shall survive the merger and shall continue in full force and effect in accordance with their terms.

SCI has agreed in the merger agreement that for six years after the Effective Time, SCI shall maintain in effect (i) ITG’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time covering each person currently covered by ITG’s directors’ and officers’ liability insurance policy and (ii) ITG’s current fiduciary liability insurance policies covering acts or omissions occurring prior to the Effective Time for employees who serve or have served as fiduciaries under or with respect to any ITG benefit plans, in each case on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date of the merger agreement; provided that SCI may substitute therefor policies of SCI with respect to coverage and amounts no less favorable to such persons; provided however, that in no event will SCI be required to pay aggregate premiums for insurance in excess of 150% of the amount of the aggregate premiums paid by SCI in 2005 on an annualized basis for such purpose, provided that SCI will nevertheless be obligated to provide such coverage as may obtained for such 150% amount.

SCI and SCI Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of SCI as provided in SCI’s certificate of incorporation or bylaws and any indemnification or other agreements of SCI as in effect on the date of the merger agreement shall survive the merger and shall continue in full force and effect in accordance with their terms.

SCI has agreed in the merger agreement that, for six years after the Effective Time, SCI shall maintain in effect (i) SCI’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time covering Dr. Daniel Tessoni, and (ii) SCI’s current fiduciary liability insurance policies covering acts or omissions occurring prior to the Effective Time to the extent Dr. Daniel Tessoni serves or has served as a fiduciary under or with respect to any SCI benefit plans, in each case on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date of the merger agreement; provided that SCI may substitute therefor policies of SCI with respect to coverage and amount no less favorable to Dr. Daniel D. Tessoni; provided however, that in no event shall SCI be required to pay aggregate premiums for insurance in excess of 150% of the amount of the aggregate premiums paid by SCI in 2005 on an annualized basis for such purpose, provided that SCI shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

Conditions Precedent

Conditions to Each Party’s Obligation To Effect the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

•	ITG stockholder approval of the merger agreement and the merger shall have been obtained;

•	SCI stockholder approval to adoption of the Amended and Restated Certificate of Incorporation of SCI shall have been obtained;

•	any waiting period (and any extension thereof) applicable to the merger under the HSR Act shall have been terminated or shall have expired;

•	no Restraints (as defined in the merger agreement) shall be in effect, and there shall not be pending any suit, action, proceeding or investigation by any governmental entity (i) seeking to prevent or delay consummation of the merger or any material part of the transactions, or that is reasonably likely to require any material divestiture of the business of ITG or SCI or (ii) which otherwise is reasonably likely to have a material adverse effect on ITG or SCI, as applicable; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

•	the registration statement on Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and, if the issuance of SCI common stock in connection with the merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner;

•	the parties shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required under contracts or agreements or otherwise required for the lawful consummation of the merger and the consummation of the transactions contemplated by the merger agreement, and all such permits, authorizations, consents, waivers, clearances or approvals shall be in full force and effect, in each case, with such exceptions as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on ITG or SCI, as applicable; and

•	appraisal rights pursuant to Section 262 of the DGCL shall have not have been exercised in connection with the merger in respect of more than 365,850 shares of ITG common stock.

Conditions to Obligations of SCI and SCI Merger Sub

The obligations of SCI and SCI Merger Sub to effect the merger are further subject to satisfaction or waiver of the following conditions:

•	the representations and warranties of ITG set forth in the merger agreement (without giving effect to any qualifications contained therein as to materiality or material adverse effect) shall be true and correct as of the Closing Date as if made at and as of such time, with only such exceptions to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect with respect to ITG, and ITG shall have delivered to SCI a certificate to such effect signed on behalf of ITG by an executive officer of ITG and dated as of the Closing Date;

•	ITG shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the Closing Date, and ITG shall have delivered to SCI a certificate to such effect signed on behalf of ITG by an executive officer of ITG and dated as of the Closing Date;

•	the opinion of RSM EquiCo Capital Markets LLC, financial advisor to the SCI Special Committee, shall not have been withdrawn or changed in a manner adverse to SCI;

•	SCI shall have received an affidavit of ITG certifying that it is not a United States real property holding corporation under Section 897 of the Code;

•	there shall have been no changes, other than changes contemplated by the merger agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of ITG and its subsidiaries (regardless of whether such events or changes are inconsistent with the representations and warranties of ITG set forth in the merger agreement) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to ITG; and

•	the Escrow Agreement shall have been duly executed by the parties thereto.

Conditions to Obligations of ITG

The obligation of ITG to effect the merger is further subject to satisfaction or waiver of the following conditions:

•	the representations and warranties of SCI and SCI Merger Sub set forth in the merger agreement (without giving effect to any qualifications contained therein as to materiality or material adverse effect) shall be true and correct as of the Closing Date as if made at and as of such date, with only such exceptions to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect with respect to SCI, and SCI shall have delivered to ITG a certificate to such effect signed on behalf of SCI by an executive officer of SCI and dated as of the Closing Date;

•	SCI and SCI Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the Closing Date, and SCI shall have delivered to ITG a certificate to such effect signed on behalf of SCI by an executive officer of SCI and dated as of the Closing Date;

•	the opinion of SunTrust Robinson Humphrey to the ITG Special Committee shall not have been withdrawn or changed in a manner adverse to ITG;

•	the SCI Charter Amendment shall have been duly filed with the Delaware Secretary of State and shall be in full force and effect;

•	there shall have been no changes, other than changes contemplated by the merger agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of SCI and its Subsidiaries (regardless of whether such events or changes are inconsistent with the representations and warranties of SCI set forth in the merger agreement) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SCI; and

•	the Escrow Agreement shall have been duly executed by the parties thereto.

Termination

The merger agreement may be terminated at any time prior to the Effective Time, whether before or after ITG Stockholder Approval or SCI Stockholder Approval:

•	by mutual written consent of SCI and ITG;

•	by either SCI or ITG:

•	if the merger shall not have been consummated by March 31, 2007;

•	if SCI stockholder approval of the adoption of the Amended and Restated Certificate of Incorporation of SCI or ITG stockholder approval of the merger agreement and the merger, has not been obtained by March 31, 2007; or

•	if any Restraint shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate the merger agreement shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

•	by SCI, if ITG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of a condition precedent relating to the accuracy of ITG’s representations and warranties or performance of covenants described under “Conditions to Obligations of SCI and SCI Merger Sub” above, and (B) has not been or is incapable of being cured by ITG within 30 calendar days after receipt of written notice from SCI; or

•	by ITG, if SCI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of a condition precedent relating to the accuracy of SCI’s representations and warranties or performance of covenants described under “Conditions to Obligations of ITG” above, and (B) has not been or is incapable of being cured by SCI within 30 calendar days after receipt of written notice from ITG.

Amendment

The merger agreement may be amended by the parties at any time before or after ITG stockholder approval of the merger agreement and the merger; provided, however, that after such approval, there shall not be made any amendment that by law requires further approval by the stockholders of ITG without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

In addition, no such amendment may be agreed to on behalf of SCI without the consent of the SCI Special Committee or agreed to on behalf of ITG without the consent of the ITG Special Committee.

Extension; Waiver

At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights.

No such extension or waiver may be granted on behalf of SCI without the consent of the SCI Special Committee or on behalf of ITG without the consent of the ITG Special Committee.

Survival of Representations and Warranties; Indemnification

The representations and warranties of the parties contained in the merger agreement, or in any schedule or exhibit or other writing delivered pursuant to the provisions of the merger agreement or in connection with the transactions contemplated thereby, shall survive until the expiration of the Survival Period (as defined in the merger agreement). Provided that, for the avoidance of doubt, any such Indemnity Claim in respect of which notice is given pursuant to merger agreement prior to the end of the Survival Period may continue to be pursued by the Indemnified Party (as defined in the merger agreement) notwithstanding the expiration of the Survival Period prior to resolution of such Indemnity Claim and, provided further, that if either party makes an Indemnity Claim within ten (10) business days prior to the end of the Survival Period, then the other party shall have ten (10) business days after such Indemnity Claim is made in which to make an Indemnity Claim.

The Survival Period will end on the earlier of eighteen months after the effective time of the merger or the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer of SCI common stock with gross proceeds of at least $25.0 million and an equity value of SCI of at least $250.0 million, provided that the shares of SCI common stock covered by such registration statement are listed for trading on either the NYSE or the NASDAQ Exchange. SCI agreed to indemnify and defend ITG from and against any and all Losses (as defined in the merger agreement), including any Losses incurred by an officer or director of ITG, arising from or relating to (i) any breach of representation or warranty under the merger agreement by SCI or Merger Sub, or under any certificate delivered by SCI or Merger Sub under the merger agreement, and (ii) any other nonfulfillment of any covenants or other obligations of SCI or Merger Sub under the merger agreement.

ITG agreed to indemnify and defend SCI from and against any and all Losses, including Losses incurred by an officer or director of SCI arising from or relating to (i) any breach of representation or warranty under the merger agreement by ITG, or under any certificate delivered by ITG under the merger agreement, and (ii) any other nonfulfillment of any covenants or other obligations of ITG under the merger agreement.

Effective upon the Closing Date, Stephen Bosworth will be appointed by ITG as the ITG Stockholder Representative as the exclusive agent and attorney-in-fact to act on behalf of each of the holders of ITG common stock, in connection with and to facilitate the consummation of the transactions contemplated by the merger agreement, and, effective upon the Closing Date, SCI shall appoint and authorize Dr. Daniel D. Tessoni as the SCI Stockholder Representative as the exclusive agent and attorney-in-fact to act on behalf of each of the holders of SCI common stock in connection with and to facilitate the consummation of the transactions contemplated by the merger agreement. The SCI Stockholder Representative shall have exclusive authority on behalf of SCI to prosecute, negotiate, settle and defend all Indemnity Claims made on behalf of or against SCI under the merger agreement. The ITG Stockholder Representative will have exclusive authority on behalf of ITG to prosecute, negotiate, settle and defend all Indemnity Claims made on behalf of or against ITG under the merger agreement. In connection with such duties, the SCI Stockholder Representative and the ITG Stockholder Representative are entitled under the merger agreement to certain indemnification and expense reimbursement.

An Indemnified Party (as defined in the merger agreement) shall give prompt written notice to the Indemnifying Party (as defined in the merger agreement) with respect to any assertion by the Indemnified Party or by a third party of any liability which the Indemnified Party has reason to believe might give rise to a claim for indemnification.

The ITG Stockholder Representative and the SCI Stockholder Representative shall attempt to resolve any Indemnity Claim arising under the merger agreement through negotiation in good faith for a period of not less than thirty (30) days after notice of such Indemnity Claim is provided. Any claims not so resolved through negotiation in good faith shall be decided through binding arbitration before a single arbitrator.

Satisfaction of Indemnity Claims shall be made in accordance with the terms of the escrow agreement. Under the escrow agreement, any Indemnity Claim resolved in favor of SCI due to a breach by ITG of the merger agreement will be satisfied by the cancellation of shares held in the ITG Escrow Fund with a fair market value, determined in accordance with the terms of the escrow agreement, equal to the amount of such Indemnity Claim. Any Indemnity Claim resolved in favor of ITG due to a breach by SCI of the merger agreement will be satisfied by the cancellation of shares held in the SCI Escrow Fund with a fair market value equal to the amount of such Indemnity Claim. As a result, pre-merger ITG stockholders may lose a portion of the shares of SCI common stock otherwise deliverable to them pursuant to the merger and pre-merger SCI stockholders may lose a portion of the shares of SCI common stock otherwise payable to them pursuant to the pre-merger stock dividend described above. SCI’s sole recourse with respect to Indemnity Claims shall be limited to the ITG Escrow Fund and ITG shall not be obligated to indemnify SCI, or its successors and assigns, for any amount in excess of the aggregate amount of the ITG Escrow Fund. ITG’s sole recourse with respect to Indemnity Claims shall be limited to the SCI Escrow Fund and SCI shall not be obligated to indemnify ITG, or its successors and assigns, for any amount in excess of the aggregate amount of the SCI Escrow Fund.

Neither party shall be obligated to indemnify the other, or its successors and assigns, for any Indemnity Claims unless and until the aggregate amount of those Indemnity Claims that the Indemnifying Party otherwise would be obligated to pay exceeds $1.0 million, whereupon the full amount of Losses both above and below such amount and up to the amount of the ITG Escrow Fund or SCI Escrow Fund, as the case may be, shall be recoverable by the Indemnified Party; provided, that any Losses suffered by an Indemnified Party arising out of fraud on the part of the Indemnified Party shall not be subject to such $1.0 million threshold.

Authorization by Special Committees of Certain Actions

No action taken or purported to have been taken on behalf of SCI or ITG, respectively, after the date of the merger agreement with respect to any Specified Matter (as defined in the merger agreement) shall be valid or effective unless such action has been approved by SCI’s or ITG’s board of directors, as applicable, including approval of the SCI or ITG Special Committee, as applicable.

Governing Law

The merger agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Assignment

Neither the merger agreement nor any of the rights, interests or obligations under the merger agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties to the merger agreement without the prior written consent of the other party or parties, as applicable.

MATERIAL INTERESTS OF AFFILIATES

As of July 31, 2006, WLR and its affiliated entities, which are collectively referred to as the WLR Entities, beneficially owned approximately 75.6% of the outstanding common stock of SCI and approximately 85.4% of the outstanding common stock of ITG. After the merger, the WLR Entities are expected to beneficially own approximately 82.0% of the outstanding common stock of the Combined Company. On [•], 2006, International Textile Holdings, Inc., an affiliate of WLR and the owner of approximately 85.4% of ITG’s outstanding common stock as of July 31, 2006, a sufficient number of shares to approve the merger, consented, in writing, to the approval of the merger agreement and the merger.

Wilbur L. Ross, Jr., David H. Storper, Michael J. Gibbons and Joseph L. Gorga, each of whom is an affiliate of WLR, hold four of the five positions on SCI’s board of directors. The board of directors of ITG consists of Wilbur L. Ross, Stephen W. Bosworth, Joseph L. Gorga, Gary L. Smith, David L. Wax and Pamela K. Wilson. Each of Messrs. Ross and Wax, and Ms. Wilson, is an affiliate of WLR. Mr. Gorga is the current President and Chief Executive Officer of ITG and Mr. Smith is the current Executive Vice President and Chief Financial Officer of ITG. Each of these individuals will be directors of the Combined Company.

Certain executive officers of each of SCI and ITG are expected to be the executive officers of the Combined Company. A list of all of the individuals expected to serve as executive officers of the Combined Company is contained under “Management of the Combined Company.”

DESCRIPTION OF SCI CAPITAL STOCK

The following is a description of the material terms of the certificate of incorporation and bylaws of SCI as each is in effect as of the date of this joint proxy statement/prospectus. For a full description of the terms of SCI’s common stock, we refer you to the certificate of incorporation and bylaws of SCI, copies of which have been filed as exhibits to this joint proxy statement/prospectus. For a description of the Amended and Restated Certificate of Incorporation, as proposed to be adopted by stockholders of SCI at the 2006 Annual Meeting, which will modify certain of the provisions described below, see “ The 2006 Annual Meeting—Item 1—Amendment and Restatement of the Certificate of Incorporation of SCI” and “Comparison of Rights of Stockholders.”

Common Stock

As of July 31, 2006, SCI’s authorized capital stock consisted of 20,000,000 shares of common stock, par value $0.01 per share, of which 5,507,147 shares were issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares were issued or outstanding.

Dividend Rights

Subject to any superior rights of any holders of preferred stock or any class or series of stock having a preference over the common stock with respect to payment of dividends, holders of SCI’s common stock are entitled to such dividends as may be declared and paid from time to time by the board of directors of SCI out of legally available funds. SCI’s current credit facilities impose restrictions on SCI’s ability to declare dividends with respect to SCI’s common stock.

Voting Rights

Each outstanding share of common stock is entitled to one vote per share on each matter submitted to a vote of the stockholders, voting together as a single class. The affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote, voting as a single class, is required to approve any act or action requiring a vote of the common stockholders. The holders of SCI’s common stock do not have cumulative voting rights in the election of directors.

Liquidation Rights

In the event of SCI’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders, subject to the prior or equal rights, if any, of any holders of preferred stock.

Transfer Agent

The transfer agent for the common stock is Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of Certain Provisions of the Certificate of Incorporation and Bylaws

SCI’s certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire SCI by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions in SCI’s certificate of incorporation and bylaws are designed to encourage persons seeking to acquire control of SCI to negotiate with the board of directors.

These anti-takeover provisions in SCI’s certificate of incorporation and bylaws could, however, have the effect of discouraging a prospective acquiror from making a tender offer for SCI’s shares or otherwise attempting to obtain control of SCI. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock of SCI, thus depriving stockholders of any advantages which large accumulations of stock might provide.

Set forth below is a summary of the relevant provisions of the certificate of incorporation and bylaws of SCI and certain applicable sections of the DGCL. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of SCI’s certificate of incorporation, bylaws and sections of the DGCL.

Stockholder Action; Special Meetings. SCI’s certificate of incorporation currently provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. SCI’s certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer, the president or the board of directors pursuant to a resolution approved by a majority of the members of the board of directors. Stockholders are not permitted to call a special meeting or to require the board to call a special meeting.

Election of Directors. SCI’s bylaws classify the SCI board of directors into three separate classes with staggered three year terms.

Amendment of Bylaws. Except for certain provisions indicated above, SCI’s bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting stock of SCI or by the affirmative vote of a majority of the board. Certain provisions, described below, that require the affirmative vote of the holders of 80% of the voting stock of SCI may make it more difficult to change the bylaws for the purpose of gaining control of SCI.

Business Combinations. SCI’s certificate of incorporation imposes certain restrictions on the consummation of a Business Combination (as defined in SCI’s certificate of incorporation) involving SCI, including imposing a super-majority voting requirement of the stockholders to approve a Business Combination involving an Interested Stockholder (as defined in SCI’s certificate of incorporation). These provisions of the certificate of incorporation provide that a Business Combination with an Interested Stockholder will not be consummated unless (a) such consummation is approved by the affirmative vote of the holders of record of outstanding shares representing (i) at least eighty percent (80%) of the voting power of the then outstanding Voting Shares (as defined in SCI’s certificate of incorporation) of SCI, voting together as a single class and (ii) at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Shares of SCI, voting together as a single class, which are not beneficially owned, directly or indirectly, by such Interested Stockholder; provided, however, such restrictions are not applicable to a Business Combination, and such Business Combination will only require the vote as required by law and other provisions of SCI’s certificate of incorporation, if such Business Combination is approved by a majority of the Continuing Directors (as defined in SCI’s certificate of incorporation) and meets certain requirements described in SCI’s certificate of incorporation.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

The following description summarizes the material differences in the rights of stockholders of SCI and ITG and, following the merger, stockholders of the Combined Company. SCI and ITG are Delaware corporations and are governed by the DGCL. The Combined Company will continue as a Delaware corporation following the merger and will be governed by the DGCL. In connection with the merger, SCI is proposing to amend and restate its current certificate of incorporation in the form attached as Annex B. SCI’s current bylaws will be the bylaws of the Combined Company, except that they will be amended to reflect the change of SCI’s corporate name following the merger. The rights of the former ITG stockholders and the SCI stockholders will therefore be governed by the DGCL and the Amended and Restated Certificate of Incorporation and the bylaws of the Combined Company.

Because the rights of stockholders of SCI and ITG are, and, following the merger, the Combined Company will be, governed by Delaware law, the differences described below arise principally from differing provisions contained in the certificates of incorporation and bylaws of each of SCI, ITG and the Combined Company.

The following does not provide a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. This summary, therefore, is qualified by reference to the DGCL, SCI’s certificate of incorporation and bylaws, ITG’s certificate of incorporation and bylaws and the Amended and Restated Certificate of Incorporation and the bylaws of the Combined Company. You should carefully read this entire joint proxy statement/prospectus and any other documents to which you are referred for a more complete understanding of the differences between being a stockholder of SCI or ITG, as applicable, and the Combined Company.

Capital Stock

Authorized Capital Stock

SCI. SCI’s certificate of incorporation authorizes it to issue up to 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock. The designations and powers, preferences and rights, and the qualifications, limitations or restrictions of the preferred stock may be determined from time to time by the board of directors of SCI.

ITG. ITG’s certificate of incorporation authorizes it to issue up to 25,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share. The voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations restrictions may be determined from time to time by the board of directors of ITG.

Combined Company. The Amended and Restated Certificate of Incorporation of the Combined Company authorizes it to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock. The designations, powers, preferences, rights and the qualifications, limitations or restrictions of the preferred stock may be determined from time to time prior to issuance by the board of directors of the Combined Company.

Dividends

SCI. Under SCI’s certificate of incorporation, subject to the rights of any preferred stockholder, the holders of common stock shall be entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore.

ITG. Under ITG’s certificate of incorporation, subject to the rights of any preferred stockholders, holders of common stock shall have equal rights to dividends and distributions.

Combined Company. Under the Amended and Restated Certificate of Incorporation of the Combined Company, subject to the rights of any preferred stockholder, the holders of common stock shall be entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor.

Stockholder Meetings

Special Meetings

SCI. Under SCI’s bylaws, a special meeting of stockholders may only be called by the chairman of the board of SCI, and shall be called by the secretary of SCI at the request of the board of directors pursuant to a resolution adopted by a majority of the total number of directors that SCI would have if there were no vacancies on the board of directors.

ITG. Under ITG’s bylaws, a special meeting of stockholders may be called by ITG’s board of directors, chairman of the board of directors, or chief executive officer, and shall be called by the secretary of ITG upon request of the holders of a majority of the shares of stock that would be entitled to vote on the matter that is the subject of the special meeting.

Combined Company. Under the Combined Company’s bylaws, a special meeting of stockholders may only be called by the chairman of the board of directors of the Combined Company, and shall be called by the secretary of the Combined Company at the request of the board of directors pursuant to a resolution adopted by a majority of the total number of directors that the Combined Company would have if there were no vacancies on the board of directors.

Notice of Meeting

SCI. Under SCI’s bylaws, written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

ITG. Under ITG’s bylaws, written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 50 days before the date of the meeting.

Combined Company. Under the Combined Company’s bylaws, written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

Action by Written Consent

SCI. Under SCI’s certificate of incorporation, stockholders may not take action by written consent.

ITG. Under ITG’s bylaws, stockholders may take action by written consent if the minimum number of votes that would be necessary to authorize or take an action at a meeting at which all shares entitled to vote thereon were present and voted shall consent in writing to such action.

Combined Company. Under the Amended and Restated Certificate of Incorporation of the Combined Company, stockholders of the Combined Company may take action by written consent to the extent permitted by the DGCL until such time as the Combined Company completes a firm commitment underwritten public offering of the Combined Company’s common stock pursuant to an effective registration statement under the Securities Act that occurs after the effective time of the Amended and Restated Certificate of Incorporation. Thereafter, stockholders may not take action by written consent.

Board of Directors

Number

SCI. Under SCI’s bylaws, the number of directors may be fixed from time to time by resolution of a majority of the board of directors.

ITG. Under ITG’s bylaws, the number of directors shall be not less than two nor more than nine. The number of directors will be fixed by resolution of the board of directors or the stockholders.

Combined Company. Under the Combined Company’s bylaws, the number of directors may be fixed from time to time by resolution of a majority of the board of directors.

Classification

SCI. SCI’s bylaws classify the SCI board of directors into three separate classes with staggered three year terms.

ITG. ITG’s certificate of incorporation and bylaws do not classify the ITG board of directors into separate classes or provide for staggered terms. Each of the directors are elected annually.

Combined Company. The Combined Company’s bylaws classify the Combined Company’s board of directors into three separate classes with staggered three year terms.

Quorum

SCI. SCI’s bylaws provide that a majority of the board of directors shall constitute a quorum for the transaction of business.

ITG. ITG’s bylaws provide that a majority of the board of directors, but in no event less than two directors, will constitute a quorum for the transaction of business.

Combined Company. The Combined Company’s bylaws provide that a majority of the board of directors shall constitute a quorum for the transaction of business.

Removal

SCI. SCI’s bylaws provide that any director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding voting stock, voting together as a single class.

ITG. ITG’s bylaws provide that a director may be removed by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock entitled to vote for the election of directors.

Combined Company. The Combined Company’s bylaws provide that any director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding voting stock, voting together as a single class.

Officers

SCI. SCI’s bylaws provide that the elected officers of SCI shall be a chairman of the board, a president, a secretary and a treasurer, and may also include one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers. The elected officers of SCI shall be elected annually by the board of directors of SCI.

ITG. ITG’s bylaws provide that the officers of ITG shall be a chief executive officer, a chief financial officer, one or more vice presidents, a secretary and a treasurer, and may also include a chairman of the board, a controller, one or more assistant secretaries, one or more assistant treasurers and such other officers as the board of directors determines. Each officer shall be elected by the board of directors of ITG and shall hold office until that officer’s successor is elected and qualified.

Combined Company. The Combined Company’s bylaws provide that the elected officers of the Combined Company shall be a chairman of the board, a president, a secretary and a treasurer, and may also include one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers. The elected officers of the Combined Company shall be elected annually by the board of directors of the Combined Company.

Amendment of Certificate of Incorporation

SCI. SCI’s certificate of incorporation may be amended in any way prescribed by statute, except that Article Sixth of the amended and restated certificate of incorporation, Certain Business Combinations, may not be amended or repealed unless such action is approved by either (a) a majority of the continuing directors or (b) the affirmative vote of the holders of (i) at least 80% percent of the outstanding capital stock entitled to vote for the election of directors and, (ii) if an interested stockholder is proposing such amendment, 66 2/3% of the outstanding shares of capital stock of SCI entitled to vote for the election of directors which are not beneficially owned by such interested stockholder.

ITG. ITG’s certificate of incorporation may be amended in any way prescribed by the laws of the state of Delaware.

Combined Company. The Amended and Restated Certificate of Incorporation of the Combined Company provides that the Combined Company may amend, alter, change or repeal any provision of its certificate of incorporation in any manner set out in the certificate of incorporation or prescribed by law.

Amendment of Bylaws

SCI. SCI’s bylaws may be amended by either the board of directors or the affirmative vote of the holders of at least 80% percent of the outstanding capital stock entitled to vote for the election of directors.

ITG. ITG’s bylaws may be amended at any meeting of stockholders or at any meeting of the board of directors by a majority vote of the whole board.

Combined Company. The Combined Company’s bylaws may be amended by either the board of directors or the affirmative vote of the holders of at least 80% percent of the Combined Company’s outstanding capital stock entitled to vote in the election of directors.

Anti-Takeover Provisions

SCI. Under SCI’s certificate of incorporation, in addition to any vote required by law or SCI’s certificate of incorporation, certain business combinations involving an interested stockholder, or an affiliate of an interested stockholder, shall not be consummated unless (a) such consummation shall have been approved by the affirmative vote of the holders of record of outstanding shares representing (i) at least 80% of the voting power of the then outstanding shares entitled to vote in the election of directors and (ii) at least 66 2/3% of the outstanding shares of capital stock of SCI entitled to vote for the election of directors which are not beneficially owned by such interested stockholder, and (b) such transaction shall meet certain additional criteria or SCI must obtain the advice of a financial advisor to the effect that the transaction is fair to the holders of shares entitled to vote for the election of directors other than an interested stockholder; provided, however, that the preceding provision is not applicable if any such business combination is approved by a majority of the directors of SCI who are unaffiliated with, and not a nominee of, such interested stockholder, and was a member of the board of directors prior to the time the interested stockholder became an interested stockholder.

ITG. ITG’s certificate of incorporation and bylaws do not contain a comparable provision.

Combined Company. The Amended and Restated Certificate of Incorporation and bylaws of the Combined Company do not contain a comparable provision.

Right to Indemnification

SCI. SCI’s certificate of incorporation provides that, subject to certain exceptions, SCI will indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of SCI, or is or was serving at the request of SCI as a director, officer, employee or agent of another corporation or entity to the maximum extent authorized by the DGCL.

ITG. ITG’s certificate of incorporation and bylaws provide that ITG, to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware and other applicable laws and regulations, may indemnify any person who is or was an officer, employee or agent of ITG, or is or was serving at the request of ITG as a director, officer, employee or agent of another corporation or entity, and shall indemnify any person who is or was a director of ITG or any director who is or was serving at the request of ITG as a director of another corporation or entity, who by reason of this position was, is or is threatened to be made a party to an action or proceeding.

Combined Company. The Amended and Restated Certificate of Incorporation of the Combined Company provides that each person who was or is made a party, or is threatened to be made a party, to or is otherwise involved in any threatened, pending or completed proceeding, by reason of the fact that he or she is or was a director or an officer of the Combined Company or any of its subsidiaries, or is or was serving at the request of the Combined Company as a director, officer, employee or agent of another company or entity (referred to as an “Indemnitee”), will be indemnified and held harmless by the Combined Company to the fullest extent permitted or required by the DGCL. The Combined Company, may, to the extent authorized by its board of directors, grant similar rights of indemnification to any employee or agent of the Combined Company.

Right of Indemnitee to Bring Suit

SCI. SCI’s certificate of incorporation and bylaws do not contain any provision providing for the rights of any indemnitee to bring suit.

ITG. ITG’s certificate of incorporation and bylaws do not contain any provision providing for the rights of an indemnitee to bring suit.

Combined Company. The Amended and Restated Certificate of Incorporation of the Combined Company provides that if a claim for indemnification or the advancement of expenses incurred by an Indemnitee is not paid in full by the Combined Company within 30 days after a claim has been received by the Combined Company, except in the case of a claim for an advancement of expenses, in which case the applicable period is 10 days, the Indemnitee may at any time thereafter bring suit against the Combined Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Combined Company to recover an advancement of expenses, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it will be a defense that, and (ii) any suit brought by the Combined Company to recover an advancement of expenses, the Combined Company will be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

Right to Advancement of Expenses

SCI. SCI’s certificate of incorporation and bylaws do not contain a provision which requires SCI to pay an indemnitee the expenses incurred by such indemnitee in defending any proceeding in advance of its final disposition.

ITG. ITG’s certificate of incorporation and bylaws do not contain a provision which requires ITG to pay an indemnitee the expenses incurred by such indemnitee in defending any proceeding in advance of its final disposition.

Combined Company. The Amended and Restated Certificate of Incorporation of the Combined Company provides that the right to indemnification provided by the Combined Company’s certificate of incorporation will include the right to be paid by the Combined Company the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer will be made only upon delivery to the Combined Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such Indemnitee is not entitled to be Indemnified for such expenses. The Combined Company, may, to the extent authorized by its board of directors, grant similar rights to advancement of expenses to any employee or agent of the Combined Company.

Registration Rights Agreements

ITG has entered into certain registration rights agreements with certain of its stockholders that provide that those stockholders have the right, following a qualifying initial public offering by ITG, to request that ITG include in certain subsequent registrations of its securities, the shares held by such stockholder. Each of these agreements will terminate in accordance with its terms upon the completion of the merger. SCI is not party to any similar agreements.

INFORMATION ABOUT THE COMPANIES

Safety Components International

Business

Company Overview. SCI is a leading low-cost, independent supplier of high quality automotive airbag fabric and airbag cushions for automotive airbag modules, with operations in North America, Europe, South Africa and China. SCI also believes that it is a leading manufacturer of value-added technical fabrics used in a variety of niche industrial and commercial applications such as fire service apparel, ballistics material, filtration, military fabrics and outdoor awnings and covers. SCI sells these technical fabrics in North America and Europe.

SCI’s airbag fabric and airbag cushions are components of airbag modules. SCI and other component manufacturers that sell their products to airbag module integrators are generally referred to as Tier 2 suppliers to the automotive industry. Airbag module integrators, which sell complete airbag modules to automobile manufacturers, are generally referred to as Tier 1 suppliers to the automotive industry. In 2005, SCI had a 66% share of the North American airbag cushion market that is outsourced by Tier 1 suppliers, and an 11% share of the total North American airbag cushion market, according to CSM Worldwide, a provider of automotive market analysis. SCI also had a 38% share of the European airbag cushion market that is outsourced by Tier 1 suppliers, and a 16% share of the total European airbag cushion market during 2005, according to CSM. SCI, through its predecessors, has been engaged in the design and development of airbag fabric and airbag cushions for over 30 years.

SCI reported net sales of $220.1 million in its fiscal year ended December 31, 2005.

Industry Overview. Airbag modules consist of various components and an electronic control unit, which are installed by automakers into their vehicles. Airbag modules generally consist of airbag cushions, ignitors, electronics, inflators, housings and trim covers.

The following illustrations show a complete airbag module and certain of its components:

Airbag modules are assembled by Tier 1 suppliers, which then sell these modules to automakers. Tier 1 suppliers generally produce a majority of the components required for a complete module. However, as the industry has evolved, Tier 1 suppliers have outsourced varying portions of non-proprietary components, such as airbag fabric and airbag cushions, to Tier 2 suppliers that specialize in the production of individual airbag components. SCI believes that Tier 1 suppliers will continue to outsource a portion of their airbag fabric and airbag cushion requirements as they focus on the development of proprietary technologies.

The following is an illustration of the airbag supply chain in instances where Tier 2 suppliers are involved:

Most Tier 1 suppliers produce airbag cushions for some models of cars and trucks internally and out-source their production requirements for other models to Tier 2 suppliers. During downturns in the automotive industry, Tier 1 suppliers tend to in-source their production requirements for more models in order to maximize utilization of their own facilities. Similarly, but to a lesser extent, some Tier 1 suppliers in-source a portion of their airbag fabric production requirements.

The airbag industry is also characterized by its lengthy and rigorous qualification process for new suppliers, which creates a significant barrier to entry into the market. New suppliers that wish to produce and supply airbag cushions or airbag fabric must undergo a rigorous qualification process, which can take in excess of one year. SCI believes that the existence of this qualification process can result in significant re-qualification costs for Tier 1 suppliers that are required to assist any new supplier in meeting automakers’ requirements. Additionally, SCI believes Tier 1 suppliers are, like their automaker customers, trying to reduce overall industry costs by limiting the number of qualified suppliers.

The technical fabrics industry includes highly engineered materials used in numerous applications and a broad range of industries, including fire service apparel, ballistics materials, filtration, military fabrics and outdoor awnings and covers. This industry has high barriers to entry for the production of these niche materials due to the strict performance characteristics and high qualification standards demanded by the applications served.

Key Strategy. Since its formation in 1994, SCI’s strategic focus has been to become the lowest cost provider of total customer solutions for high quality automotive airbag fabric and airbag cushions worldwide. SCI has pursued this strategy through the following steps:

•	Global Expansion and Facility Concentration. A key component of SCI’s strategy has been to expand the scope of its airbag fabric and airbag cushion operations globally and concentrate its facilities in regions with comparatively lower costs of production. As a part of its strategy, SCI seeks to maintain a control position in its joint ventures and other partner relationships. SCI’s original airbag cushion manufacturing facilities were in Mexico and the United Kingdom. SCI has since repositioned most of its European manufacturing from Western Europe to Eastern Europe. SCI’s UK facility began subcontracting with airbag cushion manufacturers in the Czech Republic in 1996, and SCI began producing airbag cushions at its own Czech facilities in 1997. SCI acquired airbag cushion manufacturing facilities in Germany in 1996 and began subcontracting a portion of its production to Romania in 2002. More recently, SCI has entered into joint ventures to produce airbag cushions in China and South Africa.

—	China Joint Venture. In January 2005, SCI announced that it had signed an agreement to form a joint venture with Kingsway International Limited, an entity associated with Huamao (Xiamen) Technical Textile Co., Ltd., or Huamao, which manufactures airbag and industrial and technical fabrics in China. The China Joint Venture began commercial production in the fourth quarter of 2005 and produces automotive airbag cushions utilizing the fabrics produced by Huamao. Pursuant to a technology transfer and joint venture agreement, SCI will provide technical assistance to its partner in the development of airbag fabrics. Production is intended to satisfy the Chinese domestic and Asian markets. SCI owns 65% of the entity formed to conduct the operations of the China Joint Venture.

—	South Africa Joint Venture. In November 2004, SCI announced that it had signed an agreement to form a joint venture with KAP Textile Holdings SA Ltd., or Gelvenor, which, through its Gelvenor textiles divisions, produces high technology industrial, technical and specialized fabrics in South Africa. The South Africa Joint Venture began commercial production in the first quarter of 2006 and produces automotive airbag cushions utilizing the fabrics produced by Gelvenor. The initial production is intended to satisfy the South African domestic market, with additional production capacity available to support SCI’s growing worldwide customer base by the end of 2006. SCI owns 75% of the entity formed to conduct the operations of the South Africa Joint Venture.

•	Vertical Integration and Cross-Utilization. SCI has pursued selected opportunities for vertical integration in the automotive airbag business. In 1997, SCI acquired its airbag fabric manufacturing facility in Greenville, South Carolina. SCI believes this was the first airbag fabric manufacturing facility in North America, which began weaving airbag fabric in 1968. In addition to providing the benefits of vertical integration, the ability to interchange airbag and specialty technical fabrics using the same equipment and similar manufacturing processes has also allowed SCI to lower its per unit overhead costs and expand its technical fabrics business, which currently includes a variety of niche industrial and commercial applications such as fire service apparel, ballistics material, filtration, military fabrics and outdoor awnings and covers.

•	Selective Acquisitions. In September 2005, SCI exercised an option to acquire a 49% ownership interest in NxGen Technologies, LLC, or NxGen, which designs airbags, airbag systems and inflator units. SCI is able to leverage technological innovations by NxGen across its airbag business, and exercised this option in connection with NxGen’s entry into a license and consulting agreement with a major automotive supplier pursuant to which NxGen granted the supplier an exclusive, worldwide, royalty-bearing license to certain of NxGen’s patents and patent know-how.

Products. SCI’s airbag-related products include passenger, driver and side impact airbag cushions, side protection curtains, knee protection cushions and related parts and accessory components manufactured for installation in approximately 200 car and truck models sold worldwide under approximately 30 name brands, as well as airbag fabric sold to airbag manufacturers. Sales of these products (inclusive of sales of airbag fabric) accounted for approximately 81.5% of SCI’s consolidated sales for the six months ended June 30, 2006, approximately 88.3% and 88.5% of SCI’s consolidated net sales in the fiscal years ended December 31, 2005 and December 31, 2004, respectively, and approximately 89.8% of SCI’s consolidated net sales in the nine month period from March 30, 2003 to December 31, 2003. SCI markets and sells airbag cushions through its direct marketing and sales forces based in South Carolina, California, Mexico, Germany and China.

SCI also manufactures a wide array of technical fabrics for consumer and industrial uses. These fabrics include, but are not limited to: (i) protective apparel worn by firefighters; (ii) filtration fabrics used in the aluminum, coal, steel, cement, clay and brewing industries; (iii) woven fabrics for use by manufacturers of coated products; (iv) specialty fabrics used in fuel cells, bomb and cargo chutes, oil containment booms and gas diaphragms, among other uses; (v) release liners used in tire manufacturing and (vi) outdoor awnings and covers. Sales of technical related products accounted for approximately 18.5% of SCI’s consolidated net sales for the six months ended June 30, 2006, approximately 11.7% and 11.5% of SCI’s consolidated net sales in the fiscal years ended December 31, 2005 and December 31, 2004, respectively, and approximately 10.2% of SCI’s consolidated net sales in the nine month period from March 30, 2003. The market for SCI’s technical related products is highly segmented by product line. Marketing and sales of SCI’s technical related products is conducted by SCI’s marketing and sales staff based in Greenville, South Carolina. Manufacturing of these products occurs at SCI’s South Carolina facility, using the same equipment and manufacturing processes that SCI uses to produce airbag fabric.

Customers. SCI sells its airbag cushions to Tier 1 suppliers globally for inclusion in specified car and truck models. SCI sells its airbag fabric in North America and Europe either directly to Tier 1 suppliers or to Tier 2 suppliers (such as SCI’s own operations), which then sell a sewn airbag to the Tier 1 supplier. In some cases, particularly when the cushion requires lower air permeability to facilitate more rapid or prolonged inflation, and to eliminate particulate burn-through caused by hot inflators, the fabric must be coated before fabrication into airbags. For such requirements, SCI sells fabric to coating companies, which then resell the coated fabric to either a Tier 1 supplier or a Tier 2 supplier (including SCI). Sales are either made against purchase orders, pursuant to releases on open purchase orders, or pursuant to short-term supply contracts generally having durations of up to twelve months, and are subject to periodic negotiation with respect to price and quantity.

SCI has contractual relationships with several large, global Tier 1 suppliers, the most significant being, in alphabetical order, Autoliv, Inc., Key Safety Systems, Inc., Takata Group and TRW Automotive Holdings Corp. Sales to these four customers together approximated 60-68% of SCI’s total sales in each of the past three fiscal years.

Raw Materials and Suppliers. The raw materials for SCI’s fabric operations largely consist of synthetic yarns provided primarily by Invista, Pharr Yarns and PHP. The primary yarns include nylon, polyester and Nomex. Invista and PHP are the leading suppliers of airbag fabric yarn to both the market and SCI. Invista supplies a majority of the nylon yarn used in SCI’s airbag fabric operations pursuant to purchase orders or releases on open purchase orders.

SCI’s principal customers generally require that they approve all suppliers of major airbag components or airbag fabric raw materials. These suppliers are approved after undergoing a rigorous qualification process on their products and manufacturing capabilities. In many cases, only one approved source of supply exists for certain airbag components. In the event that a sole source supplier experiences prolonged delays in product shipments or no longer qualifies as a supplier, SCI would work together with its customers to identify another qualified source of supply.

In addition, in connection with its European operations, SCI has entered into an agreement with a German industrial sewing company and its Romanian subsidiary under which the Romanian subsidiary serves as a manufacturing subcontractor for airbag cushions. Under the terms of this agreement, SCI provides and retains control of the manufacturing equipment, processes and production materials and the subcontractor provides sewing services for a price per standard minute of acceptable units basis.

Capacity. SCI manufactured and shipped over 13.8 million airbag cushions and related components to SCI’s global customers during the six months ended June 30, 2006 and over 26.3 million during the fiscal year ended December 31, 2005. SCI believes it has adequate airbag cushion manufacturing capacity for its anticipated customer requirements in its 2006 fiscal year.

SCI’s South Carolina facility produced approximately 7.5 million yards of fabric in the six months ended June 30, 2006 and approximately 14.9 million yards of fabric in the fiscal year ended December 31, 2005. SCI believes it has adequate airbag fabric capacity for its anticipated customer requirements in fiscal 2006. SCI utilizes weaving machines that are versatile in their ability to produce a broad array of air restraint and specialty technical fabrics for use in a large number of applications. The ability to interchange the machines between air restraint fabric and other specialty technical fabrics allows SCI to leverage its utilization of plant assets.

Competition. SCI competes with various Tier 2 suppliers in North America for airbag fabric sales, and in both North America and Europe for airbag cushion sales, to Tier 1 suppliers. Because Tier 1 suppliers dictate the airbag fabric to be used in the airbag cushions they purchase from Tier 2 suppliers, SCI is sometimes required to use airbag fabric produced by its competitors in the airbag cushions manufactured by SCI.

Most Tier 1 suppliers produce a portion of their airbag cushion requirements internally and out-source the rest of their production requirements to Tier 2 suppliers. Tier 1 suppliers generally do not divide their production requirements for any single car or truck model between in-sourcing and outsourcing, but rather in-source all of their production requirements for some models and outsource all of their production requirements for other models. Tier 2 suppliers, such as SCI, generally do not compete with Tier 1 suppliers for airbag cushion sales to third parties; however, during downturns in the automotive industry, Tier 1 suppliers tend to in-source their production requirements for more models in order to maximize utilization of their own facilities. Similarly, but to a lesser extent, some Tier 1 suppliers in-source a portion of their airbag fabric requirements.

SCI’s primary Tier 2 competitors in the North American airbag fabric market are Milliken and Company, Mastex Industries, Inc. and Reeves Brothers, Inc. Its primary Tier 2 competitors in the North American and European airbag cushion markets are Milliken and Company and Aerazur S.A. As discussed above, most Tier 1 suppliers in-source some of their airbag cushion production requirements and some Tier 2 suppliers in-source some of their airbag fabric production requirements. Some Tier 1 suppliers, such as Takata Highland, in-source all of their airbag fabric and their airbag cushion production requirements.

The airbag fabric and airbag cushion markets are highly competitive. Some of SCI’s current and potential competitors have greater financial and other resources than SCI, and some are more diversified than SCI. SCI competes primarily on the basis of its price, product quality, reliability, flexibility and capability to produce a wide range of airbag cushions. In addition, SCI’s weaving plant in South Carolina has provided it with some measure of vertical integration, enhancing its ability to compete in the automotive airbag industry. SCI believes that it has good working relationships with its customers due to its high volume, high quality and low-cost manufacturing capabilities, consistency of products and service and continued investment in new technologies.

Engineering, Research and Development. SCI’s fabric and airbag cushions operations have maintained an active design and development effort focused toward new and enhanced products and manufacturing processes. SCI designs and engineers its fabrics to meet its customers’ specific requirements. While the component manufacturer originates most design requirements, SCI remains dedicated to improving the quality of existing products, as well as developing new products for all applications. Costs associated with design and development of fabric and airbag cushions were approximately $1.7 million for the six months ended June 30, 2006 and $3.1 million, $1.5 million and $1.2 million in the years ended December 31, 2005 and December 31, 2004, and in the nine month period from March 30, 2003 to December 31, 2003, respectively.

SCI has technical centers in Greenville, South Carolina; Ensenada, Mexico; and Hildesheim, Germany. Through its textile laboratory located in Greenville, South Carolina, SCI has the ability to test and analyze a wide range of fabrics (airbag and other) under internationally accepted testing standards, including US-ASTM, Europe-DIN and ISO, Asian-JIS and Underwriters NFPA. The laboratory is A2LA accredited (ISO 17025) and certified with ISO/TS 16949, which are the most important certifications for the industry. All validation testing and analytical testing of fabric is performed at this laboratory. Additionally, the Greenville facility has prototype-manufacturing capabilities. All necessary validation testing and process development testing of airbag cushions manufactured in North America is performed in Ensenada, Mexico. The Ensenada, Mexico technical center consists of a testing laboratory and prototype cells, complete with dedicated staff and equipment.

SCI’s technical center in Hildesheim, Germany conducts static and dynamic deployment testing and analysis using high-speed video equipment and includes pendulum-testing capability, a sample shop with manual and computerized sewing equipment, a production-style laser cutter, volumetric measurement and analysis equipment, textile welding and other non-sewn fastening equipment. The center also has a materials laboratory that coordinates with SCI’s facility in Greenville, South Carolina for the services of laboratory and textile personnel.

Intellectual Property. SCI has a number of patents that relate to technical improvements for enhancement of product performance with respect to SCI’s airbag, fabric and technical related products. Provided that all requisite maintenance fees are paid, the patents held by SCI will expire at various times through 2022. SCI also has several registered trademarks for brand names for some of its technical fabrics, which are subject to renewal at various times through 2015.

SCI also owns 49% of NxGen Technologies, which designs airbags, airbag systems and inflator units, and from which SCI is able to leverage technological advancements across its airbag fabric and airbag cushions. NxGen has granted a major automotive supplier an exclusive world-wide royalty bearing license to certain of NxGen’s patents and patent know-how. See “Safety Components—Business—Key Strategy.”

Qualification and Quality Control. SCI’s customers require SCI to meet specific requirements for design validation. SCI and its customers jointly participate in design and process validations and customers must be satisfied with reliability and performance prior to awarding a purchase order. All standards and requirements relating to product performance are required to be satisfied before SCI is qualified as a supplier by its customers.

SCI maintains extensive quality control and quality assurance systems in its North American and European automotive facilities, including inspection and testing of all products, and is TS 16949 and ISO 9001 certified. The more stringent TS 16949 replaces SCI’s previous QS 9000 certification. SCI believes it was the first airbag fabric manufacturer to have its entire business (not just its manufacturing facility) certified under QS 9000. SCI’s facility in South Africa expects to receive TS 16949 certification in the fourth quarter of 2006. SCI also performs process capability studies and designs experiments to determine that the manufacturing processes meet or exceed the quality levels required by each customer.

SCI’s fabric operation’s laboratories are accredited by A2LA pursuant to the requirements under ISO 17025.

SCI’s facility in the Czech Republic as well as its fabric operation are also certified under the environmental management standard ISO 14001.

The fabric operation’s fire service products are registered under the UL Product Registration Program against specific National Fire Protection Association requirements.

Segments. Through 2005, SCI reported in one operating segment; however, because of changes in early 2006 in the resource allocation decision-making process and the management of SCI, it began reporting in two segments effective January 1, 2006. Previous years’ segment data has been restated to conform to this change. These segments are fabric and cushion. The fabric segment includes the automotive airbag and industrial fabrics produced in Greenville, South Carolina. A portion of automotive airbag fabric is sold to SCI’s airbag cushion facilities in

North America and Europe. The airbag cushion segment includes automotive airbag cushions produced in North America, Europe, South Africa and China by cutting, sewing and assembling airbag fabric and components.

Segment and Geographic Information. SCI attributes its revenues from external customers based on the location of its sale contracts and long-lived assets to a particular country based on the location of each of the SCI’s production facilities. Summarized financial information by product type and geographic area is as follows:

Revenues from External Customers:

	Year Ended December 31,		Period from March 30, 2003 to December 31, 2003 (Nine Months) (1)
In thousands:	2005	2004
	(As restated)		(As restated)
United States
Airbag Cushions	$56,798	$59,442	$47,899
Airbag Fabric	23,138	26,221	25,321
Technical Fabric	25,764	28,552	18,669
Germany
Airbag Cushions	84,539	96,544	64,994
United Kingdom
Airbag Cushions	27,781	35,415	25,910
Czech Republic
Airbag Cushions	1,653	1,709	873
China
Airbag Cushions	441	—	—

All Foreign Countries
Airbag Cushions	114,414	133,668	91,777

Total Net Sales	$220,114	$247,883	$183,666

(1)	Following Zapata’s acquisition of a majority of SCI’s outstanding common stock in 2003, SCI changed its fiscal year end from the last Saturday in the month of March to a calendar-based year ending December 31, in order to coincide with Zapata’s year end. This change was effective as of the quarter ended December 31, 2003.

Long Lived Assets (includes property, plant and equipment, intangible assets and certain other specified assets):

	Year Ended December 31,		Period from March 30, 2003 to December 31, 2003 (Nine Months) (1)
In thousands:	2005	2004
	(As restated)		(As restated)
Fabric	$14,817	$15,796	$15,991
Corporate	1,986	1,273	150

United States	$16,803	$17,069	$16,141
Cushion:
Mexico	5,217	4,961	4,943
Germany	9,776	12,668	13,621
Czech Republic	11,004	14,357	15,654
United Kingdom	—	—	1,435
South Africa	531	525	—
China	1,786	—	—

All Foreign Countries (Cushion)	28,314	32,511	35,653

Total Long-Lived Assets	$45,117	$49,580	$51,794

(1)	Following Zapata’s acquisition of a majority of SCI’s outstanding common stock in 2003, SCI changed its fiscal year end from the last Saturday in the month of March to a calendar-based year ending December 31 in order to coincide with Zapata’s year end. This change was effective as of the quarter ended December 31, 2003.

Discontinued Operations. SCI previously manufactured projectiles and other metal components for medium caliber training and tactical ammunition for the U.S. Armed Forces and some metal components of airbag modules. SCI completed the disposal of these operations in December 2002.

Seasonality. SCI’s airbag fabric and airbag cushions business is subject to the seasonal characteristics of the automotive industry, in which, generally, there are seasonal plant shutdowns in the third and fourth quarters of each calendar year.

Backlog. SCI does not reflect an order for airbag fabric or airbag cushion in backlog until it has received a purchase order and a material procurement release that specifies the quantity ordered and specific delivery dates. Generally, these orders are shipped within two to eight weeks of receipt of the purchase order and material release. As a result, SCI does not believe its backlog is a reliable measure of future airbag sales.

Risks Resulting from Foreign Operations. Certain of SCI’s consolidated net sales are generated outside the United States. Foreign operations and exports to foreign markets are subject to a number of special risks. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SCI—Quantitative and Qualitative Disclosures about Market Risk”, which information is incorporated herein by reference.

Employees and Properties. At June 30, 2006, SCI employed approximately 2,700 individuals worldwide. SCI’s hourly employees in Mexico, the Czech Republic and South Africa are entitled to a federally regulated minimum wage, which is adjusted from time to time. SCI seeks to set wages for its hourly employees in China at a level designed to compete for skilled workers in its economic zone market. SCI’s employees at its Mexican and Czech Republic facilities are unionized. In addition, SCI’s wholly owned German subsidiary has a workers’ council pursuant to German statutory labor law. SCI’s U.S. employees are not unionized. SCI has not experienced any work stoppages related to its work force and considers its relations with its employees and all unions currently representing its employees to be good.

SCI’s corporate headquarters are located in Greenville, South Carolina in a facility owned by SCI, adjacent to its manufacturing facility. SCI owns or leases nine facilities in which it manufactures airbag and technical fabrics related products, with total plant area of approximately 1.3 million square feet (including administrative, warehouse, engineering and research and development areas housed at SCI properties). SCI believes that its plants, which vary in size and age, are in good condition and are suitable for its operations and believes the operating facilities have sufficient capacity to meet its needs for the foreseeable future. Below is an overview of SCI’s airbag and technical fabrics related products facilities as of June 30, 2006.

Location	Approximate Floor Area (Sq. Ft.)	Owned/ Leased	Lease Expiration	Number of Employees
Ensenada, Mexico (airbag cushions) (1)	97,000	Leased	2008	476
Ensenada, Mexico (airbag cushions) (1) (2) (6)	43,000	Leased	2007	516
Greenville, South Carolina (airbag and technical fabrics) (1) (3) (6) (10)	826,000	Owned	N/A	266
Hildesheim, Germany (airbag cushions) (1) (6) (10)	70,000	Owned	N/A	232
Jevicko, Czech Republic (airbag cushions) (4) (11)	100,000	Owned	N/A	868
Jevicko, Czech Republic (airbag cushions) (4) (7)	38,000	Leased	2008	90
Otay Mesa, California (airbag cushions) (5) (6)	16,000	Leased	2009	7
Durban, South Africa (airbag cushions) (1) (9)	14,000	Leased	2008	75
Changshu, China (airbag cushions) (1) (6) (8)	58,000	Leased	2009	129

(1)	Manufacturing, research and development and office space.
(2)	Lease also provides for five-year renewal option at the option of SCI.
(3)	Location of corporate offices.
(4)	Manufacturing and office space.
(5)	Finished goods distribution center and office space.
(6)	Location of marketing and sales offices.
(7)	Lease also provides for two-year renewal option at the option of SCI.
(8)	Lease also provides for five three-year renewal options at the option of SCI.
(9)	Lease also provides for annual renewal options at the option of SCI.
(10)	This property is collateral under SCI’s primary credit facility.
(11)	This property is collateral under a mortgage which expires in 2007.

Environmental Matters. Like similar companies, SCI’s operations and properties are subject to a wide variety of increasingly complex and stringent environmental laws. Such laws may impose joint and several liability and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessor as well as to conditions of properties at which wastes or other contamination attributable to an entity or its predecessor have been sent or otherwise come to be located. The nature of SCI’s operations exposes it to the risk of claims with respect to such matters and there can be no assurance that violations of such laws have not occurred or will not occur or that material costs or liabilities will not be incurred in connection with such claims. Based upon its experience to date, SCI believes that the future cost of compliance with existing environmental laws and liability for known environmental claims pursuant to such environmental laws, will not have a material adverse effect on SCI’s financial position, results of operations or cash flows. However, future events, such as new information, changes in existing environmental laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material.

An undiscounted reserve of $277,000 has been included in “other long-term liabilities” on SCI’s accompanying consolidated balance sheets for estimated future environmental expenditures related to SCI’s facility in Greenville, South Carolina, or the Greenville facility, for conditions existing prior to SCI’s ownership of the facility. This reserve was established at the time SCI acquired the facility, and the amount was determined by reference to the results of a Phase II study performed at the Greenville facility. In addition, SCI has been identified along with numerous other parties as a Potentially Responsible Party, or PRP, at the Aquatech Environmental, Inc. Superfund Site. SCI believes that it is a de minimis party with respect to this site and that future clean-up costs incurred by SCI with respect to the site will not be material.

The U.S. Environmental Protection Agency, or the EPA, has notified SCI that it believes Valentec Wells, LLC, or Valentec, as a successor to one or more other companies, is one of the 73 largest PRPs with responsibility for the RRG Clayton Chemical Site, or the Site, in Sauget, Illinois under the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA. Valentec is an inactive subsidiary of SCI. Valentec has entered into a Participation Agreement with a number of other companies that also have been named PRPs concerning the performance of limited response activities at the Site under an EPA Administrative Settlement Agreement and Order on Consent for Removal Action, or the Administrative Settlement. Along with these other companies, SCI has become a party to the Administrative Settlement and estimated costs of this matter are currently considered de minimis. There can be no assurance, however, that SCI’s entry into the Administrative Settlement will limit any costs imposed on SCI as proposed in the Administrative Settlement because compliance with the Administrative Settlement does not release SCI from all further liability, and if costs are greater than SCI’s estimates, they could be material to SCI; however, SCI does not believe that, under current circumstances, such costs could be material to SCI.

Although no assurances can be given in this regard, in the opinion of management, no material expenditures beyond those accrued are expected to be required for SCI’s environmental control efforts and the final outcomes of these matters are not expected to have a material adverse effect on SCI’s financial position or results of future operations. SCI believes that it currently is in compliance with applicable environmental regulations in all material respects. Management’s opinion is based in part on the advice of independent consultants on environmental matters.

Governmental Regulations. SCI’s operations are subject to various product safety, environmental, employee safety and wage and transportation related statutes and regulations. SCI believes that it is in substantial compliance with existing laws and regulations and has obtained or applied for the necessary permits to conduct its business operations.

Product Liability. SCI is engaged in a business that could expose it to possible claims for injury resulting from the failure of products sold by it. In the past, there has been increased public attention to injuries and deaths of children and small adults due to the force of the inflation of airbags. To date, however, SCI has not been named as a defendant in any automotive product liability lawsuit, nor has it been threatened with any such lawsuit. SCI maintains product liability insurance coverage, which management believes to be adequate. However, a successful claim brought against SCI resulting in a product recall program or a final judgment in excess of its insurance coverage could have a material adverse effect on SCI.

Certain Share Acquisitions. In 2003, Zapata Corporation acquired a majority of SCI’s outstanding common stock. In December 2005, Zapata sold all of its shares of SCI’s common stock to certain entities affiliated with WLR. As of July 31, 2006, entities that are affiliates of WLR owned approximately 75.6% of SCI’s outstanding common stock. Individuals who are affiliates of WLR currently hold four of the five positions on SCI’s board of directors.

Legal Proceedings

SCI is involved in a dispute with a former senior employee regarding the severance payments and related payments and benefits allegedly owed by SCI to the former employee. See Note 6 (Contingencies) to SCI’s unaudited condensed consolidated financial statements for additional information.

SCI, from time to time, becomes party to legal proceedings and administrative actions, which are of an ordinary or routine nature, incidental to the operations of SCI. Although it is difficult to predict the outcome of any legal proceeding, in the opinion of SCI’s management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on SCI’s financial condition, operations or cash flow.

Description of Securities

SCI’s common stock is not listed on any national securities exchange, but rather trades on the Over-The-Counter Bulletin Board. The following table sets forth the range of high and low prices for reported bids of the common stock during SCI’s two most recent fiscal years and the current fiscal year. The prices quoted for the Over-The-Counter Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Year Ended December 31, 2004
First Quarter	$17.00	$12.00
Second Quarter	13.50	12.00
Third Quarter	13.40	12.75
Fourth Quarter	14.00	12.75
Year Ended December 31, 2005
First Quarter	$17.55	$13.40
Second Quarter	17.00	12.70
Third Quarter	14.75	12.90
Fourth Quarter	15.20	14.00
Year Ending December 31, 2006
First Quarter	$15.00	$14.00
Second Quarter	14.25	13.30
Third Quarter (through August 29, 2006)	14.70	13.70

As of July 31, 2006, there were approximately 212 holders of record of SCI’s common stock.

To date, SCI has not paid any cash dividends to its stockholders and does not currently have plans to do so in the future. Further, SCI’s primary credit facility restricts SCI’s ability to pay dividends. See the discussion of this credit facility under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SCI—Liquidity and Capital Resources.”

See the information under “Security Ownership of Certain Beneficial Owners and Management.”

International Textile Group

Business

Company Overview. ITG is a global, diversified provider of fabrics and textile solutions to leading woven apparel manufacturers, wholesalers and retailers, interior furnishings and industrial markets, and the U.S. Government. ITG considers its four primary markets to be:

•	Bottom-weight woven apparel fabrics—including denim, synthetic and worsted fabrics sold to customers such as Levi Strauss & Co., VF Corporation and Gap, Inc.;

•	Interior furnishings—including mattress fabrics sold to customers such as Sealy Corporation and Serta, Inc. and upholstery fabrics sold to residential and commercial product manufacturers such as Valley Forge Fabrics Inc.;

•	Government uniform fabrics—including fabrics for military dress uniforms and battle dress uniforms (camouflage) primarily for the U.S. Government; and

•	Specialty fabrics and services—including commission printing and finishing for customers such as the Waverly division of F. Schumacher & Co.

ITG believes it is one of the world’s largest producers of denim fabrics. ITG also believes it is largest producer of better denim fabrics for products distributed through department stores and specialty retailers. In addition, ITG believes it is one of the largest worsted wool manufacturers and commission printers and finishers of interior furnishings in North America, and is a leading developer, marketer and manufacturer of other fabrics and textile products.

ITG was formed by WLR to consolidate the businesses of leading fabric and textile manufacturers, including Burlington Industries, Inc. and Cone Mills Corporation. In November 2003, WLR, through an affiliate, acquired substantially all of the assets of the Burlington business through Chapter 11 bankruptcy reorganization proceedings. In March 2004, WLR, through its affiliates, acquired substantially all of the assets of the Cone business through Chapter 11 bankruptcy reorganization proceedings. In August 2004, WLR combined these affiliated entities under the name International Textile Group, Inc. In so doing, WLR sold certain assets or transferred them to other WLR entities that are not a part of ITG. These assets included the Lees Carpet division, Nano-Tex and Mexican and other non-core real estate not directly related to ITG’s primary business. The businesses acquired by ITG have been engaged in the textile and fabric business since as early as 1891. ITG reported net sales of $724.1 million in its 2005 fiscal year ended October 2, 2005.

Industry Overview. ITG produces apparel fabrics for use in garments, typically bottoms (i.e., pants, skirts or shorts). Demand for apparel fabric generally arises, directly or indirectly, from apparel wholesalers and retailers. Examples of apparel wholesalers include Levi Strauss and VF Corporation. Apparel retailers include branded specialty retailers like Gap, Inc. and American Eagle Outfitters, Inc., or department stores which use denim in their private label apparel merchandise.

Generally, wholesalers and retailers do not manufacture garments themselves, but instead they use “cut and sew” contractors who convert apparel fabric into finished garments. When an apparel wholesaler or retailer contracts for finished garments from their cut and sew contractors, they will usually specify which fabric manufacturer’s product is to be used. The cut and sew contractor then purchases apparel fabric directly from the designated fabric manufacturer.

The following is an illustration of the apparel supply chain from the conversion of raw materials through the end user:

Conversely, for interior fabrics, orders for fabric generally arises directly from the customer, and that customer produces the finished product or contracts for its production.

The U.S. and global textile industries continue to undergo changes in geographic demand and sourcing. Textile industry participants, including customers of ITG, continue to seek lower prices for fabrics and finished textile products. These participants have shifted the sourcing of their products outside of the United States, principally to Asia, the Indian subcontinent, Mexico and Central America. As a result, U.S.-sourced apparel products have declined and imports to the United States have increased. Recent statistics from the U.S. Department of Commerce indicate that textile and apparel imports have risen to all time high levels in 2006. ITG believes that imports will continue to rise, especially as certain quotas on goods imported from China expire over the next two years.

In response to these developments, ITG is continuing to expand operations outside of the United States to provide low-cost textile manufacturing platforms that are closely integrated and geographically aligned with its customers’ supply chains. In the interim, ITG expects that it may continue to operate certain domestic facilities to maintain technical capabilities and provide the basis for transition of products to its international operations. In several cases, ITG expects that it may incur near-term losses in this transitional phase to a global manufacturing footprint.

Key Strategy. ITG’s strategy is to be the leading global diversified provider of fabrics and textile solutions. In pursuit of this strategy, ITG is focused on the following initiatives:

•	Expand Global Manufacturing Operations. ITG is developing global manufacturing operations that allow it to diversify both geographically and by customer sourcing patterns. ITG believes that such a platform will provide flexibility to address customer relationships and mitigate market risks. ITG is establishing operations in low-cost geographic regions in proximity to its customers and their contractors. These facilities give ITG the ability to deliver products promptly and cost competitively and position ITG to be a preferred provider of fabrics and textile solutions on a global basis. This strategy should allow ITG to mitigate risks that might otherwise be attendant to single country production, such as localized political and economic risks.

ITG pursues various growth opportunities in the form of greenfield expansion initiatives, as well as potential strategic partnerships or acquisitions. In instances where ITG enters into partner relationships, it seeks to hold a controlling ownership interest. In addition, ITG seeks to maintain the right to market 100% of the product produced at any joint venture. Consistent with its commitment to global expansion, ITG has undertaken, in addition to other initiatives, the following:

—	Parras Cone de Mexico. On June 30, 2006, ITG completed the acquisition of the remaining 50% equity interest of the Parras Cone joint venture not already owned by ITG from Compania Industrial de Parras S.A. de C.V. Prior to this acquisition, through a marketing agreement, ITG’s Cone Denim division marketed 100% of the denim produced at Parras Cone. Parras Cone has been producing basic denims and yarn since 1995. Beginning in 2004, Parras Cone commenced an expansion project through significant investment in various product differentiating capabilities. This investment has allowed Parras Cone to increase overall production capacity as well as produce higher fashion, more differentiated denim fabrics.

—	Cone Denim (Jiaxing) Limited. ITG is currently constructing a technologically advanced 28 million yard vertical denim plant in the city of Jiaxing, Zhejiang Province, China. Cone Denim (Jiaxing) Limited is a joint venture 51% owned by ITG. ITG’s Cone Denim division will market 100% of the denim produced at Cone Denim (Jiaxing) in coordination with Cone Denim’s other operations. ITG expects Cone Denim (Jiaxing) to begin production in calendar year 2007.

—	Jiaxing Burlington Textile Company Limited. ITG is building a fabric dyeing and finishing plant in Jiaxing, China. This dyeing and finishing operation, Jiaxing Burlington Textile Company Limited, is wholly owned by ITG. ITG expects Jiaxing Burlington Textile Company to begin operations in calendar year 2007. This facility will provide interior furnishing and apparel fabrics, such as mattress, upholstery and synthetic apparel products.

—	Cone Denim de Nicaragua. In April 2006, ITG announced its intention to build a 28 million yard vertical denim plant in Nicaragua. The choice of Nicaragua reflects ITG’s belief that Nicaragua, and

Central America generally, will be long-term providers of apparel products to the U.S. market, given their regional proximity and competitive labor base. In addition, ITG expects to benefit from tariff preference levels, or TPLs, granted to Nicaragua as part of the Central America Free Trade Agreement, or CAFTA. Management of ITG believes that access to these TPLs will allow ITG to ship denim cost competitively from its Mexican denim facilities to Nicaragua for garment production by its customers. Construction on this facility is expected to begin in the fall of 2006, and ITG expects Cone Denim de Nicaragua to begin operations in calendar year 2008.

—	Burlington Phong Phu Joint Venture Company. ITG has entered into an agreement to build a technologically advanced cotton-based fabrics and garment manufacturing complex in DaNang, Vietnam. Burlington Phong Phu Joint Venture Company is 60% owned by ITG and 40% owned by Phong Phu Corporation. This venture will offer apparel customers a total supply chain solution from fabric to finished garments. The operation will focus on the production of cotton bottom-weight fabrics and finished garments. Capabilities will include weaving, dyeing and finishing fabric operations, as well as garment production. This integrated complex is expected to be operational in calendar year 2008 with an initial dyeing and finishing capacity for fabrics of 30 million yards annually.

In addition to the specific initiatives described above, ITG continues to explore other opportunities throughout the world, with particular focus on growth prospects in Asia, the Indian subcontinent and South America. Although ITG exited its Indian joint venture in 2006 because it did not align with ITG’s preferred partnership structure, ITG continues to believe that, given the proper structure, India offers positive growth prospects, including preferential trade access to the European market.

•	Leverage Customer Relationships and Strong Brand Recognition. The Burlington and Cone businesses have been participants in the textile industry for over 75 years. Each company has longstanding customer relationships and a reputation for quality and reliability. ITG leverages these long operating histories and longstanding relationships by focusing on providing high-quality, differentiated products and solutions to the textile industry. ITG’s focus is on being a value added supplier with a reputation for high quality products and timely delivery and an emphasis on process improvement and new product development. In addition, ITG has established some of the longest customer relationships in the industry. For example, ITG’s largest customer, Levi Strauss, has been a customer of ITG, beginning with the Cone business, for over 75 years.

These longstanding relationships and ITG’s reputation for quality and reliability are the primary reasons that ITG’s management believes its Cone Denim division is the most recognized provider of denim in the industry. In addition, ITG’s Burlington House brand is also widely recognized throughout the industry. As an example of ITG’s efforts to leverage brand awareness, ITG recently entered into a licensing arrangement for the use of the Burlington House brand name on home textile products in China. In the future, ITG expects to examine other opportunities to capitalize on its brand awareness.

•	Reconfigure Domestic Operations. ITG continues to examine its existing domestic manufacturing operations and evaluate opportunities for strategic growth, including possible acquisitions. ITG is restructuring certain of its domestic operations in an effort to align its domestic manufacturing base with long-term opportunities and increase return on investment. While ITG’s international projects are under construction, ITG expects that it may continue to operate certain domestic operations at a marginal profit or at a loss in order to maintain technical capabilities and market share. The continued operation of these assets in the near term is expected to improve the early-stage results of international initiatives by allowing the transition of products and the transfer of technical know-how. ITG also believes there are opportunities to expand its U.S. production in niche markets. As an example, military uniform fabric must be manufactured in the United States as dictated by government legislation in the Berry Amendment. ITG currently provides over 95% of the fabric used in military dress uniforms. ITG believes there are additional U.S. opportunities to consolidate fragmented supplier bases for niche and specialty textile products.

ITG expects to continue to seek out strategic partners, including potential acquisition candidates. At the same time, ITG will continue to rationalize non-cost competitive domestic facilities in order to better align domestic capacity with its global strategic vision. To further these initiatives:

—	During fiscal 2005, ITG continued to expand certain of its business divisions. In January 2005, ITG purchased certain assets of Cleyn & Tinker, a leading Canadian worsted wool manufacturer, including inventories, accounts receivable and the intellectual properties and Cleyn & Tinker tradename. In August 2005, ITG purchased certain assets from HLC Industries, Inc. representing its H. Landau division (a worldwide supplier of military uniform fabrics).

—	In November 2005, ITG finalized the shutdown of its denim manufacturing facility in Cliffside, North Carolina and in May 2006 completed the sale of the real property and certain equipment from this location. Remaining equipment is being placed in operation at other ITG facilities.

—	In May 2006, ITG entered into an agreement, pursuant to which ITG would close its Reidsville, North Carolina weaving plant and transition all future production of U.S. produced mattress fabrics to a leased facility as part of a business agreement with Tietex International. Outsourcing its domestic weaving of mattress fabrics allows ITG to meet customers’ quick response requirements of the mattress fabrics business by maintaining a smaller, more cost competitive domestic manufacturing platform while at the same time expanding its sourcing from foreign locations, including Jiaxing Burlington Textile Company.

—	In August 2006, ITG announced that it would be transitioning production from its Hurt, Virginia dyeing and finishing plant to other domestic facilities. Synthetic fabric production will be transitioned to ITG’s Burlington House finishing plant. As with Jiaxing Burlington Textile Company, the Burlington House finishing plant will service both apparel and interior furnishings customers.

ITG will invest in the transfer of its worsted finishing to its Raeford, North Carolina facility which presently produces yarn for the worsted fabric. This strategic move will consolidate key steps of the Berry Amendment protected U.S. military dress uniform fabric production in a long term defensible domestic facility. The transition of products and the closing of the Hurt, Virginia facility is expected to be completed in the 2007 fiscal year.

•	Capitalize on Research and New Product Development Capabilities. ITG is committed to new products and product and process improvements through research and development. To further its research and development initiatives, ITG’s Burlington Worldwide division has implemented a new initiative, referred to as Burlington Labs. Burlington Labs works with technology vendors to explore and develop proprietary technologies exclusive to Burlington Worldwide, including chemical formulations, fiber enhancements and fabric processing applications designed to lead to new fabric innovations. These innovations include odor adsorption, insect repellency, flame retardancy and sun protection properties woven into fabrics without compromising hand aesthetics and appearance. These products are used in activewear and military apparel as well as in hospitals and home fashions.

•	Leverage Financial Sponsorship and Related Expertise. ITG is majority owned by affiliates of WLR, an independent investment firm with a strong history of consolidating fragmented industries. The financial support and resources of such an organization is critical to ITG’s successful execution of its global strategy. For instance, WLR has been instrumental in the funding of ITG’s expansion through both debt and equity investments. In addition, WLR’s management team has a significant amount of experience in restructuring and consolidating various industries.

Products.

Apparel Fabrics. ITG is a leading developer, manufacturer and marketer of apparel fabrics. ITG’s primary product markets for its apparel fabrics are described below:

•	Denim. ITG markets and manufactures a wide variety of denim apparel fabrics. Denims are generally “yarn-dyed,” which means that the yarn is dyed before the fabric is woven. The result is a fabric with variations in color that give denim its distinctive appearance. As one of the world’s largest, oldest and most geographically diverse denim producers, ITG is able to provide products and services to customers of denim products that ITG believes are not available from other producers. Denim fabrics are marketed under the Cone Denim® brand name into the better basic, fashion, premium and vintage jeanswear markets, where styling and quality are important factors. ITG’s denim new product developers and designers work directly with customers to provide differentiated denim products. This allows ITG to offer superior denim products to internationally known jeanswear brands and retailers who are seeking to differentiate themselves based on fashion, lifestyle branding and superior supply chain management.

•	Synthetic and Worsted Fabrics. Synthetic and worsted fabrics are marketed under the Burlington® WorldWide and Raeford Uniform® brand names. Synthetic fabrics include 100% polyester, nylon and polyester blended fabrics with wool, rayon and lycra. These products are targeted for the production of mens and womens apparel, performance activewear and uniform career apparel. Worsted fabrics include 100% wool and wool blended fabrics primarily targeted to branded mens apparel customers and the uniform career apparel trade. ITG is also the largest producer of worsted fabrics for the U.S. military for products produced under the Berry Amendment.

Interior Furnishings. Interior furnishing fabrics are marketed under the Burlington House® and Cone Jacquard™ brand names. Mattress fabrics are primarily sold to North American mattress manufacturers in the residential and institutional markets. Decorative fabrics, such as jacquard fabrics, are used in a wide range of top-of-the-bed, window, furniture, and other textile products in both the hospitality and residential markets. Upholstery fabrics are used in the residential and commercial markets, including healthcare, hospitality and corporate contract furnishings and furniture fabrics, panel fabrics and cubicle curtains.

Government. ITG manufactures fabrics for military dress uniforms and battle dress uniforms sold primarily to the U.S. Government and to government contractors. Worsted fabrics marketed under the Burlington WorldWide brand name are produced for the military dress uniform business. ITG’s Carlisle Finishing division produces military prints that are used to service the battle dress uniform business primarily for the U.S., but also for other governments.

Specialty Fabrics. Commission textile printing and finishing services are provided by ITG’s Carlisle Finishing division, which primarily focuses on decorative interior furnishings and specialty prints.

Customers. ITG serves customers throughout the apparel supply chain including a variety of cut and sew contractors and apparel wholesalers and retailers worldwide. ITG is a top supplier to the world’s leading jeanswear brands. ITG also sells its products and solutions to manufacturers, wholesalers and retailers of home textile products and other users of fabric products.

Although none of ITG’s customers accounted for 10% or more of direct sales in its fiscal year ended October 2, 2005, Levi Strauss, ITG’s largest customer, is able to direct certain of its garment producers to purchase denim (or other fabric) directly from ITG for use in Levi Strauss products. Although Levi Strauss is not directly liable in any way for the payment by any of those contractors for fabric purchased from ITG, ITG believes that continued sales to these customers are dependent upon ITG maintaining a strong supplier/customer relationship with Levi Strauss, as well as Levi Strauss’ continued success in the marketplace. ITG estimates that Levi Strauss directly and indirectly accounted for 18% of ITG’s net sales in the fiscal year ended October 2, 2005.

In addition to Levi Strauss, key customers of ITG’s denim fabrics include VF Corporation (principal jeanswear brands include Wrangler®, Lee® and Rustler®), Gap, Inc. (includes retailers Old Navy, GAP and Banana Republic), American Eagle Outfitters, Inc., Buckle Inc. and Costco Wholesale Corporation. Key customers of synthetic and worsted products include the U.S. Government, Oxford Industries, Cintas Corporation, Bayer Clothing Group Inc. and Fechheimer Brothers Co. Key customers of interior furnishings include Sealy Corporation, Serta, Inc., and Simmons Company. Key customers of the Carlisle Finishing division include suppliers to the U.S. Government, Springs Global US, Inc. and the Waverly division of F. Schumacher & Co.

Raw Materials and Suppliers. ITG uses many types of fiber, both natural (principally cotton and wool) as well as synthetic (polyester, nylon, polypropylene, acrylic, rayon, Tencel®, and acetate), in the manufacture of its textile products.

Cotton and wool are available from a wide variety of domestic and foreign sources. The cost of cotton and, to a lesser extent, its availability generally have varied in the past several years as a result of volatility in crop production. United States agricultural programs affect the crop production, and thus the cost and supply of cotton in the U.S., and the policies of foreign governments have an effect on worldwide prices and supplies as well.

Synthetic fibers, principally polyester, are available from a wide variety of sources both domestically and abroad. However, the prices of those fibers are influenced heavily by demand, manufacturing capacity, petroleum prices and the cost of the underlying polymers.

Other materials, such as dyes and chemicals, are generally available, but, as in the case of ITG’s primary raw materials, continued availability is dependent to varying degrees upon the adequacy and cost of the polymers used in production, and petroleum prices.

Competition. The global and U.S. textile industries are highly fragmented and competitive. No single firm dominates the United States or global market, and many companies compete only in limited segments of the textile market. Certain of ITG’s products also compete with nontextile products. In many markets, ITG competes with large, integrated enterprises, as well as small, niche regional manufacturers.

Textile competition is based in varying degrees on price, product styling and differentiation, quality, response time and customer service. The importance of each of these factors depends upon the needs of particular customers and the degree of fashion risk inherent in the product. Imports of foreign-made textile and apparel products are a significant source of competition for most sectors of the domestic textile industry.

The industry continually faces changes in demand and sourcing. Textile industry participants, including customers of ITG, continue to seek lower prices for textile products and have shifted sourcing of products to outside of North America, principally to Asia, the Indian subcontinent and Central America.

Seasonality. The strongest part of the apparel sales cycle is typically from March through November as customers target goods to be sold at retail for the spring, back-to-school and holiday seasons. Apparel fabric sales are increasingly seasonal as customers have come to rely more upon contract sewing and have sought to compress the supply cycle and mirror retail seasonality. ITG’s sales are typically four to six months in advance of the retail sale of the apparel garment. Demand for upholstery and mattress fabrics and the level of attendant sales fluctuate moderately during the year.

Research and New Product Development. ITG is committed to new products and product and process improvements through research and development efforts. These efforts are primarily channeled toward improving the quality, styling and performance of its apparel, uniform, government, home textile and specialty fabrics. Each ITG division has its own product development department, which is focused on developing new products and improving existing products. For instance, as described above, Burlington Labs works with technology vendors to develop new fabric innovations in exchange for exclusivity commitments from these vendors on new products. Both Burlington and Cone Denim have a long history of research and development projects, which have resulted in new products such as denim fabrics with unique appearances, specialty fabrics with performance characteristics such as moisture wicking and stain repellency, and fabric with fire retardant properties.

ITG works with Nano-Tex, LLC, an affiliate of WLR, that develops new chemistries directed at enhancing the performance characteristics of textile products. ITG has adopted Nano-Tex enhancements in certain of its apparel and interior furnishings product offerings. For example, ITG’s Burlington House division and Nano-Tex recently announced plans to implement new fabrics with stain resistance characteristics into the office environment.

ITG is also involved in the development of computer aided design and manufacturing systems and other methods to facilitate and streamline interaction between employees and ITG’s customers.

Intellectual Property. ITG engages in both active and passive branding, and seeks to leverage the heritage and authenticity of its brands and brand names, including Cone Denim®, Burlington House® and Burlington®. For instance, ITG has entered into a licensing arrangement with a Chinese company through which it has the right to use the Burlington House brand name on home textile products in China. That company has committed to the development of products and retail outlets for these products using the brand name in exchange for royalty payments. Further, the brand name Burlington is licensed to third parties for use on socks and hosiery for consumer brands in the United States, Europe and Asia, for which ITG receives royalty payments.

ITG aggressively protects these brands, and its other intellectual property, through a combination of patents, trademarks, copyrights and trade secrets.

Trade Regulation. As a provider of textile products internationally, the sale of ITG products is subject to various regulations governing trade among countries. ITG seeks to maximize the benefits that may be achievable under trade laws of various countries. For example, under the North American Free Trade Agreement, or NAFTA, with Mexico and Canada, there are no textile or apparel quotas between the United States and either Mexico or Canada for products that meet certain origin criteria. Because ITG is an apparel fabrics manufacturer and a resident, diversified textile product manufacturer in Mexico, ITG believes that NAFTA is advantageous to ITG. In addition, ITG is taking advantage of the recently passed CAFTA legislation in its development of a denim manufacturing facility in Nicaragua. ITG’s recent announcement of an investment in Vietnam coincides with Vietnam’s proposed entry into the World Trade Organization.

Generally, trade agreements such as NAFTA and CAFTA affect ITG’s business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that limit the countries from which ITG can purchase raw materials and set quantitative limits on products that may be imported from a particular country.

In general, previously existing quotas on the importation of fabrics and apparel were phased out over a ten-year period that ended on January 1, 2005. These phased-out quotas only applied to World Trade Organization, or WTO, member countries. With China’s accession to the WTO in 2001, the phase-out completed on January 1, 2005 was applicable to that country as well. Given this short time frame, however, a “safeguard” mechanism was established with respect to China only. The safeguard mechanism is a transition rule to protect against surges of imports from China that would disrupt the domestic market in such goods. The additional safeguards put in place with respect to products sourced from China has reduced or limited the flow of textile and apparel products from that country and, as a result, many manufacturers are considering alternative sourcing plans.

The existing safeguard mechanism will expire and it is likely that no safeguard actions can be invoked after December 31, 2008.

The Berry Amendment, which was enacted in 1941, is one of multiple statutes that impose “domestic source” requirements on products used in government procurement contracts. The Berry Amendment, in pertinent part, requires the Department of Defense, or DOD, to use only domestically produced apparel and fabrics. Under the requirement, these items must be made with 100 percent U.S. content and labor. The DOD may waive the Berry Amendment requirement and purchase foreign made goods under certain circumstances, such as “emergency” acquisitions or when U.S.-origin products are unavailable.

The United States and other countries in which ITG’s products are manufactured and sold may impose new duties or tariffs, change standards for the classification of products or implement other restrictions. Management monitors new developments and risks related to duties, tariffs, quantitative limits and other trade-related matters pending with the U.S. and foreign governments.

Employees and Properties. At July 31, 2006, ITG employed approximately 6,000 individuals worldwide. ITG’s hourly employees in Mexico are entitled to a federally regulated minimum wage, which is adjusted from time to time. ITG’s employees at its White Oak, North Carolina and Mexican facilities are unionized. ITG has not experienced any work stoppages related to its work force and considers its relations with its employees and all unions currently representing its employees to be good.

ITG’s corporate headquarters are located in Greensboro, North Carolina in a facility leased by ITG. The following table provides information regarding ITG’s manufacturing operations:

Facility Name	Products and Processes	Location	Owned/ Leased	Approximate Floor Area (Sq. Ft.)
U.S.
Burlington Finishing (1)	Synthetic fabrics; Mattress and upholstery finishing; Warehousing	U.S.	Owned	426,000
Carlisle Finishing	Government camouflage; Interior Furnishings printing and dyeing	U.S.	Owned	665,000
Cone Jacquards	Jacquards upholstery; Contract fabrics weaving	U.S.	Owned	138,000
Hurt Finishing (1)	Synthetic and worsted fabrics-dyeing and finishing	U.S.	Owned	581,000
Pioneer	Mattress and upholstery yarn	U.S.	Owned	624,000
Raeford (1)	Worsted fabric – yarn and yarn dyeing; Finishing	U.S.	Owned	647,000
Reidsville (2)	Mattress – weaving	U.S.	Owned	531,000
Richmond	Synthetic and worsted fabrics – weaving	U.S.	Owned	556,000
White Oak	Denim fabric – spinning, weaving and finishing	U.S.	Owned	1,567,000
Williamsburg	Mattress – weaving	U.S.	Leased	120,000

International
Casimires	Worsted fabrics – yarn, weaving, dyeing and finishing	Mexico	Owned	699,000
Cone Denim Jiaxing (3)	Denim fabrics – spinning, weaving and finishing	China	Owned(4)	630,000
Cone Denim Nicaragua (3)	Denim fabrics – spinning, weaving and finishing	Nicaragua	Owned	620,000
Jiaxing Burlington Textile Company (3)	Mattress, upholstery and apparel finishing	China	Owned	187,000
Parras Cone	Denim fabrics – spinning, weaving and finishing	Mexico	Owned	652,000
Summit	Denim fabrics – yarn	Mexico	Owned(4)	280,000
Yecapixtla	Denim fabrics – weaving and finishing	Mexico	Owned	493,000

(1)	A restructuring plan affecting the production at ITG’s Hurt, Virginia facility was announced in August 2006, with anticipated closing of this facility in the 2007 fiscal year. Current synthetic fabric production is being transitioned to ITG’s Burlington Finishing facility. Current worsted fabric production is being transitioned to ITG’s Raeford, North Carolina facility.
(2)	A restructuring plan affecting the production at ITG’s Reidsville, North Carolina facility was announced in May 2006, with anticipated closing of this facility in the 2006 fiscal year. Current production is being transferred to a third party facility in North Carolina.
(3)	Under construction. Land rights are pursuant to agreements with governmental entities.
(4)	Ownership is in proportion to ITG’s ownership of the applicable joint venture.

Description of Securities

ITG is a privately owned company and there is no public market for its securities.

As of July 31, 2006, there were 346 holders of record of ITG’s common stock.

Dividends on ITG’s common stock are paid when declared by the ITG board of directors. To date, ITG has not paid any cash dividends to its stockholders and does not currently have plans to do so in the future. Payment of any future dividends will be at the discretion of ITG’s board of directors after taking into account various factors, including financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that ITG may be a party to at the time.

See “Security Ownership of Certain Beneficial Owners and Management” for more information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SCI

The following table presents selected consolidated historical financial data of SCI as of the dates and for the periods indicated. The selected historical financial data as of and for the fiscal years ended December 31, 2005 and December 31, 2004, the nine month transition period from March 30, 2003 to December 31, 2003, and the fiscal years ended March 29, 2003 and March 30, 2002 have been derived from SCI’s audited consolidated financial statements for those periods. The income statement data for the six months ended June 30, 2006 and 2005, and the balance sheet data as of June 30, 2006, have been derived from SCI’s unaudited consolidated financial statements which, in the opinion of SCI’s management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SCI” and SCI’s audited and unaudited consolidated financial statements and related notes contained elsewhere in this joint proxy statement/prospectus.

In thousands, except per share data and footnotes:

	Six Months Ended June 30,		Fiscal Year Ended December 31,		Period Ended December 31,	Fiscal Year Ended
						March 29,	March 30,
	2006	2005	2005	2004	2003 (9 Months)	2003	2002
INCOME STATEMENT DATA:
Net sales	$113,806	$117,620	$220,114	$247,883	$183,666	$244,338	$203,323
Cost of sales	103,155	102,009	196,693	212,167	158,469	215,003	177,257

Gross profit	10,651	15,611	23,421	35,716	25,197	29,335	26,066
Selling, general and administrative expenses	8,738	8,815	15,991	20,104	12,995	15,032	12,054
Expenses associated with certain share acquisitions (1)	—	—	2,965	—	2,797	—	—
Amortization of intangible assets (2)	76	79	154	153	106	124	900

Operating income	1,837	6,717	4,311	15,459	9,299	14,179	13,112
Other (income) expense, net	(274)	476	538	(1,467)	(2,275)	(3,446)	(1,034)
Interest expense	340	333	682	946	1,664	3,616	4,143

Income from continuing operations before income taxes, minority interest and equity in earnings from unconsolidated affiliate, net of tax	1,771	5,908	3,091	15,980	9,910	14,009	10,003
Income tax provision	225	2,033	907	5,771	3,808	6,120	3,397
Minority interest in loss of consolidated subsidiaries (3)	(194)	(209)	(605)	(39)	—	—	—
Equity in loss (earnings) from unconsolidated affiliate, net of tax (4)	20	—	(754)	—	—	—	—

Income from continuing operations	$1,720	$4,084	$3,543	$10,248	$6,102	$7,889	$6,606
Discontinued operations, net of taxes: Loss on disposition of discontinued operations (5)	—	—	—	—	—	2,023	2,517
Cumulative effect of change in accounting method (6)	—	—	—	—	—	(14,651)	—

Net income (loss)	$1,720	$4,084	$3,543	$10,248	$6,102	$(8,785)	$4,089

	Six Months Ended June 30, 2006		Fiscal Year Ended December 31,		Period Ended December 31, 2003 (9 Months)	Fiscal Year Ended
			2005	2004		March 29, 2003	March 30, 2002
PER SHARE DATA, BASIC:
Income from continuing operations	$0.32	$0.76	$0.66	$1.97	$1.23	$1.59	$1.33
Loss from discontinued operations	—	—	—	—	—	(0.41)	(0.51)
Cumulative effect of change in accounting method	—	—	—	—	—	(2.95)	—

Net income (loss) per common share	$0.32	$0.76	$0.66	$1.97	$1.23	$(1.77)	$0.82

PER SHARE DATA, DILUTED
Income from continuing operations	$0.32	$0.75	$0.65	$1.94	$1.19	$1.59	$1.33
Loss from discontinued operations	—	—	—	—	—	(0.41)	(0.51)
Cumulative effect of change in accounting method	—	—	—	—	—	(2.95)	—

Net income (loss) per common share	$0.32	$0.75	$0.65	$1.94	$1.19	$(1.77)	$0.82

Weighted average number of shares outstanding, basic	5,403	5,355	5,370	5,206	4,973	4,960	4,960

Weighted average number of shares outstanding, diluted	5,431	5,437	5,447	5,294	5,119	4,960	4,960

		June 30, 2006	December 31, 2005	December 31, 2004	December 31, 2003	March 29, 2003	March 30, 2002
BALANCE SHEET DATA:
Working capital (7)		$45,337	$40,150	$38,124	$27,166	$8,025	$3,609
Total assets		121,687	118,354	127,526	123,326	134,064	125,271
Long term debt, net of current maturities		911	810	3,729	11,817	7,363	12,182
Stockholders’ equity		84,706	80,669	80,524	64,029	51,913	55,838

(1)	During the nine months ended December 31, 2003, as a result of Zapata’s acquisition of a majority of SCI’s outstanding common stock, SCI recognized a one-time, non-recurring, non-cash compensation cost of $1.4 million for modifications to certain outstanding stock options under its stock option plan. Additionally, certain key executives received one-time bonuses in connection with that transaction, in the aggregate amount of $1.4 million. During the year ended December 31, 2005, affiliates of WLR acquired all of the shares of SCI’s common stock then owned by Zapata. Upon the closing of that transaction, certain executive officers received bonuses totaling $1.4 million. Additionally, Zapata contributed $1.0 million of capital to SCI to pay additional bonuses to certain key employees. SCI also recognized expenses of approximately $600,000 related to the stock acquisition transaction by affiliates of WLR. Joint ventures in South Africa and China resulted in income from minority interest in loss of consolidated subsidiaries of $194,000, $209,000, $605,000 and $39,000 for the six months ended June 30, 2006, the six months ended June 30, 2005 and for the years ended December 31, 2005 and December 31, 2004, respectively. SCI also recognized a loss of $20,000 for the six months ended June 30, 2006, and income, net of income taxes, of $754,000 for the year ended December 31, 2005 for its equity in (loss) earnings from unconsolidated affiliate.
(2)	The adoption of SFAS No. 142 as of March 31, 2002, the beginning of SCI’s 2003 fiscal year, required SCI to cease amortization of SCI’s “reorganization value in excess of amounts allocable to identifiable assets” and goodwill, resulting in the reduction of approximately $791,000 in amortization costs from fiscal 2002.
(3)	In November 2004, SCI announced that it had signed an agreement to form a joint venture in South Africa for the production of automotive airbag cushions. The South Africa Joint Venture began selling airbag cushions in March 2006. In January 2005, SCI announced that it had signed an agreement to form a joint venture in China for the production of automotive airbag cushions. The China Joint Venture began producing and selling airbag cushions in October 2005. Minority interest represents the amount of loss attributable to SCI’s investments in its unaffiliated joint venture partners.
(4)	In September 2005, SCI exercised an option to acquire 49% of the ownership interests of NxGen. NxGen entered into a license and consulting agreement with a major automotive supplier which paid NxGen an initial license fee for the use of NxGen’s technology. Accordingly, SCI recognized approximately $754,000 net of tax, and recorded an asset, at December 31, 2005, of which $237,000 represented SCI’s interest in NxGen’s equity.

(5)	On December 23, 2002, SCI completed the disposal of all operations that it had classified as “discontinued operations”. Net sales of metal and defense related products were approximately $10.5 million in the fiscal year ended March 30, 2002, $5.4 million in the fiscal year ended March 29, 2003, and $0 in all subsequent periods.
(6)	The adoption of SFAS No. 142 required SCI to assess its “reorganization value in excess of amounts allocable to identifiable assets”, arising from the valuation performed upon its emergency from bankruptcy in October 2000, and goodwill as of March 31, 2002. The excess reorganization value and goodwill were determined to be impaired and, under the transition guidance of SFAS No. 142, the impairment was charged to earnings as the cumulative effect of a change in method of accounting. No tax effect was recognized, as these items were not deductible for income tax purposes.
(7)	The amount reported in working capital at March 29, 2003 and March 30, 2002 was principally due to the classification of certain outstanding indebtedness, due October 2003, with an outstanding balance of $28.5 million and $18.9 million at March 29, 2003 and March 30, 2002, respectively, as a current liability at March 29, 2003 and March 30, 2002 respectively. SCI refinanced certain credit facilities and repaid a subordinated secured note prior to their respective maturities in October 2003.

The following table summarizes the results of operations for SCI for the periods indicated. The data have been derived from SCI’s unaudited consolidated financial statements which, in the opinion of SCI’s management, include all adjustments (consisting only of normal, recurring adjustments) considered necessary for a fair statement of the results for these periods. The results of operations from any quarter are not necessarily indicative of the results to be expected in any future period.

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SCI” and SCI’s audited and unaudited consolidated financial statements and related notes contained elsewhere in this joint proxy statement/prospectus.

In thousands, except per share data:

	Three Months Ended
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
INCOME STATEMENT DATA:
Net sales	$57,046	$56,760	$51,932	$50,562	$59,008	$58,612	$56,622	$56,172	$65,858	$69,231

Gross profit	4,606	6,045	3,870	3,940	7,473	8,138	6,728	8,061	10,088	10,839

Operating income (loss)	(302)	2,139	(2,704)	298	2,950	3,767	1,462	2,460	5,605	5,932

Net income (loss)	87	1,633	(2,087)	1,546	1,894	2,190	1,360	1,922	3,843	3,123

Net income (loss) per common share, basic	$0.02	$0.30	$(0.39)	$0.29	$0.35	$0.41	$0.26	$0.37	$0.73	$0.62
Net income (loss) per common share, diluted	$0.02	$0.30	$(0.39)	$0.28	$0.35	$0.40	$0.26	$0.36	$0.72	$0.60

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

OF OPERATIONS OF SCI

The following discussion contains forward-looking statements that include numerous risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this joint proxy statement/ prospectus under “Cautionary Note Regarding Forward Looking Statements,” and under “Risk Factors.” You should read the following discussion in conjunction with “Selected Historical Financial Data of SCI” and SCI’s audited and unaudited consolidated financial statements and the related notes contained elsewhere in this joint proxy statement/ prospectus.

Background

SCI is a leading low-cost independent supplier of high quality automotive airbag fabric and airbag cushions with operations in North America, Europe, South Africa and China. SCI sells airbag fabric in North America and Europe and airbag cushions worldwide to Tier 1 suppliers that outsource production of those products. SCI also believes that it is a leading manufacturer of value added technical fabrics used in a variety of niche industrial and commercial applications in North America and Europe.

The following discussion and analysis of financial condition and results of operations is based on SCI’s historical consolidated financial statements.

Outlook

As the automotive airbag industry has evolved, Tier 1 suppliers have outsourced varying portions of non-proprietary components, such as airbag cushions, to Tier 2 suppliers such as SCI, that specialize in the production of individual airbag components. SCI believes that Tier 1 suppliers will continue to outsource a portion of their airbag cushion requirements as they focus on the development of proprietary technologies. SCI also believes that a majority of Tier 1 suppliers will purchase fabric from Tier 2 suppliers such as SCI. However, decreased overall demand in the automotive market may increase the likelihood of decisions by Tier 1 suppliers to curtail outsourcing and begin production of certain programs using their own facilities to better utilize their own in-house capacity.

Like the automotive supply industry generally, SCI continues to experience significant competitive pressure. SCI supplies airbag cushions and/or airbag fabric based upon releases from formal purchase orders, which are subject to periodic negotiation with respect to price and quantity. It will be necessary for SCI to pass along raw material price increases for it to maintain its levels of profitability. SCI expects that it will continue to experience competitive pressures and although it believes that it has good working relationships with its customers due to its manufacturing capabilities, quality products and service, it cannot give assurances that purchases by Tier 1 suppliers will continue at or near their current levels.

A number of significant uncertainties are impacting the outlook for SCI’s financial results for the second half of 2006 and beyond. These include instability in the raw material and commodity markets; continuing distress throughout the supply chain; potential increases in raw material prices; the potential for supply disruptions and supplier and customer bankruptcies; and an uncertain environment for vehicle sales, production and Tier 1 supplier awards of new programs to SCI in the global automotive market. In addition, SCI can provide no assurances that its credit facilities described below will be renewed on acceptable terms, if at all.

Results of Operations

Overview. During 2004 and 2005, one of SCI’s largest raw materials suppliers implemented significant price increases of approximately 11% and 4%, respectively, on raw material yarn purchased for SCI’s North American airbag fabric weaving facility. SCI’s airbag cushion manufacturing facilities also incurred similar raw material price increases. SCI’s negotiations with its airbag cushion customers in North America to increase prices of certain of its products in order to preserve SCI’s profit margins on these products were only partially successful in either reaching agreements to implement price increases or reduce the impact of future sales price reductions. SCI’s profit margins were adversely impacted as a result of this material cost inflation.

During the first six months of 2006, SCI continued to develop its airbag cushion joint venture businesses in South Africa and China. Although sales at the China and South Africa Joint Ventures were relatively low during the first six months of 2006, SCI expects that revenues will continue to increase gradually during 2006. Profitability at these operations will likely not be achieved until production reaches planned capacity in late 2006.

On September 1, 2005 SCI exercised an option to acquire 49% of the ownership interests of NxGen, which is in the business of designing airbags, airbag systems and inflator units. SCI exercised this option in connection with NxGen’s entry into a License and Consulting Agreement with a major automotive supplier pursuant to which NxGen granted this supplier an exclusive, worldwide, royalty-bearing license to certain of NxGen’s patents and patent know-how. SCI waived a right-of-first-refusal with respect to the license. The supplier paid NxGen an initial license fee and will owe it two additional payments, which will be treated as prepaid royalties for subsequent sales, when validation and sales targets are met. If sales exceed the volume corresponding to the prepaid royalties, the supplier will pay NxGen an additional royalty for each airbag system sold using the licensed patents and know-how. SCI recognized approximately $754,000 (net of income taxes) in equity in earnings of unconsolidated affiliate in connection with the exercise of the option and the allocation of SCI’s proportionate share of NxGen’s income from the receipt of the initial license fee from the supplier. As a result of the above and also SCI’s receipt of a distribution from NxGen, SCI recorded an asset of approximately $237,000 (which represents SCI’s ownership interest in this affiliate’s equity) in SCI’s balance sheet in investment in unconsolidated affiliate. SCI will participate in NxGen’s subsequent profits and losses pro rata in accordance with its equity ownership.

Upon closing of the acquisition by affiliates of WLR of a majority of SCI’s outstanding common stock in 2005 as described in “Information About the Companies—Safety Components—Business”, SCI paid cash bonuses to certain of its executive officers, and Zapata made a $1.0 million contribution to SCI for the purpose of SCI paying additional bonuses to SCI’s executive officers and other key employees. In addition, SCI recognized expenses of approximately $600,000 related to this stock purchase transaction. SCI recognized these charges in the fourth quarter of 2005.

Segments. SCI has re-assessed its segment reporting as required by SFAS 131 and SCI determined beginning in the first quarter of 2006 that its operations are conducted in two reportable segments. As a result of changes in the resource allocation decision-making process and the management of SCI in its first quarter of 2006, SCI’s management began examining its results of operations for the fabric and cushion operations separately. In doing so, SCI’s chief operating decision maker allocates resources accordingly. A description of the products and services provided by each of the reportable segments follows.

Fabric. Automotive airbag and industrial fabrics are produced in Greenville, South Carolina. A portion of the automotive airbag fabric is sold to SCI’s airbag cushion facilities in North America and Europe.

Cushion. Automotive airbag cushions are produced in North America, Europe, South Africa and China by cutting and assembling airbag fabric and components. Automotive airbag cushions are sold to major Tier I suppliers who incorporate these airbag cushions into the final airbag assembly used in motor vehicles for the global automotive markets.

Following the 2003 acquisition of a majority of SCI’s common stock by Zapata, SCI changed its fiscal year end from the last Saturday in the month of March to a calendar-based year ending December 31 in order to coincide with Zapata’s year end. This change was effective as of the quarter ended December 31, 2003. SCI’s operations were previously based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to March 31. As such, the period from March 30, 2003 to December 31, 2003 consists of nine months of operations. To enhance comparability, the following table summarizes SCI’s operating results of SCI for corresponding periods for the six months ended June 30, 2006 and June 30, 2005, the years ended December 31, 2005 and December 31, 2004 and the twelve month period ended December 31, 2003.

In thousands:	Six Months Ended June 30,		Year Ended December 31,		Period from 12/29/02 to 12/31/03
	2006	2005	2005	2004
					(Unaudited)
Net sales	$113,806	$117,620	$220,114	$247,883	$247,142
Cost of sales, including depreciation	103,155	102,009	196,693	212,167	213,571
Selling, general and administrative expenses	8,814	8,894	16,145	20,257	16,949
Expenses associated with certain share acquisitions	—	—	2,965	—	2,797
Other (income) expense, net	(274)	476	538	(1,467)	(3,024)
Interest expense	340	333	682	946	2,515
Provision for income taxes	225	2,033	907	5,771	5,472
Minority interest in loss of consolidated subsidiaries	(194)	(209)	(605)	(39)	—
Equity in loss (earnings) from unconsolidated affiliate	20	—	(754)	—	—
Loss on discontinued operations, net of taxes	—	—	—	—	660
Net income	1,720	4,084	3,543	10,248	8,202

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Sales. Net sales decreased $3.8 million, or 3.2%, to $113.8 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. The decrease in net sales resulted primarily from the adverse effect of approximately $3.0 million of unfavorable changes in foreign currency exchange rates compared to the six months ended June 30, 2005. SCI’s airbag cushion operations in China and South Africa had net sales of $2.9 million arising from the gradual ramp-up of new programs awarded during the six months ended June 30, 2006 as compared to no sales for the six months ended June 30, 2005. The remainder of the $3.8 million decrease in net sales over the comparable period last year resulted from declining volumes on some of SCI’s current airbag fabric and airbag cushion programs for vehicle platforms that have decreased or are being phased out during 2006.

Cost of Sales, Including Depreciation. Cost of sales, including depreciation (“cost of sales”) increased $1.1 million, or 1.1%, to $103.1 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. Cost of sales as a percentage of net sales increased to 90.6% for the six months ended June 30, 2006 from 86.7% for the six months ended June 30, 2005. The increase in cost of sales in amount and as a percentage of net sales is primarily a result of the fixed cost component of cost of sales not being reduced in proportion to the decrease in net sales in the corresponding time periods, as well as inflationary increases for raw materials and supplies as noted above, offset by a decrease in depreciation expense of approximately $630,000 due to the maturation of the depreciable lives of certain property, plant and equipment.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $80,000, or 0.9%, to $8.8 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. The decrease in selling, general and administrative expenses is attributable primarily to reduced professional services costs in the corporate office. Selling, general and administrative expenses as a percentage of net sales increased to 7.7% for the six months ended June 30, 2006 from 7.6% for the six months ended June 30, 2005 as a result of the above.

Other (Income) Expense. SCI recognized other income of $274,000 for the six months ended June 30, 2006 compared to other expense of $476,000 for the six months ended June 30, 2005. Other income was realized primarily from foreign transaction gains from the revaluation of intercompany balances between SCI’s European subsidiaries and the U.S. parent company and partially offset by losses of approximately $735,000 at its corporate office resulting from recording the fair values of SCI’s derivative forward contracts. Net foreign transaction gains of approximately $1.0 million during the six months ended June 30, 2006 resulted from positive changes in foreign currency exchange rates of approximately 4.2% from those at December 31, 2005. Net foreign transaction losses during the six months ended June 30, 2005 resulted primarily from negative changes in foreign currency exchange rates of approximately 9.4% from those at December 31, 2004.

Interest Expense. Interest expense increased $7,000, or 2.1%, to $340,000 for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. The average weighted interest rate for all Company debt increased to 6.8% from 5.2% while the average outstanding debt decreased to $6.4 million from $7.0 million for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. Because a substantial portion of SCI’s debt bears interest at variable rates based on the prime rate, the increase in SCI’s average weighted interest rate is primarily attributable to increases of 200 basis points in the prime rate over the past 12 months.

Provision for Income Taxes. The provision for income taxes for the six months ended June 30, 2006 was approximately $225,000 compared to approximately $2.0 million for the six months ended June 30, 2005. SCI’s effective tax rate for the six months ended June 30, 2006 was 12.7% compared to 34.4% for the six months ended June 30, 2005. The lower effective tax rate for the six months ended June 30, 2006 resulted primarily from SCI recognizing certain deferred tax assets related to its operations in Germany combined with a benefit of $70,000 for changes in state income tax laws and partially offset by not recognizing a tax benefit for losses of approximately $184,000 incurred at its China and South Africa Joint Ventures.

Minority Interest. The China Joint Venture began producing and selling airbag cushions in October 2005, and the South Africa Joint Venture began selling airbag cushions in March 2006. Minority interest in loss of consolidated subsidiaries represents the amount of loss attributable to SCI’s unaffiliated joint venture partners for the pre-production activities and operating results from the South Africa and China Joint Ventures.

Equity in Loss From Unconsolidated Affiliate. SCI recognized equity in loss from unconsolidated affiliate of $20,000 for the six months ended June 30, 2006 compared to $0 for the six months ended June 30, 2005. Equity in loss from unconsolidated affiliate was realized from SCI’s share in the losses of the unconsolidated affiliate in which SCI acquired its 49% ownership interest in September 2005.

Net Income. SCI’s net income was $1.7 million for the six months ended June 30, 2006 compared to $4.1 million for the six months ended June 30, 2005. This change in net income resulted from a combination of the items discussed above.

Segment Results of Operations

The following table reconciles segment sales and (loss) earnings before taxes to consolidated sales and (loss) earnings before taxes for the six-month periods ended June 30, 2006 and June 30, 2005:

In thousands:	Six Months Ended
	June 30, 2006	June 30, 2005
		(As restated)
Sales:
Fabric	$23,845	$26,125
Cushion	89,961	91,495

	$113,806	$117,620

(Loss) earnings before taxes:
Fabric	$(32)	$1,608
Cushion	6,004	7,633

Segment earnings before taxes	5,972	9,241
Corporate	(4,201)	(3,333)

Earnings before taxes	$1,771	$5,908

Fabric

Sales. Sales for the fabric segment decreased $2.3 million, or 8.7%, to $23.8 million compared to the six months ended June 30, 2005. The decrease in sales resulted primarily from declining volumes on some of SCI’s current fabric and airbag cushion programs for vehicle platforms that are decreasing or are being phased out during 2006.

(Loss) Earnings Before Taxes. The fabric segment realized a loss before taxes of $32,000 for the six months ended June 30, 2006 compared to earnings before taxes of $1.6 million for the six months ended June 30, 2005. The decrease in earnings before taxes resulted primarily from the decrease in sales described above combined with the inability to leverage its fixed cost component of cost of goods sold at its current level of sales.

Cushion

Sales. Sales for the cushion segment decreased approximately $1.5 million, or 1.7%, to $90.0 million compared to the six months ended June 30, 2005. The decrease in sales resulted primarily from the adverse effect of approximately $3.0 million of unfavorable changes in foreign currency exchange rates compared to the six months ended June 30, 2005. SCI’s cushion operations in China and South Africa had net sales of $2.9 million arising from the gradual ramp-up of new programs awarded in 2006 as compared to no sales for the six months ended June 30, 2005. The remainder of the $1.5 million decrease in sales over the comparable period last year resulted from declining volumes on some of SCI’s current fabric and airbag cushion programs for vehicle platforms that have decreased or are being phased out during 2006.

Earnings Before Taxes. Earnings before taxes for the cushion segment decreased $1.6 million, or 21.3%, to $6.0 million compared to the six months ended June 30, 2005. The decrease in earnings before taxes resulted primarily from the decrease in sales described above combined with continued production ramp up expenses at the China and South Africa cushion joint ventures and cost increases for raw materials for the cushion segment.

Twelve Months Ended December 31, 2005 Compared to Twelve Months Ended December 31, 2004

Net Sales. Net sales decreased $27.8 million, or 11.2%, to $220.1 million for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The decrease in net sales is principally due to decreased demand in the automotive market and decisions by certain customers to curtail outsourcing and begin production of certain programs using their own facilities. The decrease in net sales contained no significant effect of changes in foreign currency exchange rates compared to the twelve months ended December 31, 2004. The China Joint Venture commenced sales in October 2005, contributing approximately $441,000 of net sales in the 2005 fiscal year.

Cost of Sales, Including Depreciation. Cost of sales, including depreciation (“cost of sales”) decreased $15.5 million, or 7.3%, to $196.7 million for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The decrease in cost of sales is attributable to the decrease in net sales in the corresponding time periods, offset by increased costs of approximately $1.4 million related to the ongoing joint venture pre-production activities in South Africa and China. Cost of sales as a percentage of net sales increased to 89.4% for the twelve months ended December 31, 2005 from 85.6% for the twelve months ended December 31, 2004. The increase in cost of sales as a percentage of net sales is primarily a result of the fixed cost component of cost of sales not being reduced in proportion to the decrease in net sales in the corresponding time periods, as well as inflationary increases for raw materials and supplies as noted above and costs associated with the pre-production activities of SCI’s cushion joint ventures, offset by a decrease in depreciation expense of approximately $2.2 million due to the maturation of the depreciable lives of certain property, plant and equipment.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $4.1 million, or 20.3%, to $16.1 million for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The decrease in selling, general and administrative expenses is attributable primarily to reduced professional services costs of approximately $3.0 million, including $1.0 million for a whistleblower investigation in 2004, reduced compensation, benefits and other costs of approximately $1.8 million and reduced costs of approximately $300,000 associated with the closure of SCI’s United Kingdom facility in the twelve months ended December 31, 2004. These reductions in costs were partially offset by costs that SCI incurred in the twelve months ended December 31, 2005 of approximately $900,000 related to the ongoing cushion joint venture pre-production activities. Expenses from pre-production activities are expected to continue until commercial production begins at the South Africa Joint Venture, which is expected to occur in mid-2006. Selling, general and administrative expenses as a percentage of net sales decreased to 7.3% for the twelve months ended December 31, 2005 from 8.2% for the twelve months ended December 31, 2004 due to the items noted above.

Expenses Associated with 2005 Share Acquisition by WLR. In the twelve months ended December 31, 2005, SCI recognized total expenses of approximately $3.0 million resulting from the sale of its shares by Zapata to affiliates of WLR. Approximately $2.4 million of this amount was for cash bonuses paid to certain key executives of SCI. The bonuses were partly funded by a capital contribution by Zapata of $1.0 million. SCI recognized other expenses of approximately $600,000 related to the stock acquisition transaction by affiliates of WLR.

Other Expense (Income), Net. SCI recognized other expense, net of $538,000 for the twelve months ended December 31, 2005, compared to other income, net of $1.5 million for the twelve months ended December 31, 2004. Other expense, net was realized primarily from foreign transaction gains and losses resulting primarily from the revaluation of intercompany balances between SCI’s European subsidiaries and the U.S. parent company. Net foreign transaction losses of approximately $917,000 during the twelve months ended December 31, 2005 resulted from unfavorable changes in foreign currency exchange rates of approximately 10.7% from rates prevailing at December 31, 2004. The net foreign transaction losses were partially offset by approximately $379,000 primarily by unrealized gains on its deferred compensation plan assets and interest income.

Interest Expense. Interest expense decreased $264,000, or 27.9%, to $682,000 for the twelve months ended December 31, 2005, compared to the twelve months ended December 31, 2004. The decrease is attributable to average outstanding debt decreasing to $6.4 million from $11.5 million, offset by the average weighted interest rate for all company debt increasing to 5.9% from 4.2% for the twelve months ended December 31, 2005, as compared to the twelve months ended December 31, 2004. Because a substantial portion of SCI’s debt carries interest rates based on the prime rate, such increase in SCI’s average weighted interest rate is primarily attributable to increases totaling 225 basis points in the prime rate throughout 2005. Average outstanding debt decreased for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004 due to SCI paying down long-term debt primarily from positive cash flows from operations in 2004 and 2005.

Provision for Income Taxes. The provision for income taxes for the twelve months ended December 31, 2005 was approximately $907,000 compared to approximately $5.8 million for the twelve months ended December 31, 2004. SCI’s effective tax rate for the twelve months ended December 31, 2005 was 29.4% compared to 36.0% for the twelve months ended December 31, 2004. The lower provision for income taxes resulted from lower income before taxes and minority interest and a lower effective tax rate for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The lower effective tax rate for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004 resulted primarily from SCI’s release of a valuation allowance in connection with the utilization of a capital loss carried back against a capital gain resulting from the sale of intangible assets associated with the sale of a former subsidiary in 2001.

Minority Interest in Loss of Consolidated Subsidiaries. On November 30, 2004, SCI announced that it formed the South Africa Joint Venture, and on January 4, 2005, SCI announced that it formed the China Joint Venture. The China Joint Venture began producing and selling airbag cushions in October 2005. The increase in minority interest in loss of consolidated subsidiaries from $39,000 for the twelve months ended December 31, 2004 to $605,000 for the twelve months ended December 31, 2005 resulted from establishing the China Joint Venture in 2005 and the full year of pre-production operations for both joint ventures in 2005. Minority interest in loss of consolidated subsidiaries for the twelve months ended December 31, 2005 represents the amount of loss attributable to SCI’s unaffiliated joint venture partners for one full year of pre-production activities, including the approximately two months of operating results from the China Joint Venture. Minority interest in loss of consolidated subsidiaries for the twelve months ended December 31, 2004 represents the amount of loss attributable to SCI’s unaffiliated South Africa Joint Venture partner for approximately one month of pre-production activities.

Equity in Earnings From Unconsolidated Affiliate. SCI recognized equity in earnings from unconsolidated affiliate of $754,000 (net of income taxes of $448,000) for the twelve months ended December 31, 2005 compared to equity in earnings from unconsolidated affiliate of $0 for the twelve months ended December 31, 2004. Equity in earnings from unconsolidated affiliate was realized primarily from the receipt of a distribution representing SCI’s share in a one-time license payment for the license of patent and related technology from NxGen in which SCI has a 49% ownership interest, partially offset by an amount to record the investment at net book value.

Net Income. SCI’s net income was $3.5 million for the twelve months ended December 31, 2005 compared to $10.2 million for the twelve months ended December 31, 2004. This change in net income resulted from a combination of the items discussed above.

Twelve Months Ended December 31, 2004 Compared to Twelve Months Ended December 31, 2003 (Unaudited)

Net Sales. Net sales increased approximately $741,000, or 0.3%, to $247.9 million for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. The increase in net sales was due principally to the effect of changes in foreign currency exchange rates that increased sales as expressed in U.S. dollars by approximately $12.5 million over the amount that would have been reported based on exchange rates in effect in the twelve months ended December 31, 2003. The favorable effect of exchange rates was offset by a reduction in volume of approximately $11.8 million due to decreased demand in the overall automotive market.

Cost of Sales, Including Depreciation. Cost of sales, including depreciation decreased $1.4 million, or 0.7%, to $212.2 million for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. Cost of sales as a percentage of net sales decreased to 85.6% for the twelve months ended December 31, 2004 from 86.4% for the twelve months ended December 31, 2003. SCI experienced a decrease in cost of sales as a percentage of net sales due to improvements in operating efficiencies and cost savings resulting from, among other things, SCI’s closure of its United Kingdom facility and transfer of production lines to lower labor cost areas in the prior year, the favorable effect of exchange rates of approximately $1.3 million, less one-time lease termination costs of approximately $400,000 associated with the closure of SCI’s United Kingdom facility. The closure of the United Kingdom facility contributed approximately $1.7 million to decreased cost of sales offset by price increases on raw material of approximately $1.4 million.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.3 million, or 19.5%, to $20.3 million for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. Selling, general and administrative expenses as a percentage of net sales increased to 8.2% for the twelve months ended December 31, 2004 from 6.9% in the prior period. The increase in selling, general and administrative expenses is attributable to the following costs: approximately $300,000 in one-time charges associated with the closure of SCI’s United Kingdom manufacturing facility which includes redundancy charges and moving expenses; costs approximating $2.4 million in legal, professional and consulting expenses regarding company financing, Sarbanes related and other compliance activities, including a $1.0 million investigation cost related to allegations raised by a former employee; and approximately $600,000 in costs for implementation of new information systems.

Expenses Associated with 2003 Acquisition by Zapata. SCI recognized expenses of approximately $2.8 million in the twelve months ended December 31, 2003 resulting from the purchase of approximately 84% of its shares by Zapata Corporation. This purchase triggered certain provisions of SCI’s stock option plan, including immediate vesting of all options and an automatic change in the exercise price of a certain number of the options, which required SCI to recognize a one-time, non-recurring non-cash compensation cost of $1.4 million for the modified options. Additionally, SCI recognized expense of $1.4 million as a bonus payable to certain of its key executives under their employment agreements.

Other Income, Net. SCI recognized other income, net of $1.5 million for the twelve months ended December 31, 2004, as compared to other income, net of $3.0 million for the twelve months ended December 31, 2003. Other income, net is realized primarily from net foreign transaction gains resulting from the revaluation of intercompany balances between the European subsidiaries and the U.S. parent company. SCI recorded net foreign transaction gains of approximately $677,000 for the twelve months ended December 31, 2004, compared to net foreign transaction gains of $2.5 million during the comparable period in the prior period. Additionally, in 2004 SCI recognized unrealized gains on its deferred compensation plan assets of approximately $566,000. The foreign transaction gains for the twelve months ended December 31, 2004 resulted from favorable changes in foreign currency exchange rates of approximately 10.7% in the December 31, 2004 exchange rates as compared to those at December 31, 2003.

Interest Expense. Interest expense decreased $1.6 million, or 62.4%, to $946,000 for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. The decrease is attributable both to a decrease in average interest rates from 5.4% to 4.2% and a decrease in average outstanding debt from $29.1 million to $11.5 million for 2004 as compared to 2003. Average outstanding debt decreased for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003 due to SCI paying down long-term debt primarily from positive cash flows from operations in 2003 and 2004.

Provision for Income Taxes. The provision for income taxes increased $299,000 for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003 due in part to an increase of $1.6 million in pre-tax income compared to the prior year. SCI’s effective tax rates for the twelve months ended December 31, 2004 and December 31, 2003 were 36.0% and 38.2%, respectively. The lower effective tax rate for the twelve months ended December 31, 2004 is a result of the payment of deductible foreign taxes in that year.

Minority Interest in Loss of Consolidated Subsidiaries. On November 30, 2004, SCI announced that it had formed the South Africa Joint Venture with a minority interest partner for the production in South Africa of automotive airbag cushions and, as of December 31, 2004, commercial production had not begun. The amount of minority interest in loss of consolidated subsidiaries of $39,000 for the twelve months ended December 31, 2004 represents the amount of loss attributable to SCI’s unaffiliated South Africa Joint Venture minority interest partner for approximately one month of pre-production activities.

Loss on Discontinued Operations, Net of Taxes. No impacts from discontinued operations were recorded during the twelve month period ended December 31, 2004, as SCI had sold all remaining discontinued operations before December 28, 2002. Loss on disposition of discontinued operations, net of taxes was $660,000 for the twelve months ended December 31, 2003. The loss was principally due to the sale of SCI’s former subsidiary, Galion, Inc., SCI’s metal and defense related product business, on December 23, 2002 and included the recognition of an income tax provision of approximately $660,000 related to an adjustment of the deferred tax liabilities of these discontinued operations.

Net Income. SCI’s net income was $10.2 million for the twelve months ended December 31, 2004, compared to net income of $8.2 million for the twelve months ended December 31, 2003. Earnings in the current and prior periods were a result of the items discussed above.

Segment Results of Operations

The following table reconciles segment sales and earnings before taxes to consolidated sales and earnings before taxes for December 31, 2005, 2004 and 2003.

	Year ended December 31,		12 months ended December 31, 2003
In thousands:	2005	2004
	(As restated)		(Unaudited, as restated)
Sales:
Fabric	$48,902	$54,773	$57,344
Cushion	171,212	193,110	189,798

	$220,114	$247,883	$247,142

Earnings before taxes:
Fabric	$669	$5,851	$9,873
Cushion	10,582	18,450	15,749

Segment earnings before taxes	11,251	24,301	25,622
Corporate	(8,160)	(8,321)	(11,288)

Earnings before taxes	$3,091	$15,980	$14,334

Fabric

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Sales. Sales for the fabric segment decreased $5.9 million, or 10.7%, to $48.9 million for the year ended December 31, 2005, compared to the year ended December 31, 2004. The decrease in sales resulted primarily from decreased demand in the North America automotive market for platforms utilizing SCI’s products and increased competition from new fabric producers.

Earnings Before Taxes. Earnings before taxes for the fabric segment decreased $5.2 million, or 88.6%, to $669,000 for the year ended December 31, 2005, compared to the year ended December 31, 2004. The decrease in earnings before taxes resulted primarily from the decrease in sales described above, along with the fixed cost component of cost of sales not being reduced in proportion to the decrease in sales in the corresponding time period.

Year Ended December 31, 2004 Compared to Twelve Months Ended December 31, 2003 (Unaudited)

Sales. Sales for the fabric segment decreased $2.6 million, or 4.5%, to $54.8 million for the year ended December 31, 2004, compared to the twelve months ended December 31, 2003. The decrease in sales resulted primarily from decreased demand in the North American automotive market and declining volumes on some of SCI’s fabric programs for airbag module platforms.

Earnings Before Taxes. Earnings before taxes for the fabric segment decreased $4.0 million, or 40.7%, to $5.9 million for the year ended December 31, 2004, compared to the twelve months ended December 31, 2003. The decrease in earnings before taxes resulted primarily from the decrease in sales described above, along with the fixed cost component of cost of sales not being reduced in proportion to the decrease in sales in the corresponding time period and price increases on raw material of approximately $1.4 million.

Cushion

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Sales. Sales for the cushion segment decreased approximately $21.9 million, or 11.3%, to $171.2 million for the year ended December 31, 2005, compared to the year ended December 31, 2004. The decrease in net sales was principally due to decreased demand in the automotive market and decisions by certain customers to curtail outsourcing and begin production of certain programs using their own facilities. The decrease in net sales contained no significant effect of changes in foreign currency exchange rates compared to the twelve months ended December 31, 2004. The China Joint Venture commenced sales in October 2005, contributing approximately $441,000 of net sales in that year.

Earnings Before Taxes. Earnings before taxes for the cushion segment decreased $7.9 million, or 42.8%, to $10.6 million for the year ended December 31, 2005, compared to the year ended December 31, 2004. The decrease in earnings before taxes resulted primarily from the decrease in sales described above combined with pre-production expenses at the China and South Africa Joint Ventures, cost increases for raw materials, increased professional services costs and offset by a decrease in depreciation expense. Expenses from pre-production activities are expected to continue until commercial production begins at the South Africa Joint Venture, which is expected to occur in mid-2006.

Year Ended December 31, 2004 Compared to Twelve Months Ended December 31, 2003 (Unaudited)

Sales. Sales for the cushion segment increased approximately $3.3 million, or 1.7%, to $193.1 million for the year ended December 31, 2004, compared to the twelve months ended December 31, 2003. The increase in net sales was due principally to the effect of changes in foreign currency exchange rates that increased sales as expressed in U.S. dollars by approximately $12.5 million over the amount that would have been reported based on exchange rates in effect in the twelve months ended December 31, 2003. The favorable effect of exchange rates was offset by a reduction in volume of approximately $9.2 million due to decreased demand in the overall automotive market for SCI’s products.

Earnings Before Taxes. Earnings before taxes for the cushion segment increased $2.7 million, or 17.4%, to $18.5 million for the year ended December 31, 2004 compared to the twelve months ended December 31, 2003. The increase in earnings before taxes resulted primarily from improvements in operating efficiencies and cost savings resulting from, among other things, SCI’s closure of SCI’s United Kingdom facility and transfer of production lines to lower labor cost areas in the prior year, as well as the favorable effect of exchange rates of approximately $1.3 million, net of one-time lease termination costs of approximately $400,000 associated with the closure of SCI’s United Kingdom facility. The closure of the United Kingdom facility contributed approximately $1.7 million to earnings before taxes.

Seasonality and Inflation

The automotive operations are subject to the seasonal characteristics of the automotive industry in which there are generally seasonal plant shutdowns in the third and fourth quarters of each calendar year. Excluding the impact of the increase in raw material cost noted above, SCI does not believe that its operations to date have been materially affected by inflation.

Liquidity and Capital Resources

It is expected that SCI’s equipment and working capital requirements will continue to increase in order to support the expansion in its joint ventures and of other existing production capabilities and/or development of operations. SCI expects to fund its liquidity requirements through a combination of cash flows from operations, equipment financing, use of SCI’s line of credit and new financing as management deems necessary.

Six Months Ended June 30, 2006

Cash Flows. Net cash provided by operating activities was approximately $4.3 million for the six months ended June 30, 2006, compared to cash provided by operating activities of $7.5 million in the comparable period in the prior year. The net cash provided by operating activities in 2006 resulted principally from net income and the addition of non-cash expenses, partially offset by an increase in accounts receivable balances since December 31, 2005. The cash provided by operating activities in 2005 reflected primarily higher net income of SCI combined with decreases in inventories and deferred compensations plan assets.

Net cash used in investing activities was approximately $1.9 million for the six months ended June 30, 2006, compared to approximately $4.1 million for the comparable period in the prior year. Capital expenditures in the current and prior years were necessitated primarily by new programs awarded by customers, as well as some production equipment replacements and upgrades. SCI currently believes it may spend up to $10.2 million (excluding potential acquisitions) for the remainder of 2006 on capital expenditures, for systems, repairs and replacements, safety, planned capacity upgrades and other production equipment to support expected new contracts with SCI’s customers. In 2005 SCI’s capital expenditures were approximately $7.1 million.

Net cash used in financing activities was approximately $2.5 million in the six months ended June 30, 2006, compared to net cash used in financing activities of approximately $1.4 million for the comparable period in the prior year. Net cash used in financing activities for the six months ended June 30, 2006 resulted primarily from repayments of SCI’s primary credit facility and other debt and capital leases, partially offset by proceeds from a loan from its minority interest partner to the China Joint Venture to fund the joint venture’s capital expenditures. Net cash used in financing activities for the six months ended June 30, 2005 resulted primarily from repayments of SCI’s other debt and capital leases, partially offset by proceeds from stock option exercises.

The activities discussed above resulted in a net decrease in cash and cash equivalents of approximately $30,000 in the six months ended June 30, 2006.

Twelve Months Ended December 31, 2005

Cash Flows. Net cash provided by operating activities was approximately $6.9 million for the twelve months ended December 31, 2005, as compared to cash provided by operating activities of $13.4 million in the comparable period in the prior year. This decrease in cash provided by operating activities in 2005 resulted principally from a decrease in SCI’s net income combined with negative changes in working capital primarily from the payment of income taxes offset primarily by the non-cash addition for depreciation and amortization. During the twelve months ended December 31, 2005, two now former employees who were participants in SCI’s executive deferred compensation plan elected to withdraw monies from the plan as permitted by its terms. The withdrawals provided approximately $306,000 in net cash as a result of the recovery of company-matching funds held in the deferred compensation plan. The cash provided by operating activities in 2004 resulted principally from income from operations combined with non-cash additions of depreciation offset by increases in accounts receivable and inventories and a decrease in accounts payable. The increase in accounts receivable in 2004 is due primarily to a change in payment terms with a significant customer in return for foregoing early payment discounts, and the decrease in accounts payable resulted primarily from a change in payment terms with a significant supplier in return for prompt payment discounts.

Net cash used in investing activities was approximately $7.4 million for the twelve months ended December 31, 2005, as compared to approximately $6.5 million for the comparable period in the prior year. Capital expenditures in the current and prior years were necessitated primarily by new programs awarded by customers, as well as investment in information technology and production equipment replacements and upgrades. Additionally, SCI recorded a $237,000 investment in a minority interest in NxGen as it acquired a 49% ownership interest in NxGen as previously described. In 2005, SCI’s annual capital expenditures were approximately $7.1 million. SCI currently expects to spend approximately $12.0 million on capital expenditures in 2006 primarily to purchase assets necessary to support new programs awarded by customers and to fund its joint venture operations.

Net cash provided by financing activities was approximately $763,000 in the twelve months ended December 31, 2005, compared to net cash used in financing activities of approximately $8.8 million for the comparable period in the prior year. Net cash provided by financing activities for the twelve months ended December 31, 2005 resulted primarily from a $1 million capital contribution from Zapata in connection with its sale of shares of SCI common stock to affiliates of WLR, which was used to pay management bonuses. SCI used cash flows from operations and net borrowings on SCI’s credit facilities to pay down its other debt and long-term obligations.

The activities discussed above in conjunction with the unfavorable effects of foreign exchange rates of $376,000, resulted in a net decrease in cash and cash equivalents of approximately $97,000 in the twelve months ended December 31, 2005.

SCI’s capital expenditure and working capital requirements are expected to be funded through a combination of cash flows from operations, equipment financing and use of the SCI’s current and future credit facilities. SCI’s Wachovia Facilities described below expire in October 2006. SCI intends to renegotiate or replace the Wachovia Facilities prior to their expiration and maturation in October 2006. Although no assurances can be provided, SCI’s management believes that it will be able to renegotiate or replace these facilities prior to their expiration and maturity with amended or new facilities on comparable terms. These sources are considered to be adequate to fund SCI’s requirements for at least the next twelve months and SCI does not foresee these sources being inadequate beyond such period.

Credit Facilities. SCI has a credit facility with Wachovia, successor by merger to Congress Financial Corporation (Southern), that is composed of an aggregate $35.0 million revolving credit facility (the “Wachovia Revolver”) expiring October 8, 2006, and two-term loans. Under the Wachovia Revolver, SCI may borrow up to the lesser of (a) $35.0 million or (b) 85% of eligible accounts receivable, plus 60% of eligible finished goods, plus 50% of eligible raw materials. The amount outstanding under the Wachovia Revolver at June 30, 2006 was approximately $10,000. The Wachovia Revolver also includes a $5.0 million letter of credit sub-facility, of which $521,000 was utilized at June 30, 2006.

In addition, SCI has a term facility with Wachovia (the “Wachovia Term A loan”) under which $1.2 million was outstanding as of June 30, 2006 and was included in current portion of long-term debt on SCI’s condensed consolidated balance sheets. The Wachovia Term A loan is payable in equal monthly installments of approximately $45,000, with the unpaid principal amount due on October 8, 2006. Accordingly, SCI has classified the entire amount outstanding under the Wachovia Facilities in current portion of long-term debt on SCI’s condensed consolidated balance sheets at June 30, 2006. Additional amounts are not available for borrowing under the Wachovia Term A loan. SCI also has a second term loan (the “Wachovia Term B loan” and, collectively with the Wachovia Revolver and the Wachovia Term A loan, the “Wachovia Facilities”) which is undrawn and under which $4.5 million was available as of June 30, 2006. At June 30, 2006, SCI’s availability for additional borrowings was $27.6 million based on borrowing base constraints and was approximately $39.5 million based on the maximum allowable limit under the Wachovia Revolver and the Wachovia Term B loan.

The interest rate on the Wachovia Revolver and Wachovia Term A loan (the “Prime Rate loans”) is variable, depending on the amount of SCI’s Excess Availability (as defined in the Wachovia Facilities) at any particular time and the ratio of SCI’s EBITDA, less certain capital expenditures made by SCI, to certain fixed charges of SCI (the “Fixed Charge Coverage Ratio”). SCI may make borrowings based on the prime rate as described in the Wachovia Facilities (the “Prime Rate”) or the LIBOR rate as described in the Wachovia Facilities, in each case with an applicable margin applied to the rate. At June 30, 2006, the margin on Prime Rate loans was 0.0% and the margin on LIBOR rate loans was 1.75%. The Wachovia Term B loan bears interest at the Prime Rate plus 3%. SCI is required to pay a monthly unused line fee of 0.25% per annum on the unutilized portion of the Wachovia Revolver and a monthly fee equal to 1.75% per annum of the amount of any outstanding letters of credit. At June 30, 2006, the interest rate on the Wachovia Revolver and Term A loan was 8.00% per annum.

Under the Wachovia Revolver and Wachovia Term A loan, SCI is subject to a covenant that requires it to maintain a certain tangible net worth. If SCI has borrowings outstanding under the Wachovia Term B loan, it is subject to additional financial covenants that require SCI: (i) to maintain EBITDA of no less than certain specified amounts, (ii) to maintain a Fixed Charge Coverage Ratio of no less than a specified amount, (iii) to maintain a ratio of certain indebtedness to EBITDA not in excess of a specified amount, and (iv) not to make capital expenditures in excess of specified amounts. In addition, SCI would be required to repay the Wachovia Term B loan to the extent of certain excess cash flow.

The Wachovia Facilities also impose limitations upon SCI’s ability to, among other things, incur indebtedness (including capitalized lease arrangements); become or remain liable with respect to any guaranty; make loans; acquire investments; declare or make dividends or other distributions; merge, consolidate, liquidate or dispose of assets or indebtedness; incur liens; issue capital stock; or change its business. At June 30, 2006, SCI was in compliance with all financial and non-financial covenants. SCI obtained a waiver of non-compliance from Wachovia in 2003 for not dissolving an inactive subsidiary, which waiver remains in effect. Subsequent to March 31, 2006 and prior to filing its quarterly report on Form 10-Q for the quarter ended March 31, 2006, which was filed late, SCI obtained a waiver from Wachovia for non-compliance with a covenant requiring timely filing with the SEC of SCI’s periodic reports. Substantially all the assets of SCI are pledged as collateral for the borrowings under the Wachovia Facilities.

SCI intends to renegotiate or replace the Wachovia Facilities prior to their expiration and maturation in October 2006. Although no assurances can be provided in this regard, SCI’s management currently believes that it will be able to renegotiate or replace these facilities prior to their expiration and maturity with amended or new facilities on comparable terms. The inability to secure such financing could adversely affect SCI’s ability to procure inventory and fund other working capital needs and could have a material adverse effect on SCI’s financial position and results of operations.

Other Long-Term Obligations. On March 28, 2002, SCI’s Czech Republic subsidiary and HVB Bank Czech Republic, successor to Bank Austria, entered into an amendment to its $7.5 million mortgage loan dated May 29, 1997. This amendment extended the due date of the mortgage loan for five years to expire on March 30, 2007, established an interest rate of 1.7% over EURIBOR (EURIBOR was 2.8% at June 30, 2006), requires monthly payments of interest and principal of approximately $89,000 and is secured by the real estate assets of SCI’s subsidiary in the Czech Republic. SCI has guaranteed the repayment of up to $500,000 of the obligations of this subsidiary with respect to this loan. At June 30, 2006, approximately $810,000 was outstanding under the HVB loan.

In March 2006, SCI’s China Joint Venture obtained a loan from SCI’s minority interest partner and received proceeds of $840,000. This loan was issued within the terms of the China joint venture agreement which allows SCI and its minority interest partner to continue to fund the development of the China Joint Venture using a combination of loans and/or capital contributions. Because the terms of the loan agreement do not specify interest, SCI has discounted the loan using an annual interest rate of 10% resulting in discounted interest of $274,000. At June 30, 2006, approximately $580,000 was outstanding on this loan which is due in March 2010.

Contractual Obligations. The following table aggregates SCI’s contractual obligations (including those described above) related to long-term debt, non-cancelable leases and other obligations at June 30, 2006.

Payments due by Period (in thousands)

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations
Long term debt	$3,030	$2,290	$87	$653	$—
Capital lease obligations	979	636	343	—	—
Operating leases	1,939	1,160	694	85	—
Other obligations (1)	14,671	11,117	3,554	—	—

Total	$20,619	$15,203	$4,678	$738	$—

(1)	Other obligations primarily represent future commitments to purchase Mexican pesos with U.S. dollars and to purchase U.S. dollars with Euros pursuant to forward derivative contracts. See Note 7 to SCI’s unaudited condensed consolidated financial statements. Additional obligations include approximately $350,000 representing the minimum severance obligation for compensation and benefits for a former employee of SCI. This former employee to whom severance is owed is seeking additional amounts. See Note 6 (Contingencies) to SCI’s unaudited condensed consolidated financial statements.

The amounts of contractual obligations set forth above include an assumed annual blended interest rate of 7.0% for long term debt and an assumed range of interest rates of between 4.8% and 8.0% for capital lease obligations.

Additionally, as of June 30, 2006, SCI had remaining commitments for funding of the South Africa Joint Venture through the combination of machinery and equipment contributions and related in-kind services of approximately $887,000 and, with respect to the China Joint Venture agreement, the intention, but not an obligation, for funding its share of this China Joint Venture through possible loan or capital contributions of up to $3.6 million.

Off-Balance Sheet Arrangements. As of June 30, 2006, SCI did not have any off-balance sheet arrangements that are material to its financial condition, results of operations or cash flows as defined by Item 303(a) (4) of Regulation S-K promulgated by the SEC other than the letter of credit described above. SCI enters into derivative foreign contracts as noted and described under “Quantitative and Qualitative Disclosures about Market Risk”.

Guarantees. Financial Accounting Standards Board (“FASB”) Interpretation No. 45 provides guidance on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued and specific disclosures related to product warranties. As of June 30, 2006, SCI and various consolidated subsidiaries of SCI are borrowers under the Wachovia Facilities and a note payable to a bank in the Czech Republic (together, the “Facilities”). The Facilities are guaranteed by either SCI and/or various consolidated subsidiaries of SCI in the event that the borrower(s) default under the provisions of the Facilities. The guarantees are in effect for the duration of the related Facilities. SCI does not provide product warranties within the disclosure provisions of FASB Interpretation No. 45.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, assumptions and judgments. Estimates and assumptions are based on historical data and other assumptions that management believes are reasonable in the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenues and expenses during the reported period.

Judgments are based on management’s assessment as to the effect that certain estimates, assumptions or future trends or events may have on the financial condition and results of operations reported in the consolidated financial statements of SCI. It is important that the reader of the financial statements understands that actual results could differ from these estimates, assumptions and judgments.

In addition, judgment is involved in determining which accounting policies and estimates would be considered as “critical.” Because SCI generally does business with large, well-established customers and SCI generally manufactures based on releases from purchase orders, SCI has not historically been, nor is it expected in the future to be, exposed to significant bad debt or inventory losses. Accordingly, the estimates of the allowance for bad debts and of inventory reserves are not considered to be critical accounting policies or estimates. SCI’s management believes the following critical accounting policies contain the most significant judgments and estimates used in the preparation of the consolidated financial statements of SCI.

Foreign Currency Translation. Financial statements of substantially all of SCI’s foreign operations are prepared using the local currency as the functional currency. In accordance with SFAS No. 52, Foreign Currency Translation, translation of these foreign operations to U.S. dollars occurs using the current exchange rate as of the date of the balance sheet for balance sheet accounts and a weighted average exchange rate for results of foreign operations. Translation gains or losses are recognized in “accumulated other comprehensive income” as a component of stockholders’ equity in the accompanying consolidated balance sheets. SCI’s subsidiary in Mexico prepares its financial statements using the U.S. dollar as the functional currency. Since the Mexico subsidiary does not have external sales and does not own significant amounts of inventory or fixed assets, SCI has determined that the U.S. dollar is the appropriate functional currency. Accordingly, the translation effects of its financial statements are included in the results of operations.

SCI’s operations in Mexico, Germany, the United Kingdom, the Czech Republic, China and South Africa expose SCI to currency exchange rate risks associated with the volatility of certain foreign currencies against its functional currency, the U.S. dollar. In the fiscal year ended December 31, 2005, the impact of changes in the relationship of other currencies to the U.S. dollar resulted in the recognition of other expense, net of approximately $917,000. In the fiscal year ended December 31, 2004 and the nine month period from March 30, 2003 to December 31, 2003, the impact of changes in the relationship of other currencies to the U.S. dollar resulted in the recognition of other income, net of approximately $677,000 and $2.0 million, respectively. It is unknown what effect foreign currency rate fluctuations will have on SCI’s financial position or results of operations in the future. If, however, there were a sustained decline of these currencies versus the U.S. dollar, SCI’s consolidated financial statements could be materially adversely affected.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. SCI’s management estimates SCI’s tax assets and liabilities on a periodic basis and adjusts these balances on a timely basis as appropriate. SCI’s management believes that it has adequately provided for its future tax consequences based upon current facts and circumstances and current tax law through the establishment of reserves (approximately $525,000 at December 31, 2005) when it believes that certain tax positions are likely to be challenged and it may not fully prevail in overcoming these challenges. SCI expects to undergo examination by tax authorities of certain of its foreign income tax returns in mid-2006 and it is possible that the examination could result in assessment and payment of taxes related to these positions during 2006 or later. However, should SCI’s management’s tax positions be challenged and not prevail, different outcomes could result and have a significant impact on the amounts reported in SCI’s consolidated statement of operations.

SCI follows the guidance of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SCI sells similar products (airbag cushions and airbag and technical fabrics), uses similar processes in selling its products and sells the products to similar classes of customers. As a result of these similarities and the way the business was managed, SCI had determined that it operated as a single segment for purposes of reporting financial condition and results of operations prior to 2006. Beginning in 2006, SCI began reporting in two segments, and previous years’ segment data has been restated to conform to this change.

New Accounting Pronouncements

In January 2006, SCI adopted SFAS No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. The adoption of SFAS No. 151 on January 1, 2006 had no material affect on SCI’s financial position and results of operations.

In January 2006, SCI adopted SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. The adoption of SFAS No. 123(R) on January 1, 2006 had no material affect on SCI’s financial position and results of operations with regard to its existing stock option plans. See Note 1 to SCI’s unaudited condensed consolidated financial statements regarding SFAS No. 123(R) and its effects on SCI’s statements of cash flows.

In January 2006, SCI adopted SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The adoption of SFAS No. 153 on January 1, 2006 had no material affect on SCI’s financial position and results of operations.

In January, 2006, SCI adopted SFAS No. 154, Accounting Changes and Error Corrections, which changes the requirements for the accounting for and reporting of a change in accounting principle. The adoption of SFAS No. 154 on January 1, 2006 had no material effect on SCI’s financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, ‘Accounting for Income Taxes’” (“FIN 48”). FIN 48 clarifies the accounting for income taxes by proscribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109 and utilizes a two-step approach for evaluating those tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely that not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied. Those tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period in which they meet the more-likely-than-not threshold or are otherwise resolved to qualify for recognition. De-recognition of previously recognized tax positions occurs when a company subsequently determines that a tax position no longer meets the recognition threshold. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for de-recognition of tax positions. The provisions of FIN 48 are effective beginning with SCI’s first quarter of 2007. SCI is currently in the process of evaluating the impact of FIN 48 on SCI’s results of operations, financial position and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

To the extent that amounts borrowed under the Wachovia Facilities and certain other credit facilities are outstanding, SCI has market risk relating to such amounts because the interest rates under the facilities are variable. An interest rate increase would have a negative impact to the extent SCI borrows against the facilities. The actual impact would be dependent on the level of borrowings actually incurred. As of June 30, 2006, SCI’s interest rate, exclusive of credit fees, under the Wachovia Facilities was approximately 8.0%, and the total principal amount outstanding was $1.3 million. Assuming for illustrative purposes only that the interest rates in effect and the amount outstanding under the Wachovia Facilities on June 30, 2006 remains constant for all of 2006, an increase in the interest rate of 1% would have a negative impact of approximately $6,000 on annual interest expense for the year ending December 31, 2006. The effect of a 1% increase in the interest rate has decreased since December 31, 2005 because borrowings have decreased.

SCI’s operations in Mexico, China, South Africa, Germany, the United Kingdom and the Czech Republic expose SCI to currency exchange rate risks which are recorded in other (income) expense in SCI’s condensed consolidated statements of operations. Based on amounts outstanding at June 30, 2006, a hypothetical increase or decrease of 1.0% in the value of the U.S. dollar against the foreign currencies corresponding to the countries in which SCI has operations would result in a reduction or addition of approximately $141,000 in other (income) expense. SCI monitors its risk associated with the volatility of certain foreign currencies against its functional currency, the U.S. dollar. SCI uses certain derivative financial instruments to reduce exposure to volatility of foreign currencies. However, the changes in the relationship of other currencies to the U.S. dollar could have a material adverse effect on the condensed consolidated financial statements if there were a sustained decline of these currencies versus the U.S. dollar. Derivative financial instruments are not entered into for trading or speculative purposes.

Certain operating expenses at SCI’s Mexican facilities are paid in Mexican pesos. To reduce exposure to fluctuations in the U.S. dollar and Mexican peso exchange rates, SCI entered into forward contracts on February 1, 2006 to buy Mexican pesos with U.S. Dollars for periods and amounts consistent with the related, underlying forecasted cash outflows. At June 30, 2006, SCI had outstanding forward exchange contracts that mature between July 2006 and December 2006 to purchase Mexican pesos with an aggregate notional amount of approximately $4.7 million. The fair values of these contracts at June 30, 2006 totaled approximately ($310,000) which is recorded as a liability on SCI’s balance sheet in accrued and other current liabilities. A hypothetical 1%

increase in the dollar-peso forward contract exchange rate at June 30, 2006 would have decreased the fair value of these contracts by approximately $62,000. Changes in the derivatives’ fair values are recorded in the condensed consolidated statements of operations as other (income) expense.

Certain intercompany sales at SCI’s Greenville, South Carolina facility are denominated and settled in Euros and its operating expenses are paid in U.S. dollars. To reduce exposure to fluctuations in the Euro and U.S. dollar exchange rates, SCI entered into forward contracts on January 24, 2006 to buy U.S. dollars with Euros for periods and amounts consistent with the related, underlying forecasted sales. At June 30, 2006, SCI had outstanding forward exchange contracts that mature between July 2006 and December 2007 to purchase U.S. dollars with an aggregate notional amount of approximately $14.5 million. The fair values of these contracts at June 30, 2006 totaled approximately ($425,000) of which ($258,000) is recorded as a liability on SCI’s balance sheet in accrued and other current liabilities and ($167,000) is recorded as a liability on SCI’s balance sheet in other long-term liabilities. A hypothetical 1% increase in the dollar-Euro forward contract exchange rate at June 30, 2006 would have decreased the fair value of these contracts by approximately $88,000. Changes in the derivatives’ fair values are recorded in the condensed consolidated statements of operations as other (income) expense.

Certain intercompany sales at SCI’s facility in the Czech Republic are denominated and settled in Euros. To reduce exposure to fluctuation in the Euro and Czech Koruna exchange rates, SCI periodically enters into forward contracts to buy Czech Korunas with Euros for periods and amounts consistent with the related, underlying forecasted cash inflows associated with the intercompany sales. These contracts are designated as hedges at inception and are monitored for effectiveness on a routine basis. SCI recorded a credit to net earnings of approximately $85,000 and a charge to net earnings of approximately $141,000 for the twelve months ended December 31, 2005 and December 31, 2004, respectively, on these forward contracts. At December 31, 2005 and December 31, 2004, SCI had no such outstanding forward exchange contracts.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ITG

ITG was formed by WLR to consolidate the businesses of leading textile and fabric manufacturers, including Burlington and Cone. In November 2003, WLR, through an affiliate, acquired substantially all of the assets of the Burlington business through Chapter 11 bankruptcy reorganization proceedings. In March 2004, WLR, through its affiliates, acquired substantially all of the assets of the Cone business through Chapter 11 bankruptcy reorganization proceedings. In August 2004, WLR combined these entities under the name International Textile Group, Inc. The results of operations of the Burlington business have been included in ITG’s consolidated financial statements since November 10, 2003. The results of operations of the Cone business have been included in ITG’s consolidated financial statements since March 12, 2004.

References to the nine months ended July 2, 2006 and the nine months ended July 3, 2005 refer to the thirty-nine week periods then ended, respectively. References to the “2005 fiscal year” or the “fiscal year ended October 2, 2005” refer to the fifty-two week period ended October 2, 2005 and references to the “2004 fiscal year” or the “fiscal year ended October 3, 2004” refer to the forty-seven week period ended October 3, 2004.

The following table presents selected historical consolidated financial data of ITG as of the dates and for the periods indicated. The selected historical consolidated financial data as of and for the 2005 fiscal year and the 2004 fiscal year, respectively, have been derived from ITG’s audited consolidated financial statements and the related notes for each of those respective periods, which are included elsewhere in this joint proxy statement/prospectus. The statement of operations data for the nine month periods ended July 2, 2006 and July 3, 2005, and the balance sheet data as of July 2, 2006, have been derived from ITG’s unaudited consolidated financial statements for each of these respective periods, which are included elsewhere in this joint proxy statement/prospectus, and which, in the opinion of ITG’s management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of the results for those periods.

You should read the following data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ITG” and with the other financial information in this joint proxy statement/prospectus, including ITG’s audited and unaudited consolidated financial statements and the related notes.

In thousands, except footnotes:

	Nine Months Ended		Fiscal Year Ended
	July 2, 2006 (39 Weeks)	July 3, 2005 (39 Weeks)	October 2, 2005 (52 Weeks)	October 3, 2004 (47 Weeks)
	(Unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales	$435,329	$556,966	$724,060	$637,550
Cost of sales	(390,343)	(490,173)	(641,800)	(565,868)

Gross profit	44,986	66,793	82,260	71,682
Selling and administrative expenses	(45,717)	(53,174)	(69,518)	(55,744)
Stock-based compensation and related cash bonus expense (1)	(577)	—	(5,236)	—
Start-up costs on international initiatives (2)	(1,844)	(683)	(1,268)	—
Gain on disposal of property, plant and equipment	2,517	1,583	2,432	1,302
Settlement/curtailment gain on retired medical plans (3)	—	8,153	8,153	—
Provision for restructuring and impairment (4)	(869)	(1,348)	(6,949)	—

Operating income (loss)	(1,504)	21,324	9,874	17,240
Other income (expense) (5)	10,252	1,205	1,435	(1,115)
Interest expense	(4,114)	(4,466)	(6,063)	(5,138)

	Nine Months Ended July 2, 2006 (39 Weeks)	Nine Months Ended July 3, 2005 (39 Weeks)	Fiscal Year Ended October 2, 2005 (52 Weeks)	Fiscal Year Ended October 3, 2004 (47 Weeks)
	(Unaudited)
Equity in earnings (losses) of unconsolidated affiliates	(1,499)	2,157	2,714	166
Minority interest net income (loss)	271	—	92	(110)
Income tax provision (6)	(6,618)	(6,943)	(1,171)	(4,328)

Income (loss) before extraordinary items	(3,212)	13,277	6,881	6,715
Extraordinary gain (loss), net of income taxes of $1,663 in 2005 (7)	—	(2,837)	(2,837)	56,123

Net income (loss) (7)	$(3,212)	$10,440	$4,044	$62,838

	July 2, 2006	October 2, 2005	October 3, 2004
	(Unaudited)
BALANCE SHEET DATA:
Working capital (8)	$201,368	$162,249	$193,234
Total assets (8)	372,995	291,572	331,722
Long-term debt and capital lease obligations	83,932	66,163	76,031
Unsecured subordinated notes due to WLR (9)	36,286	—	19,548
Other long-term liabilities	30,355	26,541	39,331
Minority interest in subsidiaries (10)	16,972	583	185
Stockholders’ equity (9)	123,453	127,874	101,163

(1)	During its 2005 fiscal year, ITG issued 915,000 shares of restricted stock to certain employees with a grant date fair value of $6.78 per share, and accrued $2.1 million for the payment of cash bonuses to those employees in connection with individual income taxes payable related to the grants.
(2)	ITG’s costs related to the examination of global expansion opportunities and the related activities are expensed as incurred and reported separately in operations as Start up Costs on International Initiatives in the consolidated statements of income. Such costs primarily include travel costs, legal and consulting fees, and expenses incurred during the start up phase of new operations that cannot be capitalized under United States generally accepted accounting principles.
(3)	On November 19, 2004, ITG’s board of directors approved the termination of ITG’s retiree health and dental plans effective September 30, 2005. As a result, ITG recognized settlement and curtailment gains of $8.2 million in the 2005 fiscal year to reflect the reduction of the postretirement benefit liabilities recorded in ITG’s consolidated balance sheet.
(4)	Restructuring activities undertaken by ITG in the 2005 and 2006 periods included capacity and workforce reductions and the consolidation of certain operations.
(5)	Other income includes interest income in each period presented. In addition, other income for the nine months ended July 2, 2006 and the 2005 fiscal year includes gains on the sale of joint venture interests of $9.2 million and $0.9 million, respectively. Other expense for the 2004 fiscal year includes $1.5 million for the write-off of deferred financing fees incurred in connection with the combination of the Burlington and Cone businesses.
(6)	The nine month period ended July 2, 2006 includes the establishment of a $4.2 million valuation allowance on U.S. deferred tax assets recorded to reduce U.S. deferred tax assets on the portion of the tax benefit that management considers is more likely than not to be realized.
(7)	Fiscal year 2005 pre-tax extraordinary loss of $4.5 million represents the cost of a legal settlement treated as a purchase price adjustment in accordance with United States generally accepted accounting principles. The purchase price allocations generated unallocated negative goodwill of $48.0 million recorded for the Burlington business and $8.1 million recorded for the Cone business as extraordinary gains in the 2004 fiscal year.
(8)	Increase as of July 2, 2006 primarily due to the Parras Cone acquisition. Reduction in 2005 due primarily to lower accounts receivable as a result of lower sales, and lower inventories due to management’s efforts to reduce company-wide inventory levels.
(9)	During the 2005 fiscal year, ITG repaid $13.3 million of outstanding principal on certain convertible subordinated notes and, in accordance with the terms of those notes, an additional $6.7 million of such notes were converted into shares of common stock of ITG on a dollar for dollar basis.
(10)	Increase in minority interest as of July 2, 2006 is primarily due to capital contributions from minority stockholders in proportion to their existing ownership interest in the Cone Denim Jiaxing subsidiary.

The following table summarizes the results of operations for ITG for the periods indicated. The data have been derived from ITG’s unaudited consolidated financial statements and the related notes which, in the opinion of ITG’s management, include all adjustments (consisting only of normal, recurring adjustments) considered necessary for a fair statement of the results for these periods. The results of operations from any quarter are not necessarily indicative of the results to be expected in any future period.

The following data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ITG” and with the other financial information in this joint proxy statement/prospectus, including ITG’s audited and unaudited consolidated financial statements and the related notes.

In thousands, except footnotes:

	Three Months Ended
	July 2, 2006	April 2, 2006	January 1, 2006	October 2, 2005	July 3, 2005	April 3, 2005	January 2, 2005	October 3, 2004 (1)	June 27, 2004	March 27, 2004 (2)	December 27, 2003 (3)
STATEMENT OF OPERATIONS DATA:
Net sales	$146,376	$154,061	$134,892	$167,094	$186,284	$209,020	$161,662	$224,538	$223,035	$131,576	$58,401
Gross profit	13,518	15,841	15,627	15,430	26,380	27,312	13,138	24,979	26,081	16,315	4,307
Income (loss) before extraordinary item (4)	(5,973)	2,565	196	(6,396)	5,050	4,722	3,505	3,399	3,235	1,782	(1,701)
Net income (loss) (4)	(5,973)	2,565	196	(6,396)	5,050	1,885	3,505	3,399	3,235	9,886	46,318

(1)	Represents a fourteen week period due to ITG’s use of a 52-53 week fiscal year that ends on the Sunday nearest September 30. In connection with the merger, ITG intends to change its fiscal year to a December 31 year end.
(2)	Includes the results of the Burlington business for the thirteen week period and the results of the Cone business for the three week period from the acquisition of that business on March 12, 2004. Net income includes an extraordinary gain of $8.1 million related to unallocated negative goodwill resulting from the purchase price allocation recorded for the acquisition of the Cone business.
(3)	Includes the results of the Burlington business for the seven week period from the acquisition of the Burlington business on November 10, 2003. Net income includes an extraordinary gain of $48.0 million related to unallocated negative goodwill resulting from the purchase price allocation recorded for the acquisition of the Burlington business.
(4)	Includes the following:

•	gains on the sale of joint venture equity interests of $9.3 million and $0.9 million in the three months ended April 2, 2006 and the three months ended July 3, 2005, respectively;

•	provisions for restructuring and impairment of $5.6 million and $1.3 million in the three months ended October 2, 2005 and the three months ended July 3, 2005, respectively;

•	gains on the disposal of fixed assets of $0.6 million, $1.8 million, $0.8 million, $1.4 million and $1.2 million in the three months ended July 2, 2006, January 1, 2006, October 2, 2005, July 3, 2005 and October 3, 2004, respectively;

•	start-up costs on international initiatives of $0.9 million, $0.6 million, $0.3 million, $0.6 million and $0.6 million in the three months ended July 2, 2006, April 2, 2006, January 1, 2006, October 2, 2005 and July 3, 2005, respectively;

•	stock-based compensation and related cash bonus expense of $5.2 million in the three months ended October 2, 2005;

•	curtailment/settlement gain on retired medical plans of $8.2 million in the three months ended January 2, 2005;

•	write-off of deferred financing fees of $1.5 million in the three months ended October 3, 2004;

•	the establishment of a $4.2 million valuation allowance on U.S. deferred tax assets in the three months ended July 2, 2006 recorded to reduce the portion that management considers more likely than not to not be realized;

•	an extraordinary loss of $2.8 million, after taxes of $1.7 million, in the three months ended April 3, 2005 representing the cost of a legal settlement treated as a purchase price adjustment in accordance with United States generally accepted accounting principles;

•	an extraordinary gain of $8.1 million in the three months ended March 27, 2004 representing unallocated negative goodwill related to the acquisition of the Cone business; and

•	an extraordinary gain of $48.0 million in the seven weeks ended December 27, 2003 representing unallocated negative goodwill related to the acquisition of the Burlington business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ITG

The following discussion contains forward-looking statements that include numerous risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this joint proxy statement/ prospectus under “Cautionary Note Regarding Forward Looking Statements,” and under “Risk Factors.” You should read the following discussion in conjunction with “Selected Historical Consolidated Financial Data of ITG” and ITG’s audited and unaudited consolidated financial statements and the related notes contained elsewhere in this joint proxy statement/ prospectus.

References in this management’s discussion and analysis of financial condition and results of operations to the quarter and nine months ended July 2, 2006 and the quarter and nine months ended July 3, 2005 refer to the thirteen and thirty-nine week periods ended July 2, 2006, and the thirteen and thirty-nine week periods ended July 3, 2005, respectively. References to the “2005 fiscal year” and the “2004 fiscal year” refer to the fifty-two week period ended October 2, 2005 and the forty-seven week period ended October 3, 2004, respectively.

Background

ITG is a global, diversified provider of fabrics and textile solutions to leading apparel wholesalers and retailers, manufacturers, interior furnishings and industrial markets, and the U.S. Government. ITG considers its four primary markets to be:

•	Bottom-weight woven apparel fabrics—including denim, synthetic and worsted fabrics;

•	Interior furnishings—including mattress and upholstery fabrics;

•	Government uniform fabrics—including fabrics for military dress uniforms and battle dress uniforms; and

•	Specialty fabrics and services—including commission printing and finishing.

ITG believes it is one of the world’s largest producers of denim fabrics. ITG also believes it is the largest producer of better denim fabrics for products distributed through department stores and specialty retailers. In addition, ITG believes it is one of the largest worsted wool manufacturers and commission printers and finishers of interior furnishings in North America, and is a leading developer, marketer and manufacturer of other fabrics and textile products.

ITG was formed by WLR to consolidate the businesses of leading fabric and textile manufacturers, including Burlington and Cone. In November 2003, WLR, through an affiliate, acquired substantially all of the assets of the Burlington business through Chapter 11 bankruptcy reorganization proceedings. In March 2004, WLR, through its affiliates, acquired substantially all of the assets of the Cone business through Chapter 11 bankruptcy reorganization proceedings. In August 2004, WLR combined these entities under the name International Textile Group, Inc. In so doing, WLR sold certain assets or transferred them to other WLR entities that are not a part of ITG. These assets included the Lees Carpet division, Nano-Tex and Mexican and other non-core real estate not directly related to ITG’s primary business. Prior to the acquisition of the Burlington business, ITG did not have any material assets, liabilities or results of operations. The results of operations of the Burlington business have been included in ITG’s consolidated financial statements since November 10, 2003. The results of operations of the Cone business have been included in ITG’s consolidated financial statements since March 12, 2004. The businesses acquired by ITG have been engaged in the textile and fabric business since as early as 1891.

Outlook

The U.S. and global textile industries continue to undergo changes in geographic demand and sourcing. Textile industry participants, including customers of ITG, continue to seek lower prices for fabrics and finished textile products. These participants have shifted sourcing of products to outside of the U.S., principally to Asia, the Indian subcontinent, Mexico and Central America. As a result U.S.-sourced apparel products have declined and imports to the United States have increased.

In response to these developments, ITG is continuing to expand operations outside of the United States to provide low-cost textile manufacturing platforms that are closely integrated and geographically aligned with its customers’ supply chains. ITG is developing global manufacturing operations that allow it to diversify both geographically and by customer sourcing patterns. ITG believes that such a platform will provide flexibility to address customer relationships and mitigate market risks. This is expected to give ITG the ability to deliver products promptly and cost competitively and position ITG to be a preferred provider of fabrics and textile solutions on a global basis.

ITG pursues various growth opportunities in the form of greenfield expansion initiatives, as well as potential strategic partnerships or acquisitions. In instances where ITG enters into partner relationships, it seeks to hold a controlling ownership interest. In addition, ITG seeks to maintain the right to market 100% of the product produced at any joint venture.

ITG continues to examine its existing domestic manufacturing operations and evaluate opportunities for strategic growth, including possible acquisitions. ITG is restructuring certain of its domestic operations in an effort to align its domestic manufacturing base with long-term opportunities and increase return on investment. At the same time, ITG believes there are opportunities to expand its U.S. production in niche markets, as well as to consolidate fragmented supplier bases for niche and specialty textile products.

While ITG’s international projects are under construction, ITG expects that it may continue to operate certain domestic operations at marginal profit or at a loss in order to maintain technical capabilities and market share. The continued operation of these assets in the near term is expected to improve the early-stage results of international initiatives by allowing the transition of products and the transfer of technical know-how.

Overview

ITG recorded a net loss of $3.2 million, including the gain on the sale of its Indian denim joint venture described below, for the nine months ended July 2, 2006 as compared to net income of $10.4 million, including the gain on termination of retired medical plans, for the nine months ended July 3, 2005. Net sales for the nine months ended July 2, 2006 were $435.3 million as compared to $557.0 million for the same period in the prior year. This decrease in net sales was predominantly related to continued weakened sales of apparel products which began during the second half of calendar 2005. After initial strong sales expectations for the back-to-school and holiday periods of 2005, retailers became more conservative with their orders during the middle portion of the year, at least partially in response to concerns over consumer appetite for apparel in the midst of higher energy costs. As a result of the backup in the supply chain, denim sales grew at a slower rate, as did domestic and synthetic worsted fabrics, which slower growth rate has continued into calendar year 2006. The government worsted uniform business continues to shrink as the effects of a prolonged war in Iraq have adversely impacted government needs for dress uniforms. Overall sales prices have remained fairly stable in these markets with decreased volume driving net sales downward.

During 2005, ITG continued to rationalize certain non-cost competitive domestic facilities in order to better align domestic capacity with its global strategic vision. In November 2005, ITG finalized the shutdown of its denim manufacturing facility in Cliffside, North Carolina and in May 2006 completed the sale of the real property and certain equipment from this location.

ITG reported income before extraordinary items for the 2005 fiscal year of $6.9 million as compared with $6.7 million for the 2004 fiscal year. Net sales for the 2005 fiscal year were $724.1 million as compared with 2004 fiscal year sales of $637.6 million. Business conditions were suboptimal throughout most of ITG’s markets in the second half of the 2005 fiscal year. Specifically, sales and operating results in the latter stages of the 2005 fiscal year were impacted adversely by:

•	a crowding of the retail inventory pipeline after the influx of Chinese imports from early calendar 2005, which began immediately after the expiration of certain quotas;

•	many of ITG’s customers changing their sourcing practices to take advantage of these less costly imported products;

•	a deterioration of initial optimism among retailers for holiday ordering;

•	slowing consumer purchasing of apparel;

•	higher energy and raw material prices partially as a result of the hurricanes that affected the Gulf Coast of the United States; and

•	lower than planned government worsted wool volume.

During fiscal 2005, ITG continued to expand certain of its business divisions. In January 2005, ITG purchased certain assets of Cleyn & Tinker, a leading Canadian worsted wool manufacturer, including inventories, accounts receivables and the intellectual properties and Cleyn & Tinker tradename. In August 2005, ITG purchased certain assets from HLC Industries, Inc. representing its H. Landau division (a worldwide supplier of specification and commercial military uniform fabrics). The operating results of the H. Landau division from that date were integrated into ITG’s Carlisle Finishing business.

During the 2005 fiscal year, ITG began a number of restructuring activities to address increased Asian imports as well as difficult market dynamics, all with the goal of improving long-term return on investment. As a result of these restructuring activities, ITG recorded restructuring and impairment charges of $6.9 million during the 2005 fiscal year. The major elements of these activities included:

•	capacity and workforce reductions in North Carolina and Virginia, including the closing of the Cliffside denim plant; and

•	consolidation of upholstery and contract jacquards fabrics operations in North Carolina.

The closings, consolidations and workforce reductions outlined above resulted in the elimination of approximately 1,100 jobs in the United States with severance benefits paid over periods of up to six months from the date of termination, depending on the affected employee’s length of service. These activities resulted in a pre-tax charge for restructuring of $6.7 million during the 2005 fiscal year and a similar charge of $0.3 million in the nine months ended July 2, 2006. The components of these charges included the establishment of a $4.2 million reserve for severance and COBRA benefits in the 2005 fiscal year, a non-cash pension curtailment charge of $2.1 million in the 2005 fiscal year reduced by $0.1 million in the nine months ended July 2, 2006, and $0.4 million in fiscal year 2005 and $0.4 million in the nine months ended July 2, 2006 for costs paid to relocate and convert equipment to new facilities that was charged to operations as incurred. ITG also recorded an impairment charge of $0.2 million and $0.1 million during fiscal year 2005 and the nine months ended July 2, 2006, respectively, related to equipment located at its Cliffside, North Carolina operation.

Following is a summary of activity related to the 2005 restructuring reserves (in millions):

Severance and COBRA Benefits
2005 restructuring charge	$4.2
Payments	(0.4)

Balance at October 2, 2005	$3.8
Payments	(2.3)

Balance at April 2, 2006	$1.5
Payments	(0.4)

Balance at July 2, 2006	$1.1

Recent Developments

In March 2006, ITG exited its Indian joint venture, Mafatlal Burlington Industries Limited, because it did not align with ITG’s preferred partnership structure, which includes entering into joint venture arrangements where ITG maintains a controlling interest, and the right to market 100% of the denim produced at any such facility. ITG continues to believe that, given the proper structure, India offers positive growth prospects, including preferential trade access to the European market.

In April 2006, ITG announced its intention to build a 28 million yard vertical denim plant in Nicaragua for an estimated cost of $80 million. The choice of Nicaragua reflects ITG’s belief that Nicaragua, and Central America generally, will be long-term strategic providers of apparel products to the U.S. market. In addition, ITG expects to benefit from TPLs granted to Nicaragua as part of the CAFTA trade agreement. Management believes that access to a portion of these TPLs will allow ITG to ship denim cost-competitively from its Mexican denim facilities to Nicaragua for garment production by its customers. Construction on this facility is expected to begin in the fall of 2006, and ITG expects Cone Denim de Nicaragua to begin operations late in calendar year 2007.

In May 2006, ITG entered into an agreement pursuant to which it would close its Reidsville, North Carolina weaving plant and transition all future production of U.S. produced mattress fabrics to a leased facility as part of a business agreement with Tietex International. ITG has estimated the amount of proceeds it could receive from a potential sale of plant assets to be $3.5 million. This restructuring resulted in the elimination of approximately 50 jobs in the United States with severance benefits to be paid over periods of up to six months from the date of termination, depending on the affected employee’s length of service to ITG. As a result, ITG recognized a pre-tax charge for restructuring of $0.4 million during the nine months ended July 2, 2006. The components of this charge included the establishment of a $0.1 million reserve for severance and COBRA benefits (no payments made as of July 2, 2006), a non-cash pension curtailment charge of $0.2 million and $0.1 million for contract cancellations and for costs paid to relocate and convert equipment to new facilities that are charged to operations as incurred.

In June 2006, ITG announced that it was entering into a joint venture to build a technologically-advanced cotton-based fabrics and garment manufacturing complex in DaNang, Vietnam. Burlington Phong Phu Joint Venture Company is 60% owned by ITG and 40% owned by Phong Phu Corporation. This venture will offer apparel customers a total supply chain solution from fabric to finished garments. Burlington Phong Phu Joint Venture Company is expected to be operational in calendar year 2008 with an initial dyeing and finishing capacity for fabrics of 30 million yards annually.

On June 30, 2006, ITG completed the acquisition of the remaining 50% equity interest of the Parras Cone joint venture not already owned by ITG from Compania Industrial de Parras S.A. de C.V. for a purchase price of approximately $27.0 million and the pro rata assumption of debt. Prior to this acquisition, through a marketing agreement, ITG’s Cone Denim division marketed 100% of the denim produced at Parras Cone. Parras Cone has been producing basic denims and yarn since 1995. Beginning in 2004, Parras Cone commenced an expansion project through significant investment in various product differentiating capabilities. This investment has allowed Parras Cone to increase overall production capacity as well as produce higher fashion, more differentiated denim fabrics.

In August 2006, ITG announced that it would be transitioning production from its Hurt, Virginia dyeing and finishing plant to other domestic facilities. Synthetic fabric production will be transitioned to ITG’s Burlington House finishing plant. As with Jiaxing Burlington Textile Company, the Burlington House finishing plant will service both apparel and interior furnishings customers.

ITG will invest in the transfer of its worsted finishing to its Raeford, North Carolina facility which presently produces yarn for the worsted fabric. This strategic move will consolidate key steps of the Berry Amendment protected U.S. military dress uniform fabric production in a long term defensible domestic facility. The transition of products and the closing of the Hurt, Virginia facility is expected to be completed in the 2007 fiscal year.

Nine Months Ended July 2, 2006 Compared to the Nine Months Ended July 3, 2005

Net Sales. ITG reported net sales of $435.3 million for the nine months ended July 2, 2006 as compared to net sales of $557.0 million for the nine months ended July 3, 2005. ITG’s net sales for the quarter ended July 2, 2006 were $146.4 million compared to $186.3 million for the quarter ended July 3, 2005. ITG’s decreased net sales for the quarter and nine months ended July 2, 2006 as compared to the same periods in the prior year were largely a result of lower sales of denim, worsted and synthetic apparel products. Apparel sales have been adversely impacted by a market-wide slowdown in sales to retailers as they adjust inventory levels and establish conservative outlooks for the upcoming retail year. The decrease in denim sales was due primarily to lower volume, partially due to planned reductions resulting from restructuring plans, with selling prices remaining flat. The decrease in synthetics, worsted and government uniform sales was due primarily to lower volume, partially due to planned reductions resulting from restructuring plans, and to a lesser extent lower selling prices. The decrease in interior furnishings sales was due primarily to lower volume, partially due to planned reductions resulting from restructuring plans, with selling prices remaining flat. Specialty fabrics and services did not have a significant impact on the decrease in net sales as those sales remained flat.

Cost of Goods Sold. ITG had cost of goods sold of $132.9 million and $390.3 million for the quarter and nine months ended July 2, 2006, respectively, compared to $159.9 million and $490.2 million for the comparable periods in the prior year. The reduction in costs of goods sold was primarily due to the decreased sales in the 2006 periods described above.

Selling and Administrative Expenses. Selling and administrative expenses for the nine months ended July 2, 2006 decreased 14.0% to $45.7 million compared to the nine months ended July 3, 2005. The decrease in selling and administrative costs was primarily due to lower selling costs on decreased sales and cost savings realized from ITG’s restructuring initiatives during the fourth quarter of the 2005 fiscal year.

Stock-based Compensation Expense. ITG recognized a charge of $0.2 million and $0.6 million for stock-based compensation expense for the three and nine months ended July 2, 2006 as compared to $0 for the 2005 periods. This expense in the 2006 periods represented the amortization of restricted stock granted to certain management employees, 50% of which vested during the 2005 fiscal year and 12.5% of which vest per year at the end of each of the subsequent four fiscal years.

Start-Up Costs on International Initiatives. Start up costs on international initiatives increased $0.3 million and $1.2 million for the quarter and nine months ended July 2, 2006, respectively, from $0.6 million and $0.7 million in the comparable periods in the prior year. These increases were primarily due to the fact that the Cone Denim (Jiaxing) facility began construction in August 2005 and the Jiaxing Burlington Textile Company facility began construction in November 2005. As of July 2, 2006, ITG had capital expenditure commitments not reflected as liabilities on the balance sheet of $43.2 million related to Cone Denim (Jiaxing), $6.5 million related to Jiaxing Burlington Textile Company and $2.0 million related to the construction of the Cone Denim de Nicaragua plant. These commitments were not reflected as liabilities on the balance sheet because ITG had not received the related goods or taken title to the property, plant and equipment.

Gain/Loss on Disposal of Assets. ITG recognized gains on sales of assets of $0.6 million and $2.5 million for the quarter and nine months ended July 2, 2006, respectively, compared to $1.4 million and $1.6 million for the comparable periods in the prior year. The gain for the nine months ended July 3, 2005 resulted primarily from the sale of property, plant and equipment from the Williamsburg, North Carolina interior furnishings plant. The large increase for the nine months ended July 2, 2006 primarily related to the sale of real estate and certain equipment from the closed Cliffside denim plant.

Settlement/Curtailment Gain on Retired Medical Plans. ITG recognized a settlement/curtailment gain on retired medical plans of $8.2 million during the nine months ended July 3, 2005. This gain reflected the reduction of the postretirement benefit liabilities recorded by ITG upon ITG’s board of directors’ approval during November 2004 to terminate the retiree health and dental plans effective September 30, 2005.

Provision for Restructuring and Impairment. For the quarter and nine months ended July 2, 2006, ITG recognized $0.3 million and $0.9 million, respectively, for restructuring and impairment charges as compared to $1.3 million for the same periods of the prior year. The 2005 restructuring charges consisted of severance and COBRA benefits related to restructuring activities undertaken during the third quarter of the 2005 fiscal year and described above. ITG also recorded an impairment charge during the 2005 period related to equipment located at its Cliffside denim plant to write it down to its expected net realizable value. The 2006 restructuring charges included severance and COBRA benefits and a non-cash pension curtailment charge related to restructuring activities at the Reidsville, North Carolina interior furnishings plant as described above, in addition to continued costs paid to relocate and convert equipment to new facilities, that are charged to operations as incurred, related to restructuring activities undertaken during the fourth quarter of the 2005 fiscal year.

Other Income. Other income of $9.2 million in the nine months ended July 2, 2006 was a result of the sale of ITG’s 50% interest in its Indian joint venture, Mafatlal Burlington Industries Limited, during March 2006. Other income of $0.9 million in the nine months ended July 3, 2005 was a result of the sale of ITG’s 15% interest in a domestic textured polyester yarn joint venture in April 2005.

Total Income Tax Expense. Income tax expense of $6.6 million was recorded for the nine months ended July 2, 2006 in comparison with $6.9 million for the nine months ended July 3, 2005. Income tax expense for the 2006 period is different from the amount obtained by applying U.S. federal and state statutory rates to income before income taxes primarily as a result of the establishment of a $4.2 million valuation allowance on U.S. deferred tax assets, foreign withholding taxes paid related to the sale of the Indian denim joint venture interest for which no U.S. foreign tax credit is available, other foreign income taxed at different rates, and business expenses that are not deductible in the U.S. The valuation allowance was recorded to reduce U.S. deferred tax assets on the portion of the tax benefit that management considers is more likely than not to be realized. Income tax expense for the 2005 period is different from the amount obtained by applying U.S. federal and state statutory rates to income before income taxes primarily as a result of foreign income taxed at different rates and business expenses that are not deductible in the U.S.

Net Income. For the quarter and nine months ended July 2, 2006, ITG recorded a net loss of $6.0 million and $3.2 million, respectively, compared to net income of $5.1 million and $10.4 million, respectively, in the prior year’s comparable periods. Net income for the nine months ended July 3, 2005 included an extraordinary loss of $2.8 million related to purchase accounting adjustments from the acquisition of the Cone business. The reduction in income before extraordinary items in the current year’s periods was primarily a result of the matters described above.

Twelve Months Ended October 2, 2005 Compared to Twelve Months Ended October 3, 2004

Net Sales. ITG reported net sales of $724.1 million for the 2005 fiscal year compared to net sales of $637.6 million for the 2004 fiscal year. The sales results for the 2005 fiscal year increased over the prior period primarily due to (i) the inclusion of an additional five weeks in the measurement period for the Burlington business, (ii) the inclusion of an additional twenty-three weeks in the measurement period for the Cone business, and (iii) the inclusion of the partial year results of operations of the Cleyn & Tinker and H. Landau product lines, which were acquired during the 2005 fiscal year. These increases were partially offset by, among other things, an increase in imported products by customers, slowing retailer and consumer purchasing of apparel, reduced government purchases and some loss of North American market share by ITG.

Cost of Goods Sold. Cost of goods sold increased $75.9 million, to $641.8 million for the 2005 fiscal year compared to the 2004 fiscal year primarily as a result of (i) the inclusion of an additional five weeks in the measurement period for the Burlington business, (ii) the inclusion of an additional twenty-three weeks in the measurement period for the Cone business, and (iii) higher energy and raw material prices throughout the 2005 period.

Selling and Administrative Expenses. Selling and administrative expenses for the 2005 fiscal year increased $13.8 million to $69.5 million compared to the 2004 fiscal year. ITG’s selling and administrative expenses for the 2005 fiscal year were affected by (i) the inclusion of an additional five weeks in the measurement period for the Burlington business and (ii) the inclusion of an additional twenty-three weeks in the measurement period for the Cone business, which were partially offset by certain reductions in administrative expenses associated with the rationalization or closing of certain operations during the last two quarters of the 2005 fiscal year, as well as the realization of certain synergies as a result of the consolidation of the Burlington and Cone businesses.

Stock-based Compensation and Related Cash Bonus Expense. For the 2005 fiscal year, ITG recognized a charge of $5.2 million for stock-based compensation and related cash bonus expense as compared to $0 for the 2004 fiscal year. This expense in the 2005 fiscal year related to the establishment of an equity incentive plan and the related issuance of shares of restricted stock to certain management employees which vested 50% during the 2005 fiscal year. The cash portion of this charge was $2.1 million for the 2005 fiscal year and $0 for the 2004 fiscal year and related to bonuses paid to certain recipients of stock-based compensation in order to cover such employees’ income taxes related to the restricted stock grants.

Start-Up Costs on International Initiatives. Start up costs on international initiatives were $1.3 million for the 2005 fiscal year as compared to $0 for the 2004 fiscal year. This increase during the 2005 fiscal year was primarily due to ITG having successfully integrated the former Burlington and Cone businesses during the 2004 fiscal year and focusing its resources on implementing its strategic plan for international initiatives during the 2005 fiscal year. As of October 2, 2005 and October 3, 2004, ITG had $2.0 million and $0, respectively, of capital expenditure commitments not already reflected as liabilities on the balance sheet, which were related to its Cone Denim (Jiaxing) and Jiaxing Burlington Textile Company construction projects.

Gain/Loss on Disposal of Assets. ITG recognized gains on sales of assets of $2.4 million during the 2005 fiscal year and $1.3 million during the 2004 fiscal year. The increase in the 2005 fiscal year primarily related to the sale of property, plant and equipment from the Williamsburg, North Carolina interior furnishings plant, which was closed as part of ITG’s consolidation of certain of its North Carolina operations.

Settlement/Curtailment Gain on Retired Medical Plans. ITG recognized a settlement/curtailment gain on retired medical plans of $8.2 million during the 2005 fiscal year as compared to no gain during the 2004 fiscal year. This gain reflected the reduction of the postretirement benefit liabilities recorded by ITG upon its decision, in November 2004, to terminate certain legacy retiree health and dental plans effective September 30, 2005.

Provision for Restructuring and Impairment. For the 2005 fiscal year, ITG recognized $6.9 million for restructuring and impairment charges as compared to no charges for the 2004 fiscal year. The restructuring charges consisted of severance and COBRA benefits, a non-cash pension curtailment charge and costs paid to relocate and convert equipment to new facilities that were charged to operations as incurred related to restructuring activities undertaken during the June and September quarters of fiscal year 2005 and described above. ITG also recorded an impairment charge during the 2005 fiscal year related to the write down, to net realizable value, of equipment located at its Cliffside denim plant.

Total Income Tax Expense. Income tax expense of $1.2 million was recorded in the 2005 fiscal year as compared to $4.3 million in the 2004 fiscal year. The reduction was primarily due to lower income before income taxes and minority interest in the 2005 period. Income tax expense for the 2005 fiscal year is different from the amount obtained by applying U.S. federal and state statutory rates to income before income taxes primarily as a result of foreign income taxed at different rates, partially offset by business expenses that are not deductible in the U.S. Income tax expense for the 2004 period is different from the amount obtained by applying U.S. federal and state statutory rates to income before income taxes primarily as a result of business expenses that are not deductible in the U.S., partially offset by the effect of changes in income tax rate brackets.

Net Income. For the 2005 fiscal year, ITG earned net income of $4.0 million, compared to net income of $62.8 million for the 2004 fiscal year. The significant reduction in net income was primarily a result of the matters discussed above as well as the $56.1 million extraordinary gain during the 2004 fiscal year as compared to an extraordinary loss of $2.8 million during 2005 fiscal year. Both extraordinary items resulted from purchase accounting adjustments related to the acquisition of the Burlington and Cone businesses.

Liquidity and Capital Resources

It is expected that ITG’s equipment and working capital requirements will continue to increase in order to support its construction and expansion plans and joint venture and similar investments. ITG expects to fund its liquidity requirements through a combination of cash flows from operations, equipment financing, available borrowings under its Bank Credit Agreement (defined below) and other external financing as management deems appropriate. ITG believes that future external financing may include, but may not be limited to, borrowings under additional credit agreements, the issuance of equity or debt securities or funding from certain entities affiliated with WLR, depending upon the perceived cost of any such financing at the appropriate time. ITG cannot provide any assurances that any financing would be available to it upon acceptable terms, if at all, at any time in the future. ITG’s failure to obtain any necessary financing may adversely affect its expansion plans and, therefore, its financial condition and results of operations.

Cash Flows. Net cash provided by operating activities was $7.0 million in the nine months ended July 2, 2006 as compared to $14.6 million in the comparable period of the prior year. The decrease was primarily due to lower operating results including higher cash interest payments due to higher interest rates.

Net cash provided by operating activities was $33.9 million in the 2005 fiscal year, as compared to net cash used by operating activities of $17.5 million in the 2004 fiscal year. The increase in net cash provided by operating activities in the 2005 fiscal year was primarily the result of (i) the inclusion of an additional five weeks in the measurement period for the Burlington business, (ii) the inclusion of an additional twenty-three weeks in the measurement period for the Cone business, (iii) a reduction in days sales outstanding in accounts receivable, (iv) management’s efforts to reduce inventory levels, and (v) lower cash income taxes, partially offset by higher cash interest payments due to higher interest rates.

Net cash used in investing activities was $29.8 million in the nine months ended July 2, 2006 as compared to net cash used in investing activities of $8.7 million in the nine months ended July 3, 2005. Capital expenditures were significant in both periods with cash used of $19.4 million in the nine months ended July 2, 2006 and $10.4 million in the nine months ended July 3, 2005. However, the significant contributing factors to the net difference between the two periods were the acquisition of the remaining 50% equity interest in Parras Cone for net cash of $21.8 million, partially offset by the receipt of gross proceeds from the sale of ITG’s interest in its Indian joint venture of $10.0 million, in March 2006.

Net cash used in investing activities was $18.0 million in the 2005 fiscal year as compared to $96.0 million used in investing activities in the 2004 fiscal year. The significant decrease in cash used in investing activities between the 2004 and 2005 fiscal years was primarily attributable to the significant amount of cash used in the acquisitions of certain assets and companies by ITG in the 2004 fiscal year. These acquisitions included the Burlington and Cone businesses as described above. Capital expenditures were significant in both periods, with cash used of $14.1 million in the 2005 fiscal year and $8.7 million in the 2004 period.

Net cash provided by financing activities of $60.1 million in the nine months ended July 2, 2006 was higher than the $5.8 million net cash used by financing activities in the nine months ended July 3, 2005 primarily as a result of a significant amount of net borrowings and minority interest capital contributions used to fund acquisitions and international expansion.

Net cash used by financing activities in the 2005 fiscal year was $16.2 million, compared to net cash provided by financing activities in the 2004 fiscal year of $117.6 million, a difference of $133.8 million. The difference of the net cash provided (used) by financing activities was due to significant capital contributions and borrowings in the 2004 fiscal year as the new businesses were established. During the 2005 fiscal year, ITG also repaid certain then-outstanding debt.

The carrying amounts of cash, accounts receivable, certain other financial assets, accounts payable and borrowings under the bank loans are reasonable estimates of their fair value at July 2, 2006, October 2, 2005, July 3, 2005, and October 3, 2004, respectively, because of the short maturity of these instruments or, in the case of the bank loans, because of the variable interest rate terms. The carrying amounts of the unsecured convertible subordinated notes approximated their fair value at October 3, 2004 based on then-current market pricing.

Credit Facility. On August 2, 2004, ITG entered into a bank credit agreement secured by substantially all of ITG’s assets (the “Bank Credit Agreement”). The Bank Credit Agreement has a maturity date of August 1, 2008 and consists of a total credit facility commitment amount of $150.0 million, including Revolving Loans, Letters of Credit, Term Loans and CapEx Loans (each as defined in the Bank Credit Agreement). Loans under the Bank Credit Agreement bear interest, payable monthly, at floating Base (prime) or LIBOR rates plus an applicable margin based on ITG’s Fixed Charge Ratio (as defined in the Bank Credit Agreement). Outstanding borrowings under the Bank Credit Agreement were $71.3 million with weighted average interest rate of 8.2%, at July 2, 2006. In addition, ITG pays a monthly unused line-fee on the unused portion of the facility of 0.375%, or 0.50%, depending on whether the facility utilization rate is greater or less than 50%, respectively. The Term Loans are due and payable in four quarterly installments of $500,000 beginning November 1, 2004 and eleven quarterly installments of $750,000 beginning November 1, 2005, with the remaining principal balance due on August 1, 2008. The aggregate principal amount of CapEx Loans made during each calendar year are due and payable in equal installments at the end of each calendar quarter of each succeeding calendar year based on a level five year amortization, with the remaining principal balance due on August 1, 2008. ITG has incurred financing fees of $2.1 million related to the establishment of the Bank Credit Agreement that are deferred and amortized over the life of the agreement. At July 2, 2006 and October 2, 2005, the accumulated amortization was $1.0 million and $0.6 million, respectively, and amortization expense is estimated to be $0.5 million in each of the 2006 and 2007 fiscal years, and $0.4 million in the 2008 fiscal year. During the 2004 fiscal year, proceeds from the Bank Credit Agreement were used, in part, to pay off a financing agreement previously established by Burlington Industries LLC at which time the related unamortized deferred financing costs of $1.5 million were written-off as a component of net income.

The Bank Credit Agreement contains certain restrictive covenants of a type typical for credit agreements, including, but not limited to, limitations on investments, distributions, capital changes, mergers and consolidations, borrowings of debt and guaranties. In addition, proceeds from the sale of certain assets must be used to repay obligations under the Bank Credit Agreement.

In July 2006, Parras Cone obtained an incremental $9.3 million bank term loan and modified the terms of its then-existing bank term loan to create a bridge loan facility of $19.9 million. This term loan matures on December 31, 2006. As of July 2, 2006, there was $10.6 million outstanding under the term loan with an annual interest rate of 11.05%. A portion of the proceeds of the incremental bank term loan were remitted to ITG to repay a portion of its Revolving Loan under its Bank Credit Facility which was used to fund a portion of the Parras Cone acquisition. ITG has provided a guarantee of amounts borrowed by Parras Cone under its term loan facility.

The Cone Denim (Jiaxing) Limited joint venture has obtained separate financing from the Bank of China to fund its capital expenditures in excess of partner equity contributions in accordance with applicable Chinese laws and regulations. The agreement provides for a $35.0 million term loan available in U.S. dollars to be used for the import of equipment for the project. Outstanding borrowings under this facility were $1.0 million with a weighted average interest rate of 6.8% at July 2, 2006. The term loan is to be repaid in equal monthly installments over a 60 month period, after a two-year grace period on the repayment of principal, which commenced on the first drawdown date. Interest is three-month LIBOR plus a contractual spread of 1.3% or above, as negotiated by the parties per the agreement. The loan is secured by the land, building, machinery and equipment of the joint venture and contains limitations on asset disposals.

Jiaxing Burlington Textiles Company Limited is in the process of negotiating separate financing for an $11.0 million term loan from a Chinese lending institution to fund its capital expenditures in excess of partner equity contributions in accordance with applicable Chinese laws and regulations. While ITG expects that it will obtain such financing, it cannot provide any assurances that it will be able to obtain this or similar financing on terms acceptable to it, if at all.

During the nine months ended July 2, 2006, ITG borrowed a total of $36.2 million from WLR Recovery Fund II L.P., an affiliate of WLR, pursuant to three unsecured subordinated notes dated May 31, 2006, June 1, 2006 and June 30, 2006. The proceeds of the unsecured subordinated notes were used primarily to fund ITG’s international expansion projects, including the acquisition of the remaining 50% equity interest in the Parras Cone joint venture. The unsecured subordinated notes bear interest at 4.78%, which is compounded semi-annually. Accrued but unpaid interest is converted to additional principal amounts on the last day of each month. Each unsecured subordinated note is due five years from its issuance date.

ITG is in the process of negotiating separate financing arrangements for Cone Denim de Nicaragua and Burlington Phong Phu Joint Venture Company. ITG believes that it will be able to obtain financing for each of these initiatives, but cannot provide any assurances that such financing will be available in a timely manner, or on terms acceptable to ITG, if at all.

Capital Expenditure Commitments

At July 2, 2006 and October 2, 2005, ITG had capital expenditure commitments, exclusive of international initiatives, totaling $0.6 million and $0.9 million, respectively, the majority of which related for both dates to various machinery and equipment at its White Oak denim plant in Greensboro, North Carolina. ITG plans to fund these commitments from a combination of cash provided by operations and borrowings under its credit facility. Capital expenditure commitments for ITG’s international initiatives related primarily to Cone Denim (Jiaxing) and Jiaxing Burlington Textile Company and are described in the Results of Operations sections under “Start-Up Costs on International Initiatives” for both July 2, 2006 and October 2, 2005.

Off-Balance Sheet Arrangements

ITG may from time to time utilize derivative financial instruments to manage changes in prices of cotton, and to a lesser extent other commodities prices, and interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and global operating activities. ITG does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are a diverse group of major financial institutions with which ITG also has other financial relationships. These counterparties expose ITG to the risk of credit loss in the event of nonperformance. However, ITG does not anticipate nonperformance by the other parties.

Cotton is the primary raw material for ITG’s denim fabric manufacturing operations. ITG has an established cotton purchasing program to ensure an uninterrupted supply of appropriate quality and quantities of cotton, to cover committed and anticipated fabric sales and to manage margin risks associated with price fluctuations on anticipated cotton purchases. ITG qualifies for the “normal purchases exception” under Financial Accounting Standards Board (“FASB”) Statements No. 133 and 138 related to its cotton purchase contracts. Derivative instruments used by ITG for cotton purchases are primarily forward purchase contracts and, to a lesser extent, futures and option contracts. These derivative instruments are excluded from hedge effectiveness evaluation.

ITG hedges forecasted weekly cash outflows of pesos to be sent to certain Mexican operations to fund their operations for periods up to twelve months. ITG hedges the forecasted transactions by using regular forward currency contracts for 25% of the forecasted transactions, participating forward currency contracts with embedded options for 25% of the forecasted transactions and leaving the remaining 50% open to send pesos at the prevailing market spot rates. The hedges require weekly cash settlements of gains or losses related to specific scheduled cash flows. ITG’s management has elected to exclude these derivative instruments from hedge effectiveness evaluation because of the uncertainty of the correlation between actual and forecasted transactions.

The ineffective portion of derivative gains and losses, if any, as well as portions excluded from hedge effectiveness evaluation, are recognized immediately. Gains and losses on derivatives are reported in cost of goods sold ($1.0 million loss in the nine months ended July 2, 2006, $0.1 gain in the nine months ended July 3, 2005, $0.4 million gain in the 2005 fiscal year and $0.5 million loss in the 2004 fiscal year).

Contractual Obligations

The following table aggregates ITG’s contractual obligations (including those described above) related to long-term debt, non-cancelable leases, capital purchase obligations and other obligations at October 2, 2005.

Payments due by Period (in thousands)

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations:
Long Term Debt Obligations	$64,731	$3,000	$61,731	$—	$—
Capital Lease Obligations	1,596	539	698	359	—
Operating Lease Obligations	21,918	3,806	5,072	4,824	8,216
Capital Purchase Obligations(1)	2,912	2,879	33	—	—
Other Purchase Obligations(2)	29,250	29,250	—	—	—

Total(3)	$120,407	$39,474	$67,534	$5,183	$8,216

(1)	Capital purchase obligations represent commitments for construction or purchase of property, plant and equipment. They were not recorded as liabilities on ITG’s balance sheet as of October 2, 2005, as ITG had not yet received the related goods or taken title to the property. These capital purchase obligations relate primarily to capital equipment for the Cone Denim (Jiaxing) joint venture and White Oak denim facilities.
(2)	Other purchase obligations include payments due under various types of contracts which are not already recorded on the balance sheet as liabilities as ITG had not yet received the related goods. As of October 2, 2005 these obligations included $7,622 for cotton contracts, $10,975 for wool contracts, and $10,653 for yarn contracts.
(3)	Total does not include contractual obligations already recorded on the balance sheet as current liabilities (except for the short-term portion of the long-term debt and capital lease obligations).

Seasonality

The strongest part of the apparel sales cycle is typically from March through November as customers target goods to be sold at retail for the spring, back-to-school and holiday seasons. Apparel fabric sales are increasingly seasonal as customers have come to rely more upon contract sewing and have sought to compress the supply cycle and mirror retail seasonality. ITG’s sales are typically four to six months in advance of the retail sale of the apparel garment. Demand for upholstery and mattress fabrics and the level of attendant sales fluctuate moderately during the year.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States, ITG’s management must make decisions which impact the reported amounts and the related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, ITG evaluates its estimates, including those related to allowances for doubtful accounts, impaired assets, environmental costs, U.S. pension, post-retirement and other post-employment benefits, litigation and contingent liabilities and income taxes. ITG bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. ITG’s management believes the critical accounting policies listed below are the most important to the fair presentation of ITG’s financial condition and results. These policies require more significant judgments and estimates of ITG’s management in the preparation of the company’s consolidated financial statements.

Accounts Receivable. Trade accounts receivable are recorded at the invoiced amount and bear interest in certain cases that is recognized as received. ITG continuously performs credit evaluations of its customers, considering numerous inputs including, but not limited to, customers’ financial position; past payment history; cash flows and management capability; historical loss experience; and economic conditions and prospects. ITG estimates its allowance for doubtful accounts based on a combination of historical and current information regarding the balance of accounts receivable, as well as the current composition of the pool of accounts receivable. ITG determines past due status on accounts receivable based on the contractual terms of the original sale. Accounts receivable that management believes to be ultimately uncollectible are written off upon such determination. ITG records sales returns as a reduction to sales, cost of sales and accounts receivable and an increase to inventory based on return authorizations for off-quality goods. Returned products that are recorded as inventories are valued based upon expected realizability.

Inventories. Inventories are valued at the lower of cost or market. Cost of substantially all components of textile inventories in the United States is determined using the dollar value last-in, first-out (LIFO) method. All other inventories are valued principally using the first-in, first-out (FIFO) or average cost methods. Each month, ITG reviews its inventory to identify excess or slow moving products, discontinued and to-be-discontinued products, and off-quality merchandise. For those items in inventory that are so identified, ITG estimates their market value based on historical and current realization trends. This evaluation requires forecasts of future demand, market conditions and selling prices. If the forecasted market value is less than cost, ITG provides an allowance to reflect the lower value of that inventory. This methodology recognizes inventory exposures at the time such losses are evident rather than at the time goods are actually sold.

Impairment of Long-lived Assets. When circumstances indicate, ITG evaluates the recoverability of its long-lived assets by comparing the estimated future undiscounted cash flows with the asset’s carrying amount to determine if a write-down to market value or discounted cash flow is required. Property, plant, and equipment are stated at cost. Depreciation and amortization of property, plant, and equipment is calculated over the estimated useful lives of the related assets principally using the straight-line method: 15 years for land improvements, 10 to 30 years for buildings and 2 to 12 years for machinery, fixtures, and equipment. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to systematic amortization, but rather is tested for impairment annually and whenever events and circumstances indicate that an impairment may have occurred. Impairment testing compares the carrying amount of the goodwill with its fair value. Fair value is estimated based on discounted cash flows. When the carrying amount of goodwill exceeds its fair value, an impairment charge would be recorded. ITG has chosen the last day of the second month of the third quarter of its fiscal year as the date to perform its annual goodwill impairment test. At the most recent test date, ITG found no indication of impairment. ITG reviews the estimated useful lives of intangible assets at the end of each reporting period. If events and circumstances warrant a change in the estimated useful life, the remaining carrying amount will be amortized over the revised estimated useful life.

Pensions and Postretirement Benefits. The valuation of pension and other postretirement benefit plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, assets, and liabilities. These assumptions include discount rates, investment returns, projected benefits and mortality rates. The actuarial assumptions used are reviewed annually and compared with external benchmarks to assure that they fairly account for future obligations. The discount rate is determined primarily by reference to rates of high-quality, long-term corporate bonds that mature in a pattern similar to the expected payments to be made under the plan. Returns on investments are based on long-term expectations given current investment objectives and historical results.

Insurance. Insurance liabilities are recorded based upon the claim reserves established by independent insurance consultants, as well as historical claims experience, demographic factors, severity factors, expected trend rates and other actuarial assumptions. To mitigate a portion of its insurance risks, ITG maintains insurance for individual claims exceeding certain dollar limits. Provisions for estimated losses in excess of insurance limits are provided at the time such determinations are made. The reserves associated with the exposure to these liabilities, as well as the methods used in such evaluations, are reviewed by management for adequacy at the end of each reporting period and any adjustments are currently reflected in earnings.

Revenue Recognition. Generally, sales are recorded upon shipment. In certain situations, at the request of the customer, ITG recognizes revenue on specific goods which have been designated for later shipment and where the related risk of ownership has passed to such customer. Such transactions, known as “bill-and-hold sales,” are primarily conducted with U.S. Government contracts, and to a lesser extent, with purchasers of off-quality goods. ITG classifies amounts billed to customers for shipping and handling in net sales, and costs incurred for shipping and handling in cost of sales in the consolidated statement of income.

Stock-Based Compensation. ITG accounts for stock options under the recognition and measurement principles of APB Opinion No. 25. No stock option employee compensation cost is reflected in net income, as all options granted under the International Textile Group, Inc. equity incentive plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Net income, as reported, includes compensation expense related to restricted stock awards, which is based on the appraised market price of ITG common stock at the date of grant amortized over the vesting period. ITG engages an independent appraisal firm that uses customary valuation techniques to appraise its common stock.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ITG recognizes valuation allowances on deferred tax assets when it believes that it is more likely than not that some or all of its deferred tax assets will not be realized. In evaluating the future realization of its deferred tax assets, ITG considers both positive and negative evidence related to expected future reversals of existing taxable temporary differences, projections of future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in prior carryback years, and potential tax-planning strategies.

Derivative Instruments. ITG accounts for derivative instruments in accordance FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and FASB Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under these statements, all derivatives are required to be recognized on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. ITG formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative used is highly effective in offsetting changes in the fair values or cash flows of the hedged item. For those derivative instruments that are designated and qualify as hedging instruments, ITG must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For fair value hedges, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings, with the ineffective portion, if any, being recognized in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151. This statement amends the guidance in Accounting Research Bulletin, or ARB, No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. …” SFAS No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of the statement are effective for ITG for inventory costs incurred during its 2006 fiscal year. The adoption of SFAS No. 151 has not had a material impact on ITG’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153. The guidance in APB No. 29 included certain exceptions to the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 has not had a material impact on ITG’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R). SFAS No. 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123(R) is effective for most public companies’ interim or annual periods beginning after June 15, 2005 and is effective for nonpublic companies for annual periods beginning after December 15, 2005. The actual impact of adoption cannot be predicted as it will depend on levels of share-based payments granted in the future.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, effective for the first fiscal period in the fiscal year beginning after December 15, 2005. This statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement applies to all voluntary changes in accounting principles and requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable. This statement would only impact ITG if it made a voluntary change in accounting principle after the effective date.

In February 2006, the FASB issued SFAS No. 155. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. ITG does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156. SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practical. In addition, SFAS No. 156 permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. SFAS No. 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. Adoption of this standard is not expected to have a material effect on the ITG’s financial position or results of operations.

In July 2006, the FASB issued FIN 48. FIN 48 clarifies the accounting for income taxes by proscribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109 and utilizes a two-step approach for evaluating those tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied. Those tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period in which they meet the more-likely-than-not threshold or are otherwise resolved to qualify for recognition. De-recognition of previously recognized tax positions occurs when a company subsequently determines that a tax position no longer meets the recognition threshold. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for de-recognition of tax positions. The provisions of FIN 48 are effective beginning with ITG’s second quarter of 2007. ITG is in the process of evaluating the impact of FIN 48 on ITG’s results of operations, financial position and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

ITG may from time to time utilize derivative financial instruments to manage changes in commodity prices and interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and global operating activities. ITG does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are a diverse group of major financial institutions with which ITG also has other financial relationships. These counterparties expose ITG to the risk of credit loss in the event of nonperformance. However, ITG does not anticipate nonperformance by the other parties.

Interest Rate Risk. To the extent that amounts borrowed under the Bank Credit Agreement are outstanding, ITG has market risk relating to such amounts because the interest rates under the Bank Credit Agreement are variable. An interest rate increase would have a negative impact to the extent ITG borrows against the Bank Credit Agreement. The actual impact would be dependent on the level of borrowings actually incurred. As of October 2, 2005, ITG’s interest rate on outstanding borrowings, exclusive of credit fees, under the Bank Credit Agreement was approximately 6.55%, and the total principal amount outstanding was $64.7 million. Assuming for illustrative purposes only that the interest rates in effect and the amount outstanding under the Bank Credit Agreement on October 2, 2005 remain constant for ITG’s 2006 fiscal year, an increase in the interest rate of 1.0% would have a negative impact of approximately $0.7 million on annual interest expense for the year ended October 1, 2006. Similarly, assuming for illustrative and comparative purposes only that the interest rates in effect and the amount outstanding under the Bank Credit Agreement on October 3, 2004 had remained constant for ITG’s 2005 fiscal year, an increase in the interest rate of 1.0% would have had a negative impact of approximately $0.8 million on annual interest expense for the year ended October 2, 2005. The decrease in the negative impact is due to the lower level of borrowings under the Bank Credit Agreement at October 2, 2005 compared to October 3, 2004.

Commodity Price Risk. ITG enters into commodity forward, futures and option contracts agreements for cotton and, to a lesser extent, other commodities in an effort to provide a predictable and consistent commodity price and thereby reduce the impact of volatility in its raw material prices. Cotton is the primary raw material for ITG’s denim fabric manufacturing operations. ITG has an established cotton purchasing program to ensure an uninterrupted supply of appropriate quality and quantities of cotton, to cover committed and anticipated fabric sales and to manage margin risks associated with price fluctuations on anticipated cotton purchases. At October 2, 2005, the fair market value of ITG’s commodity derivative portfolio was $0.1 million. Based on ITG’s derivative portfolio as of October 2, 2005, a hypothetical 10.0% increase in commodity prices under normal market conditions could potentially have an effect of approximately $0.4 million on the fair value of the derivative portfolio. The analysis disregards changes in the exposures inherent in the underlying hedged item; however, ITG expects that any gain or loss in fair value of the portfolio would be substantially offset by increases or decreases in raw material prices.

Foreign Currency Risk. ITG’s international operations in Mexico and China, as well as other transactions denominated in foreign currencies, expose ITG to currency exchange rate risks. In order to reduce the risk of certain foreign currency exchange rate fluctuations, ITG periodically enters into forward contracts to buy foreign currencies with U.S. dollars for periods and amounts consistent with the related underlying forecasted cash outflows. The instruments used for hedging are readily marketable exchange-traded forward contracts with banks. ITG monitors its risk associated with the volatility of certain foreign currencies against its functional currency, the U.S. dollar. The impact of changes in the relationship of other currencies to the U.S. dollar in the fifty-two weeks ended October 2, 2005 has resulted in the recognition of income of approximately $0.3 million. It is unknown what the effect of foreign currency rate fluctuations will be on ITG’s financial position or results of operations in the future. If, however, there were a sustained decline of these currencies versus the U.S. dollar, ITG’s consolidated financial condition could be materially adversely affected. Based on amounts outstanding at October 2, 2005, a hypothetical increase or decrease of 10.0% in the value of the U.S. dollar against the foreign currencies corresponding to the countries in which ITG has operations would result in a reduction or addition of approximately $0.7 million in operating income.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is designed to show how the combination of SCI and ITG might have affected historical financial results if the merger had occurred at an earlier time. The unaudited pro forma condensed combined financial information consists of an unaudited pro forma condensed combined balance sheet as of June 30, 2006 and unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2006 and the fiscal year ended December 31, 2005. The unaudited pro forma condensed combined balance sheet gives effect to the merger and the other matters described below as if they had occurred on June 30, 2006. The unaudited pro forma condensed combined statements of operations give effect to the merger and the other matters described below as if they occurred on January 1, 2005.

The unaudited pro forma condensed combined financial information has been prepared by the management of SCI and ITG for illustrative purposes only and is not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized had SCI and ITG been a combined company during the specified periods. The pro forma adjustments described below are based on the preliminary information available at the time of the preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, SCI’s historical consolidated financial statements for the six months ended June 30, 2006 and for the fiscal year ended December 31, 2005, and the related notes, and ITG’s historical consolidated financial statements for the nine months ended July 2, 2006 and for the fiscal year ended October 2, 2005, and the related notes, each of which is included elsewhere in this joint proxy statement/prospectus. In connection with the merger, ITG is changing its fiscal year from a 52-53 week fiscal year that ends on the Sunday nearest September 30 to a fiscal year that ends on December 31 of each year.

The pro forma adjustments give effect to the following:

•	the issuance of the stock dividend expected to be declared by SCI’s board of directors in the amount of one-ninth of a share of SCI common stock for each share of SCI common stock outstanding immediately prior to the effective time of the merger;

•	the completion of the merger involving SCI and ITG in accordance with SFAS No. 141 and under an accounting method that is similar to the pooling-of-interests method of accounting and is applicable to transfers of assets or exchanges of equity interests between entities under common control. Under this “as-if-pooling of interests” method of accounting, SCI will recognize the value of the assets and liabilities transferred from ITG at their historical carrying values as of the date of the transfer, and not at fair value; and

•	ITG’s acquisition of the remaining 50% equity interest in Parras Cone not already owned by ITG, which occurred on June 30, 2006. The Parras Cone balance sheet as of June 30, 2006 is included in the ITG balance sheet as of July 2, 2006, and reflects purchase accounting adjustments under Statement of Financial Accounting Standards No. 141, Business Combinations. The pro forma statements of operations for the six months ended June 30, 2006 and for the 2005 fiscal year include the results of Parras Cone as if it had been acquired by ITG on the first day of each period presented.

In “as if pooling-of-interests” accounting, historical financial statements of the previously separate companies for periods prior to the combination are restated on a combined basis beginning at the date that common control of the entities was established. Common control of SCI and ITG was established on December 2, 2005 when WLR acquired a majority of the outstanding common stock of SCI. Although SCI and ITG came under common control on December 2, 2005, the summary pro forma condensed combined income statement gives effect to the merger as if it had occurred at the beginning of the fiscal year in which the entities came under common control. Accordingly, the unaudited pro forma condensed combined financial information is not indicative of what the restated historical financial statements will reflect upon completion of the merger.

The unaudited pro forma condensed combined financial information does not include any adjustments for liabilities that may result from integration activities, as management of SCI and ITG are in the process of making these assessments, and estimates of these costs are not currently known.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF SCI AND ITG

As of June 30, 2006

(amounts in thousands)

	SCI June 30, 2006	Pro Forma Adjustments Relating to SCI Stock Dividend	ITG July 2, 2006	Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$4,057	—	$41,178	$45,235
Accounts receivable—net	38,747	—	106,237	144,984
Sundry notes and accounts receivable	1,319	—	12,843	14,162
Inventories	25,229	—	122,089	147,318
Deferred income taxes	1,683	—	—	1,683
Assets held in deferred compensation plan	2,534	—	—	2,534
Prepaid and other	3,413	—	6,902	10,315

Total current assets	76,982	—	289,249	366,231
Investments in and advances to unconsolidated affiliates	217	—	2,203	2,420
Property, plant and equipment, net	43,433	—	58,281	101,714
Intangibles and deferred charges, net	786	—	1,455	2,241
Goodwill	—	—	2,740	2,740
Deferred income taxes	—	—	17,883	17,883
Other assets	269	—	1,184	1,453

	$121,687	$—	$372,995	$494,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$2,749	—	$5,884	$8,633
Short-term borrowings	—	—	5,042	5,042
Accounts payable	16,112	—	45,616	61,728
Accrued salaries and benefits	4,107	—	7,326	11,433
Sundry accounts payable and accrued liabilities	8,677	—	24,013	32,690
Deferred income taxes	—	—	—	—

Total current liabilities	31,645	—	87,881	119,526
Long-term liabilities
Bank debt and other long-term obligations	911	—	78,048	78,959
Unsecured subordinated notes	—	—	36,286	36,286
Deferred income taxes	3,404	—	—	3,404
Other liabilities	470	—	30,355	30,825

Total long-term liabilities	4,785	—	144,689	149,474

Total liabilities	36,430	—	232,570	269,000
Minority interest in subsidiaries	551	—	16,972	17,523
Stockholders’ equity
Common stock	54	6	168	228
Additional paid-in-capital	56,741	—	61,523	118,264
Treasury stock	(411)	—	—	(411)
Retained earnings	18,167	(6)	63,536	81,697
Accumulated other comprehensive income (loss)	10,155	—	(1,774)	8,381

Total stockholders’ equity	84,706	—	123,453	208,159

	$121,687	$—	$372,995	$494,682

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF

SCI, ITG AND PARRAS CONE

For the Six Months Ended June 30, 2006

(amounts in thousands, except per share data)

	SCI Six Months Ended June 30, 2006	ITG Six Months Ended July 2, 2006	Combined SCI and ITG	Parras Cone Acquisition	Pro Forma Adjustments Relating to Parras Cone Acquisition		Pro Forma
Net sales	$113,806	$300,437	$414,243	$29,667	$—		$443,910
Cost of sales	103,155	271,078	374,233	28,063	(4,284	)(1)	398,012

Gross profit	10,651	29,359	40,010	1,604	4,284		45,898
Selling and administrative expenses	8,804	31,285	40,089	2,744	(550	)(1)	42,283
Stock-based compensation and related cash bonus expense	—	382	382	—	—		382
Start-up costs on international initiatives	—	1,500	1,500	—	—		1,500
(Gain) loss on disposal of property, plant and equipment	10	(757)	(747)	—	—		(747)
Provision for restructuring and impairment	—	404	404	—	—		404

Income (loss) from operations	1,837	(3,455)	(1,618)	(1,140)	4,834		2,076
Other income (expense):
Interest income	103	391	494	90	—		584
Interest expense	(340)	(2,870)	(3,210)	(543)	(956	)(2)	(4,709)
Other income (expense)	171	9,210	9,381	(884)	—		8,497

Income (loss) before income taxes	1,771	3,276	5,047	(2,477)	3,878		6,448
Provision for (benefit from) income tax	225	6,131	6,356	5,674	(161	)(3)	11,869

Income (loss) before equity in earnings of unconsolidated affiliates and minority interest net income	1,546	(2,855)	(1,309)	(8,151)	4,039		(5,421)
Equity in earnings (losses) of unconsolidated affiliates	(20)	(812)	(832)	—	1,076	(4)	244
Minority interest in loss of consolidated subsidiaries	194	259	453	—	—		453

Net income (loss)	$1,720	$(3,408)	$(1,688)	$(8,151)	$5,115		$(4,724)

Net income (loss) per common share, basic	$0.32						$(0.27)
Net income (loss) per common share, diluted	$0.32						$(0.27)

Weighted average number of common shares outstanding, basic	5,403						17,379 (5)
Weighted average number of common shares outstanding, diluted	5,431						17,407 (5)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF

SCI, ITG AND PARRAS CONE

For the Year Ended December 31, 2005

(amounts in thousands, except per share data)

	SCI Year Ended December 31, 2005	ITG Year Ended October 2, 2005 (6)	Combined SCI and ITG	Parras Cone Acquisition	Pro Forma Adjustments Relating to Parras Cone Acquisition		Pro Forma
Net sales	$220,114	$724,060	$944,174	$53,546	$—		$997,720
Cost of sales	196,693	641,800	838,493	50,030	(8,511	)(1)	880,012

Gross profit	23,421	82,260	105,681	3,516	(8,511)		117,708
Selling and administrative expenses	16,004	69,518	85,522	4,110	(1,025	)(1)	88,607
Stock-based compensation and related cash bonus expense	—	5,236	5,236	—	—		5,236
Start-up costs on international initiatives	—	1,268	1,268	—	—		1,268
(Gain) loss on disposal of property, plant and equipment	141	(2,432)	(2,291)	—	—		(2,291)
Expenses associated with changes of control	2,965	—	2,965	—	—		2,965
Settlement/curtailment gain on retired medical plans	—	(8,153)	(8,153)	—	—		(8,153)
Provision for restructuring and impairment	—	6,949	6,949	—	—		6,949

Income (loss) from operations	4,311	9,874	14,185	(594)	9,536		23,127
Other income (expense):
Interest income	68	534	602	456	—		1,058
Interest expense	(682)	(6,063)	(6,745)	(242)	(1,916	)(2)	(8,903)
Other income (expense)	(606)	901	295	1,164	—		1,459

Income before income taxes	3,091	5,246	8,337	784	7,620		16,741
Provision for (benefit from) income tax	907	1,171	2,078	(827)	(323	)(3)	928

Income before equity in earnings (losses) of unconsolidated affiliates and minority interest net income	2,184	4,075	6,259	1,611	7,943		15,813
Equity in earnings (losses) of unconsolidated affiliates	754	2,714	3,468	—	(1,944	)(4)	1,524
Minority interest in loss of consolidated subsidiaries	605	92	697	—	—		697

Net income	$3,543	$6,881	$10,424	$1,611	$5,999		$18,034

Net income per common share, basic	$0.66						$1.04
Net income per common share, diluted	$0.65						$1.04

Weighted average number of common shares outstanding, basic	5,370						17,346 (5)
Weighted average number of common shares outstanding, diluted	5,447						17,423 (5)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) To eliminate management and marketing fees paid to the former 50% owner of Parras Cone, and reduced depreciation expense on fixed assets written-down in accordance with SFAS No. 141, Business Combinations, upon acquisition of the remaining 50% ownership interest of Parras Cone on June 30, 2006.

(2) Represents pro forma interest expense to finance the acquisition of the remaining 50% interest in Parras Cone not already owned by ITG.

(3) To record income tax effects of pro forma income (loss).

(4) To eliminate equity in earnings (loss) of Parras Cone.

(5) Basic and diluted weighted average shares outstanding have been adjusted to include 11,364,038 shares of SCI common stock that are expected to be issued in connection with the merger and 611,905 shares that are expected to be issued pursuant to the stock dividend expected to be declared by SCI.

(6) As a result of differences in the fiscal year end of SCI and ITG, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 omits ITG’s statement of operations for the period from October 3, 2005 to January 1, 2006. Summarized operating information of ITG for this period is as follows:

Net sales	$134,892
Expenses	(134,696)

Net income	$196

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Certain Beneficial Owners and Management of SCI

The following table sets forth certain information with respect to the beneficial ownership of shares of SCI common stock as of July 31, 2006 and the expected beneficial ownership of shares of common stock of the Combined Company by (1) each person (including any group deemed a “person” under Section 13(d)(3) of the Exchange Act) known to SCI to beneficially own more than 5% of SCI’s common stock, (2) each of SCI’s directors, (3) SCI’s chief executive officer and each of SCI’s other current executive officers who appeared in SCI’s summary compensation table in its most recent annual report on Form 10-K and (4) all directors and executive officers of SCI as a group. This table is based upon information supplied to SCI by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

Name & Address of Beneficial Owners Over 5%:	Number of Shares of SCI Beneficially Owned	Percent of Common Stock of SCI Beneficially Owned	Percent of Common Stock of Combined Company Beneficially Owned
WL Ross & Co. LLC and Wilbur L. Ross, Jr.,
WLR Recovery Fund II, L.P., WLR Recovery Fund III, L.P.,
WLR Recovery Associates II LLC, and
WLR Recovery Associates III LLC (1)	4,162,394	75.6%	82.0%
600 Lexington Avenue, 19th Floor
New York, New York 10022
Mellon HBV Alternative Investment Strategies LLC (2)	358,606	6.6%	2.3%
200 Park Avenue
New York, New York 10166
Ramius Capital Group, LLC and related parties (3)	350,671	6.4%	2.2%
666 Third Avenue, 26th Floor
New York, New York 10017
Officers and Directors:
Stephen B. Duerk	*	*	*
John C. Corey (4)	—	—	—
R. Vick Crowley	—	—	—
William F. Nelli	—	—	—
Michael J. Gibbons (5)	—	—	—
Joseph L. Gorga (6)	—	—	—
Wilbur L. Ross, Jr. (1)	4,162,394	75.6%	82.0%
David H. Storper (5)	—	—	—
Daniel D. Tessoni	—	—	—
All directors and current executive officers as a group (9 persons) (7)	4,871,671	89.5%	86.5%

*	Represents less than 1% of the outstanding common stock.

(1)	241,419 of these shares are owned directly by WLR Recovery Fund II, L.P. and 3,920,975 of these shares are owned directly by WLR Recovery Fund III, L.P. Wilbur L. Ross, Jr. is the Chairman and Chief Executive Officer of WLR and the managing member of each of WLR Recovery Associates II LLC and WLR Recovery Associates III LLC. WLR Recovery Associates II LLC is the general partner, and WLR is the investment manager, of WLR Recovery Fund II, L.P. Similarly, WLR Recovery Associates III LLC is the general partner, and WLR is the investment manager, of WLR Recovery Fund III, L.P. Mr. Ross is also the Chairman and Chief Executive Officer of each of the WLR Recovery Funds. Accordingly, WLR, the WLR Recovery Funds, WLR Recovery Associates II LLC, WLR Recovery Associates III LLC, and Wilbur L. Ross, Jr. can be deemed to share voting and dispositive power over the shares owned directly by the WLR Recovery Funds. Mr. Ross’ address is the same as for the affiliated entities. To the extent Mr. Ross is deemed to beneficially own the shares held by WLR Recovery Fund II, L.P. or WLR Recovery Fund III, L.P. as a result of his position with WLR, Mr. Ross disclaims beneficial ownership of these shares. “Percent of Common Stock of Combined Company Beneficially Owned” includes shares received as a result of ownership of ITG common stock.
(2)

The information shown is as of March 29, 2005 and is based upon information disclosed by Mellon HBV Alternative Investment Strategies LLC (“Mellon”) in Amendment No. 1 to Schedule 13D filed with the SEC on March 29, 2005 (the

“13D Amendment”) which indicates that Mellon has sole power to vote and to dispose of these shares. The 13D Amendment reports that Mellon serves as investment advisor of Mellon HBV Master Multi-Strategy Fund LP, Mellon HBV Master Leveraged Multi-Strategy Fund LP and Mellon HBV Master US Event Driven Fund LP and that none of these funds individually owns more than 5% of the SCI’s shares.

(3)	The information shown is as of December 31, 2005 and is based upon information disclosed by Ramius Capital Group, LLC (“Ramius Capital”), RCG Carpathia Master Fund, Ltd. (“Carpathia”), Ramius Securities, L.L.C. (“Ramius Securities”), C4S & Co., L.L.C., (“C4S”), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon in a Schedule 13G/A filed with the SEC on February 14, 2006 (the “Ramius 13G”), which indicates that each of these reporting persons may be deemed the beneficial owner of (i) 330,671 shares of SCI common stock owned by Carpathia and (ii) 20,000 shares of SCI common stock owned by Ramius Securities. The Ramius 13G/A filing further states that: (i) Ramius Capital is the investment advisor of Carpathia and has the power to direct some of the affairs of Carpathia, including decisions respecting the disposition of the proceeds from the sale of shares of SCI common stock, (ii) Ramius Securities is a broker dealer affiliated with Ramius Capital, (iii) Ramius Capital is the managing member of Ramius Securities, (iv) C4S is the managing member of Ramius Capital and in that capacity directs its operations, and (v) Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the managing members of C4S and in that capacity direct its operations.
(4)	Mr. Corey resigned from all positions with SCI, including as president and chief executive officer, effective January 15, 2006.
(5)	Excludes shares beneficially owned by WLR and its affiliates. Mr. Storper is a Senior Managing Director of WLR. Mr. Gibbons is the Chief Financial Officer of WLR. WLR is affiliated with the entities named above in Note (1). Each of Mr. Storper and Mr. Gibbons disclaims beneficial ownership of all shares held by WLR and its affiliates. The address of each of these persons is c/o WL Ross & Co. LLC, 600 Lexington Avenue, 19th Floor, New York, New York 10022.
(6)	“Percent of Common Stock of Combined Company Beneficially Owned” includes shares received as a result of ownership of ITG common stock.
(7)	See notes (1)-(6).

Security Ownership of Certain Beneficial Owners and Management of ITG

The following table and notes thereto set forth certain information with respect to the beneficial ownership of shares of ITG common stock as of July 31, 2006, and the expected beneficial ownership of shares of common stock of the Combined Company by (1) each person (including any group deemed a “person” under Section 13(d)(3) of the Exchange Act) known to ITG to beneficially own more than 5% of ITG’s common stock, (2) each of ITG’s directors, (3) ITG’s chief executive officer and each of ITG’s four other most highly compensated executive officers and (4) all directors and executive officers of ITG as a group. This table is based upon information supplied to ITG by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

Name & Address of Beneficial Owners Over 5%:	Number of Shares of ITG Beneficially Owned	Percent of Common Stock of ITG Beneficially Owned	Percent of Common Stock of Combined Company Beneficially Owned
International Textile Holdings, Inc. (1)	14,310,497	85.4%	82.0%
c/o WL Ross & Co. LLC
600 Lexington Avenue, 19th Floor
New York, New York 10022
Officers and Directors:
Joseph L. Gorga (2)	213,750	1.3%	*
Gary L. Smith (3)	74,375	*	*
John L. Bakane (4)	64,250	*	*
Kenneth T. Kunberger (5)	47,375	*	*
Thomas E. McKenna (6)	47,375	*	*
Wilbur L. Ross, Jr. (1)	14,310,497	85.4%	82.0%
Stephen W. Bosworth (7)	27,500	*	*
David L. Wax (8)	—	—	—
Pamela K. Wilson (8)	—	—	—
All directors and current executive officers as a group (19 persons) (9)	14,993,723	88.0%	84.6%

*	Represents less than 1% of the outstanding common stock.

(1)	International Textile Holdings, Inc. (“ITH”) was organized in August 2004 by WLR at completion of the merger of an affiliate of WLR, which owned the former Cone Mills assets, into another affiliate of WLR, which owned the former Burlington assets, and the formation of the surviving entity ITG. WLR, through its affiliates, owns 100% of the capital stock of ITH. Mr. Ross serves as Chairman and Chief Executive Officer of WLR, which manages the entities that own 100% of ITH. To the extent Mr. Ross is deemed to beneficially own the shares held by ITH as a result of his position in WLR, Mr. Ross disclaims beneficial ownership of these shares. “Percent of Common Stock of Combined Company Beneficially Owned” includes shares received as a result of ownership of SCI common stock.
(2)	Consists of 210,000 shares of ITG restricted common stock, of which 131,250 shares will vest, and options to purchase up to 82,500 shares of ITG common stock which are exercisable, within 60 days of July 31, 2006. “Percent of Common Stock of Combined Company Beneficially Owned” includes shares received as a result of ownership of SCI common stock.
(3)	Consists of 46,875 shares of ITG restricted common stock which vest, and options to purchase up to 27,500 shares of ITG common stock which are exercisable, within 60 days of July 31, 2006.
(4)	Consists of 38,125 shares of ITG restricted common stock which vest, and options to purchase up to 26,125 shares of ITG common stock which are exercisable, within 60 days of July 31, 2006.
(5)	Consists of 28,125 shares of ITG restricted common stock which vest, and options to purchase up to 19,250 shares of ITG common stock which are exercisable, within 60 days of July 31, 2006.
(6)	Consists of 28,125 shares of ITG restricted common stock which vest, and options to purchase up to 19,250 shares of ITG common stock which are exercisable, within 60 days of July 31, 2006.
(7)	Includes options to purchase up to 27,500 shares of ITG common stock which are exercisable within 60 days of July 31, 2006.
(8)	Excludes shares beneficially owned by WLR and its affiliates. Mr. Wax is a Managing Director of WLR. Ms. Wilson is a Senior Vice President of WLR. WLR is affiliated with the entities named above in Note (1). Each of Mr. Wax and Ms. Wilson disclaims beneficial ownership of all shares held by WLR and its affiliates. The address of each of these persons is c/o WL Ross & Co. LLC, 600 Lexington Avenue, 19th Floor, New York, New York 10022.
(9)	See notes (1)-(8).

MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors

The following table provides the names, ages and positions of the individuals expected to serve as members of the board of directors, or as executive officers, of the Combined Company:

Name	Age	Positions and Offices

Wilbur L. Ross, Jr.	68	Chairman of the Board of Directors

Joseph L. Gorga	54	President and Chief Executive Officer and Director

Gary L. Smith	47	Executive Vice President and Chief Financial Officer and Director

Robert E. Garren	49	Vice President, Human Resources and Corporate Communications

Samir M. Gabriel	48	Vice President and Controller

Neil W. Koonce	59	Vice President and General Counsel

Karyl P. McClusky	48	Vice President and Treasurer

Russell M. Robinson III	48	Vice President and Corporate Secretary

John L. Bakane	55	President, Cone Denim

Thomas E. McKenna	47	President, Sales and Marketing, Cone Denim

Kenneth T. Kunberger	47	President, Burlington Worldwide

J. Derrill Rice	45	President, Burlington House

James W. Payne	57	President, Carlisle Finishing

Stephen B. Duerk	64	President, Automotive Safety Components

Bart E. Hanaway	46	President, Europe and Asia Pacific, Automotive Safety Components

Stephen W. Bosworth	66	Director

Michael J. Gibbons	34	Director

David H. Storper	40	Director

Dr. Daniel D. Tessoni	58	Director

David L. Wax	53	Director

Pamela K. Wilson	59	Director

Wilbur L. Ross, Jr. will be Chairman of the Board of the Combined Company. He currently serves as Chairman of the Board of each of SCI and ITG. Mr. Ross is Chairman and Chief Executive Officer of WLR, a position he has held since April 2000. He is Chairman of the Board of Directors of Nano-Tex, LLC. He also serves on the board of the following companies: International Coal Group, Inc., Syms Corp., Clarent Hospital Corp. and Phoenix International Holding Co. of the United States; Mittal Steel Company, N.V. of the Netherlands; Insuratex, Ltd. of Bermuda; Nikko Electric Industry Co. Ltd. and Ohizumi Manufacturing Company of Japan and Blue Ocean Re and Montpelier Re Holdings Ltd. in Bermuda; International Auto Components Group SL in Europe and Brazil; and Wagon PLC and Eurowagon in Europe.

Joseph L. Gorga will be President and Chief Executive Officer, and a director, of the Combined Company. Mr. Gorga has been President and Chief Executive Officer of ITG and a member of its board of directors since ITG’s inception in August 2004. Prior to that, Mr. Gorga served as President and Chief Executive Officer of Burlington Industries LLC from 2003 to 2004, during which time he oversaw the integration of Burlington Industries LLC and Cone Denim LLC. He served as Executive Vice President of Burlington Industries Inc. from

2002 until 2003, and as Chief Executive Officer of CMI Industries, a manufacturer of textile products, from 1999 to 2002. Mr. Gorga is also a member of the board of directors of SCI and Nano-Tex, LLC.

Gary L. Smith will be Executive Vice President and Chief Financial Officer, and a director, of the Combined Company. Mr. Smith has been Executive Vice President and Chief Financial Officer of ITG and a member of its board of directors since ITG’s inception in August 2004. Prior to that, Mr. Smith served as Executive Vice President and Chief Financial Officer of Cone Mills from 1999 to 2004.

Robert E. Garren will be Vice President, Human Resources and Corporate Communications of the Combined Company. Mr. Garren has been Vice President, Human Resources and Corporate Communication of ITG since its inception in August 2004. Prior to that, he served as Vice President, Human Resources and Corporate Communications of Burlington Industries from 2003 to 2004, and as Director of Compensation and Benefits of Burlington Industries from 1998 to 2003.

Samir M. Gabriel will be Vice President and Controller of the Combined Company. Mr. Gabriel has been Vice President and Controller of ITG since ITG’s inception in August 2004. Prior to that, he was Controller of Cone Mills from 2001 to 2004.

Neil W. Koonce will be Vice President and General Counsel of the Combined Company. Mr. Koonce has been Vice President and General Counsel of ITG since ITG’s inception in August 2004. Prior to that, Mr. Koonce served as General Counsel of Cone Mills from 1987 to 1989, General Counsel and Vice President of Cone Mills from 1989 to 1999 and Vice President, General Counsel and Secretary of Cone Mills from 1999 to 2004.

Karyl P. McClusky will be Vice President and Treasurer of the Combined Company. Ms. McClusky has been Vice President and Treasurer of ITG since ITG’s inception in August 2004. Prior to that, she was Treasurer of Burlington Industries from 1999 to 2004.

Russell M. Robinson III will be Vice President and Corporate Secretary of the Combined Company. Mr. Robinson has been Vice President and Corporate Secretary of ITG since ITG’s inception in August 2004. Prior to that, Mr. Robinson was Assistant General Counsel and Secretary of Burlington Industries from 2001 to 2004.

John L. Bakane will be President of the Cone Denim division of the Combined Company. Mr. Bakane has been President of the Cone Denim division of ITG since ITG’s inception in August 2004. Prior to that, Mr. Bakane served as President and Chief Executive Officer of Cone Mills from 1998 to 2004 and Chairman of the Board of Directors of Cone Mills from 2003 to 2004.

Thomas E. McKenna will be President, Sales and Marketing of the Cone Denim division of the Combined Company. Mr. McKenna has been President, Sales and Marketing of the Cone Denim division of ITG since its inception in August 2004. Prior to that, he was Executive Vice President, Denim Merchandising and Marketing of Cone Mills from 2001 to 2004.

Kenneth T. Kunberger will be President of the Burlington Worldwide division of the Combined Company. Mr. Kunberger has been President of the Burlington Worldwide division of ITG since ITG’s inception in August 2004. Prior to that, he served as Executive Vice President, Sales and Marketing, of the Sportswear and Casualwear divisions of Burlington Industries from 1998 to 2002, as President of Burlington Industries Worldwide—North America division from 2002 to 2004, and as President of Burlington Industries Apparel Fabrics division in 2004.

J. Derrill Rice will be President of the Burlington House division of the Combined Company. Mr. Rice has been President of the Burlington House division of ITG since December 2004. Prior to that, he served as President of New Business for Interface Fabrics Group, a division of Interface, Inc., a manufacturer of carpet, from 2002 to 2003, and President of Chatham, Inc., a designer and manufacturer of woven fabrics, from 2000 to 2002.

James W. Payne will be President of the Carlisle Finishing division of the Combined Company. Mr. Payne has been President of the Carlisle Finishing division of ITG since 2005 and Executive Vice President of the Carlisle Finishing division of ITG from August 2004 to 2005. Prior to that, he served as Executive Vice President of the Carlisle Finishing division of Cone Mills from 1997 to 2004.

Stephen B. Duerk will be President of the Automotive Safety Components division of the Combined Company. Mr. Duerk has been President of SCI since June 2006. Prior to that, he served as Vice President of SCI and President of the North American Automotive Group of SCI from June 1998 to June 2006.

Bart E. Hanaway will be President, Europe and Asia Pacific, Automotive Safety Components division of the Combined Company. Mr. Hanaway has been President of the Europe and Asia Pacific Automotive Groups of SCI since June 2006. Prior to that, he served as President of the Asia Pacific Automotive Group of SCI from 2004 to 2006 and as Vice President, Sales and Marketing, of the North American Automotive Group of SCI from 2001 to 2004.

Stephen W. Bosworth will be a member of the board of directors of the Combined Company. Mr. Bosworth has been a member of the board of directors of ITG since December 2004. He has been Dean of The Fletcher School of Law and Diplomacy at Tufts University, Medford, Massachusetts since February 2001. Prior to that, Mr. Bosworth served as United States Ambassador to the Republic of Korea from November 1997 to February 2001 and prior to that Mr. Bosworth served as the Executive Director of the Korean Peninsula Energy Development Organization, an inter-governmental organization established by the United States, the Republic of Korea and Japan to deal with North Korea.

Michael J. Gibbons will be a director of the Combined Company. Mr. Gibbons has also been a director of SCI since December 2005 and the Chief Financial Officer of WL Ross & Co. LLC, a merchant banking firm, since July 2002. From 1996 to July 2002 Mr. Gibbons was a Senior Manager of the Hedge Fund/Investment Partnership specialty practice group of Marcum & Kliegman LLP, a public accounting and financial consulting firm. Mr. Gibbons is licensed as a certified public accountant in the State of New York and graduated from Pace University with a B.A. in Business Administration.

David H. Storper will be a director of the Combined Company. Mr. Storper has also been a director of SCI since December 2005 and the Senior Managing Director of WL Ross & Co. LLC, a merchant banking firm, since its founding in April 2000. He holds a B.S. from Columbia University’s School of Engineering and Applied Science and an M.B.A. from Columbia University.

Dr. Daniel D. Tessoni will be a director of the Combined Company. Dr. Tessoni has also been a director of SCI since May 2005. Dr. Tessoni holds a Ph.D. in accounting and finance from Syracuse University, is an assistant professor of accounting at the College of Business at the Rochester Institute of Technology in Rochester, New York, and has been a member of the accounting faculty since 1974. He is licensed as a certified public accountant in the State of New York. He is also the owner of Value Based Management Associates, through which he provides financial training and consulting services to a wide variety of publicly and privately held companies. Dr. Tessoni served as a director of ACC Corp., a multinational provider of telecommunication services, from 1987 until its acquisition by Teleport Communications Group Inc. (now part of AT&T) in 1998, and was the chair of its audit committee and a member of its executive, compensation and nominating committees and several special committees. He is currently a member of the Board of Trustees of Keuka College where he serves as the chair of its audit committee and a member of its executive committee, and he is currently a director of Genesee Regional Bank, a community bank in Rochester, New York, where he serves as the chair of its audit committee.

David L. Wax will be a member of the board of directors of the Combined Company. Mr. Wax has been a member of the board of directors of ITG since ITG’s inception in August 2004. He is a Managing Director of WLR, a position he has held since 2000. Prior to that time, he was a Managing Director at Rothschild, Inc., where he was active in restructuring and workouts for over 10 years. Before joining Rothschild, Mr. Wax was with Bankers Trust for 15 years.

Pamela K. Wilson will be a member of the board of directors of the Combined Company. Ms. Wilson has been a member of the board of directors of ITG since ITG’s inception in August 2004. She is a Senior Vice President of WLR, a position she has held since 2000. Prior to that, she was with Rothschild, Inc. from 1998 to 2000. Before joining Rothschild, Ms. Wilson was with J.P. Morgan & Co. for over twenty years, most recently with responsibility for J.P. Morgan’s distressed debt research effort.

Executive Compensation

The following table provides information about the historical compensation of the persons expected to serve as the chief executive officer and the other four most highly compensated executive officers of the Combined Company. All of the historical compensation listed below was paid by ITG.

						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)(4)	Securities Underlying Options/ Awards (#)	All Other Compensation ($)
Joseph L. Gorga,	2005	$600,000	$297,301	$511,559	(2)	$1,423,800	150,000	$8,800	(3)
President and Chief Executive Officer	2004	428,646	325,000	—		—	—	8,375	(3)

Gary L. Smith,	2005	366,667	158,560	182,700	(2)	508,500	50,000	8,354	(3)
Executive Vice President and Chief Financial Officer	2004	174,462	142,324	—		—	—	3,787	(3)

John L. Bakane,	2005	549,996	245,037	148,596	(2)	413,500	47,500	8,879	(3)
President, Cone Denim division	2004	304,568	238,717	—		—	—	2,610	(3)

Kenneth T. Kunberger,	2005	291,667	37,500	109,608	(2)	305,100	35,000	8,553	(3)
President, Burlington Worldwide division	2004	238,333	100,000	—		—	—	9,466	(3)

Thomas E. McKenna,	2005	300,000	122,519	109,620	(2)	305,100	35,000	8,500	(3)
President, Sales and Marketing, Cone Denim division	2004	166,129	119,359	—		—	—	3,787	(3)

(1)	2005 represents ITG’s fiscal year beginning on October 4, 2004 and ending on October 2, 2005. For Messrs. Gorga and Kunberger, 2004 represents the period beginning on November 9, 2003 and ending on October 3, 2004. For Messrs. Smith, Bakane and McKenna, 2004 represents the period beginning on March 12, 2004 and ending on October 3, 2004.
(2)	Represents payments made by ITG to reimburse such individuals for their income taxes due as a result of the vesting of certain restricted stock grants in 2005.
(3)	Represents company matching contributions by ITG made to the ITG 401(k) plan in 2004 and 2005, respectively.
(4)	For Mr. Gorga, includes 210,000 shares of restricted stock, of which 183,750 will vest within three years of the grant date. For Mr. Smith, includes 75,000 shares of restricted stock, of which 65,625 will vest within three years of the grant date. For Mr. Bakane, includes 61,000 shares of restricted stock, of which 53,375 will vest within three years of the grant date. For Mr. Kunberger, includes 45,000 shares of restricted stock, of which 39,375 will vest within three years of the grant date. For Mr. McKenna, includes 45,000 shares of restricted stock, of which 39,375 will vest within three years of the grant date.

Options Grants in Last Fiscal Year

The following table provides information about stock options granted during the most recent fiscal year to the persons expected to serve as the chief executive officer and the other four most highly compensated executive officers of the Combined Company. All of the stock options were granted by ITG and are exercisable for shares of ITG common stock.

Name	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value ($)
Joseph L. Gorga	150,000	16.22%	$6.78	9/26/2015	$1,017,000
Gary L. Smith	50,000	5.41	6.78	9/26/2015	339,000
John L. Bakane	47,500	5.13	6.78	9/26/2015	322,050
Kenneth T. Kunberger	35,000	3.78	6.78	9/26/2015	237,300
Thomas E. McKenna	35,000	3.78	6.78	9/26/2015	237,300

Director Compensation

To date, none of the individuals expected to be the members of the board of directors of the Combined Company have received any compensation from the Combined Company for service as such. Once the board of directors of the Combined Company is formally constituted, it is expected that it will take action to provide for the compensation of directors in accordance with policies to be adopted by the board of directors of the Combined Company.

Employment Agreements

Each of Messrs. Gorga, Smith, Bakane, Kunberger and McKenna, who are expected to serve as executive officers of the Combined Company, have previously entered into employment agreements with ITG. Each such executive’s employment agreement provides for a base salary (currently $600,000 for Mr. Gorga, $400,000 for Mr. Smith, $550,000 for Mr. Bakane and $300,000 for each of Messrs. Kunberger and McKenna), which is subject to annual review by ITG’s board of directors, plus an annual bonus, which is based upon performance objectives and goals set by the compensation committee of ITG’s board of directors, and stock based compensation in accordance with the terms of ITG’s equity incentive plan.

Each of the employment agreements terminates on December 31, 2007 (except in the case of Mr. Gorga, whose agreement expires on December 31, 2008), but has an automatic one year renewal, unless either the executive or ITG gives the other party two months’ notice of the non-renewal of the agreement. In addition, ITG may terminate an employment agreement without Cause (as defined in the applicable agreement) upon 90 days’ written notice, or with Cause at any time. The applicable executive may terminate his notice. In the event of a termination without Cause or with Good Reason, the applicable executive is entitled to two times his then-current base salary plus two times the average of the executive’s previous three years annual bonus (except in the case of Mr. Gorga, who would be entitled to three times his base salary, and three times the average of his previous three years annual bonus in such event). Further, if ITG chooses not to renew an executive’s agreement, that executive would be entitled to one year’s base salary plus the average of his previous three years annual bonus (except for Mr. Gorga, who would be entitled to two times his base salary and two times the average of his previous three years annual bonus in such event).

Each employment agreement also contains non-competition and non-solicitation clauses for a two year period following the termination of the applicable agreement (except in the case of Mr. Gorga, whose agreement provides for similar limitations for a three year period).

Compensation Committee Interlocks and Insider Participation

At the beginning of 2005, the compensation committee of SCI’s board of directors was composed of Leonard DiSalvo, Andy Goldfarb, Ben E. Waide, III and Carroll R. Wetzel, Jr. In May 2005, Messrs. Goldfarb, Waide and Wetzel resigned from SCI’s board of directors, and Dr. Daniel D. Tessoni was subsequently appointed to the board of directors and the compensation committee. In December 2005, Mr. DiSalvo resigned from SCI’s board of directors and David H. Storper was then appointed to the board of directors and compensation committee. No interlocking relationship exists between SCI’s board of directors or compensation committee and the board of directors or compensation committee of any other company.

Once the board of directors of the Combined Company is fully constituted, it is expected that it will take action to appoint members to the compensation committee of the board of directors of the Combined Company.

Certain Relationships and Related Party Transactions

In August 2004, ITG borrowed a total of $25,000,000 from WLR Recovery Fund II L.P., Absolute Recovery Hedge Fund, L.P. and Absolute Recovery Hedge Fund, Ltd., pursuant to certain convertible, unsecured subordinated notes. Through May 2005, ITG made principal payments on the notes in the total amount of approximately $18.3 million. Thereafter, each of WLR Recovery Fund II L.P., Absolute Recovery Hedge Fund, L.P. and Absolute Recovery Hedge Fund, Ltd. assigned their respective interests under the notes to International Textile Holdings, Inc. International Textile Holdings, Inc. then entered into certain agreements with ITG to convert the then-outstanding principal amount of the notes into 884,092 shares of ITG common stock, in accordance with the terms of, and in full satisfaction of amounts owed under, those notes.

During the third quarter of 2006, ITG borrowed a total of $36.2 million from WLR Recovery Fund II L.P. pursuant to three unsecured subordinated notes dated May 31, 2006, June 1, 2006 and June 30, 2006, respectively. The proceeds of these unsecured subordinated notes were used primarily to fund ITG’s international expansion projects, including the acquisition of the remaining 50% equity interest in the Parras Cone joint venture not already owned by ITG. Each unsecured subordinated note is due five years from its issuance date.

Since the formation of ITG in August 2004, WLR has provided certain services to ITG. In consideration for these services, ITG pays WLR a service fee of $500,000 per quarter. The services provided by WLR include an array of financial services, including assistance with ITG’s credit agreements and other financial support, management services, including providing support to the executive management of ITG, and certain other administrative services. In the 2005 fiscal year, ITG paid a total of $2.0 million to WLR for such services, and as of July 31, 2006, ITG has paid a total of $1.5 million to WLR for services during the nine months ended July 2, 2006.

International Textile Holdings, Inc. owned approximately 85.4% of ITG’s outstanding common stock as of July 31, 2006. WLR Recovery Fund II L.P. and its affiliates, Absolute Recovery Fund, Ltd. and Absolute Recovery Hedge Fund, L.P., through their ownership of 100% of the capital stock of International Textile Holdings, Inc., are deemed to be the beneficial owners of all of ITG’s outstanding common stock owned by International Textile Holdings, Inc. Each of these entities is an affiliate of WLR, of which Wilbur L. Ross, Jr., David L. Wax and Pamela K. Wilson, each of whom is a director of ITG, are officers.

LEGAL MATTERS

The validity of the common stock of SCI to be issued pursuant to the merger will be passed upon by Wyche Burgess Freeman & Parham, P.A.

EXPERTS

The consolidated financial statements of SCI and its subsidiaries as of December 31, 2005 and December 31, 2004 and for each of the two years in the period ended December 31, 2005 and for the period from March 30, 2003 to December 31, 2003, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of SCI and its subsidiaries which are included in this joint proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, an independent public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ITG and its subsidiaries as of and for the fifty-two weeks ended October 2, 2005 and as of and for the forty-seven weeks ended October 3, 2004 have been included in this joint proxy statement/prospectus in reliance upon the report of KPMG, LLP, an independent public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SCI has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the issuance of shares of its common stock being offered by this joint proxy statement/prospectus. This joint proxy statement/prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to SCI and the shares of its common stock, reference is made to the registration statement. SCI is currently subject to the informational requirements of the Exchange Act and files reports and other information with the Securities and Exchange Commission. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the Securities and Exchange Commission at prescribed rates. You can call the Securities and Exchange Commission at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. These materials may also be accessed electronically by means of the Securities and Exchange Commission’s home page on the Internet (http://www.sec.gov).

MISCELLANEOUS

No person has been authorized to give any information or make any representation on behalf of SCI or ITG not contained in this joint proxy statement/prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus and, with respect to material incorporated into this joint proxy statement/prospectus by reference, the dates of such referenced material, except in each case for information expressly presented as of a specific time, in which case such information should be viewed as accurate as of that referenced time.

SCI does not undertake to update any of the information contained herein, except to the extent expressly required by law.

If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this joint proxy statement/prospectus, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this joint proxy statement/prospectus does not extend to you.

INDEX TO FINANCIAL STATEMENT S

Index	Page

Safety Components International, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005	F-2

Unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 2006 and June 30, 2005	F-3

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and June 30, 2005	F-4

Notes to Unaudited Condensed Consolidated Financial Statements	F-5

Report of Management on Internal Control Over Financial Reporting	F-15

Report of Independent Registered Public Accounting Firm	F-16

Consolidated Financial Statements:

Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004	F-18

Consolidated Statements of Operations for the year ended December 31, 2005, the year ended December 31, 2004, and the period from March 30, 2003 to December 31, 2003	F-19

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2005, the year ended December 31, 2004, and the period from March 30, 2003 to December 31, 2003	F-20

Consolidated Statements of Cash Flows for the year ended December 31, 2005, the year ended December 31, 2004, and the period from March 30, 2003 to December 31, 2003	F-21

Notes to Consolidated Financial Statements	F-22
International Textile Group, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheet as of July 2, 2006 and October 2, 2005	F-48

Unaudited Consolidated Statements of Operations for the thirty-nine weeks ended July 2, 2006 and July 3, 2005	F-49

Unaudited Consolidated Statements of Cash Flows for the thirty-nine weeks ended July, 2006 and July 3, 2005	F-50

Notes to Unaudited Consolidated Financial Statements	F-51

Independent Auditors’ Report	F-59

Consolidated Financial Statements:

Consolidated Balance Sheets as of October 2, 2005 and October 3, 2004	F-60

Consolidated Statements of Income for the year ended October 2, 2005 and the forty-seven weeks ended October 3, 2004	F-61

Consolidated Statements of Stockholders’ Equity for the year ended October 2, 2005 and the forty-seven weeks ended October 3, 2004	F-62

Consolidated Statements of Cash Flows for the year ended October 2, 2005 and the forty-seven weeks ended October 3, 2004	F-63

Notes to Consolidated Financial Statements	F-64

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2006	December 31, 2005
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$4,057	$4,087
Accounts receivable, net	40,066	35,887
Inventories	25,229	25,557
Deferred income taxes	1,683	1,879
Assets held in deferred compensation plan	2,534	2,911
Prepaid and other	3,413	2,282

Total current assets	76,982	72,603
Property, plant and equipment, net	43,433	43,828
Identifiable intangible assets, net	786	817
Investment in unconsolidated affiliate	217	237
Other assets	269	869

Total assets	$121,687	$118,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,112	$15,195
Accrued salaries and benefits	4,107	2,981
Deferred compensation	2,100	2,475
Accrued and other current liabilities	5,350	4,766
Income taxes payable	1,227	1,361
Current portion of long-term debt	2,749	5,675

Total current liabilities	31,645	32,453
Long-term debt, net of current maturities	911	810
Deferred income taxes	3,404	3,696
Other long-term liabilities	470	319

Total liabilities	36,430	37,278

Commitments and contingencies

Minority interest	551	407

Stockholders’ equity:
Preferred stock: 5,000,000 shares authorized and unissued	—	—
Common stock: $.01 par value per share—20,000,000 shares authorized; 5,405,147 and 5,385,147 shares outstanding at June 30, 2006 and December 31, 2005, respectively	54	54
Additional paid-in-capital	56,741	56,545
Treasury stock: 40,322 shares at cost	(411)	(411)
Retained earnings	18,167	16,447
Accumulated other comprehensive income	10,155	8,034

Total stockholders’ equity	84,706	80,669

Total liabilities and stockholders’ equity	$121,687	$118,354

(1)	Derived from the audited consolidated balance sheet as of December 31, 2005.

See notes to unaudited condensed consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Net sales	$113,806	$117,620
Cost of sales, excluding depreciation	99,022	97,246
Depreciation	4,133	4,763

Gross profit	10,651	15,611
Selling, general and administrative expenses	8,814	8,894

Income from operations	1,837	6,717
Other (income) expense	(274)	476
Interest expense	340	333

Income before income taxes, minority interest and loss from unconsolidated affiliate	1,771	5,908
Provision for income taxes	225	2,033
Minority interest in loss of consolidated subsidiaries	(194)	(209)
Equity in loss from unconsolidated affiliate	20	—

Net income	$1,720	$4,084

Net income per common share, basic	$0.32	$0.76

Net income per common share, diluted	$0.32	$0.75

Weighted average number of shares outstanding, basic	5,403	5,355

Weighted average number of shares outstanding, diluted	5,431	5,437

See notes to unaudited condensed consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Cash Flows From Operating Activities:
Net income	$1,720	$4,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,209	4,842
Provision for bad debts	89	138
Loss on disposition of assets	10	44
Minority interest	(194)	(209)
Deferred taxes	(69)	581
Tax benefit from exercise of stock options	—	187
Investment in unconsolidated affiliate	20	—
Changes in operating assets and liabilities:
Accounts receivable	(3,089)	(1,299)
Inventories	870	1,277
Assets held in deferred compensation plan	377	2,183
Prepaid and other current assets	(1,126)	(460)
Other non-current assets	80	107
Accounts payable	460	(483)
Income taxes payable	(160)	(2,493)
Deferred compensation	(375)	(1,877)
Accrued and other liabilities	1,492	839

Net cash provided by operating activities	4,314	7,461

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(1,932)	(4,076)

Net cash used in investing activities	(1,932)	(4,076)

Cash Flows From Financing Activities:
Repayment of Wachovia term note	(267)	(267)
Net repayments of Wachovia revolving credit facility	(2,240)	(106)
Repayments of other debt and long term obligations	(1,032)	(1,689)
Proceeds from loan from minority interest partner	840	—
Proceeds from issuance of common stock	134	699
Tax benefit from exercise of stock options	62	—

Net cash used in financing activities	(2,503)	(1,363)

Effect of exchange rate changes on cash and cash equivalents	91	(2,425)

Change in cash and cash equivalents	(30)	(403)
Cash and cash equivalents, beginning of period	4,087	4,184

Cash and cash equivalents, end of period	$4,057	$3,781

See notes to unaudited condensed consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Basis of Presentation

The unaudited condensed consolidated financial statements included herein have been prepared by Safety Components International, Inc. and its subsidiaries (“Safety Components” or the “Company”) pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from this report, as is permitted by such rules and regulations. Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on previously reported net income or stockholders’ equity. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Company has experienced, and expects to continue to experience, variability in net sales and net income from quarter to quarter. Therefore, the results of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year. In the opinion of management, the information furnished reflects all adjustments necessary for a fair statement of the results for the reported interim periods, including those of a normal recurring nature.

The Company

Beginning in 2006, the Company reports in two segments. Certain amounts in prior periods have been restated to reflect two reporting segments consistent with the guidance offered by Statement of Financial Accounting Standard (“SFAS”) No. 131. Prior to 2006, the Company reported as a single segment. See Note 9 for more information regarding the Company’s segment reporting. Also see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for additional information on the Company’s business.

Share-Based Compensation

The Company adopted SFAS No. 123(R), “Share-Based Payment” effective January 1, 2006 using the modified prospective method. SFAS No. 123(R) establishes standards for transactions in which an entity exchanges its equity instruments for goods or services and requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. SFAS No. 123(R) eliminates the exception to account for such awards using the intrinsic value method previously allowable under Accounting Principles Board Opinion (“APB”) No. 25. SFAS No. 123(R) applies to all awards granted after the effective date and shall not be applied to awards granted before the effective date except to the extent such awards are subsequently modified, repurchased or cancelled. There were no unvested awards as of January 1, 2006 and there were no awards granted, modified, repurchased or cancelled subsequent to the Company’s adoption of SFAS No. 123(R) on January 1, 2006. Therefore, the adoption of SFAS No. 123(R) had no effect on the Company’s financial position and results of operations for the three and six months ended June 30, 2006. During the six months ended June 30, 2006, there were exercises of 20,000 share options which resulted in tax benefits of $62,000, which was recorded in cash flows from financing activities in the Company’s condensed consolidated statements of cash flows. The adoption of SFAS No. 123(R) amended SFAS No. 95 which now requires the Company to record tax benefits from exercise of share options as a financing activity. Prior to adoption of SFAS 123(R), the Company appropriately recorded excess tax benefits from exercise of share options as a non-cash adjustment to net income within cash flows from operating activities. Other than the 2001 Stock Option Plan described below, the Company’s board of directors has not developed a new, alternative or supplemental share option plan at this time. Should future share option plans be created or awards be granted, the award of share options may have a material effect on the Company’s financial position and results of operations.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 18, 2001, the Safety Components International, Inc. 2001 Stock Option Plan (“Stock Option Plan”) became effective pursuant to shareholder approval. The Stock Option Plan provides for the grant of share options to purchase up to an aggregate of 900,000 shares of the Company’s common stock to key officers, employees, directors and consultants of the Company or its affiliates. Unless designated otherwise by the Compensation Committee of the Board of Directors, share options granted pursuant to the Stock Option Plan are not intended to be incentive stock options as defined by the U.S. Internal Revenue Code. The Compensation Committee determines the exercise price and the term of share options granted pursuant to the Stock Option Plan at the time of grant. Each award is determined by the Compensation Committee on an individual basis. Share options to purchase a total of 510,100 shares of common stock at a fair market price of $8.75 per share (subject to adjustment in certain circumstances), to vest ratably over a requisite service period of three years from the date of grant on May 18, 2001, were granted by the Compensation Committee to 22 employee participants and to the outside directors under the Stock Option Plan. Additional share options to purchase 190,000 shares of common stock at a fair market price of $6.71 per share, to vest ratably over a requisite service period of three years from the date of grant on April 1, 2002, were granted by the Compensation Committee to employees and outside directors. All options expire on October 31, 2010. All share options granted had an exercise price equal to the fair market value of the underlying common stock at the date of grant. Prior to adoption on January 1, 2006 of SFAS No. 123(R) noted above, the Company applied the principles of APB No. 25 in accounting for employee share option plans. As all options were fully vested at September 27, 2003 and no further options have been granted subsequent to September 27, 2003, no pro forma fair value compensation cost was created. Therefore a reconciliation of net income to net income as affected by pro forma fair value compensation cost is not disclosed for any periods subsequent to September 27, 2003. It is the Company’s policy to issue new shares upon exercise of options under its Stock Option Plan. No shares are issued from the Company’s treasury shares upon exercise of such options nor does the Company offer to settle option exercises using cash.

There were 102,000, 264,900 and 264,900 share options outstanding and exercisable as of June 30, 2006, December 31, 2005 and June 30, 2005, respectively. Of the 102,000 options outstanding at June 30, 2006, 75,000 have an exercise price of $8.75 with an aggregate intrinsic value of $376,000 and 27,000 have an exercise price of $6.71 with an aggregate intrinsic value of $190,000. All share options outstanding at June 30, 2006 are fully vested and are currently exercisable and have a weighted average remaining contractual life of 4.34 years. During the six months ended June 30, 2006, there were 20,000 options exercised with an aggregate intrinsic value of $165,800, 142,900 options forfeited and no options expired or granted. For the 20,000 options exercised in the six months ended June 30, 2006, the Company received proceeds of $134,000 and recorded a related excess tax benefit of $62,000 to cash flows from financing activities. For the six months ended June 30, 2005, the Company received proceeds of $699,000 and recorded a related tax benefit of $369,000 to cash flows from operating activities for the exercise of 89,300 options.

Deferred Compensation

The Company uses SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” to account for its deferred compensation plan assets and classifies such assets as trading securities. Accordingly, the Company recognizes gains and losses on its deferred compensation assets into other (income) expense in its results of operations for the current period.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2 Inventories

Inventories reported on the Company’s condensed consolidated balance sheets were as follows (unaudited and in thousands):

	June 30, 2006	December 31, 2005
Raw materials	$9,455	$8,357
Work-in-process	5,275	6,523
Finished goods	10,499	10,677

Total	$25,229	$25,557

Note 3 Credit Facilities

The Company has a credit facility with Wachovia Bank, National Association (“Wachovia”), successor by merger to Congress Financial Corporation (Southern), that is composed of an aggregate $35.0 million revolving credit facility (the “Wachovia Revolver”) expiring October 8, 2006, and two term loans. Under the Wachovia Revolver, the Company may borrow up to the lesser of (a) $35.0 million or (b) 85% of eligible accounts receivable, plus 60% of eligible finished goods, plus 50% of eligible raw materials. The amount outstanding under the Wachovia Revolver at June 30, 2006 was approximately $10,000. The Wachovia Revolver also includes a $5.0 million letter of credit sub-facility, which was unutilized at June 30, 2006.

In addition, the Company has a term facility with Wachovia (the “Wachovia Term A loan”) under which $1.2 million was outstanding as of June 30, 2006 and was included in current portion of long-term debt on the Company’s condensed consolidated balance sheets. The Wachovia Term A loan is payable in equal monthly installments of approximately $45,000, with the unpaid principal amount due on October 8, 2006. Accordingly, the Company has classified the entire amount outstanding under the Wachovia Facilities in current portion of long-term debt on the Company’s condensed consolidated balance sheets at June 30, 2006. Additional amounts are not available for borrowing under the Wachovia Term A loan. The Company also has a second term loan (the “Wachovia Term B loan” and, collectively with the Wachovia Revolver and the Wachovia Term A loan, the “Wachovia Facilities”) which is undrawn and under which $4.5 million was available as of June 30, 2006. At June 30, 2006, the Company’s availability for additional borrowings was approximately $27.6 million based on borrowing base constraints and was approximately $39.5 million based on the maximum allowable limit under the Wachovia Revolver and the Wachovia Term B loan.

The interest rate on the Wachovia Revolver and Wachovia Term A loan is variable, depending on the amount of the Company’s Excess Availability (as defined in the Wachovia Facilities) at any particular time and the ratio of the Company’s EBITDA (as defined in the Wachovia Facilities), less certain capital expenditures made by the Company, to certain fixed charges of the Company (the “Fixed Charge Coverage Ratio”). The Company may make borrowings based on the prime rate as described in the Wachovia Facilities (the “Prime Rate”) or the LIBOR rate as described in the Wachovia Facilities, in each case with an applicable margin applied to the rate. At June 30, 2006, the margin on Prime Rate loans was 0.0% and the margin on LIBOR rate loans was 1.75%. The Wachovia Term B loan bears interest at the Prime Rate plus 3%. The Company is required to pay a monthly unused line fee of 0.25% per annum on the unutilized portion of the Wachovia Revolver and a monthly fee equal to 1.75% per annum of the amount of any outstanding letters of credit. At June 30, 2006, the interest rate on the Wachovia Revolver and Term A loan was 8.00% per annum.

Under the Wachovia Revolver and Wachovia Term A loan, the Company is subject to a covenant that requires it to maintain a certain tangible net worth. If the Company has borrowings outstanding under the Wachovia Term B loan, it is subject to additional financial covenants that require the Company: (i) to maintain

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EBITDA (as defined in the Wachovia Facilities) of no less than certain specified amounts, (ii) to maintain a Fixed Charge Coverage Ratio of no less than a specified amount, (iii) to maintain a ratio of certain indebtedness to EBITDA (as defined in the Wachovia Facilities) not in excess of a specified amount, and (iv) not to make capital expenditures in excess of specified amounts. In addition, the Company would be required to repay the Wachovia Term B loan to the extent of certain excess cash flow.

The Wachovia Facilities also impose limitations upon the Company’s ability to, among other things, incur indebtedness (including capitalized lease arrangements); become or remain liable with respect to any guaranty; make loans; acquire investments; declare or make dividends or other distributions; merge, consolidate, liquidate or dispose of assets or indebtedness; incur liens; issue capital stock; or change its business. At June 30, 2006, the Company was in compliance with all financial and non-financial covenants. (The Company obtained a waiver of non-compliance from Wachovia in 2003 for not dissolving an inactive subsidiary, which waiver remains in effect.) Subsequent to March 31, 2006 and prior to filing its quarterly report on Form 10-Q for the quarter ended March 31, 2006 (which was filed late), the Company obtained a waiver from Wachovia for non-compliance with a covenant requiring timely filing with the SEC of its periodic reports. Substantially all assets of the Company are pledged as collateral for the borrowings under the Wachovia Facilities.

The Company intends to renegotiate or replace the Wachovia Facilities prior to their expiration and maturation in October 2006. Although no assurances can be provided that Wachovia will renew these facilities or that the terms of the renewal will be acceptable, the Company’s management currently believes that it will be able to renegotiate and/or replace these facilities prior to their expiration and maturity with amended or new facilities on comparable terms. The inability to secure such financing could adversely affect the Company’s ability to procure inventory and fund other working capital needs and could have a material adverse effect on the Company’s financial position and results of operations.

Other Long-term Obligations

On March 28, 2002, the Company’s Czech Republic subsidiary and HVB Bank Czech Republic, successor to Bank Austria, entered into an amendment to its $7.5 million mortgage loan dated June 4, 1997. This amendment extended the due date of the mortgage loan for five years to expire on March 30, 2007, established an interest rate of 1.7% over EURIBOR (EURIBOR was 2.8% at June 30, 2006), requires monthly payments of interest and principal of approximately $93,000 and is secured by the real estate assets of the Company’s subsidiary in the Czech Republic. The Company has guaranteed the repayment of up to $500,000 of the obligations of this subsidiary with respect to this loan. At June 30, 2006, approximately $810,000 was outstanding under the HVB loan.

In March 2006, the Company’s China joint venture obtained a loan from the Company’s minority interest partner and received proceeds of $840,000. This loan was issued within the terms of the China joint venture agreement which allows the Company and its minority interest partner to continue to fund the development of the China joint venture using a combination of loans and/or capital contributions. Because the terms of the loan agreement do not specify interest, the Company has discounted the loan using an annual interest rate of 10% resulting in discounted interest of $274,000. At June 30, 2006, approximately $580,000 was outstanding on this loan which is due in March 2010.

Note 4 Reconciliation to Diluted Earnings Per Share

Basic earnings per share (“EPS”) are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the weighted-average number of common shares and potentially dilutive common shares outstanding for the period.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Potentially dilutive common shares consist of shares issuable upon the exercise of share options. A reconciliation of basic and diluted weighted average shares outstanding is presented below (unaudited and in thousands):

	Quarter ended June 30, 2006	Quarter ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Weighted average number of common shares used in basic earnings per share	5,405	5,380	5,403	5,355
Effect of dilutive share options	27	77	28	82

Weighted average number of common shares and potentially dilutive common shares outstanding used in diluted earnings per share	5,432	5,457	5,431	5,437

Note 5 Comprehensive Income

The components of comprehensive income (loss) are as follows (unaudited) (in thousands):

	Quarter ended June 30, 2006	Quarter ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Net income	$87	$1,894	$1,720	$4,084
Foreign currency translation adjustment	1,003	(2,742)	2,121	(4,883)
Unrealized gain on hedging transactions, net of taxes	—	122	—	181

Comprehensive income (loss)	$1,090	$(726)	$3,841	$(618)

Note 6 Contingencies

The Company, from time to time, becomes party to legal proceedings and administrative actions, which are of an ordinary or routine nature, incidental to the operations of the Company. Although it is difficult to predict the outcome of any legal proceeding, in the opinion of the Company’s management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company’s financial condition, operations or cash flow.

By letter dated November 2, 2004, a division employee, at the time a controller for the Company’s North American Automotive Group, filed a complaint with the U.S. Department of Labor, Occupational Safety & Health Administration (“OSHA”), pursuant to Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002 (the “Act”), alleging that a change in his duties in September 2004 resulted from his allegations of improprieties in the Company’s operations in Mexico and California. Neither numerous internal investigations conducted by various levels of the Company’s management nor the ensuing external investigation conducted by a forensic accounting firm engaged by the Company’s Audit Committee following notification by management of the issues raised substantiated any of the allegations. Due to circumstances unrelated to the investigation or the complaint, the Company terminated the employee on December 15, 2004. By letter dated December 15, 2004, the former employee amended his complaint to allege that his termination was also in retaliation for his allegations. By letter dated February 14, 2005, the Company was notified by OSHA that it had completed its investigation and found that there is no reasonable cause to believe that the Company violated the Act. On November 3, 2005, the former employee filed a complaint against the Company and its subsidiaries Safety Components Fabric Technologies, Inc., and Automotive Safety Components International, Inc., in U.S. District Court, District of South Carolina (the “Complaint”). On April 3, 2006, the Company settled the Complaint out of court for an amount that is not material to the Company.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Asbestos materials have existed at the Company’s Greenville, South Carolina facility since before the facility was acquired by the Company, and applicable regulations would require the Company to handle and dispose of the asbestos in a special manner if the facility were to undergo certain major renovations or if it were demolished. FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”) provides additional guidance on the recognition and/or disclosure of liabilities related to legal obligations to perform asset retirement activity pursuant to SFAS No. 143, “Accounting for Asset Retirement Obligations.” In accordance with FIN 47, the Company has not recognized a liability associated with this obligation because the fair value of such liability cannot be reasonably estimated due to the absence of any plans to renovate, demolish or otherwise change the use of the facility. The Company expects to maintain the facility by repairs and maintenance activities that would not involve the removal of any asbestos and has not identified any need for major renovations caused by technology changes, operational changes or other factors. The Company will recognize a liability in the period in which sufficient information becomes available to reasonably estimate its fair value in accordance with FIN 47.

The Company is involved in a dispute with a former senior employee regarding certain severance payments allegedly owed by the Company to the former employee. The Company has recorded the severance obligation per the former employee’s agreement and has commenced paying the former employee the monthly severance payments to which the Company believes the former employee is entitled; however, the former employee is seeking additional amounts and has filed a claim seeking various remedies, including treble damages (plus costs and reasonable attorneys fees) for nonpayment of those amounts under South Carolina’s Payment of Wages statute. (His total maximum treble damages in that event would be $342,000.) The former employee is also seeking a declaratory judgment that if any change of control (as defined in his employment agreement) occurs within a certain time period after his termination, he will be entitled to a change-of-control bonus of $393,000. The Company does not currently believe that the former employee is entitled to the amounts beyond those being paid by it currently, and intends to vigorously defend against the allegations.

As of June 30, 2006, the Company has remaining commitments for funding of its joint venture in South Africa through the combination of machinery and equipment contributions and related in-kind services of approximately $887,000 and, with respect to the China joint venture agreement, the intention, but not an obligation, for funding its share of this China joint venture through possible loan or capital contributions of up to $3.6 million.

Note 7 Derivatives

Safety Components monitors its risk associated with the volatility of certain foreign currencies against its functional currency, the U.S. dollar. The Company uses certain derivative financial instruments to reduce exposure to volatility of foreign currencies. The Company has formally documented all relationships between its derivative financial instruments and corresponding transactions, as well as risk management objectives and strategies for undertaking various derivative financial instruments. Derivative financial instruments are not entered into for trading or speculative purposes. The Company is currently not accounting for these derivative financial instruments using the cash flow hedge accounting provisions of SFAS No. 133, as amended; therefore, the changes in fair values of these derivative financial instruments are included in the condensed consolidated statements of operations.

Certain operating expenses at the Company’s Mexican facilities are paid in Mexican pesos. To reduce exposure to fluctuations in the U.S. dollar and Mexican peso exchange rates, the Company entered into forward contracts on February 1, 2006 to buy Mexican pesos for periods and amounts consistent with the related, underlying forecasted cash outflows. At June 30, 2006, the Company had outstanding forward exchange contracts that mature between July 2006 and December 2006 to purchase Mexican pesos with an aggregate

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

notional amount of approximately $4.7 million. The fair values of these contracts at June 30, 2006 totaled approximately ($310,000) which is recorded as a liability on the Company’s balance sheet in accrued and other current liabilities. Changes in the derivatives’ fair values are recorded in the condensed consolidated statements of operations as other (income) expense.

Certain intercompany sales at the Company’s Greenville, South Carolina facility are denominated and settled in Euros and its operating expenses are paid in U. S. dollars. To reduce exposure to fluctuations in the Euro and U. S. dollar exchange rates, the Company entered into forward contracts on January 24, 2006 to buy U. S. dollars with Euros for periods and amounts consistent with the related, underlying forecasted sales. At March 31, 2006, the Company had outstanding forward exchange contracts that mature between July 2006 and December 2007 to purchase U. S. dollars with an aggregate notional amount of approximately $14.5 million. The fair values of these contracts at June 30, 2006 totaled approximately ($425,000) of which ($258,000) is recorded as a liability on the Company’s balance sheet in accrued and other current liabilities and ($167,000) is recorded as a liability on the Company’s balance sheet in other long-term liabilities. Changes in the derivatives’ fair values are recorded in the condensed consolidated statements of operations as other (income) expense.

Note 8 Guarantees

FASB Interpretation No. 45 provides guidance on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued and specific disclosures related to product warranties. As of March 31, 2006, the Company and various consolidated subsidiaries of the Company are borrowers under the Wachovia Facilities (as defined above) and a note payable to a bank in the Czech Republic, and are party to derivative forward contracts involving foreign currency with a U.S. bank (together, the “Guarantee Facilities”). The Guarantee Facilities are guaranteed by either the Company and/or various consolidated subsidiaries of the Company in the event that the borrower(s) default under the provisions of the Guarantee Facilities. The guarantees are in effect for the duration of the related Guarantee Facilities. The Company does not provide product warranties within the disclosure provisions of Interpretation No. 45.

Note 9 Operating Segments

The Company operates as a U.S.-based global manufacturer of automotive airbag and technical fabrics and automotive airbag cushions with operations principally in North America, Europe, South Africa and China. Beginning in 2006, the Company reports in two reportable segments: fabric and cushion. The reporting of the Company’s operations in two segments is consistent with how the Company is managed and how resources are allocated by the chief operating decision maker. Prior to the Company’s first quarter of 2006, the Company determined that it operated in one reportable segment based on the prior practice of resource allocation by the chief operating decision maker (“CODM”) and criteria enumerated in SFAS 131. The Company has re-assessed its segment reporting as required by SFAS 131 and the Company determined that it operates in two reportable segments beginning in the first quarter of 2006. As a result of the change in ownership of the Company in December 2005, beginning in the Company’s first quarter of 2006 management began examining its results of operations for the fabric and cushion operations separately. In doing so, the Company’s chief operating decision maker allocates resources accordingly. Certain amounts in prior periods have been restated to present this two-segment approach consistent with the guidance offered by SFAS 131. A description of the products and services provided by each of the reportable segments follows.

Fabric—Automotive airbag and industrial fabrics produced in Greenville, South Carolina. A portion of automotive airbag fabric is sold to the Company’s airbag cushion facilities in North America and Europe.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cushion —Automotive airbag cushions produced in North America, Europe, South Africa and China by cutting and assembling airbag fabric and components. Automotive airbag cushions are sold to major airbag module integrators (Tier I suppliers) who incorporate these cushions into the final airbag assembly used in motor vehicles for the global automotive markets.

The following income and expense items are not included in segment profit before taxes:

•	Corporate expense and other, which primarily represents costs associated with corporate staff and related expenses, including certain compliance and litigation costs and expenses associated with change of control.

•	Financing cost, which represents debt-related interest and certain other costs.

	Quarter ended June 30, 2006	Quarter ended June 30, 2005 (as restated)	Six months ended June 30, 2006	Six months ended June 30, 2005 (as restated)
Sales to external customers:
Fabric	$11,591	$13,646	$23,845	$26,125
Cushion	45,455	45,362	89,961	91,495

Total sales	$57,046	$59,008	$113,806	$117,620

(Loss) earnings before taxes:
Fabric	$(781)	$816	$(32)	$1,608
Cushion	3,118	3,596	6,004	7,633

Segment earnings before taxes	2,337	4,412	5,972	9,241
Corporate expense and other	(2,715)	(1,657)	(4,201)	(3,333)

(Loss) earnings before income taxes	$(378)	$2,755	$1,771	$5,908

Capital expenditures:
Fabric			$427	$504
Cushion			1,499	2,851
Corporate			6	721

			$1,932	$4,076

Depreciation and amortization:
Fabric	$477	$433	$952	$865
Cushion	1,512	1,852	3,033	3,843
Corporate	112	67	224	134

	$2,101	$2,352	$4,209	$4,842

Inter-segment sales:
Fabric	$2,578	$4,002	$5,491	$8,071

While sales and transfers between segments are recorded at cost plus a reasonable profit, the effects of intersegment sales are eliminated in consolidation at the corporate level. Intercompany profit in inventory is excluded from segment assets.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents certain balance sheet information by reportable segment:

	June 30, 2006	December 31, 2005
		(as restated)
Segment assets:
Fabric	$31,815	$32,742
Cushion	79,143	76,226

Segment assets	$110,958	$108,968
Corporate	8,890	7,331

Identifiable assets	$119,848	$116,299
Deferred tax assets	1,839	2,055

Total assets	$121,687	$118,354

Segment assets primarily consist of accounts receivable, inventories, property, plant and equipment and intangible assets. Corporate assets principally consist of cash and cash equivalents, assets held in deferred compensation plan and certain fixed assets.

Note 10 Recent Accounting Pronouncements

On January 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. The adoption of SFAS No. 151 on January 1, 2006 had no material effect on the Company’s financial position and results of operations.

On January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. The adoption of SFAS No. 123(R) on January 1, 2006 had no material effect on the Company’s financial position and results of operations. See Share-Based Compensation in Note 1 to the Company’s condensed consolidated financial statements for more disclosure on SFAS No. 123(R) and effects of adoption on the Company’s statements of cash flows.

On January 1, 2006, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The adoption of SFAS No. 153 on January 1, 2006 had no material effect on the Company’s financial position and results of operations.

On January 1, 2006, the Company adopted SFAS No. 154, Accounting Changes and Error Corrections, which changes the requirements for the accounting for and reporting of a change in accounting principle. The adoption of SFAS No. 154 on January 1, 2006 had no material effect on its financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, ‘Accounting for Income Taxes’” (“FIN 48). FIN 48 clarifies the accounting for income taxes by proscribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 applies to all

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tax positions related to income taxes subject to SFAS No. 109 and utilizes a two-step approach for evaluating those tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely that not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied. Those tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period in which they meet the more-likely-than-not threshold or are otherwise resolved to qualify for recognition. De-recognition of previously recognized tax positions occurs when a company subsequently determines that a tax position no longer meets the recognition threshold. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for de-recognition of tax positions. The provisions of FIN 48 are effective beginning with the Company’s first quarter of 2007. The Company is currently in the process of evaluating the impact of FIN 48 on the Company’s results of operations, financial position and related disclosures.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Safety Components International, Inc. (the “Company’) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and participation of the chief executive officer and chief financial officer, the Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment, management concludes that, as of December 31, 2005, the Company’s internal control over financial reporting is effective based on those criteria.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Safety Components International, Inc.:

We have completed integrated audits of Safety Components International, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the accompanying consolidated financial statements listed in the accompanying index appearing under Item 15 present fairly, in all material respects, the financial position of Safety Components International, Inc. and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 and the nine-month period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Report of Management on Internal Control over Financial Reporting appearing on page F-15, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Spartanburg, South Carolina

March 15, 2006, except as to Note 13, as to which the date is August 28, 2006.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,087	$4,184
Accounts receivable, net	35,887	39,272
Inventories, net	25,557	26,882
Deferred income taxes	1,879	1,609
Assets held in deferred compensation plan	2,911	4,361
Prepaid and other	2,282	1,044

Total current assets	72,603	77,352

Property, plant and equipment, net	43,828	48,449
Identifiable intangible assets, net	817	1,108
Investment in unconsolidated affiliate	237	—
Other assets	869	617

Total assets	$118,354	$127,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,195	$16,828
Accrued salaries and benefits	2,981	4,270
Deferred compensation	2,475	3,666
Accrued and other current liabilities	4,766	4,486
Income taxes payable	1,361	6,715
Current portion of long-term debt	5,675	3,263

Total current liabilities	32,453	39,228

Long-term debt, net of current maturities	810	3,729
Deferred income taxes	3,696	3,635
Other long-term liabilities	319	277

Total liabilities	37,278	46,869

Commitments and contingencies

Minority interest	407	133

Stockholders’ equity:
Preferred stock: 5,000,000 shares authorized and unissued	—	—
Common stock: $.01 par value per share—20,000,000 shares authorized; 5,385,147 and 5,295,778 shares outstanding at December 31, 2005 and December 31, 2004, respectively	54	53
Additional paid-in-capital	56,545	54,660
Treasury stock: 40,322 shares at cost	(411)	(411)
Retained earnings	16,447	12,904
Accumulated other comprehensive income	8,034	13,318

Total stockholders’ equity	80,669	80,524

Total liabilities and stockholders’ equity	$118,354	$127,526

See notes to consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period from March 30, 2003 to December 31, 2003 (Nine Months)
Net sales	$220,114	$247,883	$183,666
Cost of sales, excluding depreciation	187,590	200,871	150,380
Depreciation	9,103	11,296	8,089

Gross profit	23,421	35,716	25,197

Selling, general and administrative expenses	16,145	20,257	13,101
Expenses associated with changes of control	2,965	—	2,797

Income from operations	4,311	15,459	9,299

Other expense (income), net	538	(1,467)	(2,275)
Interest expense	682	946	1,664

Income before income taxes, minority interest and earnings from unconsolidated affiliate	3,091	15,980	9,910

Provision for income taxes	907	5,771	3,808
Minority interest in loss of consolidated subsidiaries	(605)	(39)	—
Equity in earnings from unconsolidated affiliate	(754)	—	—

Net income	$3,543	$10,248	$6,102

Net income per common share, basic	$0.66	$1.97	$1.23

Net income per common share, diluted	$0.65	$1.94	$1.19

Weighted average number of shares outstanding, basic	5,370	5,206	4,973

Weighted average number of shares outstanding, diluted	5,447	5,294	5,119

See notes to consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except shares)

	Common Stock Shares Outstanding	Common Stock Amount	Common Stock Warrants	Additional Paid -in Capital	Treasury Stock Amount	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at March 29, 2003	4,959,678	$50	$34	$50,916	$(411)	$(3,446)	$4,770	$51,913
Comprehensive income for the period from March 30, 2003 to December 31, 2003:
Net income	—	—	—	—	—	6,102	—	6,102
Foreign currency translation adjustment	—	—	—	—	—	—	4,250	4,250
Unrealized loss on derivatives	—	—	—	—	—	—	(152)	(152)

Net comprehensive income	—	—	—	—	—	—	—	10,200
Expiration of warrants	—	—	(34)	34	—	—	—	—
Issuance of common stock	77,800	1	—	1,915	—	—	—	1,916

Balance at December 31, 2003	5,037,478	$51	$—	$52,865	$(411)	$2,656	$8,868	$64,029

Comprehensive income for the year ended December 31, 2004:
Net income	—	—	—	—	—	10,248	—	10,248
Foreign currency translation adjustment	—	—	—	—	—	—	4,298	4,298
Reclassification adjustment for derivatives	—	—	—	—	—	—	152	152

Net comprehensive income	—	—	—	—	—	—	—	14,698
Issuance of common stock	258,300	2	—	1,795	—	—	—	1,797

Balance at December 31, 2004	5,295,778	$53	$—	$54,660	$(411)	$12,904	$13,318	$80,524

Comprehensive loss for the year ended December 31, 2005:
Net income	—	—	—	—	—	3,543	—	3,543
Foreign currency translation adjustment	—	—	—	—	—	—	(5,284)	(5,284)

Net comprehensive loss	—	—	—	—	—	—	—	(1,741)
Contribution of capital in connection with change of control	—	—	—	1,000	—	—	—	1,000
Issuance of common stock	89,369	1	—	885	—	—	—	886

Balance at December 31, 2005	5,385,147	$54	$—	$56,545	$(411)	$16,447	$8,034	$80,669

See notes to consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period from March 30, 2003 to December 31, 2003 (Nine Months)
Cash Flows From Operating Activities:
Net income	$3,543	$10,248	$6,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,257	11,449	8,195
Provision for bad debts	526	447	29
Loss on disposition of assets	141	283	541
Minority interest	(605)	133	—
Deferred taxes	(141)	(277)	(931)
Tax benefit from exercise of stock options	187	525	76
Non-cash charge associated with previous change of control	—	—	1,404
Changes in operating assets and liabilities:
Accounts receivable	517	(2,610)	6,744
Inventories	(99)	(3,329)	446
Assets held in deferred compensation plan	1,450	(1,016)	(1,942)
Prepaid and other current assets	(1,220)	1,109	1,462
Other non-current assets	220	(634)	(1,319)
Accounts payable	(679)	(7,591)	(2,294)
Income taxes payable	(5,140)	2,238	1,874
Deferred compensation	(1,191)	834	2,099
Accrued and other liabilities	136	1,561	(540)

Net cash provided by operating activities	6,902	13,370	21,946

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(7,149)	(6,547)	(2,594)
Investment in unconsolidated affiliate	(237)	—	—

Net cash used in investing activities	(7,386)	(6,547)	(2,594)

Cash Flows From Financing Activities:
Repayment of KeyBank Subordinated term note	—	—	(9,202)
(Repayment of) proceeds from Wachovia term note	(534)	(2,127)	1,604
Net borrowings on (repayments of) Wachovia revolving credit facility	2,146	(4,523)	(12,085)
Repayment of Deutsche Bank Mortgage	—	—	(2,014)
Repayments of other debt and long term obligations	(2,548)	(3,400)	(2,023)
Contribution of capital upon change of control	1,000	—	—
Proceeds from issuance of common stock	699	1,270	511

Net cash provided by (used in) financing activities	763	(8,780)	(23,209)

Effect of exchange rate changes on cash and cash equivalents	(376)	1,765	669

Change in cash and cash equivalents	(97)	(192)	(3,188)
Cash and cash equivalents, beginning of period	4,184	4,376	7,564

Cash and cash equivalents, end of period	$4,087	$4,184	$4,376

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$360	$547	$1,305
Income taxes	6,816	2,908	2,877

Supplemental disclosure of non-cash investing activity:
Equipment acquired under capital lease obligations	694	553	—

See notes to consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Business and Basis of Presentation

Safety Components International, Inc. (including, when context requires, its consolidated subsidiaries, the “Company” or “SCI”) operates in a single segment as a manufacturer of automotive airbag fabric and cushions and technical fabrics with operations principally in North America, Europe and China.

2005 Change of Control

On September 23, 2005, Zapata Corporation (“Zapata”), the record and beneficial owner of 77.3% of the Company’s outstanding common stock, entered into a Stock Purchase Agreement with WLR Recovery Fund III, L.P. (“WLR III”) to sell to WLR III all of its 4,162,394 shares of the Company’s common stock. On September 26, 2005, Zapata, WLR III and WLR Recovery Fund II, L.P. (“WLR II” and collectively with WLR III, referred to as the “WLR Recovery Funds”) entered into Amendment No. 1 and Joinder Agreement which joined WLR II as a party to the Stock Purchase Agreement. The Amendment No. 1 provided that WLR II and WLR III shall purchase 241,419 and 3,920,975 shares of the Company’s common stock, respectively. The purchase price of $12.30 per share, or $51,197,446 in the aggregate, was paid in immediately available funds at the closing of the transaction on December 2, 2005. The WLR Recovery Funds are affiliates of Mr. Wilbur L. Ross, Jr., and WL Ross & Co. LLC.

As provided in the Stock Purchase Agreement and after the closing of the transaction, the Company’s board of directors elected three WLR Recovery Funds nominees to the Company’s board of directors and Zapata then caused its own representatives to resign as directors of the Company. The WLR Recovery Funds’ nominees to the Company’s board of directors are Wilbur L. Ross, Jr., Michael J. Gibbons and David H. Storper.

Upon closing of the stock purchase transaction, and in lieu of any special change of control bonus that was or might have been payable pursuant to employment agreements between the Company and each of John C. Corey, the Company’s then President and Chief Executive Officer, and Brian P. Menezes, Vice President and Chief Financial Officer, the Company paid a bonus of $994,000 to Mr. Corey and $406,000 to Mr. Menezes.

In addition, in connection with the closing of the stock purchase transaction, Zapata made a capital contribution to the Company in the aggregate amount of $1.0 million for the purpose of the Company paying bonuses to the Company’s executive officers and other key employees for their efforts in connection with the attempts to sell the Company and to provide management with an appropriate incentive to remain with the Company during the pendency of the stock purchase transaction. The Compensation Committee of the Company’s Board of Directors determined that this $1,000,000 aggregate amount be distributed as follows: $400,000 to Mr. Corey, $250,000 to Mr. Menezes, $75,000 to Stephen B. Duerk, Vice President and president of the Company’s North American Automotive Group, and $50,000 to Vick Crowley, Treasurer, with the remainder of $225,000 distributed among other key employees of the Company as recommended by the Company’s President and Chief Executive Officer. These bonus amounts paid to Messrs. Corey and Menezes were in addition to the amounts paid to them that are described in the immediately preceding paragraph. In addition, the Company recognized expenses of approximately $600,000 related to this stock purchase transaction. All of the bonus amounts and purchasing expenses have been included in the Company’s income statement in expenses associated with changes of control.

As a result of the foregoing transactions, a change of control of the Company occurred (the “2005 Change of Control”).

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2003 Change of Control

On September 29, 2003, Zapata filed a Schedule 13D with the United States Securities and Exchange Commission (the “SEC”) indicating that as of September 18, 2003 it had acquired 2,663,905 shares of the Company’s common stock which then constituted approximately 53.7% of the issued and outstanding shares of such common stock. As a result, a change of control of the Company (the “2003 Change of Control”) occurred. On October 6, 2003, Zapata filed an amendment to its Schedule 13D with the SEC, indicating that it had acquired an additional 1,498,489 shares of the Company’s common stock which, together with the shares previously acquired, then constituted approximately 83.9% of the issued and outstanding common stock of the Company.

The 2003 Change of Control triggered certain provisions of the Company’s Stock Option Plan, including immediate vesting of all options and an automatic change in the exercise price of a portion of the options to $0.01 per share. This change in exercise price constituted a modification of the Stock Option Plan and the Company was required to recognize a one-time, non-recurring compensation cost of $1.4 million for the modified options for 126,900 shares, for the nine months ended December 31, 2003. Additionally, in lieu of re-pricing their Class A stock options, the employment agreements of certain key executives included a provision for a bonus payable in the event of a change of control. The aggregate bonus paid under these provisions in connection with the 2003 Change of Control was $1.4 million and was also recognized as an expense in 2003.

Following the 2003 Change of Control, the Company’s Audit Committee and Board of Directors determined that it was in the Company’s best interest to change the Company’s fiscal year end from the last Saturday in the month of March to a calendar-based year ending December 31 to coincide with Zapata’s year end. This change was effective as of the quarter ended December 31, 2003. At a meeting on January 26, 2004, the Company’s Board of Directors appointed two designees of Zapata, Avram Glazer and Leonard DiSalvo, as members of the Company’s Board of Directors.

As a result of the above transactions, the consolidated federal income tax group of the Company that existed prior to these transactions terminated and Safety Components and its subsidiaries became members of the consolidated federal income tax group of Zapata. In the first quarter of 2004, Zapata and the Company entered into a Tax Sharing and Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for taxable periods attributable to the filing of consolidated or combined income tax returns as part of the Zapata consolidated federal income tax group.

Due to exercises of options to purchase common stock of the Company, on or about March 31, 2004, the number of shares of common stock outstanding increased and, as a result, Zapata’s ownership was reduced to less than 80%. As a result of Zapata’s ownership of the company’s outstanding common stock falling below 80%, Zapata could not consolidate the Company into Zapata’s consolidated income tax returns for periods subsequent to the first quarter of 2004. Under the Tax Sharing and Indemnity Agreement, the Company was consolidated into Zapata’s tax filing group for the fourth calendar quarter of 2003 and the first calendar quarter of 2004. On January 4, 2005, the Company received notification from the Internal Revenue Service that its plan to return to the taxpayer status consistent to the periods prior to the 2003 Change of Control had been approved.

NxGen Partnership

On September 1, 2005 the Company exercised an option to acquire 49% of the ownership interests of NxGen Technologies, LLC (“NxGen”), which is in the business of designing airbags, airbag systems and inflator units. The Company exercised this option in connection with NxGen’s entry into a License and Consulting Agreement with a major automotive supplier (“Supplier”) pursuant to which NxGen granted Supplier an exclusive, worldwide, royalty-bearing license to certain of NxGen’s patents and patent know-how. The Company

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

waived a right-of-first-refusal with respect to the license. Supplier paid NxGen an initial license fee and will owe it two additional payments, which will be treated as prepaid royalties for subsequent sales, if and when validation and sales targets are met. If sales exceed the volume corresponding to the prepaid royalties, Supplier will pay NxGen an additional royalty for each airbag system sold using the licensed patents and know-how. The Company recognized approximately $754,000 (net of income taxes of $448,000) in equity in earnings of unconsolidated affiliate in connection with the exercise of the option and the allocation of the Company’s proportionate share of NxGen’s income from the receipt of the initial license fee from Supplier. As a result of the above and also the Company’s receipt of a distribution from NxGen, the Company recorded an asset of approximately $237,000 (which represents the Company’s ownership interest in this affiliate’s equity) in the Company’s balance sheet at December 31, 2005 in investment in unconsolidated affiliate. NxGen’s summarized financial information is derived from its unaudited financial statements. At December 31, 2005, NxGen had total assets consisting of cash and cash equivalents of approximately $429,000 and no significant liabilities. For the year ended December 31, 2005, NxGen recognized revenue from license fees of $3.0 million which resulted in gross margin of the same and recognized net income of approximately $3.0 million. Prior to 2005 there were no significant revenues, net income, assets or liabilities. The Company will participate in NxGen’s subsequent profits and losses pro rata in accordance with its equity ownership.

Note 2 Summary of Significant Accounting Policies

Principles of consolidation

The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries, including joint ventures controlled by the Company. The share of the unaffiliated minority interest investors’ investment in such joint ventures is presented in the Company’s Consolidated Balance Sheets and the share of the unaffiliated minority interest investors’ loss in consolidated subsidiaries is presented in the Company’s Consolidated Statements of Operations. Additionally, the Company owns a minority interest in NxGen and records its share of NxGen’s income or loss in its Consolidated Statements of Operations and records its investment in NxGen on the Company’s Consolidated Balance Sheets, adjusting this investment for the Company’s share of NxGen’s results of operations. All significant intercompany accounts and transactions have been eliminated.

Effective as of March 31, 2004, the Company adopted the revised interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that certain variable interest entities be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

Financial Statement Preparation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Significant estimates made by management include allowances for doubtful accounts receivable, reserves for inventories, contingencies and other reserves and allowances for deferred tax assets. Management believes that its estimates included in the financial statements, including for these matters, are reasonable. However, actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal year

Following the 2003 Change of Control, the Company changed its fiscal year to a calendar year end to coincide with Zapata’s fiscal year end. The Company’s operations were previously based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to March 31. As such, the period from March 30, 2003 to December 31, 2003 consists of nine months of operations. The fiscal years from January 1, 2005 to December 31, 2005 and January 1, 2004 to December 31, 2004 each consist of twelve months of operations.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Derivative financial instruments

Derivative financial instruments are utilized by the Company to reduce exposures to volatility of foreign currencies impacting the operations of its business. The Company does not enter into financial instruments for trading or speculative purposes.

The Company uses SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and, if so, the type of hedge. For derivatives designated as cash flow hedges, to the extent effective, changes in fair value are recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Ineffectiveness is recognized immediately in earnings. For derivatives designated as fair value hedges, changes in fair value are recognized in earnings.

On December 31, 2005 and 2004, the Company had no outstanding forward exchange contracts. On December 31, 2003 the Company had outstanding forward exchange contracts to purchase Mexican Pesos with U.S. Dollars and Czech Korunas with Euros that met the requirements of SFAS No. 133 and were accounted for as qualifying hedges. See Note 11 for further information regarding derivative instruments entered into and executed during the twelve months ended December 31, 2005 and 2004 and nine months ended December 31, 2003.

Concentration of credit risk

The Company is subject to a concentration of credit risk relating to its trade receivables. At December 31, 2005, three customers accounted for approximately 29%, 16% and 15% of its trade receivables. At December 31, 2004, these same three customers accounted for approximately 36%, 11% and 10% of its trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company evaluates potential losses for uncollectible accounts and such losses have historically been immaterial and within management’s expectations.

Inventories

Inventories represent direct materials, labor and overhead costs incurred for products not yet delivered and are stated at the lower of cost (first-in, first-out) or market.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease. Estimated useful lives by class of assets are as follows:

Machinery and equipment	4 – 11 years
Furniture and fixtures	3 – 5 years
Buildings	25 – 40 years
Leasehold improvements	Lesser of useful life or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. Renewals or betterments of significant items are capitalized.

Tangible asset impairment

The Company continually monitors conditions that may affect the carrying value of its tangible assets. When conditions indicate potential impairment of such assets, the Company evaluates the fair value of the assets. When the estimated fair value of an asset is less than the carrying value of the asset, the impaired asset is written down to its estimated fair value, and is charged to operations in the period in which impairment is determined. Management is not aware of any events that would indicate potential impairment of its tangible assets.

Assets held for sale

At December 31, 2005, the Company had productive assets held for sale at a fair value, net of disposal costs, of approximately $560,000 which is included in other assets in the Company’s Consolidated Balance Sheets.

Intangible assets

At December 31, 2005, intangible assets consisted of certain Company patents which are amortized over estimated lives between 15 and 20 years. Accumulated amortization at December 31, 2005 and 2004 was approximately $698,000 and $544,000, respectively. Amortization of patents is expected to approximate $155,000 per year for each of the five succeeding years. The Company continually monitors conditions that may affect the carrying value of its intangible assets. When conditions indicate potential impairment of such assets, the Company evaluates the estimated fair value of the assets. When the estimated fair value of an asset is less than the carrying value of the asset, the impaired asset is written down to its estimated fair value, and is charged to operations in the period in which impairment is determined. Management is currently not aware of any events that would indicate potential impairment of its intangible assets.

Following is a summary of intangible assets (in thousands):

	December 31, 2005	December 31, 2004
Identifiable intangible assets—patents:
Gross carrying amount	$1,515	$1,652
Accumulated amortization	(698)	(544)

Net carrying amount	$817	$1,108

Amortization expense for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003 was $154,000, $153,000 and $106,000, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred financing costs

Costs incurred in connection with financing activities are deferred and amortized over the lives of the respective debt instruments using the straight-line method (which approximates the effective interest method), and are charged to interest expense in the accompanying consolidated statements of operations. Total costs deferred and included in “other assets” in the accompanying Consolidated Balance Sheets at December 31, 2005 and 2004 were $133,000 and $349,000, respectively.

Income taxes

Income taxes are recognized for financial reporting purposes during the year in which transactions enter into the determination of income, with deferred taxes being provided for temporary differences between the basis for financial reporting purposes and the basis for income tax reporting purposes. A valuation allowance is provided for deferred tax assets when, in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.

Revenue recognition

The Company recognizes revenue from product sales when it has shipped the goods and title and the risk of loss has passed. Additionally, the Company accrues for estimated sales returns and other allowances at the time of shipment based upon historical experience. Actual sales returns and other allowances have not differed materially from such estimates.

Annual revenues from major customers

The Company’s net sales to three customers in the year ended December 31, 2005 aggregated approximately 30%, 21% and 9% of net sales. The Company’s net sales to these same three customers in the year ended December 31, 2004 aggregated approximately 30%, 24% and 8% of net sales, respectively. The Company’s net sales to these same three customers in the nine months ended December 31, 2003 aggregated approximately 32%, 23% and 13% of net sales, respectively.

Environmental expenditures

Environmental expenditures that result from the remediation of an existing condition caused by past operations that will not contribute to current or future revenues are expensed. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. The Company’s environmental expenditures for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003 were insignificant. Undiscounted liabilities are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated. See Note 6 for further information regarding environmental reserves.

Advertising costs

Advertising costs are charged to operations when incurred. Advertising costs were approximately $235,000, $195,000 and $81,000 during the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively, and were recorded as a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shipping costs

The costs to ship products to customers of approximately $3.8 million, $3.7 million and $2.9 million during the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively, are included as a component of cost of sales, excluding depreciation in the accompanying consolidated statements of operations.

Research and development expenses

Research and development costs are charged to operations when incurred and are included in operating expenses. Costs associated with design and development for fabric and airbag cushions for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, were $3.1 million, $1.5 million and $1.2 million, respectively.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company currently has two items, unrealized gain or loss on foreign currency translation and gain or loss on derivatives, which are components of other comprehensive income. Unrealized gains or losses on foreign currency translation are not shown net of income taxes because the earnings of foreign subsidiaries are considered by Company management to be permanently reinvested.

Earnings per share

Earnings per share amounts have been computed using Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 establishes standards for computing and presenting earnings per share (“EPS”). Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes unexercised stock options using the treasury stock method. (See Note 10).

Stock Based Compensation

On May 18, 2001, the Safety Components International, Inc. 2001 Stock Option Plan (“Stock Option Plan”) became effective pursuant to shareholder approval. The Stock Option Plan provides for the issuance of options to purchase up to an aggregate of 900,000 shares of SCI’s common stock to key officers, employees, directors and consultants of SCI or its affiliates. Unless designated otherwise by the Compensation Committee of the Board of Directors, options granted pursuant to the Stock Option Plan are intended to be non-statutory stock options. The Compensation Committee determines the exercise price and the term of options granted pursuant to the Stock Option Plan at the time of grant. Each award is determined by the Compensation Committee on an individual basis. Options to purchase a total of 510,100 shares of common stock at a fair market price of $8.75 per share (subject to adjustment in certain circumstances), to vest ratably over a period of three years from the date of grant on May 18, 2001, were granted by the Compensation Committee to 22 employee participants and to the outside directors under the Stock Option Plan. Additional options to purchase 190,000 shares of common stock at a fair market price of $6.71 per share, to vest ratably over a period of three years from the date of grant on April 1, 2002, were granted by the Compensation Committee to employees and outside directors. All options expire on October 31, 2010.

At the time all outstanding options were granted, the Company applied the principles of Accounting Principles Board Opinion (“APB”) No. 25 in accounting for employee stock option plans (the intrinsic value

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

method). All stock options granted had an exercise price equal to the fair market value of the underlying common stock at the date of grant. Accordingly, under APB No. 25, no compensation cost was recognized in the Company’s financial statements in prior periods. During the quarter ended September 27, 2003, the 2003 Change of Control occurred and as a result under the provisions of the Stock Option Plan all options vested immediately and the exercise prices of a certain subset of the options were automatically changed to $0.01 per share (the “modified options”). This change in exercise price constituted a modification of the Stock Option Plan and under APB No. 25 and Financial Interpretation Number (“FIN”) 44, “Accounting for Certain Transactions involving Stock Compensation,” the Company was required to recognize compensation cost of $1.4 million ($823,000 net of tax) for the modified options, representing 126,900 options, for the quarter ended September 27, 2003. No expense was recognized on the remaining 567,800 options that were not subject to the automatic change in exercise price. According to the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” the Company is required to disclose the compensation expense included in net income based on APB No. 25 and the related pro-forma cost measured by the fair value method under SFAS No. 123, net of tax effects. Additionally, the modification resulted in an increased value for the modified options (the “incremental fair value”) that is disclosed as part of the pro-forma expense measured by the fair value method.

The fair values of the original options are based upon the Black-Scholes option-pricing model, and are estimated on the date of grant with the following assumptions used for grants in fiscal years 2003 and 2002, respectively: risk free interest rate of 4.79 and 5.45 percent; zero percent dividends; expected lives of 6.0 years for each grant; and expected volatility of 80.9 and 188.0 percent. The fair values of the options granted at May 18, 2001 and April 1, 2002, were $4.26 and $6.44 per share, respectively. Prior to the modification described above, the Company’s SFAS No. 123 pro-forma compensation expense would have been $1.1 million for the nine months ended December 31, 2003.

As a result of the modification, the incremental fair value of the modified options is to be estimated immediately before their terms are modified and on the date of modification. The fair values for the modified options were also based on the Black-Scholes option-pricing model, with the following assumptions used: risk free interest rate of 0.99 percent; zero percent dividends; expected life of 0.5 years; expected volatility of 83.7 percent; and an exercise price of $0.01 and $8.75. The incremental fair value of the modified options was $7.38. As a result, the incremental pro-forma compensation expense was $534,000 for the nine months ended December 31, 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had compensation cost for the Company’s stock option plans been determined based on the estimated fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 (as amended), the Company’s compensation cost (net of tax), net income and net income per common share, basic and diluted, would have been affected as indicated in the pro-forma amounts below (in thousands, except per share data):

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period from March 30, 2003 to December 31, 2003 (Nine Months)
Net income, as reported:	$3,543	$10,248	$6,102
Add: Total stock-based employee compensation expense included in reported net income, net of tax	—	—	823
Deduct: Total stock-based employee compensation expense determined under fair value method, net of tax	—	—	1,650

Pro forma net income:	$3,543	$10,248	$5,275

Net income per share:
Basic—as reported:	$0.66	$1.97	$1.23
Basic—pro forma:	$0.66	$1.97	$1.06
Diluted—as reported:	$0.65	$1.94	$1.19
Diluted—pro forma:	$0.65	$1.94	$1.03

There were 264,900 options outstanding as of December 31, 2005. During the year ended December 31, 2005, there were 89,300 options exercised, no forfeitures and no options were granted or expired. Of the 264,900 options outstanding at December 31, 2005, 198,200 had an exercise price of $8.75 and 66,700 had an exercise price of $6.71, with all options having a weighted average remaining contractual life of 4.84 years. All options outstanding became fully vested upon the 2003 Change of Control and are currently exercisable.

There were 354,200 options outstanding as of December 31, 2004. During the year ended December 31, 2004, there were 258,300 exercised options, no forfeitures and no options were granted or expired. Of the 354,200 options outstanding at December 31, 2004, 272,500 had an exercise price of $8.75, 74,200 had an exercise price of $6.71 and 7,500 had an exercise price of $0.01, with all options having a weighted average remaining contractual life of 5.84 years. All options outstanding at December 31, 2004 became fully vested upon the 2003 Change of Control and were currently exercisable at December 31, 2004.

There were 612,500 options outstanding as of December 31, 2003. During the nine months ended December 31, 2003, there were 77,800 exercised options, forfeitures of 6,400 and 3,400 options with an exercise price of $8.75 and $6.71, respectively, and no options were granted or expired. Of the 612,500 options outstanding at December 31, 2003, 350,400 had an exercise price of $8.75, 100,300 had an exercise price of $0.01 and 161,800 had an exercise price of $6.71, with all options having a weighted average remaining contractual life of 7.10 years. All options outstanding at December 31, 2003 became fully vested upon the 2003 Change of Control and were currently exercisable at December 31, 2003.

See “New Accounting Pronouncements” below for further information on the potential impact of new accounting guidance on stock based compensation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign currency translation

Financial statements of substantially all of the Company’s foreign operations are prepared using the local currency as the functional currency. Translation of these foreign operations to United States dollars occurs using the current exchange rate on the date of the balance sheet for balance sheet accounts and a weighted average exchange rate over the applicable accounting period for results of foreign operations. Translation gains or losses are recognized in “accumulated other comprehensive income” as a component of stockholders’ equity in the accompanying Consolidated Balance Sheets.

The Company’s subsidiary in Mexico prepares its financial statements using the United States dollar as the functional currency. Since the Mexico subsidiary does not have external sales and does not own significant amounts of inventory or fixed assets, the Company has determined that the United States dollar is the appropriate functional currency. Accordingly, the translation effects of the financial statements are included in the results of operations. During the periods presented herein, such amounts were not significant.

Foreign currency transaction gains are reflected in operations in “other expense (income), net.” During the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, transaction (losses) gains included in operations amounted to ($917,000), $677,000 and $2.0 million, respectively.

Fair value of financial instruments

The consolidated financial statements include financial instruments, and the fair market value of such instruments may differ from amounts reflected on a historical basis. Financial instruments of the Company consist of cash deposits, accounts receivable, advances to affiliates, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of the Company’s long-term debt at December 31, 2005 and December 31, 2004 approximated fair market value based on prevailing market rates. The Company’s other financial instruments generally approximate their fair values based on the short-term nature of these instruments.

Segment Information

Beginning in 2006, the Company reports in two reportable segments: fabric and cushion. The reporting of the Company’s operations in two segments is consistent with how the Company is managed and how resources are allocated by the chief operating decision maker (“CODM”). Prior to the Company’s first quarter of 2006, the Company determined that it operated in one reportable segment based on the prior practice of resource allocation by the CODM and criteria enumerated in SFAS 131. The Company has re-assessed its segment reporting as required by SFAS 131 and the Company determined that it operates in two reportable segments beginning in the first quarter of 2006. As a result of the change in ownership of the Company in December 2005, beginning in the Company’s first quarter of 2006 management began examining its results of operations for the fabric and cushion operations separately. In doing so, the Company’s CODM allocates resources accordingly. Certain amounts in prior periods have been restated to present this two-segment approach consistent with the guidance offered by SFAS 131. See Notes 7 and 13.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company currently expects that the adoption of SFAS No. 151 in 2006 will have no material affect on its financial position and results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company currently expects that the adoption of SFAS No. 153 in 2006 will have no material affect on its financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) is effective for annual reporting periods beginning on or after June 15, 2005. The Company currently has no partially vested options remaining in any of its stock option plans and few fully vested options remain in such plans. Therefore, the Company currently expects that the adoption of SFAS No. 123(R) in 2006 will have no material affect on its financial position and results of operations with regard to its existing stock option plans. Other than the 2001 Stock Option Plan, the Company’s board of directors has not developed a new, alternative or supplemental stock option plan at this time. Should future stock option plans be created, the award of options from such future stock option plans may have a material affect on the Company’s financial position and results of operations.

Note 3 Composition of Certain Consolidated Balance Sheet Accounts (in thousands)

	December 31, 2005	December 31, 2004
Accounts receivable:
Trade receivables, net of allowances of $688 and $892 at December 31, 2005 and December 31, 2004, respectively	$34,266	$37,547
Other	1,621	1,725

Total	$35,887	$39,272

Inventories:
Raw materials	$8,357	$7,703
Work-in-process	6,523	7,523
Finished goods	10,677	11,656

Total	$25,557	$26,882

Property, plant and equipment:
Land and buildings	$19,704	$20,479
Machinery and equipment	65,786	67,238
Furniture and fixtures	974	1,167
Construction in process	2,222	2,277

	88,686	91,161
Less—accumulated depreciation	(44,858)	(42,712)

Total	$43,828	$48,449

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4 Long-Term Debt (in thousands)

	December 31, 2005	December 31, 2004
Wachovia revolving credit facility due on October 8, 2006, bearing a variable interest rate (7.25% at December 31, 2005)	$2,251	$105
Wachovia Term A loan due on October 8, 2006, bearing a variable interest rate (7.25% at December 31, 2005)	1,514	2,048
KeyCorp equipment note, paid August 2005	—	1,028
HVB Bank Czech Republic mortgage note bearing a variable interest rate (4.03% at December 31, 2005) due March, 2007	1,296	2,640
GE Capital equipment note payable due December 2006	193	—
Capital equipment notes payable, with various interest rates ranging from 4.80% to 6.94%, maturing at various dates through March 2007	1,231	1,171

Total debt	6,485	6,992
Less—current portion of long-term debt	(5,675)	(3,263)

Total long-term portion of debt	$810	$3,729

Credit Facilities

The Company has a credit facility with Wachovia Bank, National Association (“Wachovia”), successor by merger to Congress Financial Corporation (Southern), that is composed of an aggregate $35.0 million revolving credit facility (the “Wachovia Revolver”) expiring October 8, 2006, and two term loans. Accordingly, the Company has classified the amount outstanding under the Wachovia Facilities in current portion of long-term debt on the Company’s Consolidated Balance Sheets at December 31, 2005. Under the Wachovia Revolver, the Company may borrow up to the lesser of (a) $35.0 million or (b) 85% of eligible accounts receivable, plus 60% of eligible finished goods, plus 50% of eligible raw materials. The amount outstanding under the Wachovia Revolver at December 31, 2005 was $2.3 million. The Wachovia Revolver also includes a $5.0 million letter of credit sub-facility, of which $521,000 was utilized at December 31, 2005.

In addition, the Company has a term facility with Wachovia (the “Wachovia Term A loan”) under which $1.5 million was outstanding as of December 31, 2005 and was included in current portion of long-term debt on the Company’s consolidated balance sheets. The Wachovia Term A loan is payable in equal monthly installments of approximately $45,000, with the unpaid principal amount due on October 8, 2006. Accordingly, the Company has classified the entire amount outstanding under the Wachovia Facilities in current portion of long-term debt on the Company’s Consolidated Balance Sheets at December 31, 2005. Additional amounts are not available for borrowing under the Wachovia Term A loan. The Company also has a second term loan (the “Wachovia Term B loan” and, collectively with the Wachovia Revolver and the Wachovia Term A loan, the “Wachovia Facilities”) which is undrawn and under which $4.5 million was available as of December 31, 2005. At December 31, 2005, the Company’s availability for additional borrowings (based on the maximum allowable limit) under the Wachovia Revolver and the Wachovia Term B loan was approximately $35.2 million.

The interest rate on the Wachovia Revolver and Wachovia Term A loan (the “Prime Rate loans”) is variable, depending on the amount of the Company’s Excess Availability (as defined in the Wachovia Facilities) at any particular time and the ratio of the Company’s EBITDA, less certain capital expenditures made by the Company, to certain fixed charges of the Company (the “Fixed Charge Coverage Ratio”). The Company may make borrowings based on the prime rate as described in the Wachovia Facilities (the “Prime Rate”) or the LIBOR rate as described in the Wachovia Facilities, in each case with an applicable margin applied to the rate. At December 31, 2005, the margin on Prime Rate loans was 0.0% and the margin on LIBOR rate loans was

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.75%. The Wachovia Term B loan bears interest at the Prime Rate plus 3%. The Company is required to pay a monthly unused line fee of 0.25% per annum on the unutilized portion of the Wachovia Revolver and a monthly fee equal to 1.75% per annum of the amount of any outstanding letters of credit. At December 31, 2005, the interest rate on the Wachovia Revolver and Term A loan was 7.25% per annum.

Under the Wachovia Revolver and Wachovia Term A loan, the Company is subject to a covenant that requires it to maintain a certain tangible net worth. If the Company has borrowings outstanding under the Wachovia Term B loan, it is subject to additional financial covenants that require the Company: (i) to maintain EBITDA of no less than certain specified amounts, (ii) to maintain a Fixed Charge Coverage Ratio of no less than a specified amount, (iii) to maintain a ratio of certain indebtedness to EBITDA not in excess of a specified amount, and (iv) not to make capital expenditures in excess of specified amounts. In addition, the Company would be required to repay the Wachovia Term B loan to the extent of certain excess cash flow.

The Wachovia Facilities also impose limitations upon the Company’s ability to, among other things, incur indebtedness (including capitalized lease arrangements); become or remain liable with respect to any guaranty; make loans; acquire investments; declare or make dividends or other distributions; merge, consolidate, liquidate or dispose of assets or indebtedness; incur liens; issue capital stock; or change its business. At December 31, 2005, the Company was in compliance with all financial covenants. At December 31, 2005, the Company was also in compliance with all non-financial covenants. (The Company obtained a waiver of non-compliance from Wachovia in 2003 for not dissolving an inactive subsidiary, which waiver remains in effect.) Substantially all assets of the Company are pledged as collateral for the borrowings under the Wachovia Facilities.

The Company intends to renegotiate or replace the Wachovia Facilities prior to their expiration and maturation in October 2006. Although no assurances can be provided in this regard, the Company’s management currently believes that it will be able to renegotiate or replace these facilities prior to their expiration and maturity with amended or new facilities on comparable terms. The inability to secure such financing could adversely affect the Company’s ability to procure inventory and fund other working capital needs and could have a material adverse effect on the Company’s financial position and results of operations.

Other Long-term Obligations

On March 28, 2002, the Company’s Czech Republic subsidiary and HVB Bank Czech Republic, successor to Bank Austria, entered into an amendment to its $7.5 million mortgage loan dated June 4, 1997. This amendment extended the due date of the mortgage loan for five years to expire on March 30, 2007, established an interest rate of 1.7% over EURIBOR (EURIBOR was 2.3% at December 31, 2005), requires monthly payments of interest and principal of approximately $89,000 and is secured by the real estate assets of the Company’s subsidiary in the Czech Republic. The Company has guaranteed the repayment of up to $500,000 of the obligations of this subsidiary with respect to this loan. At December 31, 2005, approximately $1.3 million was outstanding under the HVB loan.

On July 10, 1998, the Company entered into a $10.0 million financing agreement with KeyCorp Leasing, a division of Key Corporate Capital, Inc. (“KeyCorp”). The KeyCorp financing agreement had a seven-year term, bore interest at a rate of 1.25% over LIBOR, required monthly payments of approximately $150,000 and was secured by certain equipment located at the Company’s Greenville, South Carolina facility. The Company paid the KeyCorp financing agreement in full in August 2005.

In December 2005, the Company entered into a $193,000 note with GE Capital. At December 31, 2005, the outstanding balance of $193,000 was included in current portion of long-term debt on the Company’s Consolidated Balance Sheets. The GE Capital financing agreement is due in December 2006, bears an interest rate of 8.0% and is secured by production equipment.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future annual minimum principal payments of long-term debt and capital lease obligations at December 31, 2005 are due in the following fiscal years (in thousands):

2006	$5,675
2007	669
2008	141
2009	—
2010	—
Thereafter	—

$6,485

Guarantees

FASB Interpretation No. 45 provides guidance on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued and specific disclosures related to product warranties. As of December 31, 2005 and 2004, the Company and various consolidated subsidiaries of the Company are borrowers under the Wachovia Facilities (as defined above) and a note payable to a bank in the Czech Republic (together, the “Facilities”). The Facilities are guaranteed by either the Company and/or various consolidated subsidiaries of the Company in the event that the borrower(s) default under the provisions of the Facilities. The guarantees are in effect for the duration of the related Facilities. The Company does not provide product warranties within the disclosure provisions of Interpretation No. 45.

Note 5 Income Taxes

The provision for income taxes from continuing operations is comprised of the following (in thousands):

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period From March 30, 2003 to December 31, 2003 (Nine Months)
Current taxes:
Federal	$(504)	$1,425	$2,392
State	84	223	360
Foreign	1,468	3,798	1,987

Deferred taxes:
Federal	(198)	70	(885)
State	(31)	11	(135)
Foreign	88	244	89

	$907	$5,771	$3,808

Income before income tax expense attributable to domestic operations is approximately $1.3 million, $6.8 million and $4.6 million during the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively. Income before income tax expense attributable to foreign operations is approximately $1.8 million, $9.3 million and $5.3 million during the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes differs from the amount computed by applying the federal income tax rate to income from continuing operations before income taxes as follows:

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period From March 30, 2003 to December 31, 2003 (Nine Months)
Expected taxes at federal statutory rate	34%	34%	34%
State income taxes, net of federal benefits	1	1	2
Foreign earnings taxed at different rates	31	4	3
Deductible foreign taxes	(5)	(3)	—
Change in valuation allowance on deferred tax assets	(26)	1	1
Recovery of non-taxable bankruptcy expense	—	—	1
Other, net	(6)	(1)	(2)

	29%	36%	39%

For the year ended December 31, 2005, the income tax rate reconciliation shows foreign earnings taxed at a rate differential of 31% due primarily to the Company not recognizing any benefit for the losses incurred at its joint ventures in China and South Africa during its pre-production activities, as well as the recognition of income tax for statutory issues related to prior years in the United Kingdom and the Czech Republic subsidiaries. Also, the change in valuation allowance on deferred tax assets is attributable to the release of a valuation allowance in connection with the utilization of a capital loss carried back against an identified capital gain resulting from the sale of intangible assets associated with the sale of a former subsidiary in 2001.

The following summarizes the deferred tax assets (liabilities) recognized in the accompanying Consolidated Balance Sheets (in thousands):

	December 31, 2005	December 31, 2004
Deferred tax assets (liabilities):
Accrued insurance	$244	$204
Other accrued liabilities	551	556
Inventory	865	523
Receivables	219	327
Property, plant and equipment	(5,100)	(4,703)
Deferred compensation	943	1,371
Environmental reserves	103	103
Stock options	31	31
Capital loss carryforward	96	795
Foreign deferred tax assets—other	1,096	451

Net deferred tax liabilities before valuation allowances	(952)	(342)
Valuation allowance on capital loss and deferred tax assets	(689)	(1,440)

Net deferred tax liabilities	$(1,641)	$(1,782)

Recognized as follows in the accompanying consolidated balance sheets:
Current deferred tax assets	$1,879	$1,609
Long-term deferred tax assets	176	244
Long-term deferred tax liabilities	(3,696)	(3,635)

Net deferred tax liabilities	$(1,641)	$(1,782)

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-term deferred tax assets are included in “other assets” in the accompanying consolidated balance sheets.

The net valuation allowance on capital loss and deferred tax assets decreased by approximately $751,000 due primarily to the utilization of a capital loss carried back against a capital gain resulting from the sale of intangible assets associated with the sale of a former subsidiary in 2001.

No taxes have been provided relating to the possible distribution of approximately $28.1 million of undistributed earnings considered to be permanently reinvested in foreign operations.

Significant judgment is required in evaluating the Company’s federal, state and foreign tax positions and in the determination of its tax provision. Despite management’s belief that the Company’s tax return positions are fully supportable, the Company may establish, and has established, reserves when it believes that certain tax positions are likely to be challenged and it may not fully prevail in overcoming these challenges. The Company may adjust these reserves as relevant circumstances evolve, such as guidance from the relevant tax authority, its tax advisors or resolution of issues. The Company’s tax expense includes the impact of reserve provisions and changes to reserves that it considers appropriate. The Company expects to undergo examination by tax authorities of certain of its foreign income tax returns in mid-2006 and it is possible that the examination could result in assessment and payment of taxes related to these positions during 2006 or later. Therefore, the reserves for these positions are classified as current in the accompanying Consolidated Balance Sheet at December 31, 2005.

Note 6 Commitments and Contingencies

Legal proceedings

The Company emerged from bankruptcy proceedings on October 11, 2000, and an order entering the final decree and closing the Chapter 11 cases was signed on November 21, 2003. The final decree was subject to a “Limited Reservation of Jurisdiction” for a “Reporting/Fee Dispute” with the U.S. Trustee Office over administrative matters associated with the cases. During the fourth quarter of 2005, the Company resolved this matter with the U.S. Trustee Office for $158,000, an amount less than previously reserved by the Company.

By letter dated November 2, 2004, a division employee, at the time a controller for the Company’s North American Automotive Group, filed a complaint with the U.S. Department of Labor, Occupational Safety & Health Administration (“OSHA”), pursuant to Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002 (the “Act”), alleging that a change in his duties in September 2004 resulted from his allegations of improprieties in the Company’s operations in Mexico and California. Neither numerous internal investigations conducted by various levels of the Company’s management nor the ensuing external investigation conducted by a forensic accounting firm engaged by the Company’s Audit Committee following notification by management of the issues raised substantiated any of the allegations. Due to circumstances unrelated to the investigation or the complaint, the Company terminated the employee on December 15, 2004. By letter dated December 15, 2004, the former employee amended his complaint to allege that his termination was also in retaliation for his allegations. By letter dated February 14, 2005, the Company was notified by OSHA that it had completed its investigation and found that there is no reasonable cause to believe that the Company violated the Act. On November 3, 2005, the former employee filed a complaint against the Company and its subsidiaries Safety Components Fabric Technologies, Inc., and Automotive Safety Components International, Inc., (“ASCI”) in U.S. District Court, District of South Carolina (the “Complaint”) alleging five causes of action: violation of the Act, wrongful discharge in violation of public policy, breach of contract, breach of contract accompanied by a fraudulent act and promissory estoppel. In the Complaint, the

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

former employee seeks compensatory and punitive damages as well as costs and attorney’s fees. The Company believes the former employee’s claims are without merit and is vigorously defending the case. ASCI has asserted a counterclaim for damages related to expenses incurred in investigating unreasonable allegations of financial irregularities made by the plaintiff.

The Company, from time to time, becomes party to legal proceedings and administrative actions, which are of an ordinary or routine nature, incidental to the operations of the Company. Although it is difficult to predict the outcome of any legal proceeding, in the opinion of the Company’s management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company’s financial condition, operations or cash flow.

Fee Dispute

Wachovia Capital Markets, LLC has claimed the Company owes it an investment banking fee of approximately $565,000 in connection with the stock purchase transaction described in “2005 Change of Control” in Note 1. The Company is vigorously disputing the claim; nevertheless, in accordance with SFAS 5, “Accounting for Contingencies”, the Company has elected to record a reserve of $565,000 in current liabilities on its Consolidated Balance Sheets at December 31, 2005, and to recognize an expense of equal amount in its Consolidated Statements of Income for the year ended December 31, 2005.

Leases

The Company has non-cancelable leases for equipment and office space that expire at various dates through 2010. The net present value of the capital lease obligations is included as part of the Company’s total long-term debt described above in Note 4. Certain of the lease payments are subject to adjustment for inflation. The Company incurred rent expense of $1.4 million, $1.7 million and $1.3 million for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively.

Future annual minimum lease payments for all non-cancelable leases as of December 31, 2005 are as follows (in thousands):

	Capital	Operating
2006	$767	$990
2007	420	889
2008	145	166
2009	—	14
2010	—	7
Thereafter	—	—

Total minimum lease payments	1,332	$2,066

Less: amount representing interest	(101)

Net present value of minimum lease payments	$1,231

Joint ventures

As of December 31, 2005, the Company has commitments for funding of the South Africa Joint Venture through the combination of machinery and equipment contributions and related in-kind services of approximately $940,000 and, with respect to the China joint venture agreement, the intention, but not an obligation, for funding its share of this China joint venture through possible loans or capital contributions of up to $5.1 million.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Environmental issues

An undiscounted reserve of $277,000 has been included in “other long-term liabilities” on the accompanying Consolidated Balance Sheets for estimated future environmental expenditures related to the Company’s facility in Greenville, South Carolina (the “Greenville facility”) for conditions existing prior to the Company’s ownership of the facility. Such reserve was established at the time the Company acquired the facility, and the amount was determined by reference to the results of a Phase II study performed at the Greenville facility. In addition, the Greenville facility has been identified along with numerous other parties as a Potentially Responsible Party (“PRP”) at the Aquatech Environmental, Inc. Superfund Site. The Company believes that it is a de minimis party with respect to the site and that future clean-up costs incurred by the Company will not be material.

The U.S. Environmental Protection Agency (the “EPA”) has notified the Company that it believes Valentec Wells, LLC (“Valentec”), as a successor to one or more other companies, is one of the 73 largest Potentially Responsible Parties (“PRPs”) with responsibility for the RRG Clayton Chemical Site (the “Site”) in Sauget, Illinois under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”). Valentec is an inactive subsidiary of the Company. Valentec has entered into a Participation Agreement with a number of other companies that also have been named PRPs concerning the performance of limited response activities at the Site under an EPA Administrative Settlement Agreement and Order on Consent for Removal Action (the “Administrative Settlement”). Along with these other companies, the Company has become a party to the Administrative Settlement and estimated costs of this matter are currently considered de minimis. There can be no assurance, however, that the Company’s entry into the Administrative Settlement will limit any costs imposed on the Company as proposed in the Administrative Settlement because compliance with the Administrative Settlement does not release the Company from all further liability, and if costs were greater than the Company’s estimates, they could be material to the Company; however the Company does not believe that under current circumstances, such costs could be material to the Company.

Although no assurances can be given in this regard, in the opinion of management, no material expenditures beyond those accrued are expected to be required for the Company’s environmental control efforts and the final outcomes of these matters are not expected to have a material adverse effect on the Company’s financial position or results of future operations. The Company believes that it currently is in compliance with applicable environmental regulations in all material respects. Management’s opinion is based on the advice of independent consultants on environmental matters.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7 Product and Geographic Information

The Company operates as a manufacturer of automotive airbag fabric and cushions and technical fabrics with operations principally in North America, Europe and China. The Company attributes its revenues from external customers based on the location of its sale contracts and long-lived assets to a particular country based on the location of each of the Company’s production facilities. Summarized financial information by product type and geographic area is as follows:

Revenues from External Customers:

	Year ended December 31, 2005 (Twelve Months)	Year ended December 31, 2004 (Twelve Months)	Period From March 30, 2003 to December 31, 2003 (Nine Months)
United States
Airbag Cushions	$56,798	$59,442	$47,899
Airbag Fabric	23,138	26,221	25,321
Technical Fabric	25,764	28,552	18,669

Germany
Airbag Cushions	84,539	96,544	64,994

United Kingdom
Airbag Cushions	27,781	35,415	25,910

Czech Republic
Airbag Cushions	1,653	1,709	873

China
Airbag Cushions	441	—	—

All Foreign Countries
Airbag Cushions	114,414	133,668	91,777

Total Net Sales	$220,114	$247,883	$183,666

Long Lived Assets:

	December 31, 2005	December 31, 2004	December 31, 2003
United States	$16,803	$17,069	$16,141
Mexico	5,217	4,961	4,943
Germany	9,776	12,668	13,621
Czech Republic	11,004	14,357	15,654
United Kingdom	—	—	1,435
South Africa	531	525	—
China	1,786	—	—

All Foreign Countries	28,314	32,511	35,653

Total Long-lived Assets	$45,117	$49,580	$51,794

Long-lived assets include property, plant and equipment, intangible assets and certain other specified assets.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8 Employee Benefit Plans

The Company has a defined contribution plan (the “401(k) Plan”) for eligible employees which provides for discretionary employer contributions. The Company contributed and expensed approximately $231,000, $224,000 and $171,000 during the years ended December 31, 2005, December 31, 2004 and the nine months ended December 31, 2003, respectively, to the 401(k) Plan.

The Company established the Safety Components International, Inc. Executive Deferral Program (the “Deferral Program”) for the benefit of certain key executive employees. The Deferral Program provides for participants to defer any portion of their cash compensation until some future point in time. The participants’ contributions to the Deferral Program are immediately 100% vested. Under the provisions of the Deferral Program, a trust was established to maintain the amounts deferred by the participants. The trust invests participants’ contributions in securities selected by the participants from a list of approved types of securities. Seventy-five percent of the purchase price of the securities was paid with amounts equal to participant deferrals and twenty-five percent was paid with additional Company funds; however, if the participant elects to receive a distribution from his or her plan account, the Company’s contribution to the purchase price must first be repaid. The Company does not pay interest on participants’ accounts, so participants do not receive additional compensation from the Company in the form of interest paid at above market rates. The Company amended the Deferral Program in 2005 to comply with new regulations promulgated in connection with the American Jobs Creation Act of 2004. This amendment had no impact on the Deferral Program’s assets or the participants’ contributions. The assets of the trust are included in “assets held in deferred compensation plan” and the related amounts due to the participants are included in “deferred compensation” in the accompanying Consolidated Balance Sheets. The amounts included in “assets held in deferred compensation plan” are $2.9 million and $4.4 million, and the amounts included in “deferred compensation” were $2.5 million and $3.7 million at December 31, 2005 and 2004, respectively.

Note 9 Equity Securities

Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized and no shares issued at December 31, 2005 and 2004. The Company’s board of directors is authorized to provide for the issuance of the preferred stock in the future, with voting powers, dividend rate, redemption terms, repayment, conversion terms, restrictions, rights and such other preferences and qualifications as shall be stated in the resolutions adopted by the board of directors at time of issuance.

Common Stock

The Company has 5,425,469 and 5,336,100 shares of common stock issued, 5,385,147 and 5,295,778 shares of common stock outstanding, and 40,322 shares of treasury stock at December 31, 2005 and 2004, respectively.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10 Reconciliation to Diluted Earnings per Share (in thousands)

The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

	Year ended December 31, 2005 (Twelve Months)	Year ended December 31, 2004 (Twelve Months)	Period From March 30, 2003 to December 31, 2003 (Nine Months)
Net income	$3,543	$10,248	$6,102

Weighted average number of common shares used in basic earnings per share	5,370	5,206	4,973
Effect of dilutive securities:
Stock options	77	88	146

Weighted average number of common shares and dilutive potential common stock used in diluted earnings per share	5,447	5,294	5,119

At December 31, 2005 options on 264,900 shares of common were considered dilutive and therefore were included in computing diluted earnings per share. These constituted all common stock equivalents at year-end.

Note 11 Derivatives and Hedging

The Company monitors its risk associated with the volatility of certain foreign currencies against its functional currency, the U.S. dollar. The Company uses certain derivative financial instruments to reduce exposure to volatility of foreign currencies. The Company has formally documented all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various hedge transactions. Derivative financial instruments are not entered into for speculative purposes.

Certain operating expenses at the Company’s Mexican facilities are paid in Mexican pesos. To reduce exposure to fluctuations in the U.S. dollar and Mexican peso exchange rates, the Company periodically enters into forward contracts to buy Mexican pesos with U.S. Dollars for periods and amounts consistent with the related, underlying forecasted cash outflows. These contracts are designated as hedges at inception and are monitored for effectiveness on a routine basis. The Company recorded credits to net earnings of approximately $343,000, $80,000 and $47,000 for the twelve months, twelve months and nine months ended December 31, 2005, 2004 and 2003, respectively on these forward contracts. At December 31, 2005 and 2004, the Company had no such outstanding forward exchange contracts.

Certain intercompany sales at the Company’s Czech facility are denominated and settled in Euros. To reduce exposure to fluctuation in the Euro and Czech Koruna exchange rates, the Company periodically enters into forward contracts to buy Czech Korunas with Euros for periods and amounts consistent with the related, underlying forecasted cash inflows associated with the intercompany sales. These contracts are designated as hedges at inception and are monitored for effectiveness on a routine basis. The Company recorded a credit to net earnings of approximately $85,000 and a charge to net earnings of approximately $141,000 for the twelve months ended December 31, 2005 and 2004, respectively on these forward contracts. For the nine months ended December 31, 2003, the Company recorded a charge to earnings of approximately $47,000 on such forward contracts. At December 31, 2005 and 2004, the Company had no such outstanding forward exchange contracts.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12 Related Party Transactions

On March 19, 2004, Zapata and the Company entered into a Tax Sharing and Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for taxable periods attributable to the filing of consolidated or combined income tax returns as part of the Zapata consolidated federal income tax group. Pursuant to the Tax Sharing and Indemnity Agreement, the Company was required to pay Zapata its share of federal income taxes, if any, during the periods of consolidation. In addition, each party is required to reimburse the other party for its use of either party’s tax attributes. Similar provisions apply under the Tax Sharing and Indemnity Agreement to other taxes, such as state and local income taxes. Accordingly, the Company paid approximately $137,000 and $675,000 to Zapata in 2005 and 2004 for taxes related to 2004 and 2003, respectively. Due to exercises of options to purchase common stock of the Company, on or about March 31, 2004, the number of shares of common stock outstanding increased and, as a result, Zapata’s ownership was reduced to less than 80%. As a result of Zapata’s ownership of the company’s outstanding common stock falling below 80%, Zapata could not consolidate the Company into Zapata’s consolidated income tax returns for periods subsequent to the first quarter of 2004. Under the Tax Sharing and Indemnity Agreement, the Company was consolidated into Zapata’s tax filing group for the fourth calendar quarter of 2003 and the first calendar quarter of 2004.

On December 2, 2005, under the provisions of the 2005 Change of Control as described in Note 1, Zapata made a capital contribution to the Company in the aggregate amount of $1.0 million for the purpose of the Company paying bonuses to the Company’s executive officers and other key employees for their efforts in connection with the attempts to sell the Company and to provide management with an appropriate incentive to remain with the Company during the pendency of the stock purchase transaction.

Note 13 Operating Segments

The Company operates as a U.S.-based global manufacturer of automotive airbag and technical fabrics and automotive airbag cushions with operations principally in North America, Europe and China. Beginning in 2006, the Company reports in two reportable segments: fabric and cushion. The reporting of the Company’s operations in two segments is consistent with how the Company is managed and how resources are allocated by the chief operating decision maker. Prior to the Company’s first quarter of 2006, the Company determined that it operated in one reportable segment based on the aggregation criteria enumerated in SFAS 131. The Company has re-assessed its segment reporting as required by SFAS 131 and the Company determined that it operates in two reportable segments beginning in the first quarter of 2006. As a result of the change in ownership of the Company in December 2005, beginning in the Company’s first quarter of 2006 management began examining its results of operations for the fabric and cushion operations separately. In doing so, the Company’s chief operating decision maker allocates resources accordingly. Certain amounts in prior periods have been restated to present this two-segment approach consistent with the guidance offered by SFAS 131. A description of the products and services provided by each of the reportable segments follows.

Fabric – Automotive airbag and industrial fabrics produced in Greenville, South Carolina. A portion of automotive airbag fabric is sold to the Company’s airbag cushion facilities in North America and Europe.

Cushion – Automotive airbag cushions produced in North America, Europe, South Africa and China by cutting and assembling airbag fabric and components. Automotive airbag cushions are sold to major airbag module integrators (Tier I suppliers) who incorporate these cushions into the final airbag assembly used in motor vehicles for the global automotive markets.

The following income and expense items are not included in segment profit before taxes:

•	Corporate expense and other, which primarily represents costs associated with corporate staff and related expenses, including certain compliance and litigation costs and expenses associated with change of control.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Financing cost, which represents debt-related interest and certain other costs.

	Year ended December 31, 2005	Year ended December 31, 2004	Period from March 30, 2003 to December 31, 2003 (Nine Months)
	(As restated)	(As restated)	(As restated)
Sales to external customers:
Fabric	$48,902	$54,773	$43,990
Cushion	171,212	193,110	139,676

Total sales	$220,114	$247,883	$183,666

Earnings before taxes:
Fabric	$669	$5,851	$7,353
Cushion	10,582	18,450	12,000

Segment earnings before taxes	11,251	24,301	19,353
Corporate expense and other	(8,160)	(8,321)	(9,443)

Earnings before income taxes	$3,091	$15,980	$9,910

Capital expenditures:
Fabric	$813	$1,690	$287
Cushion	4,985	4,241	2,300
Corporate	1,351	616	7

	$7,149	$6,547	$2,594

Depreciation and amortization:
Fabric	$1,792	$1,808	$1,424
Cushion	7,152	9,489	6,696
Corporate	313	152	75

	$9,257	$11,449	$8,195

Inter-segment sales:
Fabric	$14,675	$20,334	$19,007

While sales and transfers between segments are recorded at cost plus a reasonable profit, the effects of intersegment sales are eliminated in consolidation at the corporate level. Intercompany profit in inventory is excluded from segment assets.

The following table presents certain balance sheet information by reportable segment:

	December 31, 2005	December 31, 2004
	(As restated)	(As restated)
Segment assets:
Fabric	$32,742	$35,354
Cushion	76,226	83,295

Segment assets	$108,968	$118,649
Corporate	7,331	7,024

Identifiable assets	$116,299	$125,673
Deferred tax assets	2,055	1,853

Total assets	$118,354	$127,526

Segment assets primarily consist of accounts receivable, inventories, property, plant and equipment and intangible assets. Corporate assets principally consist of cash and cash equivalents, assets held in deferred compensation plan and certain fixed assets.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14 Transitional Period Operating Results

The following table compares the statement of operations data for the twelve months ended December 31, 2005 and 2004 with the twelve months ended December 31, 2003 (unaudited) for information purposes only (in thousands):

	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004	Twelve Months Ended December 31, 2003
			(Unaudited)
Net sales	$220,114	$247,883	$247,142
Gross profit	23,421	35,716	34,750
Income from operations	4,311	15,459	13,825
Provision for income taxes	907	5,771	5,472
Minority interest in loss of consolidated subsidiaries	(605)	(39)	—
Equity in earnings from unconsolidated affiliate	(754)	—	—
Income from continuing operations	3,534	10,248	8,862
Loss on disposition of discontinued operations	—	—	(660)

Net income	$3,534	$10,248	$8,202

Net income per common share, basic:
Income from continuing operations	$0.66	$1.97	$1.78
Loss on disposition of discontinued operations	—	—	(0.13)

Net income per common share, basic	$0.66	$1.97	$1.65

Net income per common share, diluted:
Income from continuing operations	$0.65	$1.94	$1.78
Loss on disposition of discontinued operations	—	—	(0.13)

Net income per common share, diluted	$0.65	$1.94	$1.65

Weighted average number of shares outstanding, basic	5,370	5,206	4,960

Weighted average number of shares outstanding, diluted	5,447	5,294	4,960

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15 Unaudited Quarterly Results

Unaudited quarterly financial information for the years ended December 31, 2005 and 2004 are set forth below (in thousands, except per share data).

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005*
Year Ended December 31, 2005
Net sales	$58,612	$59,008	$50,562	$51,932
Gross profit	8,138	7,473	3,940	3,870
Income (loss) from operations	3,767	2,950	298	(2,704)
Net income (loss)	2,190	1,894	1,546	(2,087)
Net income (loss) per share, basic	0.41	0.35	0.29	(0.39)
Net income (loss) per share, diluted	0.40	0.35	0.28	(0.39)

	Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Year Ended December 31, 2004
Net sales	$69,231	$65,858	$56,172	$56,622
Gross profit	10,839	10,088	8,061	6,728
Income from operations	5,932	5,605	2,460	1,462
Net income	3,123	3,843	1,922	1,360
Net income per share, basic	0.62	0.73	0.37	0.26
Net income per share, diluted	0.60	0.72	0.36	0.26

*	- See Note 1—“2005 Change of Control” for impact of the Zapata sale and WL Ross Recovery Funds purchase for quarter ended December 31, 2005.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts (in thousands)

	Beginning Balance	Additions Charged to Costs and Expenses		Deductions/ Write-Offs	Ending Balance
For the period from March 30, 2003 to December 31, 2003:
Allowance for doubtful accounts	$416	$622		$(593)	$445
Valuation reserves on inventory	1,076	600	(a)	—	1,676
Valuation allowance for deferred tax assets	2,315	92		(1,062)	1,345

	$3,807	$1,314		$(1,655)	$3,466

For the year ended December 31, 2004:
Allowance for doubtful accounts	$445	$469		$(22)	$892
Valuation reserves on inventory	1,676	(175	)(a)	—	1,501
Valuation allowance for deferred tax assets	1,345	645		(550)	1,440

	$3,466	$939		$(572)	$3,833

For the year ended December 31, 2005:
Allowance for doubtful accounts	$892	$526		$(730)	$688
Valuation reserves on inventory	1,501	881	(a)	—	2,382
Valuation allowance for deferred tax assets	1,440	262		(1,013)	689

	$3,833	$1,573		$(1,647)	$3,759

(a)	Represents net change of inventory allowances

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	July 2, 2006	October 2, 2005(1)
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$41,178	$3,828
Accounts receivable—net	106,237	109,117
Sundry notes and accounts receivable	12,843	10,311
Inventories	122,089	107,188
Other current assets	6,902	5,681

Total current assets	289,249	236,125
Investments in and advances to unconsolidated affiliates	2,203	4,557
Property, plant and equipment, net	58,281	21,554
Intangibles and deferred charges, net	1,455	1,772
Goodwill	2,740	2,740
Deferred income taxes	17,883	23,564
Other assets	1,184	1,260

	$372,995	$291,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$5,884	$3,465
Short-term borrowings	5,042	1,975
Accounts payable	45,616	35,542
Sundry accounts payable and accrued liabilities	31,339	32,593
Deferred income taxes	—	301

Total current liabilities	87,881	73,876
Long-term liabilities
Bank debt and other long-term obligations	78,048	62,698
Unsecured subordinated notes	36,286	—
Other liabilities	30,355	26,541

Total long-term liabilities	144,689	89,239

Total liabilities	232,570	163,115
Minority interest in subsidiaries	16,972	583
Shareholders’ equity
Common stock	168	168
Preferred stock	—	—
Contributed capital	61,523	60,958
Retained earnings	63,536	66,748
Accumulated other comprehensive loss	(1,774)	—

Total shareholders’ equity	123,453	127,874

	$372,995	$291,572

(1)	Derived from the audited consolidated balance sheet as of October 2, 2005.

See notes to unaudited consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(amounts in thousands)

	Thirty-nine Weeks Ended July 2, 2006	Thirty-nine Weeks Ended July 3, 2005
Net sales	$435,329	$556,966
Cost of goods sold	390,343	490,173

Gross profit	44,986	66,793
Selling and administrative expenses	45,717	53,174
Stock-based compensation expense	577	—
Start-up costs on international initiatives	1,844	683
Gain on disposal of assets	(2,517)	(1,583)
Settlement/curtailment gain on retired medical plans	—	(8,153)
Provision for restructuring and impairment	869	1,348

Income (loss) from operations	(1,504)	21,324

Other income (expense):
Interest income	1,042	304
Interest expense	(4,114)	(4,466)
Other income (loss)	9,210	901

	6,138	(3,261)

Income before income taxes	4,634	18,063
Income tax expense:
Current	735	2,347
Deferred	5,883	4,596

Total income tax expense	6,618	6,943

Income (loss) before equity in earnings
(losses) of unconsolidated affiliates and minority interest net income	(1,984)	11,120
Equity in earnings (losses) of unconsolidated affiliates	(1,499)	2,157
Minority interest net income	271	—

Income (loss) before extraordinary items	(3,212)	13,277
Extraordinary loss, net of income taxes of $1,663 in 2005	—	(2,837)

Net income (loss)	$(3,212)	$10,440

See notes to unaudited consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Thirty-nine Weeks Ended July 2, 2006	Thirty-nine Weeks Ended July 3, 2005
OPERATIONS
Net income (loss)	$(3,212)	$10,440
Adjustments to reconcile net income to cash provided by operations
Extraordinary loss	—	4,000
Settlement/curtailment gain on retired medical plans	—	(8,153)
Provision for restructuring and impairment	869	1,348
Depreciation and amortization of fixed assets	1,994	636
Amortization of intangibles and deferred financing costs	418	373
Amortization of noncash compensation—restricted stock	565	—
Deferred income taxes	5,883	4,596
Equity in (earnings) losses of joint ventures	1,499	(2,157)
Minority interest net income	(271)	—
Gain on disposal of assets	(11,727)	(1,583)
Noncash interest expense	76	415
Change in operating assets and liabilities
Accounts receivable	15,488	21,714
Inventories	(1,008)	4,874
Other current assets	(1,048)	(1,033)
Accounts payable and accrued liabilities	(2,092)	(15,180)
Other liabilities	(391)	(5,701)

Cash provided by operations	7,043	14,589

INVESTING
Acquisition of business, net of cash acquired	(21,797)	—
Proceeds from sale of property, plant and equipment	1,383	1,672
Proceeds from sale of investment in joint venture	10,000	—
Capital expenditures	(19,360)	(10,356)

Cash used in investing	(29,774)	(8,684)

FINANCING
Increase (decrease) in checks issued in excess of deposits	2,095	(1,529)
Net borrowings (repayments) under revolver loans	14,033	(859)
Proceeds from issuance of term loans	1,000	4,400
Repayment of term loans	(7,489)	(2,828)
Repayments under short-term bank notes	(1,976)	—
Advance under capital lease obligation	—	1,016
Repayment of advance under capital lease obligation	—	(1,016)
Repayment of capital lease obligations	(352)	(262)
Payment of financing fees	(100)	(325)
Proceeds from issuance of common stock	—	8,906
Capital contributions from minority shareholders	16,660	—
Proceeds from issuance of unsecured subordinated notes	36,210	—
Repayment of unsecured subordinated notes	—	(13,306)

Cash provided (used) by financing	60,081	(5,803)

Net change in cash and cash equivalents	37,350	102
Cash and cash equivalents at beginning of period	3,828	4,110

Cash and cash equivalents at end of period	$41,178	$4,212

Supplemental cash flow information:
Noncash investing and financing activities:
Acquisition of equipment using trade credits	$2,451	$—

See notes to unaudited consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Basis of Presentation

The unaudited consolidated financial statements included herein have been prepared by International Textile Group, Inc. and its subsidiary companies (“ITG” or the “Company”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from this report. Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on previously reported net income or financial position. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s audited consolidated financial statements for the fiscal year ended October 2, 2005. The Company has experienced, and expects to continue to experience, variability in net sales and net income from quarter to quarter. Therefore, the results of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, the information furnished reflects all adjustments necessary for a fair statement of the results for the reported interim periods, including those of a normal recurring nature.

The consolidated financial statements include the accounts of the Company and all majority owned subsidiaries. Investments in affiliates in which the Company owns 20% to 50% of the voting stock or has significant influence are accounted for using the equity method and all others are accounted for at cost. All significant intercompany accounts and transactions have been eliminated.

Note 2 Acquisition

On June 30, 2006, ITG completed the acquisition of the remaining 50% equity interest of the Parras Cone joint venture not already owned by ITG from Compania Industrial de Parras S.A. de C.V. for a purchase price of approximately $27.0 million and the pro rata assumption of debt. This acquisition increased current assets in the amount of $34.8 million, property, plant and equipment in the amount of $17.0 million, current liabilities in the amount of $15.8 million and long-term liabilities in the amount of $8.8 million.

The following unaudited pro forma condensed combined financial information is designed to show how the acquisition of Parras Cone might have affected ITG’s historical financial results if the acquisition had occurred at an earlier time. The unaudited pro forma condensed combined statements of operations give effect to the acquisition as if they occurred on the first day of each period presented. The unaudited pro forma condensed combined financial information has been prepared by the management of ITG for illustrative purposes only and is not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized had Parras Cone been acquired at the beginning of the specified periods. The acquisition reflects purchase accounting adjustments under Statement of Financial Accounting Standards No. 141, Business Combinations.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	ITG Thirty-nine Weeks Ended July 2, 2006	Parras Cone Thirty-nine Weeks Ended July 2, 2006	Pro Forma Adjustments Relating to Parras Cone Acquisition	Pro Forma
Net sales	$435,329	$36,217	$—	$471,546
Income (loss) before extraordinary item	(3,212)	(8,108)	5,630	(5,690)
Net income (loss)	(3,212)	(8,108)	5,630	(5,690)

	ITG Thirty-nine Weeks Ended July 3, 2005	Parras Cone Thirty-nine Weeks Ended July 3, 2005	Pro Forma Adjustments Relating to Parras Cone Acquisition	Pro Forma
Net sales	$556,966	$48,948	$—	$605,914
Income before extraordinary item	13,277	4,623	5,945	23,845
Net income	10,440	4,623	5,945	21,008

Note 3 Inventories

The cost of most domestically produced goods is determined using the dollar value Last-in, First-out (LIFO) method. All other inventories are valued principally using the First-in, First-out (FIFO) or average cost method. Because amounts for inventories under the LIFO method are based on an annual determination of quantities as of the year-end, the inventories presented below as of July 2, 2006 are based on certain estimates relating to quantities and cost as of the end of the most recent fiscal year.

Inventories at July 2, 2006 and October 2, 2005 are summarized as follows (in thousands):

	July 2, 2006	October 2, 2005
Inventories at FIFO:
Raw materials	$13,417	$9,372
Stock in process	30,263	31,159
Produced goods	72,381	61,317
Dyes, chemicals, and supplies	13,349	11,611

	129,410	113,459
Excess of FIFO over LIFO	(7,321)	(6,271)

Total	$122,089	$107,188

Note 4 Credit Facilities

On August 2, 2004, ITG entered into a bank credit agreement secured by substantially all of ITG’s assets (the “Bank Credit Agreement”). The Bank Credit Agreement has a maturity date of August 1, 2008 and consists of a total credit facility commitment amount of $150.0 million, including Revolving Loans, Letters of Credit, Term Loans and CapEx Loans (each as defined in the Bank Credit Agreement). Loans under the Bank Credit Agreement bear interest, payable monthly, at floating Base (prime) or LIBOR rates plus an applicable margin based on ITG’s Fixed Charge Ratio (as defined in the Bank Credit Agreement). Outstanding borrowings under the Bank Credit Agreement were $71.3 million with weighted average interest rate of 8.2%, at July 2, 2006. In addition, ITG pays a monthly unused line-fee on the unused portion of the facility of 0.375%, or 0.50%, depending on whether the facility utilization rate is greater or less than 50%, respectively. The Term Loans are

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

due and payable in four quarterly installments of $500,000 beginning November 1, 2004 and eleven quarterly installments of $750,000 beginning November 1, 2005, with the remaining principal balance due on August 1, 2008. The aggregate principal amount of CapEx Loans made during each calendar year are due and payable in equal installments at the end of each calendar quarter of each succeeding calendar year based on a level five year amortization, with the remaining principal balance due on August 1, 2008. ITG has incurred financing fees of $2.1 million related to the establishment of the Bank Credit Agreement that are deferred and amortized over the life of the agreement. At July 2, 2006 and October 2, 2005, the accumulated amortization was $1.0 million and $0.6 million, respectively, and amortization expense is estimated to be $0.5 million in each of the 2006 and 2007 fiscal years, and $0.4 million in the 2008 fiscal year.

The Bank Credit Agreement contains certain restrictive covenants of a type typical for credit agreements, including, but not limited to, limitations on investments, distributions, capital changes, mergers and consolidations, borrowings of debt and guaranties. In addition, proceeds from the sale of certain assets must be used to repay obligations under the Bank Credit Agreement.

In July 2006, Parras Cone obtained an incremental $9.3 million bank term loan and modified the terms of its then-existing bank term loan to create a single term loan facility of $19.9 million. This term loan matures on December 31, 2006. As of July 2, 2006, there was $10.6 million outstanding under the term loan with an annual interest rate of 11.05%. A portion of the proceeds of the incremental bank term loan were remitted to ITG to repay a portion of its Revolving Loan under its Bank Credit Facility which was used to fund a portion of the Parras Cone acquisition. ITG has provided a guarantee of amounts borrowed by Parras Cone under its term loan facility.

The Cone Denim (Jiaxing) Limited joint venture has obtained separate financing from the Bank of China to fund its capital expenditures in excess of partner equity contributions in accordance with applicable Chinese laws and regulations. The agreement provides for a $35.0 million term loan available in U.S. dollars to be used for the import of equipment for the project. Outstanding borrowings under this facility were $1.0 million with a weighted average interest rate of 6.8% at July 2, 2006. The term loan is to be repaid in equal monthly installments over a 60 month period, after a two-year grace period on the repayment of principal, which commenced on the first drawdown date. Interest is three-month LIBOR plus a contractual spread of 1.3% or above, as negotiated by the parties per the agreement. The loan is secured by the land, building, machinery and equipment of the joint venture and contains limitations on asset disposals.

During the thirty-nine weeks ended July 2, 2006, ITG borrowed a total of $36.2 million from WLR Recovery Fund II L.P., an affiliate of WLR, pursuant to three unsecured subordinated notes dated May 31, 2006, June 1, 2006 and June 30, 2006. The proceeds of the unsecured subordinated notes were used primarily to fund ITG’s international expansion projects, including the acquisition of the remaining 50% equity interest in the Parras Cone joint venture. The unsecured subordinated notes bear interest at 4.78%, which is compounded semiannually. Accrued but unpaid interest is converted to additional principal amounts on the last day of each month. Each unsecured subordinated note is due five years from its issuance date.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5 Comprehensive Income

The components of comprehensive income (loss) are as follows (unaudited) (in thousands):

	Thirty-nine Weeks Ended July 2, 2006	Thirty-nine Weeks Ended July 3, 2005
Net income (loss)	$(3,212)	$10,440
Minimum pension liability adjustment	(1,774)	—

Comprehensive income (loss)	$(4,986)	$10,440

Note 6 Contingencies

The Company and its subsidiaries have sundry claims and other lawsuits pending against them arising in the ordinary course of business. The Company may also be liable for environmental contingencies with respect to environmental cleanups. The Company makes provisions in its financial statements for litigation and claims based on the Company’s assessment of the possible outcome of such litigation and claims, including the possibility of settlement. It is not possible to determine with certainty the ultimate liability of the Company in the matters described above, if any, but in the opinion of management, their outcome should have no material adverse effect upon the financial condition or results of operations of the Company.

Note 7 Derivatives

ITG may from time to time utilize derivative financial instruments to manage changes in prices of cotton, and to a lesser extent other commodities prices, and interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and global operating activities. ITG does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are a diverse group of major financial institutions with which ITG also has other financial relationships. These counterparties expose ITG to the risk of credit loss in the event of nonperformance. However, ITG does not anticipate nonperformance by the other parties.

Cotton is the primary raw material for ITG’s denim fabric manufacturing operations. ITG has an established cotton purchasing program to ensure an uninterrupted supply of appropriate quality and quantities of cotton, to cover committed and anticipated fabric sales and to manage margin risks associated with price fluctuations on anticipated cotton purchases. ITG qualifies for the “normal purchases exception” under Financial Accounting Standards Board (“FASB”) Statements No. 133 and 138 related to its cotton purchase contracts. Derivative instruments used by ITG for cotton purchases are primarily forward purchase contracts and, to a lesser extent, futures and option contracts. These derivative instruments are excluded from hedge effectiveness evaluation.

ITG hedges forecasted weekly cash outflows of pesos to be sent to certain Mexican operations to fund their operations for periods up to twelve months. ITG hedges the forecasted transactions by using regular forward currency contracts for 25% of the forecasted transactions, participating forward currency contracts with embedded options for 25% of the forecasted transactions and leaving the remaining 50% open to send pesos at the prevailing market spot rates. The hedges require weekly cash settlements of gains or losses related to specific scheduled cash flows. ITG’s management has elected to exclude these derivative instruments from hedge effectiveness evaluation because of the uncertainty of the correlation between actual and forecasted transactions.

The ineffective portion of derivative gains and losses, if any, as well as portions excluded from hedge effectiveness evaluation, are recognized immediately. Gains and losses on derivatives are reported in cost of

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

goods sold ($1.0 million loss in the thirty-nine weeks ended July 2, 2006 and $0.1 gain in the thirty-nine weeks ended July 3, 2005).

Note 8 Income Taxes

Income tax expense for the thirty-nine weeks ended July 2, 2006 is different from the amount obtained by applying U.S. federal and state statutory rates to income before income taxes primarily as a result of valuation allowances on U.S. deferred tax assets, foreign withholding taxes for which no U.S. foreign tax credit is available, other foreign income taxed at different rates, and business expenses that are not deductible in the United States. Valuation allowances are recorded to reduce U.S. deferred tax assets on the portion of the tax benefit that management considers is more likely than not to be realized. Income tax expense for the thirty-nine weeks ended July 3, 2005 is different from the amount obtained by applying U.S. federal and state statutory rates to income before income taxes primarily as a result of foreign income taxed at different rates and business expenses that are not deductible in the U.S.

Note 9 Guarantees

FASB Interpretation No. 45 provides guidance on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued and specific disclosures related to product warranties. As of July 2, 2006, the Company and various consolidated subsidiaries of the Company are borrowers under various bank credit agreements (as described above). The bank credit agreements are guaranteed by either the Company and/or various consolidated subsidiaries of the Company in the event that the borrower(s) default under the provisions of the bank credit agreements. The guarantees are in effect for the duration of the related bank credit agreements. The Company does not provide product warranties within the disclosure provisions of Interpretation No. 45.

Note 10 Restructuring Activities

2005 Restructuring Plan

During the 2005 fiscal year, ITG began a number of restructuring activities to address increased Asian imports as well as difficult market dynamics, all with the goal of improving long-term return on investment. As a result of these restructuring activities, ITG recorded restructuring and impairment charges of $6.9 million during the 2005 fiscal year. The major elements of these activities included:

•	capacity and workforce reductions in North Carolina and Virginia, including the closing of the Cliffside denim plant; and
•	consolidation of upholstery and contract jacquards fabrics operations in North Carolina.

The closings, consolidations and workforce reductions outlined above resulted in the elimination of approximately 1,100 jobs in the United States with severance benefits paid over periods of up to six months from the date of termination, depending on the affected employee’s length of service. These activities resulted in a pre-tax charge for restructuring of $6.7 million during the 2005 fiscal year and a similar charge of $0.3 million in the thirty-nine weeks ended July 2, 2006. The components of these charges included the establishment of a $4.2 million reserve for severance and COBRA benefits in the 2005 fiscal year, a non-cash pension curtailment charge of $2.1 million in the 2005 fiscal year reduced by $0.1 million in the thirty-nine weeks ended July 2, 2006, and $0.4 million in fiscal year 2005 and $0.4 million in the thirty-nine weeks ended July 2, 2006 for costs paid to relocate and convert equipment to new facilities that was charged to operations as incurred. ITG also recorded an impairment charge of $0.2 million and $0.1 million during fiscal year 2005 and the thirty-nine weeks ended July 2, 2006, respectively, related to equipment located at its Cliffside, North Carolina operation.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a summary of activity related to the 2005 restructuring reserves (in millions):

Severance and COBRA Benefits
2005 restructuring charge	$4.2
Payments	(0.4)

Balance at October 2, 2005	3.8
Payments	(2.3)

Balance at April 2, 2006	1.5
Payments	(0.4)

Balance at July 2, 2006	$1.1

2006 Restructuring Plan

In May 2006, ITG entered into an agreement pursuant to which it would close its Reidsville, North Carolina weaving plant and transition all future production of U.S. produced mattress fabrics to a leased facility as part of a business agreement with Tietex International. ITG has estimated the amount of proceeds it could receive from a potential sale of plant assets to be $3.5 million. This restructuring resulted in the elimination of approximately 50 jobs in the United States with severance benefits to be paid over periods of up to six months from the date of termination, depending on the affected employee’s length of service to ITG. As a result, ITG recognized a pre-tax charge for restructuring of $0.5 million during the thirty-nine weeks ended July 2, 2006. The components of this charge included the establishment of a $0.2 million reserve for severance and COBRA benefits (no payments made as of July 2, 2006), a non-cash pension curtailment charge of $0.2 million and $0.1 million for contract cancellations and for costs paid to relocate and convert equipment to new facilities that are charged to operations as incurred.

In August 2006, ITG announced that it would be transitioning production from its Hurt dyeing and finishing plant to other domestic facilities. Synthetic fabric production will be transitioned to ITG’s Burlington House finishing plant. As with Jiaxing Burlington Textile Company, the Burlington House finishing plant will service both apparel fabrics and interior furnishings. ITG will invest in the transfer of its worsted finishing to its Raeford facility which presently produces yarn for the worsted fabric. The transition of products and the closing of the Hurt facility is expected to be completed by the third fiscal quarter of 2007. ITG has not yet quantified the costs of these restructuring activities.

Note 11 Other Income

In March 2006, ITG exited its Indian joint venture, Mafatlal Burlington Industries Limited, because it did not align with ITG’s preferred partnership structure, which includes entering into joint venture arrangements where ITG maintains a controlling interest, and the right to market 100% of the denim produced at any such facility. Other income of $9.2 million in the nine months ended July 2, 2006 was a result of the sale of ITG’s 50% interest in this Indian joint venture during March 2006.

Note 12 Extraordinary Item

During 2004, the Pension Benefit Guaranty Corporation (PBGC) filed various lawsuits against WL Ross & Co. LLC (WLR), ITG and certain other ITG subsidiaries seeking damages alleging that the defendants remain

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liable to the PBGC for the underfunding of the pension plan of Cone Mills Corporation, a predecessor company certain assets of which were purchased by WLR out of Chapter 11 bankruptcy proceedings and that are now owned by a subsidiary of ITG. Until February 2005, it was the opinion of management of the Company that this claim had no merit due to the protections of the Bankruptcy Court’s approved sale order that the purchase of Cone Mills Corporation assets by WLR was made free and clear of all liens, claims and encumbrances. In February 2005, the Bankruptcy Court overseeing the liquidation of Cone Mills Corporation refused to stay an amended complaint filed in November 2004 by the PBGC, which resulted in the Company’s decision to pursue a settlement of this lawsuit. In March 2005, the Company agreed to settle this case by issuing common stock of the Company valued at $4.0 million plus $500,000 of cash. The cost of this settlement was treated as a purchase price adjustment and was recorded as an extraordinary loss, net of tax, in the fiscal year 2005 consolidated statement of income in accordance with United States generally accepted accounting principles.

Note 13 Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151. This statement amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. …” SFAS No. 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of the statement are effective for ITG for inventory costs incurred during fiscal year 2006. The adoption of SFAS No. 151 has not had a material impact on ITG’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153. The guidance in APB No. 29 included certain exceptions to the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 has not had a material impact on ITG’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R). SFAS No. 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123(R) is effective for most public companies’ interim or annual periods beginning after June 15, 2005 and is effective for nonpublic companies for annual periods beginning after December 15, 2005. The Company is in the process of evaluating the impact of the adoption of this standard on its financial position and results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, effective for the first fiscal period in the fiscal year beginning after December 15, 2005. This statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement applies to all voluntary changes in accounting principles and requires retrospective application to

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

prior periods’ financial statements of changes in accounting principles, unless it is impracticable. This statement would only impact ITG if it made a voluntary change in accounting principle after the effective date.

In February 2006, the FASB issued SFAS No. 155. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. ITG does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated financial position or results of operations.

In July 2006, the FASB issued FIN 48. FIN 48 clarifies the accounting for income taxes by proscribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109 and utilizes a two-step approach for evaluating those tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied. Those tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period in which they meet the more-likely-than-not threshold or are otherwise resolved to qualify for recognition. De-recognition of previously recognized tax positions occurs when a company subsequently determines that a tax position no longer meets the recognition threshold. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for de-recognition of tax positions. The provisions of FIN 48 are effective beginning with ITG’s 2008 fiscal year. ITG is in the process of evaluating the impact of FIN 48 on ITG’s results of operations, financial position and related disclosures.

Independent Auditors’ Report

The Board of Directors

International Textile Group, Inc.

and Subsidiary Companies:

We have audited the accompanying consolidated balance sheets of International Textile Group, Inc. and Subsidiary Companies as of October 2, 2005 and October 3, 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for the fifty-two week period ended October 2, 2005 and the forty-seven week period ended October 3, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Textile Group, Inc. and Subsidiary Companies as of October 2, 2005 and October 3, 2004, and the results of their operations and their cash flows for the fifty-two week period ended October 2, 2005 and the forty-seven week period ended October 3, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

November 23, 2005

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

As of October 2, 2005 and October 3, 2004

(Amounts in thousands, except share data)

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$3,828	$4,110
Accounts receivable, less allowances of $6,509 in 2005 and $7,600 in 2004	109,117	142,660
Sundry notes and accounts receivable	10,311	11,532
Inventories	107,188	128,800
Other current assets	5,681	3,596

Total current assets	236,125	290,698

Investments in and advances to unconsolidated affiliates	4,557	587
Property, plant and equipment, net	21,554	7,382
Intangibles and deferred charges, net	1,772	1,631
Goodwill	2,740	—
Deferred income taxes	23,564	30,639
Other assets	1,260	785

	$291,572	$331,722

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,465	$2,000
Short-term borrowings from bank	1,975	—
Accounts payable	35,542	52,157
Sundry accounts payable and accrued liabilities	32,593	37,362
Deferred income taxes	301	5,945

Total current liabilities	73,876	97,464

Long-term liabilities:
Bank debt and other long-term obligations	62,698	74,031
Convertible subordinated notes	—	19,548
Other liabilities	26,541	39,331

Total liabilities	163,115	230,374

Minority interest in subsidiaries	583	185

Shareholders’ equity:
Common stock (par value $0.01 per share; 25,000,000 and 400,000 shares authorized in 2005 and 2004, respectively; 16,761,956 and 10,000 shares issued and outstanding in 2005 and 2004, respectively)	168	—
Preferred stock (par value $0.01 per share; 100,000 shares authorized; 0 shares issued and outstanding)	—	—
Capital in excess of par value	60,958	38,325
Retained earnings	66,748	62,838

Total shareholders’ equity	127,874	101,163

	$291,572	$331,722

See accompanying notes to consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

For the fifty-two weeks ended October 2, 2005 and

the forty-seven weeks ended October 3, 2004

(Amounts in thousands)

	2005	2004
Net sales	$724,060	$637,550
Cost of goods sold	641,800	565,868

Gross profit	82,260	71,682

Selling and administrative expenses	69,518	55,744
Stock-based compensation and related cash bonus expense	5,236	—
Start-up costs on international initiatives	1,268	—
Gain on disposal of property, plant and equipment	(2,432)	(1,302)
Settlement/curtailment gain on retired medical plans	(8,153)	—
Provision for restructuring and impairment	6,949	—

Income from operations	9,874	17,240

Other income (expense):
Interest income	534	113
Interest expense	(6,063)	(5,138)
Other income	901	303
Write-off of deferred financing fees	—	(1,531)

Income before income taxes	5,246	10,987

Income tax expense (benefit):
Current	(260)	7,218
Deferred	1,431	(2,890)

Total income tax expense	1,171	4,328

Income before equity in earnings of unconsolidated affiliates and minority interest net income	4,075	6,659
Equity in earnings of unconsolidated affiliates	2,714	166
Minority interest net income (loss)	92	(110)

Income before extraordinary item	6,881	6,715

Extraordinary gain (loss), net of income taxes of $1,663 in 2005	(2,837)	56,123

Net income	$4,044	$62,838

See accompanying notes to consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the fifty-two weeks ended October 2, 2005 and

the forty-seven weeks ended October 3, 2004

(Amounts in thousands, except share data)

	Member’s interests	Common stock		Preferred stock	Capital in excess of par value	Retained earnings	Total
		Shares	Amount
Formation of WLR Burlington Acquisition, LLC on November 10, 2003	$6,916	—	$—	$—	$—	$—	$6,916
Transfer of ownership interest in Nano-Tex LLC and Insuratex, Ltd.	(5,014)	—	—	—	—	—	(5,014)
Formation of WLR Cone Mills Acquisition, LLC on March 12, 2004	5,278	—	—	—	—	—	5,278
Conversion of unsecured subordinated notes to common stock	—	—	—	—	31,145	—	31,145
Conversion of member’s interests upon formation of International Textile Group, Inc. and merger of WLR Cone Mills Acquisition, LLC	(7,180)	10,000	—	—	7,180	—	—
Net income for the period	—	—	—	—	—	62,838	62,838

Balance at October 3, 2004	—	10,000	—	—	38,325	62,838	101,163
Stock dividend	—	13,416,405	134	—	—	(134)	—
Issuances of common stock	—	1,536,459	15	—	12,891	—	12,906
Awards issued in Equity Incentive Plan	—	915,000	9	—	(9)	—	—
Amortization of unearned compensation	—	—	—	—	3,102	—	3,102
Conversion of unsecured subordinated notes to common stock	—	884,092	10	—	6,649	—	6,659
Net income for the period	—	—	—	—	—	4,044	4,044

Balance at October 2, 2005	$—	16,761,956	$168	$—	$60,958	$66,748	$127,874

See accompanying notes to consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fifty-two weeks ended October 2, 2005 and

the forty-seven weeks ended October 3, 2004

(Amounts in thousands)

	2005	2004
Operations:
Net income	$4,044	$62,838
Adjustments to reconcile net income to cash provided (used) by operations:
Noncash portion of extraordinary (gain) loss	4,000	(56,123)
Settlement/curtailment gain on retired medical plans	(8,153)	—
Provision for restructuring and impairment	6,949	—
Depreciation and amortization of fixed assets	994	264
Amortization of intangibles and deferred financing costs	510	459
Amortization of noncash compensation—restricted stock	3,102	—
Deferred income taxes	1,431	(2,890)
Equity in earnings of joint ventures	(2,714)	(166)
Minority interest net (income) loss	(92)	110
Gain on sale and write-off of property, plant and equipment	(2,432)	(1,302)
Write-off of deferred financing fees	—	1,531
Noncash interest expense	415	1,873
Change in operating assets and liabilities:
Accounts receivable	34,764	(30,813)
Inventories	25,440	8,268
Other current assets	(2,085)	166
Accounts payable and accrued liabilities	(24,226)	2,316
Other liabilities	(8,071)	(4,035)

Cash provided (used) by operations	33,876	(17,504)

Investing:
Acquisition of businesses, net of cash acquired	(6,868)	(89,645)
Proceeds from sale of property, plant and equipment	2,992	2,352
Capital expenditures	(14,118)	(8,696)

Cash used in investing	(17,994)	(95,989)

Financing:
Increase (decrease) in checks issued in excess of deposits	(1,733)	6,642
Net borrowings (repayments) under revolver loans	(10,957)	56,426
Proceeds from issuance of term loans	4,400	19,600
Repayment of term loans	(4,742)	—
Short-term borrowings, net	1,975	—
Advance under capital lease obligation	1,016	—
Repayment of advance under capital lease obligation	(1,016)	—
Repayment of capital lease obligations	(356)	—
Payment of financing fees	(351)	(3,554)
Proceeds from issuance of common stock	8,906	—
Proceeds from issuance of member’s interests	—	12,194
Cash portion of transfer of ownership interests in Nano-Tex LLC and Insuratex, Ltd.	—	(8,775)
Repayment of assumed bank debt	—	(13,925)
Proceeds from issuance of unsecured subordinated notes	—	54,595
Repayment of unsecured subordinated notes	(13,306)	(5,600)

Cash provided (used) by financing	(16,164)	117,603

Net change in cash and cash equivalents	(282)	4,110

Cash and cash equivalents at beginning of period	4,110	—

Cash and cash equivalents at end of period	$3,828	$4,110

Supplemental cash flow information:
Cash payments for income taxes, net of refunds	$2,588	$6,217
Cash payments for interest	5,150	2,775
Noncash investing and financing activities:
Conversion of unsecured subordinated notes to common stock	6,659	31,145
Capital lease obligations incurred to acquire assets	1,789	—

See accompanying notes to consolidated financial statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

(1) Summary of Significant Accounting Policies

(a) Nature of Business

International Textile Group, Inc. (the Company) is a majority owned subsidiary of International Textile Holdings, Inc., which is wholly owned by three investment funds managed by WL Ross & Co. LLC. International Textile Group, Inc. is one of the world’s most diversified marketers and manufacturers of softgoods for apparel and interior furnishings. It is a leading developer, marketer and manufacturer of fabrics and other textile products utilized in a wide variety of apparel and interior furnishings end uses. The Company believes it is the world’s largest producer of denim fabrics and one of the largest worsted wool manufacturers and commission printers and finishers of interior furnishings in North America.

(b) Consolidation

The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries (see note 2). Investments in affiliates in which the Company owns 20 to 50% of the voting stock or has significant influence are accounted for using the equity method and all others are accounted for at cost. All significant intercompany accounts and transactions have been eliminated.

(c) Cash Equivalents

Cash and cash equivalents include time deposits and other short-term investments with an original maturity of three months or less. At times such amounts may exceed the F.D.I.C limits.

(d) Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and bear interest in certain cases that is recognized as received. The Company continuously performs credit evaluations of its customers, considering numerous inputs including, but not limited to, customers’ financial position, past payment history, cash flows and management capability; historical loss experience; and economic conditions and prospects. The Company estimates its allowance for doubtful accounts based on a combination of historical and current information regarding the balance of accounts receivable, as well as the current composition of the pool of accounts receivable. The Company determines past due status on accounts receivable based on the contractual terms of the original sale. Accounts receivable that management believes to be ultimately uncollectable are written off upon such determination. The Company records sales returns as a reduction to sales, cost of sales, and accounts receivable and an increase to inventory based on return authorizations for off-quality goods. Returned products that are recorded as inventories are valued based upon expected realizability.

(e) Inventories

Inventories are valued at the lower of cost or market. Cost of substantially all components of textile inventories in the United States is determined using the dollar value Last-in, First-out (LIFO) method. All other inventories are valued principally using the first-in, first-out (FIFO) or average cost methods.

(f) Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments and amortization charges are included in depreciation expense.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Depreciation and amortization of property, plant, and equipment is calculated over the estimated useful lives of the related assets principally using the straight-line method: 15 years for land improvements, 10 to 15 years for buildings and 3 to 12 years for machinery, fixtures, and equipment.

(g) Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliated companies are accounted for by both the equity and cost methods, depending upon ownership levels. The equity method of accounting is used when the Company’s investment in voting stock gives it the ability to exercise significant influence over operating and financial policies of the investee. This method of accounting is used for unconsolidated affiliated companies in which the Company holds 20% or more of the voting stock of the investee, but no more than 50%. Investments in less than 20% of the voting stock of an unconsolidated affiliated company are accounted for by the cost method. The Company’s equity in earnings and currency translation adjustments may be recorded on up to a one-quarter delay basis. These investments in unconsolidated affiliates are assessed periodically for impairment and are written down when the carrying amount is not considered fully recoverable.

(h) Impairment of Long-lived Assets

When circumstances indicate, the Company evaluates the recoverability of its long-lived assets by comparing the estimated future undiscounted cash flows with the asset’s carrying amount to determine if a write-down to market value or discounted cash flow is required. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to systematic amortization, but rather is tested for impairment annually and whenever events and circumstances indicate that an impairment may have occurred. Impairment testing compares the carrying amount of the goodwill with its fair value. Fair value is estimated based on discounted cash flows. When the carrying amount of goodwill exceeds its fair value, an impairment charge would be recorded. The Company has chosen the last day of the third quarter of its fiscal year as the date to perform its annual goodwill impairment test. The Company found no indication of impairment at that date. The Company reviews the estimated useful lives of intangible assets at the end of each reporting period. If events and circumstances warrant a change in the estimated useful life, the remaining carrying amount will be amortized over the revised estimated useful life.

(i) Deferred Financing Costs

Deferred financing costs are amortized over the life of the related debt as an adjustment to interest expense.

(j) Pensions and Postretirement Benefits

The valuation of pension and other postretirement benefit plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, assets, and liabilities. These assumptions include discount rates, investment returns, projected benefits and mortality rates. The actuarial assumptions used are reviewed annually and compared with external benchmarks to assure that they fairly account for future obligations.

(k) Insurance

Insurance liabilities are recorded based upon the claim reserves established by independent insurance consultants, as well as historical claims experience, demographic factors, severity factors, expected trend rates

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

and other actuarial assumptions. To mitigate a portion of its insurance risks, the Company maintains insurance for individual claims exceeding certain dollar limits. Provisions for estimated losses in excess of insurance limits are provided at the time such determinations are made. The reserves associated with the exposure to these liabilities, as well as the methods used in such evaluations, are reviewed by management for adequacy at the end of each reporting period and any adjustments are currently reflected in earnings.

(l) Revenue Recognition

Sales are recorded upon shipment or designation of specific goods for later shipment at customers’ request with related risk of ownership passing to such customers. The Company classifies amounts billed to customers for shipping and handling in net sales, and costs incurred for shipping and handling in cost of sales in the consolidated statement of income.

(m) Stock-Based Compensation

The Company’s Equity Incentive Plan is described more fully in note 14 to the “Notes to Consolidated Financial Statements.” The Company accounts for the stock option component under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations. No stock option employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Net income, as reported, includes compensation expense related to restricted stock awards, which is based on the appraised market price of the Company’s common stock at the date of grant amortized over the vesting period. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation using a Black-Scholes option pricing model and electing the “minimum value” method for nonpublic companies with the following weighted-average assumptions: a risk-free interest rate of 4.15%, dividend yields of 0%; and a weighted-average expected life of the options of 7 years.

2005
Net income, as reported	$4,044
Add: Total stock-based employee compensation expense included in net income, net of tax	2,047
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax	(2,465)

Pro forma net income	$3,626

(n) Start-up Costs on International Initiatives

As the Company continues to explore global expansion opportunities, certain costs related to these activities are expensed as incurred and reported separately in operations as Start-up Costs on International Initiatives in the consolidated statements of income. Such costs primarily include travel costs, legal and consulting fees, and expenses incurred during the start-up phase of new operations that cannot be capitalized under United States generally accepted accounting principles.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

During 2005, the Company’s Board of Directors approved plans to build a state-of-the-art denim plant and a world-class dyeing and finishing plant for mattress, upholstery and synthetic fabrics in the city of Jiaxing, Zhejiang Province, China. The denim operation will be a joint venture partnership called Cone Denim (Jiaxing) Limited, 51% owned by a subsidiary of the Company and 49% owned by a subsidiary of Novel Holdings Limited. The dyeing and finishing operation, Jiaxing Burlington Textile Company Limited, will be wholly owned by the Company. The Company expects to contribute approximately $27.0 million and is pursuing bank financing in China to construct these facilities estimated to cost approximately $87.0 million. The dyeing and finishing plant is expected to be completed by December 2006, and the denim plant is expected to be completed by the second half of 2007.

(o) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(p) Derivative Instruments

The Company accounts for derivative instruments in accordance FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and FASB Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under these statements, all derivatives are required to be recognized on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives used are highly effective in offsetting changes in the fair values or cash flows of the hedged items. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For fair value hedges, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings, with the ineffective portion, if any, being recognized in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

(q) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

(r) Fiscal Year

The Company uses a 52 – 53 week fiscal year that ends on the Sunday nearest September 30.

(s) Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentations.

(t) Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. …” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of the Statement are effective for the Company for inventory costs incurred during fiscal year 2006. The Company does not expect the adoption of SFAS No. 151 to have a material impact on its financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment to APB No. 29. The guidance in APB No. 29 included certain exceptions to the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is currently evaluating the impact of this statement, but does not believe the adoption of SFAS No. 153 will have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123(R) is effective for most public companies’ interim or annual periods beginning after June 15, 2005 and is effective for nonpublic companies for annual periods beginning after December 15, 2005. The actual impact of adoption cannot be predicted as it will depend on levels of share-based payments granted in the future.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, effective for the first fiscal period in the fiscal year beginning after December 15, 2005. This statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

This statement applies to all voluntary changes in accounting principles and requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable. This statement would only impact the Company if it made a voluntary change in accounting principle after the effective date.

(2) Formation of Company and Business Combinations

On November 10, 2003, WL Ross & Co. LLC (WLR) completed the acquisition of substantially all the assets of Burlington Industries, Inc. out of Chapter 11 bankruptcy proceedings. WLR created a separate legal entity to consummate the acquisition, WLR Burlington Acquisition LLC (later renamed International Textile Group, Inc.), which was wholly owned by three investment funds managed by WLR (WLR Recovery Fund II L.P., Absolute Recovery Hedge Fund, Ltd., and Absolute Recovery Hedge Fund L.P., the WLR Funds). The WLR Funds contributed $6.9 million in capital and $36.1 million in unsecured subordinated notes to WLR Burlington Acquisition LLC, which then contributed such funds to its wholly owned subsidiary, Burlington Industries LLC. Using these funds, together with $30.0 million of bank financing, Burlington Industries LLC purchased the assets acquired in the purchase transaction. In addition, Burlington Industries LLC assumed certain liabilities in the amount of $95.9 million of Burlington Industries, Inc. as part of the purchase agreement, and incurred acquisition costs of $4.6 million. The purchase price plus assumed liabilities and acquisition costs resulted in a total purchase price of $173.5 million allocated to assets valued at $221.5 million, generating unallocated negative goodwill of $48.0 million recorded by Burlington Industries LLC as an extraordinary gain on November 10, 2003.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed by Burlington Industries LLC at the date of acquisition (in millions).

Current assets	$188.5
Property and equipment (minority interest)	0.3
Intangible assets (minority interest)	1.1
Deferred income taxes on assets acquired	31.6

Total assets acquired	221.5

Current liabilities	60.8
Other long-term liabilities	35.1

Total liabilities assumed	95.9

Net assets acquired	$125.6

The assets above included an ownership interest of approximately 51% in Nano-Tex LLC (a California advanced molecular technology limited liability company) and a 100% ownership interest in Insuratex, Ltd. (a Bermuda captive insurance company). On November 10, 2003, the Nano-Tex LLC ownership interest was transferred from Burlington Industries LLC to WLR Burlington Acquisition LLC and the Insuratex, Ltd. ownership interest was transferred from Burlington Industries LLC to WLR Recovery Fund II L.P. Such transfers were made at the carrying amounts of the assets and liabilities of these entities under common control and were recorded as a return of capital.

On March 12, 2004, WLR completed the acquisition of substantially all of the assets of Cone Mills Corporation out of Chapter 11 bankruptcy proceedings. WLR created a separate legal entity, WLR Cone Mills

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Acquisition LLC, which was wholly owned by WLR Recovery Fund II L.P., to consummate the acquisition. WLR Recovery Fund II L.P. contributed $5.3 million in capital and $18.5 million in unsecured subordinated notes to WLR Cone Mills Acquisition LLC, which then contributed such funds to its wholly owned subsidiary, Cone Mills LLC. Using these funds, together with $18.8 million of bank financing, Cone Mills LLC purchased the assets acquired in the purchase transaction. In addition, Cone Mills LLC assumed certain liabilities in the amount of $55.7 million (includes approximately $13.9 million of assumed bank debt) from Cone Mills Corporation as part of the purchase agreement, and incurred acquisition costs of $2.5 million. The purchase price plus assumed liabilities and acquisition costs resulted in a total purchase price of $100.8 allocated to assets valued at $108.9 million, generating unallocated negative goodwill of $8.1 million recorded by Cone Mills LLC as an extraordinary gain on March 12, 2004.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed by Cone Mills LLC at the date of acquisition (in millions).

Current assets	$106.8
Deferred income taxes on assets acquired	2.1

Total assets acquired	108.9

Current liabilities	50.0
Other long-term liabilities	5.7

Total liabilities assumed	55.7

Net assets acquired	$53.2

Effective August 2, 2004, WLR Cone Mills Acquisition LLC was merged with and into WLR Burlington Acquisition LLC. WLR Burlington Acquisition LLC was the surviving limited liability company in the merger whereby the separate corporate existence of WLR Cone Mills Acquisition LLC ceased. Immediately following the merger, WLR Burlington Acquisition LLC converted into a Delaware corporation under the name International Textile Group, Inc. (ITG). According to the “Plan of Integration of WLR Burlington Acquisition LLC and WLR Cone Mills Acquisition LLC to Form International Textile Group, Inc.” (the Plan of Integration) all previously existing membership interests in WLR Cone Mills Acquisition LLC and WLR Burlington Acquisition LLC were converted immediately following the merger such that the WLR Funds owned 100% of the common stock in ITG. In connection with the merger transaction, WLR also created International Textile Holdings, Inc. (ITH). In connection with the Plan of Integration, each of the WLR investment funds transferred all of the capital stock it owned in ITG to ITH, after which ITH became the sole stockholder of ITG, and the majority interest in Nano-Tex LLC was transferred from ITG to ITH at this date. Also on August 2, 2004, ITG utilized borrowings from a new bank credit agreement to pay-off the bank loans of Burlington Industries LLC and Cone Mills LLC, and a portion of the unsecured subordinated notes referred to above were converted to Company common stock with the remaining balances paid-off by the issuance of new convertible subordinated notes (see note 6).

The results of operations of WLR Burlington Acquisition LLC have been included in the consolidated financial statements since November 10, 2003. The results of operations of WLR Cone Mills Acquisition LLC have been included in the consolidated financial statements from March 12, 2004 until the date of merger, August 2, 2004.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

During 2004, the Pension Benefit Guaranty Corporation (PBGC) filed various lawsuits against Cone Mills Corporation, WLR, ITG, Inc. and certain other subsidiaries seeking damages alleging that the defendants remain liable to the PBGC for the underfunding of the pension plan of Cone Mills Corporation. Until February 2005, it was the opinion of management of the Company that this claim had no merit due to the protections of the Bankruptcy Court’s approved sale order that the purchase of Cone Mills Corporation assets by WLR was made free and clear of all liens, claims and encumbrances. In February 2005, the Bankruptcy Court overseeing the liquidation of Cone Mills Corporation refused to stay an amended complaint filed in November 2004 by the PBGC, which resulted in the Company’s decision to pursue a settlement of this lawsuit. In March 2005, the Company agreed to settle this case by issuing common stock of the Company valued at $4.0 million plus $500,000 of cash. The cost of this settlement was treated as a purchase price adjustment and was recorded as an extraordinary loss, net of tax, in the fiscal year 2005 consolidated statement of income in accordance with United States generally accepted accounting principles.

In August 2005, the Company purchased certain assets from HLC Industries, Inc. representing its H. Landau division (a worldwide supplier of specification and commercial military uniform fabrics) for $6.9 million in cash. The operating results of the H. Landau division from that date were integrated into the Company’s Carlisle Finishing business, which operates as a commission printing and finishing supplier for apparel and interior furnishings products. The purchase was treated as the purchase of a business under SFAS No. 141, and assets acquired included inventory valued at $3.9 million, intangible assets valued at $0.3 million, and goodwill valued at $2.7 million.

In January 2005, the Company’s Burlington WorldWide division purchased certain assets of Cleyn & Tinker, the leading Canadian worsted wool manufacturer, including inventories, accounts receivables, and the intellectual properties and Cleyn & Tinker tradename, for $10.2 million. The assets acquired failed to meet the definition of a business under SFAS No. 141, which would have required recording assets at fair values. Purchased assets were recorded at their designated contract purchase price per the acquisition agreement.

In December 2004, the Company announced its intention to partner with China Ting Group to build a dyeing and finishing plant, a warehouse, and a distribution center in China. During fiscal year 2005, negotiations between the parties ceased. During 2005, the Company has formed Jiaxing Burlington Textile Company Limited, a wholly owned subsidiary, to build a dyeing and finishing plant for mattress, upholstery, and synthetic fabrics in the city of Jiaxing, Zhejiang Province, China.

(3) Inventories

Inventories at October 2, 2005 and October 3, 2004 are summarized as follows (in thousands):

	2005	2004
Inventories at FIFO:
Raw materials	$9,372	$14,488
Stock in process	31,159	38,452
Produced goods	61,317	63,778
Dyes, chemicals, and supplies	11,611	11,149

	113,459	127,867
Excess of FIFO over LIFO	(6,271)	—
Excess of LIFO over FIFO	—	933

Total	$107,188	$128,800

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Inventories valued using the LIFO method comprised approximately 93% of consolidated inventories at October 2, 2005 and October 3, 2004.

(4) Investments in Unconsolidated Affiliates

Burlington Industries LLC and Parkdale America each owned 50% of Summit Yarn LLC and Summit Yarn Holdings (together “Summit Yarn”, a joint venture formed to build and operate a cotton open-end and ring spun yarn manufacturing facility in Mexico). Burlington Industries LLC and Mafatlal Industries Limited each owned 50% of Mafatlal Burlington Industries Limited, a joint venture formed to build and operate a vertically integrated denim manufacturing facility in India. On August 2, 2004, as part of the Plan of Integration (see note 2), Burlington Industries LLC transferred all of its shares of equity interests or other rights in Summit Yarn and Mafatlal Burlington Industries Limited to Cone Denim LLC and Cone International Holdings, Inc., respectively. Cone Denim LLC is a wholly owned subsidiary of ITG, Inc. and Cone International Holdings, Inc. is a wholly owned subsidiary of Cone Denim LLC. Cone Denim LLC and Mafatlal Industries Limited are currently in arbitration to determine which party has the right to purchase the other party’s 50% ownership interest upon a change of control in accordance with their partnership agreement. The arbitration will likely result in the Company either selling its interest or buying the partner’s interest in Mafatlal Burlington Industries Limited for amounts that have yet to be determined. The parties have been engaged in settlement discussions and, at this time, it is not possible to determine the ultimate outcome of this arbitration proceeding.

Cone Denim LLC and Compania Industrial de Parras S.A. de C.V. (CIPSA) own a denim manufacturer in Mexico, Parras Cone de Mexico, S.A. de C.V. (Parras Cone), formed to build and operate a denim manufacturing facility in Parras, Mexico. Cone Denim LLC and CIPSA each own a 50% interest in Parras Cone. WLR acquired designation rights to an ownership interest in CIPSA on March 12, 2004 and, on October 14, 2004, WLR exercised such rights and transferred the ownership interest, which has no assigned value, to Cone Denim LLC.

Burlington Industries LLC had an ownership interest in Unifi Textured Polyester, LLC, a textured yarn joint venture, of approximately 15% that was accounted for using the equity method because the Company had significant influence over the operations of the entity, including control of 40% of the Board and certain additional rights that require unanimous votes to pass. In April 2005, the Company sold its entire interest in the Unifi joint venture for $901,000 and recorded a gain on disposition of the same amount included in Other Income in the consolidated statement of income.

The aggregate summarized unaudited financial information of the Company’s investments in unconsolidated affiliates is set forth below (in thousands). The balance sheet information is as of October 2, 2005 and October 3, 2004. The 2004 income statement information includes the results of operations of Summit Yarn, Mafatlal Burlington Industries Limited and Unifi Textured Polyester, LLC for the period from November 10, 2003 to October 3, 2004, and the results of operations of Parras Cone for the period from March 12, 2004 to October 3, 2004.

	2005	2004
Current assets	$61,204	$92,563
Noncurrent assets	102,213	136,667
Current liabilities	28,684	27,300
Noncurrent liabilities	9,014	17,782
Net sales	321,755	351,211
Gross profit	17,717	1,339
Net income (loss)	5,771	(44,296)

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

The Company assigned no values to long-term assets acquired in the 2004 business combinations (except for long-term assets applicable to minority interest) due to the existence of negative goodwill in accordance with United States generally accepted accounting principles (see note 2). Accordingly, no value was assigned to investments in unconsolidated affiliates as well as a note receivable from Summit Yarns with an outstanding balance of $5.6 million at November 10, 2003. The Company received principal payments of $3.2 million and $0.5 million on this note during the 2005 and 2004 fiscal years, respectively, which is recorded in cost of goods sold in the consolidated statements of income. The 2004 aggregate net loss shown in the above table is primarily related to the Unifi joint venture. The Company has discontinued applying the equity method of accounting for its investments that have been reduced to zero in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. If such affiliates subsequently report net income, the equity method will resume after the Company’s share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

The Company has various related party transactions in the normal course of business with its unconsolidated affiliated companies. The Company purchases denim and yarn from Parras Cone under a transfer pricing arrangement that is a part of the Commercial Agreement between Parras Cone, Cone Denim LLC and its joint venture partner, CIPSA. Purchases of denim and yarn from Parras Cone were $12.7 million and $11.3 million in 2005 and 2004, respectively. The Company received $5.0 million and $3.3 million in marketing fees from Parras Cone and $1.8 million and $0.5 million in management fees for production management, cotton buying, administrative support and engineering services in 2005 and 2004, respectively (including $0.8 million received in fiscal year 2005 as prepayment of management fees for fiscal year 2006). At October 2, 2005 and October 3, 2004, the Company had amounts due to Parras Cone recorded in accounts payable of $0.3 million and $3.4 million, respectively. During the 2005 fiscal year, the Company purchased raw materials in the amount of $29.2 million and $6.0 million from Summit Yarns LLC and Unifi Textured Polyester, LLC, respectively, and had accounts payable due to Summit Yarns LLC of $1.1 million. During the 2004 fiscal year, the Company purchased raw materials in the amount of $35.8 million and $10.6 million from Summit Yarns LLC and Unifi Textured Polyester, LLC, respectively, and had accounts payable due of $2.0 million and $1.4 million, respectively.

(5) Property, Plant, and Equipment

Property, plant, and equipment consisted of the following at October 2, 2005 and October 3, 2004 (in thousands):

	2005	2004
Land and land improvements	$26	$3
Buildings	2,695	498
Leasehold improvements	1,068	—
Machinery and equipment	16,306	7,145
Equipment under capital leases	2,687	—

	22,782	7,646
Less:
Accumulated depreciation	1,191	264
Accumulated amortization on capital leases	37	—

	$21,554	$7,382

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Property, plant, and equipment is valued at cost for additions made after 2004 acquisition purchase price allocations (see note 2). No values were assigned to long-term assets acquired in the 2004 business combinations due to the existence of negative goodwill in accordance with United States generally accepted accounting principles.

(6) Long-term Debt

Long-term debt consisted of the following at October 2, 2005 and October 3, 2004 (in thousands):

	2005		2004
	Current	Noncurrent	Current	Noncurrent
Bank credit agreement:
Revolving loans	$—	$45,473	$—	$56,426
Term loans	3,000	16,258	2,000	17,600
Convertible subordinated notes	—	—	—	19,548
Other	—	—	—	5

	3,000	61,731	2,000	93,579
Capitalized lease obligations	465	967	—	—

	$3,465	$62,698	$2,000	$93,579

On August 2, 2004, the Company entered into a Bank Credit Agreement secured by substantially all of the Company’s assets with a final maturity date of August 1, 2008. The Bank Credit Agreement consists of a total credit facility commitment amount of $150.0 million, including Revolving Loans, Letters of Credit, Term Loans and CapEx Loans (each as defined). Loans under the Bank Credit Agreement bear interest, payable monthly, at floating Base (prime) or LIBOR rates plus an applicable margin based on the Company’s Fixed Charge Ratio (as defined). The weighted average interest rate under the Bank Credit Agreement was 6.55% at October 2, 2005. In addition, the Company pays a monthly unused line fee on the unused portion of the facility of 0.375% or 0.50%, depending on whether the facility utilization rate is greater than 50% or less than 50%, respectively. The Term Loans are due and payable in four quarterly installments of $500,000 beginning November 1, 2004 and eleven quarterly installments of $750,000 beginning November 1, 2005, with the remaining principal balance due on the commitment termination date of August 1, 2008. The aggregate principal amount of CapEx Loans made during each calendar year are due and payable in equal installments at the end of each calendar quarter of each succeeding calendar year based on a level five year amortization, with the remaining principal balance due on the commitment termination date of August 1, 2008. The Company has incurred financing fees of $2.1 million related to the establishment of the Bank Credit Agreement that are deferred and amortized over the life of the agreement. At October 2, 2005 and October 3, 2004, the accumulated amortization was $0.6 million and $0.1 million, respectively, and amortization expense is estimated to be $0.5 million in the 2006 and 2007 fiscal years, and $0.4 million in the 2008 fiscal year. During fiscal year 2004, proceeds from the Bank Credit Agreement were used, in part, to pay off a financing agreement previously established by Burlington Industries LLC at which time the related unamortized deferred financing costs of $1.5 million were written-off as a component of net income.

The Bank Credit Agreement contains certain restrictive covenants, including but not limited to, the maintenance of a fixed charge ratio (as defined) and limitations on investments, distributions, capital changes, mergers and consolidations, borrowings of debt, and guaranties. In addition, proceeds from the sale of certain assets must be used to repay obligations under the Bank Credit Agreement.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

At the option of the WLR Funds, principal due on unsecured subordinated notes payable to the WLR Funds could from time to time be converted in whole or in part into shares of Company common stock on a dollar for dollar basis, with the conversion ratio per share issued being equal to the book value per share of the common stock as of the nearest fiscal year-end date of the Company or such other date as agreed upon by the parties. On August 2, 2004, the outstanding balance of $56.1 million on the original unsecured subordinated notes issued upon acquisition of WLR Burlington Acquisition LLC and WLR Cone Acquisition LLC (see note 2), less $25.0 million for a net amount of $31.1 million, was converted into shares of common stock of the Company on a dollar for dollar basis. Also on August 2, 2004, the Company borrowed a total of $25.0 million from the WLR Funds under new unsecured convertible subordinated notes to payoff the remaining balance of the original unsecured subordinated notes. The terms of the new unsecured convertible subordinated notes were as follows: $8.4 million borrowed from WLR Recovery Fund II, L.P. due March 12, 2009 at 4.30%; $10.1 million from WLR Recovery Fund II, L.P. due November 10, 2008 at 4.28%; $4.3 million from Absolute Recovery Hedge Fund, Ltd. due November 10, 2008 at 4.28%; and $2.2 million from Absolute Recovery Hedge Fund, L.P. due November 10, 2008 at 4.28%. Interest on the convertible subordinated notes was compounded semi-annually, and accrued but unpaid interest was converted to additional principal amounts on the last day of each month and otherwise from time to time upon demand of the WLR Funds. On May 4, 2005, the outstanding balance of $6.7 million on the new unsecured subordinated was converted into shares of common stock of the Company on a dollar for dollar basis.

As of October 2, 2005, aggregate maturities of long-term debt (excluding capitalized lease obligations) for each of the next five years based on the contractual terms of the instruments are as follows: $3.0 million in 2006, $3.0 million in 2007, $58.7 million in 2008, $0.0 million in 2009 and $0.0 million in 2010.

(7) Leases

As of October 2, 2005, minimum future obligations under capital leases and noncancelable operating leases were as follows (in thousands):

	Capital leases	Operating leases
2006	$539	$3,806
2007	390	2,596
2008	308	2,476
2009	308	2,413
2010	51	2,411
Later years	—	8,216

Total minimum lease payments	1,596	$21,918

Less interest portion of payments	164

Present value of future minimum lease payments	$1,432

Capital leases are primarily for production machinery and equipment. Interest rates are imputed at 5.96% to 6.75%. Operating leases pertain to office facilities and a variety of machinery and equipment. Certain operating leases, principally for office facilities, contain escalation clauses for increases in operating costs, property taxes and insurance. For the 2005 and 2004 fiscal years, rental expense for all operating leases was $6.9 million and $5.3 million, respectively.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

(8) Income Taxes

The Company is a majority owned subsidiary of International Textile Holdings, Inc. (ITH). ITH files a consolidated U.S. federal income tax return that includes the taxable income of the Company. The Company records U.S. federal income tax expense based on its share of federal consolidated net income. At October 2, 2005 and October 3, 2004, the Company has recorded a payable to ITH of approximately $1.8 million and $0.9 million, respectively, related to U.S. federal income tax benefits generated by ITH that reduced the Company’s federal tax payments. Foreign entities record income tax expense based on the applicable laws and requirements of their respective tax jurisdictions. The sources of income (loss) before income taxes, equity in earnings of unconsolidated affiliates, minority interest and extraordinary items for fiscal 2005 and 2004 were as follows (in thousands):

	2005	2004
United States	$(2,738)	$4,682
Foreign	7,984	6,305

Total	$5,246	$10,987

Income tax expense (benefit) for fiscal 2005 and 2004 consisted of (in thousands):

	2005	2004
Current:
United States	$100	$5,198
Foreign	(360)	2,020

Total current	(260)	7,218

Deferred:
United States	(664)	(3,070)
Foreign	2,095	180

Total deferred	1,431	(2,890)

	$1,171	$4,328

Income tax expense for the 2005 and 2004 fiscal years is different from the amount computed by applying the U.S. federal income tax rate of 35% to income before income tax expense and extraordinary gain as follows (in thousands):

	2005	2004
U.S. federal tax at statutory rate	$1,836	$3,845
State income taxes, net of federal effect	(132)	374
Effect of change in tax rate brackets	150	(110)
Foreign income taxed at other rates	(824)	42
Nondeductible business expenses	149	131
Other	(8)	46

	$1,171	$4,328

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

At October 2, 2005, the Company had a $2.8 million U.S. federal income tax refund receivable, a federal net operating loss carryforward with a related tax benefit of $1.6 million that expires in 2025, $27.1 million of deferred tax assets (including $13.9 million in foreign jurisdictions), and $3.9 million of deferred tax liabilities. At October 3, 2004, the Company had $36.7 million of deferred tax assets (including $16.0 million in foreign jurisdictions) and $12.0 million of deferred tax liabilities. Realization of the deferred tax assets is contingent on future taxable earnings in the respective tax jurisdictions. It is management’s opinion that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset at October 2, 2005 and October 3, 2004 consisted of the following (in thousands):

	2005		2004
	Current	Noncurrent	Current	Noncurrent
Fixed assets	$—	$13,114	$—	$14,988
Inventory valuation	(3,003)	—	(10,634)	—
Bad debt reserves	1,351	—	1,755	—
Employee benefits	260	8,668	2,738	13,790
Unconsolidated affiliates	904	—	—	1,861
Net operating loss carryforward	—	1,614	—	—
Other	187	168	196	—

Total	$(301)	$23,564	$(5,945)	$30,639

The Company anticipates that any U.S. income tax related to the repatriation of undistributed foreign earnings of its foreign operations not considered permanently invested will be offset by U.S. foreign tax credits.

(9) Retirement and Other Postretirement Benefits

Burlington Industries LLC has a U.S. defined benefit pension plan that provides benefits to most of its U.S. employees, and certain employees in foreign countries, based on total employee contributions through September 30, 2003. On July 29, 2003, the plan was amended to provide that no further employee contributions could be made to the plan after September 30, 2003 and that no service or participation after such date be recognized in calculating a pension benefit. The funding policy for this plan is to contribute periodically an amount based on the ERISA funding requirements as determined by the plan’s actuary. All participants are fully vested. Benefits consist of a pension payable for life following termination, or, at the option of the participant, a one-time lump sum cash payment equal to the discounted present value of the pension, based on the participant’s age and the amount of the employee’s contributions as determined under the provisions of the plan and applicable law.

In addition, Burlington Industries LLC and Cone Denim LLC had contributory health care and dental plans for employees electing early retirement between the ages of 55 and 65, with dental care coverage continuing beyond the age of 65 under the Cone plan. The Burlington Industries plans were closed to new members on November 10, 2003. The Cone plan was available to most of its U.S. employees who elected participation through December 31, 2004, at which time it was closed to new members. On November 19, 2004, the Board of Directors approved the termination of the retiree health and dental plans effective September 30, 2005. The Burlington and Cone plans were merged into a new combined plan on January 1, 2005. As a result of the terminations, the Company recognized curtailment and settlement gains of $8.2 million in the 2005 fiscal year to

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

reflect the reduction of the postretirement benefit liabilities recorded in the consolidated balance sheets. Burlington Industries LLC also has a noncontributory life insurance plan that was closed to new members in 1973. The Company’s policy is to fund the cost of the medical plans and the life insurance plan as expenses are incurred. The cost of postretirement benefits was accrued over the employees’ service lives.

The Company uses a September 30 measurement date for its defined benefit pension plan and its postretirement benefit plans (in thousands):

	October 2, 2005		October 3, 2004
	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
Change in benefit obligations:
Balance at beginning of period	$(74,348)	$(12,833)	$(113,127)	$(15,527)
Service cost	—	—	—	—
Interest cost	(3,901)	(626)	(4,116)	(830)
Merger of Cone Denim LLC	—	—	—	(2,372)
Contributions by plan participants	—	(2,960)	—	(4,970)
Benefits paid	10,960	7,022	41,707	8,741
Curtailment gain (loss)	(2,145)	1,449	—	—
Settlement gain	—	4,747	—	—
Actuarial gains (losses)	(3,960)	(837)	1,188	2,125

Balance at end of period	(73,394)	(4,038)	(74,348)	(12,833)

Change in fair value of plan assets:
Balance at beginning of period	57,264	1,718	91,594	2,118
Actual return on plan assets, net of plan expenses	3,368	771	7,377	(565)
Contributions by employer	2,150	3,003	—	3,936
Contributions by plan participants	—	2,960	—	4,970
Benefits paid	(10,960)	(7,022)	(41,707)	(8,741)

Balance at end of period	51,822	1,430	57,264	1,718

Funded status	(21,572)	(2,608)	(17,084)	(11,115)
Unrecognized net (gain) loss	(56)	202	(4,288)	(1,877)

Net amount recognized in the consolidated balance sheets	$(21,628)	$(2,406)	$(21,372)	$(12,992)

Components of net expense (benefit) for the plans were as follows for the 2005 and 2004 fiscal years (in thousands):

	2005		2004
	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
Service cost	$—	$—	$—	$5
Interest cost	3,901	626	4,116	825
Expected return on plan assets, net of plan expenses	(3,632)	(56)	(4,277)	317

Net expense (benefit)	$269	$570	$(161)	$1,147

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

Weighted average assumptions used to determine net cost for the 2005 and 2004 fiscal years were:

	2005		2004
	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
Discount rate	5.25%	5.25%	5.50%	6.05%
Long-term rate of return on plan assets	8.00%	8.00%	8.00%	8.00%
Long-term rate of compensation increase	N/A	N/A	N/A	N/A

The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The expected return is based on historical returns as well as general market conditions.

For purposes of estimating the postretirement benefit medical plan obligations at October 3, 2004, the weighted average assumed annual rate of increase in the Company’s net per capita health care expenses was 7.5% in the 2005 fiscal year, and this rate was assumed to remain at 7.5% after fiscal year 2005. The funded status of the medical plans for early retirees at October 2, 2005 represents the estimated liability of the Company for claims incurred but not reported that will be paid during the 2006 fiscal year. At October 2, 2005, the medical plans for early retirees and the life insurance plan were underfunded with an accumulated postretirement benefit obligation (APBO) of $0.8 million and $3.2 million, respectively, and plan assets of $0.1 million and $1.3 million, respectively. At October 3, 2004, the medical plans for early retirees and the life insurance plan were underfunded with an APBO of $9.5 million and $3.3 million, respectively, and plan assets of $0.1 million and $1.6 million, respectively.

Weighted average asset allocations at October 2, 2005 and October 3, 2004 by asset category are as follows:

	2005		2004
	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
Equity securities	50%	28%	49%	0%
Debt securities	47%	50%	44%	90%
Cash and cash equivalents	3%	22%	7%	10%

The objective of the Company’s investment policies and strategies for the pension plan is to achieve a targeted return over the long term that increases the ratio of assets to liabilities at a level of risk deemed appropriate by the Company while maintaining compliance with the Employee Retirement Income Security Act of 1974 (ERISA), common law fiduciary responsibilities and other applicable regulations and laws. The investment objective is measured over rolling one-, three- and five-year periods. The pension plan invests primarily in passive investments and predominantly in the equity asset class to maximize return on assets. Investment in additional asset classes with differing rates of returns, return variances and correlations is utilized to reduce risk by providing diversification relative to equities. Additionally, the Company diversifies investments within asset classes to reduce the impact of losses in single investments. The pension plan’s asset allocation policy is the principal method for achieving its targeted return. The asset allocation targets are 60% equity securities and 40% debt securities, with alternative investments and variances allowed within certain ranges. Actual asset allocation is monitored monthly relative to established policy targets and ranges. A variance from these ranges triggers a review and rebalancing toward the target allocation with due consideration given to the liquidity of the investments and transaction costs. For the postretirement benefit plans, the Company seeks high current income and liquidity by investing primarily in a diversified portfolio of high-quality cash and debt securities.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

While the Company has no present minimum funding requirement for its pension plan for the 2006 fiscal year, it expects to contribute up to $10.0 million to its pension plan in fiscal year 2006. The Company expects to contribute $0.7 million to its other postretirement benefit plans in fiscal year 2006.

The following benefit payments are expected to be paid in the following fiscal years. The estimated future postretirement benefit payments reflect the approved termination of the retiree health and dental plans effective September 30, 2005 (in thousands).

	Pension benefits	Postretirement benefits
2006	$22,845	$1,279
2007	7,709	379
2008	7,604	374
2009	6,877	353
2010	6,516	334
2011 to 2015	25,076	1,381

(10) Defined Contribution Plans

The Company has 401(k) Savings Plans for all U.S. employees (and certain employees in foreign countries). The 401(k) Savings Plans provide for Company contributions of cash on a sliding scale based on the level of the employee’s contribution. During the 2005 and 2004 fiscal years, cash contributions of $3.4 million and $2.9 million, respectively were made to the 401(k) Savings Plans and charged to operations.

(11) Contingencies

The Company and its subsidiaries have sundry claims and other lawsuits pending against them arising in the ordinary course of business. The Company may also be liable for environmental contingencies with respect to environmental cleanups. The Company makes provisions in its financial statements for litigation and claims based on the Company’s assessment of the possible outcome of such litigation and claims, including the possibility of settlement. It is not possible to determine with certainty the ultimate liability of the Company in the matters described above, if any, but in the opinion of management, their outcome should have no material adverse effect upon the financial condition or results of operations of the Company.

(12) Derivative and Financial Instruments

The Company may from time to time utilize derivative financial instruments to manage changes in cotton prices and interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and global operating activities. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are a diverse group of major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to the risk of credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the other parties.

Cotton is the primary raw material for the Company’s denim fabric manufacturing operations. The Company has an established cotton purchasing program, administered in conformance with policies approved by

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

the board of directors, to ensure an uninterrupted supply of appropriate quality and quantities of cotton, to cover committed and anticipated fabric sales and to manage margin risks associated with price fluctuations on anticipated cotton purchases. The Company qualifies for the “normal purchases exception” under FASB Statements No. 133 and 138 related to its cotton purchase contracts. Derivative instruments used by the Company for cotton purchases are primarily forward purchase contracts and, to a lesser extent, futures and option contracts. These derivative instruments are excluded from hedge effectiveness evaluation.

The ineffective portion of derivative gains and losses, if any, as well as portions excluded from hedge effectiveness evaluation, are recognized immediately. Gains and losses on cotton derivatives are reported in cost of goods sold ($0.4 million gain in fiscal 2005 and $0.5 million loss in fiscal 2004).

The carrying amounts of cash, accounts receivable, certain other financial assets, accounts payable and borrowings under the bank loans are reasonable estimates of their fair value at October 2, 2005 and October 3, 2004 because of the short maturity of these instruments, or in the case of the bank loans, because of the variable interest rate terms. The carrying amounts of the unsecured convertible subordinated notes approximated their fair value at October 3, 2004 based on then-current market pricing.

(13) Business and Credit Concentrations

The global and United States textile industries are highly competitive. No one firm dominates the United States market, and many companies compete only in limited segments of the textile market. Certain of the Company’s products also compete with nontextile products. Textile competition is based in varying degrees on price, product styling and differentiation, quality, response time, and customer service. The importance of each of these factors depends upon the needs of particular customers and the degree of fashion risk inherent in the product. Imports of foreign-made textile and apparel products are a significant source of competition for most sectors of the domestic textile industry. The U.S. Government has attempted to regulate the growth of certain textile and apparel imports through tariffs and bilateral agreements, many of which expired in 2005, that establish quotas on imports from lesser-developed countries that historically account for significant shares of U.S. imports. In early November 2005, the U.S. and China signed a pact that imposes “safeguard” controls to restrict imports through 2008 on Chinese access to the U.S. market in the event of an import “surge.” Despite these efforts, imported apparel, which represents the area of heaviest import penetration, represents a vast majority of the U.S. market. The Company is addressing these concerns by reducing costs through consolidation and integration of businesses and by expanding overseas operations. The Company uses many types of fiber, both natural (principally wool and cotton) as well as manufactured (polyester, nylon, polypropylene, acrylic, rayon, Tencel, and acetate), in the manufacture of its textile products. The Company believes that future price levels for all fibers will depend primarily upon supply and demand conditions, general inflation, U. S. and foreign government fiscal policies and agricultural programs, relative currency values, and prices of underlying raw materials such as petroleum. The Company purchases all of its raw materials and dyes, and generally to date, has had no difficulty in obtaining these materials. Wool and man-made fibers are available from a wide variety of sources both domestically and abroad. Cotton is available from a wide variety of domestic and foreign sources. Other materials, such as dyes and chemicals, are generally available, but, as in the case of raw materials, continued availability is dependent to varying degrees upon the adequacy of petroleum supplies. Energy costs are an important factor in cost of sales across all the Company’s businesses. The costs of certain of these raw materials have been volatile in the past several years. United States agricultural programs affect the cost and supply of cotton in the U.S., and the policies of foreign governments have an effect on worldwide prices and supplies as well. Since cotton is an agricultural product, its supply and quality are subject to the forces of nature. Although

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

the Company has always been able to acquire sufficient supplies of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, disease or other factors could materially adversely affect the Company’s operations.

The Company primarily marketed its products to customers in the United States during 2005 and 2004. The Company also markets its products to customers in Canada, Mexico, Central and South America, Europe, Africa, Australia, and Asian countries. For the 2005 fiscal year, no single customer represented more than 10% of the Company’s net sales, and the Company’s 10 largest customers accounted for approximately 32% of net sales. The Company owns and operates two manufacturing plants as well as two joint venture plants in Mexico, a joint venture plant in India and has a majority ownership interest in a manufacturing operation located in Turkey. The recorded amount of net assets in these locations is approximately $13.4 million as of October 2, 2005.

(14) Stock-Based Compensation

Under the Company’s Equity Incentive Plan, the Company is authorized to award restricted nonvested shares of common stock, options to purchase common stock, or Performance Unit/Share awards that are dependent upon achievement of specified performance goals and are payable in common stock and cash. During fiscal year 2005, 915,000 shares of ITG, Inc. restricted nonvested common stock were granted with a grant date fair value of $6.78 per share and vesting requirements of 50% in the 2005 fiscal year and 12.5% in each of the subsequent four fiscal years. During fiscal year 2005, 925,000 stock options were granted with an exercise price of $6.78 per share and vesting requirements of 40% in the 2005 fiscal year and 15% in each of the subsequent four fiscal years. Stock options granted have a maximum term of 10 years. These restricted shares and stock options remained outstanding at October 2, 2005, with 370,000 stock options exercisable. Total stock-based compensation expense charged to income was as follows (in thousands):

	2005	2004
Amortization of restricted stock	$3,102	$—
Cash bonuses to cover the income tax effects of individuals’ restricted stock grants	2,134	—

Total	$5,236	$—

Under the Equity Incentive Plan twelve percent of total Company shares of common stock are available for award grants. The fair value of stock options granted in fiscal year 2005 was $1.71 and was estimated at the date of grant using a Black-Scholes option pricing model and electing the “minimum value” method for nonpublic companies with the following weighted-average assumptions: a risk-free interest rate of 4.15%, dividend yields of 0%; and a weighted-average expected life of the options of 7 years.

(15) Restructuring and Impairment Charges

During the 2005 fiscal year, the Company has undertaken a number of restructuring activities to address increased Asian imports as well as difficult market dynamics and to improve long-term return on investment. The major elements of these activities include:

(1) Reduction in denim operating capacity. In order to better align its operations with market demand, the Company began to reduce its workforce at its Rutherford County, North Carolina plants in May 2005, and announced in September 2005 that it was closing these plants by November 2005. This plan includes moving these products and volumes to other plants in the U.S. and Mexico.

INTERNATIONAL TEXTILE GROUP, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of and for the fifty-two weeks ended October 2, 2005 and

as of and for the forty-seven weeks ended October 3, 2004

(2) Consolidation of upholstery and contract jacquards fabrics operations. In order to provide a more competitive and consolidated cost platform, the Company is consolidating its upholstery and contract jacquards fabrics operations by moving these operations located in its Reidsville, North Carolina weaving facility to its plant located in Cliffside, North Carolina.

(3) Reduction in apparel fabrics business. Due to an increasing number of synthetic apparel customers moving operations to Asia, as well as lower military spending for worsted wool dress uniforms due to the current war effort, the Company is reducing capacities and workforce in the Richmond and Raeford, North Carolina and Hurt, Virginia facilities.

The closings, consolidations and workforce reductions outlined above will result in the elimination of approximately 1,100 jobs in the United States with severance benefits paid over periods of up to six months from the date of termination, depending on the employee’s length of service.

These activities resulted in a pre-tax charge for restructuring of $6.7 million. The components of this charge included the establishment of a $4.2 million reserve for severance and COBRA benefits ($0.4 million paid through September 2005), a non-cash pension curtailment charge of $2.1 million and $0.4 million for costs paid to relocate and convert equipment to new facilities that are charged to operations as incurred.

The Company also recorded during fiscal year 2005 an impairment charge of $0.2 million on equipment located in its Cliffside, North Carolina operation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of August 29, 2006

by and among

SAFETY COMPONENTS INTERNATIONAL, INC.,

SCI MERGER SUB, INC.

and

INTERNATIONAL TEXTILE GROUP, INC.

*	Exhibits and schedules referred to in this agreement have been omitted in accordance with the rules of the Securities and Exchange Commission (the “SEC”) because they do not contain information which is material to an investment decision. Safety Components International, Inc. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2006 (this “Agreement”), is made and entered into by and among Safety Components International, Inc, a Delaware corporation (“SCI”), SCI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SCI (“Merger Sub”), and International Textile Group, Inc., a Delaware corporation (“ITG”).

RECITALS:

A. The Special Committee of the Board of Directors of SCI (the “SCI Special Committee”) and the Special Committee of the Board of Directors of ITG (the “ITG Special Committee”) have each approved this Agreement and the merger of Merger Sub with and into ITG (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

B. The SCI Special Committee has recommended to the Board of Directors of SCI that it approve this Agreement and the Merger and, upon such recommendation, the Board of Directors of SCI has so approved this Agreement and the Merger. The ITG Special Committee has recommended to the Board of Directors of ITG that it approve this Agreement and the Merger and, upon such recommendation, the Board of Directors of ITG has so approved this Agreement and the Merger;

C. SCI, Merger Sub and ITG desire to make certain representations and warranties and enter into certain covenants in connection with the Merger and also to prescribe various conditions to the consummation thereof; and

D. For Federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and that this Agreement constitute a plan of reorganization;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into ITG at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease and ITG shall continue as the surviving corporation in the Merger (as such, the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones Day in Atlanta, Georgia.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger in respect of the Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as is specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all property of ITG and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of ITG and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) The Certificate of Incorporation of ITG, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that, as of the Effective Time, the Certificate of Incorporation of ITG shall be amended to reflect that the name of the Surviving Corporation shall be “ITG, Inc.”

(b) The By-laws of ITG, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that, as of the Effective Time, the By-laws of ITG shall be amended to reflect that the name of the Surviving Corporation shall be “ITG, Inc.”

Section 1.6 Board of Directors of the Surviving Corporation. The directors of ITG immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Certificate of Incorporation and By-laws of SCI.

(a) On or prior to the date hereof, the SCI Special Committee (and the Board of Directors of SCI, upon the recommendation of the SCI Special Committee) has approved the amendment and restatement of the Certificate of Incorporation of SCI in the form attached to this Agreement as Exhibit A, with such amendment and restatement to be effective as of the Effective Time (the “SCI Charter Amendment”), and the Merger, and has recommended to the stockholders of SCI that the SCI Charter Amendment be adopted by the stockholders of SCI. SCI acknowledges and agrees that such approval and recommendation by the SCI Special Committee constitutes the approval of the sole “Continuing Director,” as such term is used and defined in Article Sixth of SCI’s Certificate of Incorporation, as amended, to the SCI Charter Amendment and the Merger for purposes of said Article Sixth and, therefore, the voting provisions of Article Sixth, Section 1 of SCI’s Certificate of Incorporation are not applicable to any of the transactions contemplated by this Agreement.

(b) On or prior to the date hereof, the SCI Special Committee (and the Board of Directors of SCI, upon the recommendation of the SCI Special Committee) has approved an amendment to the By-laws of SCI, effective as of the Effective Time, to reflect that the name of SCI shall, at the Effective Time, be changed to “International Textile Group, Inc.”

Section 1.8 Pre-Merger SCI Stock Dividend. Prior to the Effective Time, the SCI board of directors shall declare a common stock dividend, payable to holders of record of SCI Common Stock immediately prior to the Effective Time, of one-ninth (1/9th) of one share of SCI Common Stock for each share of SCI Common Stock outstanding on such record date (with the total number of shares of SCI Common Stock so payable pursuant to such stock dividend to be rounded up to the nearest whole number). Such stock dividend shall be payable immediately prior to the Effective Time, subject to and in accordance with the terms hereof. The additional shares of SCI Common Stock so payable pursuant to such stock dividend are referred to herein as the “SCI Dividend Shares”. As promptly as practicable following the Closing Date, SCI will cause to be deposited with the Escrow Agent a certificate or certificates representing the SCI Dividend Shares (the SCI Dividend Shares so held by the Escrow Agent referred to as the “SCI Escrow Shares”), which certificates will be registered in the name of the Escrow Agent and will be held by the Escrow Agent on behalf of the record holders of the SCI

Common Stock immediately prior to the Effective Time in an escrow fund for the purpose of satisfying any Indemnity Claims on behalf of SCI pursuant to Section 8.2 (the SCI Escrow Shares, together with any dividends thereon (whether payable in additional shares of SCI Common Stock, cash or other property), and any earnings on any such cash dividends, added thereto and held pursuant to the Escrow Agreement, being referred to herein as the “SCI Escrow Fund”). The SCI Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement. The SCI Stockholder Representative shall have all voting rights with respect to the SCI Escrow Shares for so long as such shares are held in the SCI Escrow Fund, provided that, at any meeting of stockholders of SCI and with respect to any proposal put to a vote of the holders of SCI Common Stock, the SCI Stockholder Representative shall vote, or withhold such vote of, the SCI Escrow Shares then held in the SCI Escrow Fund in the same proportion as all other outstanding shares of SCI Common Stock (excluding the ITG Escrow Shares and shares of SCI Common Stock held by Affiliates of WL Ross & Co. LLC) that are voted in respect of such proposal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of ITG or the holder of any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of ITG (“ITG Common Stock”) that is directly owned by ITG, SCI or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of ITG Common Stock. Each issued and outstanding share (other than shares to be canceled in accordance with Section 2.1(b)) of ITG Common Stock (including shares of ITG Common Stock that are shares of “Restricted Stock” under the ITG Stock Plan) shall be converted into the right to receive, subject to the terms of this Agreement and the Escrow Agreement, fully paid and nonassessable shares of the common stock, par value $0.01, of SCI (“SCI Common Stock”) at a ratio (the “Exchange Ratio”) of one share of SCI Common Stock for every 1.4739 shares of ITG Common Stock (the shares of SCI Common Stock into which the ITG Common Stock are to be so converted being referred to herein as the “Merger Consideration”). Shares of SCI Common Stock so received in respect of shares of ITG Common Stock that at the Effective Time are shares of “Restricted Stock” under the ITG Stock Plan shall, following the Effective Time, be subject to any restrictions or limitations on transfer and vesting with respect thereto that were applicable to such shares of ITG Common Stock immediately prior to the Effective Time. As of the Effective Time, all such shares of ITG Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right, subject to Section 2.1(d) below, to receive the Merger Consideration and any cash in lieu of fractional shares of SCI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

(d) ITG Escrow Fund. As promptly as practicable following the Closing Date, SCI shall cause to be deposited with the Escrow Agent a certificate or certificates issued in the name of the Escrow Agent representing a number of shares of SCI Common Stock (rounded up to the nearest whole number) equal to one-tenth (1/10th) of the total number of shares of SCI Common Stock otherwise payable to the holders of

ITG Common Stock as the Merger Consideration at the Effective Time (such shares being referred to herein as the “ITG Escrow Shares,” and the ITG Escrow Shares, together with any dividends thereon (whether payable in additional shares of SCI Common Stock, cash or other property), and any earnings on any such cash dividends, added thereto and held pursuant to the Escrow Agreement, being referred to herein as the “ITG Escrow Fund”). The ITG Escrow Fund will be held by the Escrow Agent, on behalf of the holders of ITG Common Stock immediately prior to the Effective Time, for the purpose of satisfying any Indemnity Claims on behalf of ITG pursuant to Section 8.2. The ITG Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement. The ITG Stockholder Representative shall have all voting rights with respect to the ITG Escrow Shares for so long as such shares are held in the ITG Escrow Fund, provided that, at any meeting of stockholders of SCI and with respect to any proposal put to a vote of the holders of SCI Common Stock, the ITG Stockholder Representative shall vote, or withhold such vote of, the ITG Escrow Shares then held in the ITG Escrow Fund in the same proportion as all other outstanding shares of SCI Common Stock (excluding the SCI Escrow Shares and shares of SCI Common Stock held by Affiliates of WL Ross & Co. LLC) that are voted in respect of such proposal. The Merger Consideration, less the ITG Escrow Shares, is referred to herein as the “Closing Date Merger Consideration.”

(e) Anti-Dilution Provisions. In the event SCI or ITG changes (or establishes a record date for changing) the number of shares of SCI Common Stock or ITG Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding SCI Common Stock or ITG Common Stock, and the record date therefor shall be prior to the Effective Time, then the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction. In addition, in the event SCI or ITG pays (or establishes a record date for payment of) an extraordinary dividend on, or makes any other extraordinary distribution in respect of, the SCI Common Stock or ITG Common Stock, respectively, then the Exchange Ratio shall be appropriately adjusted to reflect such dividend or distribution. Notwithstanding the foregoing, no such adjustment shall be made in respect of the dividend of SCI Common Stock contemplated by and described in Section 1.8 above.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, SCI shall enter into an agreement with such bank or trust company as may be designated by SCI and be reasonably satisfactory to ITG (the “Exchange Agent”), which shall provide that SCI shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of ITG Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of SCI Common Stock included in the Closing Date Merger Consideration issuable pursuant to Section 2.1 in exchange for outstanding shares of ITG Common Stock. SCI shall make available to the Exchange Agent from time to time as required after the Effective Time cash necessary to pay dividends and other distributions in accordance with Section 2.2(c) on shares of SCI Common Stock included in the Closing Date Merger Consideration, and to make payments in lieu of any fractional shares of SCI Common Stock in accordance with Section 2.2(e).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ITG Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SCI may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Closing Date Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) a certificate representing that number of whole shares of SCI Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.1(c) in respect of such Certificate, less the pro rata portion (based upon the number of shares of ITG Common Stock represented by such Certificate in relation to the total number of shares of ITG Common Stock issued and outstanding immediately prior to the Effective Time) of ITG Escrow Shares attributable to the shares of ITG Common Stock formerly represented by such Certificate, (ii) certain dividends or other distributions on shares of SCI Common Stock, if any, included as a part of the Closing Date Merger Consideration in accordance with Section 2.2(c), (iii) cash in lieu of any fractional share of SCI Common Stock in accordance with Section 2.2(e), and (iv) distributions of the pro rata portion of the ITG Escrow Fund distributable in respect of the shares of ITG Common Stock formerly represented by such Certificate, subject to and in accordance with the terms of the Escrow Agreement, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ITG Common Stock that is not registered in the transfer records of ITG, a certificate representing the proper number of shares of SCI Common Stock included in the Closing Date Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, and the pro rata portion of the ITG Escrow Fund issuable in respect of such Certificate may be issued in the name of a person other than the person in whose name the Certificate so surrendered is registered, in each case, only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of SCI Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of SCI that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive (i) upon such surrender, the Closing Date Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions, if any, on shares included in the Closing Date Merger Consideration in accordance with Section 2.2(c), cash in lieu of any fractional share of SCI Common Stock in accordance with Section 2.2(e) and (ii) subject to and in accordance with the terms of the Escrow Agreement, the pro rata portion of the ITG Escrow Fund attributable to shares of ITG Common Stock formerly represented by such Certificate. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions with a record date after the Effective Time with respect to SCI Common Stock included as a part of the Closing Date Merger Consideration shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SCI Common Stock represented thereby, and no cash payment in lieu of fractional shares of SCI Common Stock shall be paid to any such holder pursuant to Section 2.2(e), until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of SCI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SCI Common Stock included as a part of the Closing Date Merger Consideration, and the amount of any cash payable in lieu of a fractional share of SCI Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SCI Common Stock included as a part of the Closing Date Merger Consideration.

(d) No Further Ownership Rights in ITG Common Stock. The shares of SCI Common Stock included as a part of the Closing Date Merger Consideration and issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II), together with the ITG Escrow Shares and any other amounts payable out of the ITG Escrow Fund in accordance with the terms of the Escrow Agreement, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of ITG Common Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ITG Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of SCI Common Stock shall be issued upon the surrender for exchange of Certificates formerly representing ITG Common Stock. No dividend or distribution of SCI shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of SCI.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of ITG Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SCI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes that may be required thereon, equal to such fractional part of a share of SCI Common Stock multiplied by the per share closing price of SCI Common Stock on the Closing Date, as such price is quoted on the OTC-BB maintained by NASD.

(f) No Liability. None of SCI, Merger Sub, ITG, the Exchange Agent or the Escrow Agent shall be liable to any person in respect of any Merger Consideration, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares of SCI Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of SCI Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by SCI, the posting by such person of a bond in such reasonable amount as SCI may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Closing Date Merger Consideration and any unpaid dividends and distributions in respect thereof and any cash in lieu of fractional shares of SCI Common Stock, in each case pursuant to this Agreement.

(h) Distributions Pursuant to the Escrow Agreement. No distribution of ITG Escrow Shares or other amounts out of the ITG Escrow Fund shall be made by the Escrow Agent in respect of shares represented by any Certificate unless and until the holder thereof has complied with the provisions of this Section 2.2 entitling such holder to receive its share of the Closing Date Merger Consideration in respect of such Certificate.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of ITG Common Stock issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such shares (the “Dissenting Shares”) in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into the right to receive the

Merger Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of ITG Common Stock of such holder shall be treated as a share of ITG Common Stock that had been converted as of the Effective Time into the right to receive, subject to Section 2.1(d) above, the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence.

(b) ITG shall provide to SCI prompt notice of any demands received by ITG for appraisal of ITG Common Stock and shall keep ITG reasonably informed with respect to all negotiations and proceedings with respect to any such demands.

Section 2.4 ITG Stock Options.

(a) As soon as practicable following the date of this Agreement, the Compensation Committee of the Board of Directors of ITG shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) to adjust the terms of all outstanding options to purchase shares of ITG Common Stock (each, an “ITG Stock Option”), whether vested or unvested, as necessary to provide that, at the Effective Time, each ITG Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same (except as provided in this Section 2.4) terms and conditions as were applicable under the ITG Stock Option, the number of shares of SCI Common Stock (rounded down to the nearest whole share) determined by dividing the number of shares of ITG Common Stock subject to such ITG Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of SCI Common Stock equal to (A) the exercise price per share of ITG Common Stock otherwise purchasable pursuant to such ITG Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”); provided, that such exercise price shall be rounded up to the nearest whole cent; and

(ii) to make such other changes to the International Textile Group, Inc. Equity Incentive Plan (the “ITG Stock Plan”) as ITG may reasonably determine in good faith to be appropriate to give effect to the Merger and the terms of this Section 2.4.

(b) The adjustments provided herein with respect to any ITG Stock Options shall be and are intended to be effected in a manner which is consistent with Sections 409A and 424(a) of the Code.

(c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action (other than that described in Section 2.4(a) above), each ITG Stock Option outstanding at the Effective Time shall be converted into an option relating to SCI Common Stock following the Effective Time so as to substitute SCI Common Stock for ITG Common Stock purchasable thereunder (subject to the adjustments required by this Section 2.4 after giving effect to the Merger). Prior to the Effective Time, SCI shall take all necessary actions for the conversion of ITG Stock Options, including the reservation for issuance of shares of SCI Common Stock in a number at least equal to the number of shares of SCI Common Stock that will be subject to the Adjusted Options.

(d) As soon as practicable following the Effective Time, SCI shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of SCI Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the ITG Stock Plan after the Effective Time, may remain outstanding.

(e) As soon as practicable after the Effective Time, SCI shall deliver to the holders of ITG Stock Options appropriate notices setting forth such holders’ rights pursuant to the ITG Stock Plan and the agreements evidencing the grants of such ITG Stock Options and that such ITG Stock Options and agreements shall be assumed by SCI and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger).

(f) Except as otherwise expressly provided in this Section 2.4 and except to the extent required under the respective terms of ITG Stock Options, all restrictions or limitations on transfer and vesting with respect to ITG Stock Options awarded under the ITG Stock Plan or any other plan, program or arrangement of ITG or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by SCI as set forth above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of ITG. Except as expressly set forth in the disclosure schedule delivered by ITG to SCI prior to the execution of this Agreement (the “ITG Disclosure Schedule”), ITG represents and warrants to SCI and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. Each of ITG and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of ITG and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each additional jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on ITG. ITG has made available to SCI prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and By-laws, as amended to date. The respective minute books of ITG and its Subsidiaries accurately reflect all material corporate actions of their respective stockholders, members, owners, directors and/or managers, as applicable.

(b) Subsidiaries. Section 3.1(b) of the ITG Disclosure Schedule sets forth each Subsidiary of ITG as of the date hereof and its jurisdiction of incorporation or formation. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of ITG have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by ITG, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date hereof, ITG does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c) Capital Structure. The authorized capital stock of ITG consists of 25,100,000 shares, including 25,000,000 shares of ITG Common Stock and 100,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, (i) no shares of ITG preferred stock were issued and outstanding, (ii) 16,749,456 shares of ITG Common Stock were issued and outstanding (including 902,500 shares of ITG Common Stock that are shares of “restricted stock” issued pursuant to the ITG Stock Plan), with the holders of, and amounts of, such ITG Common Stock set forth in Section 3.1(c) of the ITG Disclosure Schedule, (iii) no shares of ITG Common Stock were held by ITG in its treasury, (iv) 2,009,935 shares of ITG Common Stock were reserved for issuance pursuant to the ITG Stock Plan (including 895,500 shares reserved for issuance pursuant to ITG Stock Options currently outstanding under such ITG Stock Plan), with the holders of, and amount and exercise price, of such outstanding ITG Stock Options set forth in Section 3.1(c) of the ITG Disclosure Schedule and (v) an ITG Stock Option to purchase 50,000 shares of

ITG Common Stock has been issued pursuant to The ITG Stock Option Plan for Nonemployee Directors and is outstanding, with the holder of, and amount and exercise price, of such outstanding ITG Stock Option set forth in Section 3.1(c) of the ITG Disclosure Schedule. All of the issued and outstanding shares of ITG Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth above or in Section 3.1(c) of the ITG Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of ITG, (B) any securities of ITG or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, ITG or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from ITG or any Subsidiary of ITG, and no obligation of ITG or any Subsidiary of ITG to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of, or other ownership interests in, ITG or any of its Subsidiaries and (y) as of the date of this Agreement, there are not any outstanding obligations of ITG or any Subsidiary of ITG to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in Section 3.1(c) of the ITG Disclosure Schedule, ITG is not a party to any voting agreement with respect to the voting of any such securities.

(d) Power and Authority; Due Authorization. ITG has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by ITG and the consummation by ITG of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of ITG, subject to receipt of the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of ITG Common Stock to adopt and approve this Agreement and the Merger (the “ITG Stockholder Approval”). This Agreement has been duly executed and delivered by ITG and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the valid and binding obligation of ITG, enforceable against ITG in accordance with its terms.

(e) Noncontravention; Governmental Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under the Certificate of Incorporation or By-laws of ITG. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of ITG or any of its Subsidiaries under, (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or similar authorization applicable to ITG or any of its Subsidiaries or their respective properties or assets or (ii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ITG or any of its Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on ITG. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission, body or authority or any non-governmental self-regulatory agency, commission, body or authority (each a “Governmental Entity”) is required by ITG or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ITG or the consummation by ITG of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations and (ii) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on ITG.

(f) Information Supplied. None of the information supplied or to be supplied by ITG specifically for inclusion in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the “SEC”) by SCI in respect of the SCI Common Stock to be issued pursuant to the Merger (such registration statement, including both the prospectus and the proxy statement to be furnished to the holders of the SCI Common Stock included therein, in each case, together with any amendments or supplements thereto, being referred to as the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act of 1933 (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) Financial Statements.

(i) The consolidated financial statements (including, in each case, any notes thereto) set forth in Section 3.1(g) of the ITG Disclosure Schedule (the “ITG Financial Statements”) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial condition, results of operations and cash flows of ITG and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end adjustments which did not or would not, individually or in the aggregate, be material).

(ii) As of July 2, 2006, ITG did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required by GAAP to be reflected in the October 2, 2005 audited consolidated balance sheet of ITG and its Subsidiaries, or in the notes thereto, which are not fully reflected or reserved against therein or fully disclosed in a note thereto, other than any such liabilities, obligations and loss contingencies which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ITG.

(h) Absence of Certain Changes or Events. Since July 2, 2006, except as (i) specifically contemplated by this Agreement or (ii) disclosed in Section 3.1(h) of the ITG Disclosure Schedule, ITG and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect with respect to ITG, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by ITG, or (C) any action taken by ITG or any of its Subsidiaries during the period from July 2, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

(i) Legal Proceedings. There are no pending or, to ITG’s Knowledge, threatened, legal, administrative or arbitration proceedings, claims, actions or, to ITG’s Knowledge, governmental investigations or inquiries of any nature (collectively, an “ITG Proceeding”) which ITG has received written notice of, or to ITG’s Knowledge, which ITG has received oral notice of, against ITG or any ITG Subsidiary or to which ITG or any ITG Subsidiary’s assets are or may be subject, either (i) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (ii) which reasonably could be expected to adversely affect the ability of ITG to perform under this Agreement, or have a Material Adverse Effect on ITG.

(j) Compliance with Applicable Laws.

(i) ITG and each ITG Subsidiary is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, Permits, ordinances, rules, guidelines, policies, judgments, orders or decrees applicable to it, its properties and assets, its business, its conduct of business and its relationship with its employees (collectively, “Laws”), and neither ITG nor any ITG Subsidiary has received any written notice to the contrary that has not been resolved, except for such instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on ITG.

(ii) ITG and each ITG Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations (collectively, the “Permits”) with, all Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted in all material respects. All such Permits are in full force and effect and, to the Knowledge of ITG, no suspension or cancellation of any such Permit is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 3.1(e) and such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on ITG.

(iii) Neither ITG nor any ITG Subsidiary has received any written notification from any Governmental Entity or industry regulator that has not been resolved (i) asserting that ITG or any ITG Subsidiary is not in compliance with any Laws in any material respect; (ii) revoking or suspending any Permit that is material to the operations of ITG or any ITG Subsidiary; (iii) requiring or threatening to require ITG or any ITG Subsidiary, or indicating that ITG or any ITG Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding with any Governmental Entity purporting to restrict or limit the operations of ITG or any ITG Subsidiary in any material respect; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, the operations of ITG or any ITG Subsidiary in any material respect (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither ITG nor any ITG Subsidiary has received any Regulatory Agreement that has not been resolved nor has ITG or any ITG Subsidiary consented to or entered into any Regulatory Agreement that is currently in effect.

(k) Voting Requirements. The ITG Stockholder Approval is the only vote of the holders of any class or series of ITG’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

(l) State Takeover Statutes. The ITG Special Committee, and the Board of Directors of ITG (upon the recommendation of the ITG Special Committee), has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. The provisions of Section 203 of the DGCL do not apply to SCI or its Affiliates in connection with the Merger and the other transactions contemplated by this Agreement and, to the Knowledge of ITG, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

(m) Brokers. No broker, investment banker, financial advisor or other person, other than SunTrust Robinson Humphrey, the fees, commissions and expenses of which will be paid by ITG, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ITG.

(n) Opinion of Financial Advisor. The Special Committee of the Board of Directors of ITG has received the opinion of SunTrust Robinson Humphrey, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of ITG (other than the Controlling Entity and its Affiliates, to whom SunTrust Robinson Humphrey expresses no opinion), a signed copy of which has been delivered to SCI, it being understood that neither SCI nor Merger Sub may rely upon such opinion. Such opinion of SunTrust Robinson Humphrey constitutes the opinion of an “Independent Financial Advisor,” as such term is used and defined in Section 7.2(b) of each of the Shareholders Agreement, dated as of May 2, 2005, among ITG and its shareholders party thereto, and the Shareholders Agreement, dated as of June 8, 2005, between ITG and the Pension Benefit Guaranty Corporation.

(o) Employee Benefits.

(i) Section 3.1(o) of the ITG Disclosure Schedule sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act

of 1974, as amended (“ERISA”) and any other executive compensation plan or agreement, bonus plan, incentive compensation plan, stock option or other equity compensation plan, deferred compensation plan or agreement, severance pay and other change of control agreement, employee stock purchase plan, and fringe benefit plan sponsored, maintained, or contributed to by ITG or any of its Subsidiaries for the benefit of any current or former employee of ITG or a Subsidiary of ITG (such plans are collectively referred to as the “ITG Benefit Plans” or “ITG Plans”). Section 3.1(o) of the ITG Disclosure Schedule identifies, in separate categories, ITG Benefit Plans that are (i) subject to Sections 4063 and 4064 of ERISA (“ITG Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“ITG Multiemployer Plans”) or (iii) welfare plans providing continuing benefits after the termination of employment (other than health plan continuation coverage as required by Section 4980B of the Code and at the former employee’s own expense). As of the date of this Agreement and at all times since August 2, 2004, ITG has not had any ERISA Affiliates other than the Subsidiaries. For purposes of this Agreement, with respect to either ITG or SCI, the term “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) other than ITG (or SCI, as the case may be), which is treated with ITG (or SCI, as the case may be) as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(ii) Each ITG Benefit Plan is in writing and ITG has previously furnished to SCI or made available to SCI a true and complete copy of each ITG Plan document, including all amendments thereto, and (if applicable) a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, including all attachments thereto, (iv) the most recently received IRS determination letter for each such ITG Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such ITG Plan. Neither ITG nor any Subsidiary has any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any ITG Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(iii) Except as set forth on Schedule 3.1(o) of the ITG Disclosure Schedule, with respect to all employees and former employees (including their dependents and spouses) of ITG and its Subsidiaries, neither ITG nor any Subsidiary of ITG currently has or has ever had in the past three years, any obligation to contribute to (or any other liability with respect to) any funded or unfunded “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees (including dependents and spouses), except for continued medical benefit coverage for former employees, their spouses and other eligible dependents at their expense as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state laws.

(iv) Each of the ITG Benefit Plans has been maintained in all material respects in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the ITG Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. To the Knowledge of ITG and the ITG Subsidiaries there has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the ITG Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the ITG Benefit Plans which could result in any material liability to ITG or any ITG Subsidiary.

(v) Each ITG Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“ITG Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, in the case of a plan maintained pursuant to the adoption of a master or prototype plan document, the sponsor of the master or prototype plan has obtained from the National Office of the IRS an opinion letter to the effect that the form of the master or prototype document is acceptable for the establishment of a qualified retirement plan); and, notwithstanding any disclosure in Section 3.1(o) of the ITG Disclosure Schedule or elsewhere, to the Knowledge of ITG, nothing has occurred that would adversely affect the qualified status of such ITG Plan.

(vi) Except as set forth on Schedule 3.1(o) of the ITG Disclosure Schedule, neither ITG nor any Subsidiary or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person or entity other than ITG or any Subsidiary during the period beginning on August 2, 2004 and ending on the Closing Date. There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the ITG Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4063(a) of ERISA.

(vii) Neither ITG nor any Subsidiary of ITG has engaged in a transaction with respect to any ITG Benefit Plan that has subjected or could reasonably be expected to subject ITG or any Subsidiary of ITG to a tax or penalty imposed by either Section 4975 of the Code or Section 406 or 502 of ERISA in an amount which would be material. Neither ITG nor any Subsidiary of ITG is currently liable or has previously incurred any liability for any material tax or penalty arising under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither ITG nor any Subsidiary of ITG has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

(viii) As of the date of this Agreement there is no pending or, to the Knowledge of ITG, threatened litigation relating to the ITG Benefit Plans, other than routine claims for benefits in the ordinary course of plan administration.

(ix) All contributions and premiums required by law or by the terms of any ITG Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and, except as disclosed on Section 3.1(o) of the ITG Disclosure Schedule, no accumulated funding deficiencies exist in any of the ITG Benefit Plans subject to Section 412 of the Code.

(x) The liabilities of each ITG Benefit Plan that has been terminated or otherwise wound up, have been fully discharged or are being fully discharged in compliance with applicable law.

(xi) All material benefit plans, contracts and arrangements covering non-U.S. employees (“Non-U.S. ITG Benefit Plans”) are listed in Section 3.1(o) of the ITG Disclosure Schedule. Each Non-U.S. ITG Benefit Plan as to which ITG or a Subsidiary of ITG is the plan sponsor or a contributing employer (excluding any governmental social insurance schemes or plans) has been maintained in substantial compliance with its terms and in all material respects with the requirements of the laws and regulations of any applicable jurisdiction. Except as disclosed in Section 3.1(o) of the ITG Disclosure Schedule, neither ITG nor any of its Subsidiaries has any current or projected material liability in respect of post-employment or post-retirement health or medical benefits for non-U.S. employees. All contributions, payments or liabilities accrued under each Non-U.S. ITG Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid or remitted and accrued in any case consistent with prior practice, (A) on or prior to the Closing Date or (B) in the case of a funded Non-U.S. ITG Benefit Plan in respect to which payments are required to be made to an insurance company, trust or support fund or other independent entity, within such time as ITG or its Subsidiary normally makes such payments.

(xii) Each trust maintained or contributed to by ITG or a Subsidiary which is intended to be qualified as a voluntary employees’ beneficiary association exempt from federal income taxation under Section 501(a) and 501 (c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the Knowledge of ITG and its Subsidiaries no fact or event has occurred since the date of such determination by the IRS that could reasonably be expected to adversely affect such qualified or exempt status.

(xiii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment (including, without limitation, severance, retention bonus or golden parachute) becoming due to any current or former director, employee or independent contractor of ITG or any Subsidiary, (B) increase any benefits otherwise payable under any ITG Benefit Plan, or (C) result in the acceleration of the time of payment or vesting of any benefit. No payments or benefits under any ITG Benefit Plan or other agreement with ITG or any Subsidiary of ITG will be considered an excess parachute payment under Section 280G of the Code or result in a deduction limitation under Section 162(m) of the Code.

(xiv) Section 3.1(o) of the ITG Disclosure Schedule sets forth each ITG Benefit Plan that is subject to Section 409A of the Code.

(p) Environmental Matters.

(i) The use by ITG and its Subsidiaries and, to the Knowledge of ITG, the use by any predecessor entities, of properties, and the occupancy and operation thereof is, and at all times has been, in material compliance with, and has not been and is not in material violation under, any Environmental Law, other than any such instances of noncompliance that have been previously resolved, and instances of noncompliance to the extent such instances of noncompliance are reserved against on the most recent balance sheet included in the ITG Financial Statements.

(ii) ITG and its Subsidiaries have (1) completed and filed all reports and filings in a materially timely fashion, (2) obtained all material required approvals and licenses, and (3) generated, maintained and retained all required data, documentation and records required by the Environmental Laws or any code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(iii) Neither ITG nor any of its Subsidiaries nor, to the Knowledge of ITG, any predecessor entity has permitted the emission, spill, release, or discharge or disposal (whether intentional or not) of a Hazardous Substance or disposal of Solid Waste on properties it currently owns or has formerly owned or operated, nor, to the Knowledge of ITG, is there a basis for any ITG Proceeding by any person or governmental authority alleging a violation of or liability under any Environmental Law, including, without limitation, relating to migration of Hazardous Substances from any property currently or formerly owned or operated by ITG or its Subsidiaries or any predecessor entities, in any such case, that is reasonably likely to result in any material liability to ITG or any of its Subsidiaries or any of their respective shareholders or other owners under any applicable Environmental Law or any common law.

(iv) Neither ITG nor its Subsidiaries nor, to the Knowledge of ITG, any predecessor entity has received any notice or communication from any third party, governmental authority or private citizen acting in the public interest asserting a claim or threatening to assert a claim that has not been resolved concerning the violation or potential or alleged violation of, or failure to comply with, any Environmental Law in any material respect.

(v) Neither ITG nor its Subsidiaries nor, to the Knowledge of ITG, any predecessor entity has transported or arranged for the treatment, storage, or disposal of any Hazardous Substances in connection with the business of ITG, any of its Subsidiaries or any predecessor entity (including, without limitation, for disposal to disposal facilities not owned or operated by ITG, any ITG Subsidiary or any predecessor entities to ITG or any ITG Subsidiary) that is reasonably likely to lead to any material liability to ITG or any of its Subsidiaries or any of their respective shareholders under any applicable Environmental Law or any common law.

(q) Real Property; Real Property Leases.

(i) Section 3.1(q)(i) of the ITG Disclosure Schedule contains a brief description of all real property owned by ITG and any of its Subsidiaries (the “Owned Real Property”). Each of ITG and its Subsidiaries, as applicable, has good and marketable fee simple title (free and clear of any Liens other than Permitted Liens) to the Owned Real Property.

(ii) Section 3.1(q)(ii) of the ITG Disclosure Schedule sets forth a list of each lease or similar agreement under which ITG or any of its Subsidiaries is lessee of, or holds or operates, any real property owned by any third person and which provide for future annual payments of more than $240,000 and which may not be canceled upon ninety (90) or fewer days’ notice without any liability, penalty or premium, other than a nominal cancellation fee or charge (collectively, the “Real Property Leases” and the property leased under such Real Property Leases is referred to herein, together with the Owned Real Property, as the “Real Property”). Each of ITG and its Subsidiaries, as applicable, enjoys, peaceful and undisturbed possession of the premises leased by them under the Real Property Leases. The Real Property Leases are in full force and effect and no event has occurred which, with the giving of notice or the passage of time or both would constitute a default of, or violation by, the tenant thereunder. To the Knowledge of ITG, no default of, or violation by, the landlord has occurred under any of representations, covenants or other terms of the Real Property Leases nor has any event occurred which, with the giving of notice or the passage of time or both would constitute a default of, or violation by, the landlord thereunder.

(r) Taxes. Except as set forth in Section 3.1(r) of the ITG Disclosure Schedule:

(i) Each Affiliated Group has timely filed or caused to be filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) for each taxable period during which any of ITG and its Subsidiaries was a member of the group, or requests for extensions to file such returns and reports have been timely filed.

(ii) All of the foregoing returns and reports are true, correct, and complete in all material aspects. All material Taxes owed by any Affiliated Group (whether or not shown on any tax return) have been timely paid for each taxable period during which any of ITG and its Subsidiaries was a member of the group or are reserved against on the most recent balance sheet included in the ITG Financial Statements.

(iii) Each Affiliated Group has declared on their Tax returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws) for each taxable period during which any of ITG and its Subsidiaries was a member of the group. Each Affiliated Group has paid, or made adequate provision in accordance with GAAP in the applicable Financial Statements for, all material Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all material Taxes payable in respect of all periods ended on or prior to the Effective Time.

(iv) No director or officer (or employee responsible for Tax matters) of ITG and its Subsidiaries have been notified in writing by any jurisdiction that the jurisdiction believes that any Affiliated Group which ITG and its Subsidiaries was a member of the group were required to file any Tax return that was not filed. Neither ITG nor its Subsidiaries have been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax return other than a group the common parent of which was International Textile Holdings, Inc. (“Holdco”).

(v) All material deficiencies proposed as a result of any audits have been paid or settled. There are no material claims or assessments pending against any Affiliated Group for any taxable period during which any of ITG and its Subsidiaries was a member of the group for any alleged deficiency in any Tax, and neither ITG nor any of its Subsidiaries have been notified in writing of any proposed material Tax claims or assessments against any Affiliated Group for any taxable period during which any of ITG and its Subsidiaries was a member of the group. Any Affiliated Group for any taxable period during which any of ITG and its Subsidiaries was a member of the group have complied with all applicable laws relating to the payment, collection and withholding of material amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all material Tax returns with respect to such withheld Taxes, within the time prescribed under any applicable law. ITG and its Subsidiaries have made available to SCI true and complete copies of all Tax returns of ITG and its Subsidiaries for taxable periods ending within three (3) years of the date of this Agreement.

(vi) Neither ITG nor any of its Subsidiaries has any material liability for the Taxes of any person (other than ITG and its Subsidiaries) (A) under Reg. 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(vii) Any tax-sharing agreement of which ITG and its Subsidiaries is a party to is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(viii) Holdco shall include the income of ITG and its Subsidiaries (including any deferred items triggered into income by Reg. 1.11502-13 and any excess loss account taken into income under Reg. 1.1502-19) on Holdco’s consolidated federal income tax returns for all periods through the end of the Closing Date and pay any federal income taxes attributable to such income. ITG and its Subsidiaries shall furnish Tax information to Holdco for inclusion in Holdco’s federal consolidated income tax return for the period that includes the Closing Date in accordance with ITG’s past custom and practice. The income if ITG and its Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of ITG and its Subsidiaries as of the end of the Closing Date.

(ix) Holdco shall not settle any audit of a Holdco consolidated federal income tax return to the extent that such return relates to ITG and its Subsidiaries in a manner that would adversely affect ITG and its Subsidiaries after the Closing Date unless such settlement would be reasonable in the case of a person that owned ITG and its Subsidiaries both before and after the Closing Date.

(x) Holdco shall immediately pay to SCI any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of ITG and its Subsidiaries into the Holdco consolidated tax return, when such refund (or reduction) is realized by Holdco’s group. At SCI’s request, Holdco will cooperate with ITG and its Subsidiaries in obtaining such refund (or reduction), including through the filing of amended tax returns or refund claims.

(xi) Holdco shall not elect to retain any net operating loss carryovers or capital loss carryovers of ITG and its Subsidiaries.

(s) Material Agreements. (A) Section 3.1(s) of the ITG Disclosure Schedule contains a complete and accurate list of the following agreements, instruments to which ITG or any of its Subsidiaries is a party or by which ITG or its Subsidiaries or any of their respective properties or assets are bound (each such agreement, contract or instrument, together with the supplier agreements required to be listed in Section 3.1(z) of the ITG Disclosure Schedule, the customer agreements required to be listed in Section 3.1(y) of the ITG Disclosure Schedule, the leases required to be listed in Section 3.1(q)(ii) of the ITG Disclosure Schedule, and the related-party agreements required to be listed in Section 3.1(u) of the ITG Disclosure Schedule being a “Material Agreement”):

(i) all executory contracts or commitments for capital expenditures under which ITG or any ITG Subsidiary as of the date of this Agreement has remaining obligations in excess of $1 million each;

(ii) (A) all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to or securing obligations for borrowed money and guarantees of obligations for borrowed money, and all reimbursement agreements with respect to letters of credit and (B) all mortgages, pledge or security agreements or other documents creating or evidencing Liens on any asset owned by ITG or any ITG Subsidiary or used by ITG or any ITG Subsidiary in its business, in any such case, involving an amount in excess of $1 million;

(iii) all agreements regarding ongoing remediation under Environmental Laws;

(iv) all joint venture or partnership agreements, or agreements providing for the sharing of facilities or ownership of a minority equity investment, by ITG or any ITG Subsidiary with any other Person;

(v) all agreements providing for the purchase or sale by ITG or any ITG Subsidiary of a product line, business or similar material asset from another Person in which the net proceeds of such purchase or sale were $1 million and under which ITG or any ITG Subsidiary has any outstanding obligations,

(vi) all noncompetition or similar agreements that restrict ITG or any ITG Subsidiary from carrying on its business anywhere in the world;

(vii) all agreements with a term in excess of one year or requiring payments in excess of $250,000 in any twelve-month period providing for the employment of any director, officer, employee, consultant or independent contractor; and all collective bargaining agreements; and

(viii) all amendments, supplements, and modifications (whether written or oral) in respect of any of the foregoing.

(B) Each of the Material Agreements is in full force and effect and constitutes a valid and binding obligation of ITG or its Subsidiary, as applicable, and to ITG’s Knowledge, the other party(ies) thereto. Neither ITG nor its Subsidiary, as applicable, is in breach or default in any material respect under any Material Agreement, and to the Knowledge of ITG no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by ITG or its Subsidiary, as applicable. To ITG’s Knowledge, no event has occurred or condition or state of facts exists that, with or without the passage of time or the giving of notice or both, constitutes or would constitute a material breach or default under any Material Agreement by any other party thereto. Except as set forth in Section 3.1(e) of the ITG Disclosure Schedule, none of the rights of ITG or its Subsidiary under any Material Agreement are entitled to be terminated or modified and no consent or approval of any third party is required under the terms of any Material Agreement as a result of the consummation of the transactions contemplated hereunder. ITG has delivered or made available to SCI and the SCI Special Committee true, correct and complete copies of all Material Agreements and all amendments thereto.

(t) Ownership of Property; Insurance Coverage.

(i) ITG and each ITG Subsidiary has marketable title to all material assets and properties owned by ITG or each ITG Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are tangible or intangible, including all material assets and property reflected in the most recent consolidated statement of financial condition contained in the ITG Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to, except as set forth in Section 3.1(t) of the ITG Disclosure Schedule, no Liens except for Permitted Liens.

(ii) ITG and each ITG Subsidiary currently maintain insurance considered by ITG to be reasonable for their respective operations. Neither ITG nor any ITG Subsidiary, has received written notice from any insurance carrier on or before the date hereof that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. Section 3.1(t) of the ITG Disclosure

Schedule identifies all policies of insurance maintained by ITG and each ITG Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. ITG has made available to SCI copies of all of the policies listed on Section 3.1(t) of the ITG Disclosure Schedule.

(u) Related Party Transactions. Except as set forth in Section 3.1(u) of the ITG Disclosure Schedule, neither ITG, any ITG Subsidiary or any Controlling Entity nor, to ITG’s Knowledge, any director, manager or officer of ITG, any ITG Subsidiary or any Controlling Entity (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of ITG or any ITG Subsidiary; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property, including any ITG Intellectual Property, which ITG or any ITG Subsidiary is using, has used during the past thirty-six (36) months or the use of which is necessary for its business; (c) is a party to any contract or agreement, other than an employment agreement or Benefit Plan, with ITG or its Subsidiary, or (d) has any cause of action or other claim whatsoever against, or owes any amount to, ITG or its Subsidiary except for claims which will be discharged at or prior to the Closing or claims in the ordinary course of business, such as for accrued vacation pay or accrued benefits under Benefit Plans and similar matters related to employment.

(v) Registration Obligations. Neither ITG nor any ITG Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any transaction involving any of its securities under the Securities Act of 1933, as amended, which will survive the Effective Time and be binding upon SCI.

(w) Intellectual Property.

(i) Section 3.1(w) of the ITG Disclosure Schedule lists, and identifies as owned or licensed, all (i) patents and patent applications owned or used by ITG or any ITG Subsidiary, including the jurisdiction, owner, filing date, issue date, and expiration date; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, domain names and other commercial symbols used or intended or expected to be used in the business of ITG or any ITG Subsidiary (“ITG Trademarks”) that are registered or with respect to which applications have been filed for registration before any state, national or community office; (iii) unregistered (including common law) ITG Trademarks material to the business of ITG or any ITG Subsidiary; and (iv) registered copyrights owned or used by ITG or any ITG Subsidiary (collectively, the “ITG Intellectual Property”). Except for ITG Licensed Intellectual Property (defined below), ITG and its Subsidiaries, as applicable, own all right, title and interest in and to all ITG Intellectual Property identified on Section 3.1(w) of the ITG Disclosure Schedule as “ITG Owned Intellectual Property,” free and clear of all Liens except Permitted Liens. ITG and its Subsidiaries, as applicable, are the licensee of (or have otherwise been permitted, through non-assertion agreements, settlement or similar agreements or otherwise, to use) the ITG Intellectual Property identified in Section 3.1(w) of the ITG Disclosure Schedule as “ITG Licensed Intellectual Property” and such right to use is free and clear of all Liens except for Permitted Liens and except as set forth in the agreements governing such ITG Licensed Intellectual Property and listed in Section 3.1(w) of the ITG Disclosure Schedule. ITG or an ITG Subsidiary has delivered or made available to SCI complete copies of such agreements.

(ii) The ITG Owned Intellectual Property and the ITG Licensed Intellectual Property are collectively referred to herein as the “ITG Scheduled Intellectual Property.” ITG or its Subsidiaries own, license or otherwise possess (or have applied for) legally enforceable rights to use as they are currently used in the conduct of their business all ITG Intellectual Property, except where the failure to so own, be licensed or otherwise possess such rights would not reasonably be expected to have a Material Adverse Effect on ITG. No stockholder of ITG owns, in whole or in part, any ITG Intellectual Property which ITG or its Subsidiaries are using or the use of which is necessary for their business. None of the ITG Intellectual Property owned or used by ITG or its Subsidiaries is subject to any outstanding order, ruling, decree, judgment or stipulation to which ITG or its Subsidiaries is or has been made a party by or with any Governmental Entity, or has since the acquisition of such ITG Intellectual Property by ITG or any ITG Subsidiary, been subject to any ITG Proceeding by or against ITG or any ITG Subsidiary (whether or not resolved in favor of ITG or the ITG Subsidiary).

(iii) Except for the ITG Licensed Intellectual Property, there are no agreements or arrangements pursuant to which ITG or any ITG Subsidiary has had ITG Intellectual Property licensed to it, or has otherwise been permitted to use ITG Intellectual Property (through non-assertion agreements, settlement or similar agreements or otherwise), except where the same would not reasonably be expected to have a Material Adverse Effect on ITG. Neither ITG nor any ITG Subsidiary, as applicable, is in violation of any license agreement to which it is a party, or by which it or its assets are bound, with respect to off-the-shelf software, except where such violation could not reasonably be expected to have a Material Adverse Effect on ITG.

(iv) The conduct by ITG and its Subsidiaries of their business does not infringe upon or violate the ITG Intellectual Property rights of any other Person, except where such infringement or violation could not reasonably be expected to have a Material Adverse Effect on ITG. There is no pending nor to ITG’s Knowledge any threatened ITG Proceeding, nor to ITG’s Knowledge is there any basis for any valid claim, demand or ITG Proceeding, which (in any such case) (i) challenges the rights of ITG or any Subsidiary in respect of any ITG Intellectual Property or (ii) asserts that ITG or any ITG Subsidiary is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any ITG Intellectual Property.

(v) To ITG’s Knowledge, no other Person is infringing any ITG Scheduled Intellectual Property. To ITG’s Knowledge and except for those rights or interests set forth in written licenses or other written contracts identified on Section 3.1(w) of the ITG Disclosure Schedule as requiring such payments, ITG and its Subsidiaries’ ITG Intellectual Property is free from any proprietary, financial or other interest, direct or indirect, in whole or in part, including any right to royalties or other compensation, of any Person.

(vi) There are no administrative filings or responses, including but not limited to Section 8 Affidavits of Use, Section 15 Affidavits of Incontestability, Section 9 Applications for Renewal, Statements of Use Under 37 CFR 2.88 or responses to outstanding office actions, required by the United States Patent and Trademark Office with respect to any ITG Trademark due prior to the date which is sixty (60) days following the Closing Date.

(x) Employees; Labor Matters. Except as set forth in Section 3.1(x) of the ITG Disclosure Schedule, there are no labor or collective bargaining agreements to which ITG or any ITG Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of ITG, threatened against ITG or any ITG Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of ITG, threatened against ITG or any ITG Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of ITG, threatened against ITG or any ITG Subsidiary (other than routine employee grievances that are not related to union employees). ITG and each ITG Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such instances of noncompliance as would not, individually or in the aggregate, result in a Material Adverse Effect on ITG. Neither ITG nor any ITG Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

(y) Customers. Section 3.1(y) of the ITG Disclosure Schedule sets forth customers of ITG and its Subsidiaries which sales to any such customer constitute 10% of more of ITG’s consolidated revenues and the loss of such customer would have a Material Adverse Effect on ITG (collectively, such customers are the “ITG 2005 Top Customers”). None of the ITG 2005 Top Customers has indicated in writing to ITG that it intends to terminate its relationship with ITG.

(z) Absence of Certain Business Practices. None of (1) ITG or any ITG Subsidiary, any officer, director, manager or similar executive of ITG or any ITG Subsidiary, or any of ITG’s five (5) highest paid employees, acting on its behalf, or (2) to ITG’s Knowledge, any other employee or agent of ITG or its Subsidiaries acting on its behalf (during the past five (5) years with respect to clause (1) and during the past twelve (12) months with respect to clause (2)), has, directly or indirectly, given or agreed to give any improper or illegal gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of ITG or its Subsidiaries (or assist ITG or its Subsidiaries in connection with any actual or proposed transaction relating to the business of ITG) which has or may reasonably be expected to subject ITG or its Subsidiaries to any material damage or penalty in any civil, criminal or governmental litigation or ITG Proceeding. The business of ITG and its Subsidiaries is not dependent upon the making or receipt of such payments, discounts or other inducements.

Section 3.2 Representations and Warranties of SCI and Merger Sub. Except as expressly set forth in the disclosure schedule delivered by SCI to ITG prior to the execution of this Agreement (the “SCI Disclosure Schedule”) or the SCI SEC Documents, SCI and Merger Sub, jointly and severally, represent and warrant to ITG as follows:

(a) Organization, Standing and Corporate Power. Each of SCI, Merger Sub and SCI’s other Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of SCI and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each additional jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on SCI. SCI has made available to ITG prior to the execution of this Agreement complete and correct copies of SCI’s and Merger Sub’s respective Certificate of Incorporation and By-laws, in each case, as amended to date. The minute books of SCI and its Subsidiaries accurately reflect all material corporate actions of their respective stockholders, members, owners, directors and/or managers, as applicable.

(b) Subsidiaries. Section 3.2(b) of the SCI Disclosure Schedule sets forth each Subsidiary of SCI as of the date hereof and its jurisdiction of incorporation or formation. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of SCI have been validly issued and are fully paid and non-assessable and, except as shown in Section 3.2(b) of the SCI Disclosure Schedule, are owned directly or indirectly by SCI, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date hereof, SCI does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than 49% of the equity interests in NxGen Technologies, LLC.

(c) Capital Structure.

(i) The authorized capital stock of SCI consists of 25,000,000 shares, including 20,000,000 shares of SCI Common Stock and 5,000,000 shares of preferred stock par value $0.01 per share. As of the date of this Agreement, (A) no shares of preferred stock were issued and outstanding, (B) 5,507,147 shares of SCI Common Stock were issued and outstanding (excluding treasury shares), and (C) 40,322 shares of SCI Common Stock were held by SCI in its treasury. All of the issued and outstanding shares of SCI Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth above or in Section 3.2(c) of the SCI Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of SCI, (B) any securities of SCI or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, SCI or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from SCI or any Subsidiary of SCI, and no obligation of SCI or any Subsidiary of SCI to issue, any capital stock or other voting securities of, or other ownership interests in any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of SCI or any of its Subsidiaries and (y) as of the date of this Agreement, there are not any outstanding obligations of SCI or any Subsidiary of SCI to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. SCI is not a party to any voting agreement with respect to the voting of any such securities.

(ii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”). There are issued and outstanding 100 shares of Merger Sub Common Stock. All such shares are owned, beneficially and of record, by SCI. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock. Merger Sub does not have any bonds, debentures, notes or other indebtedness outstanding.

(d) Power and Authority; Due Authorization. Each of SCI and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by SCI and Merger Sub and the consummation by SCI and Merger Sub of the transactions contemplated by this Agreement (including approval of the SCI Charter Amendment), have been duly authorized by all necessary corporate action on the part of SCI and Merger Sub, as applicable, subject to receipt of the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of SCI Common Stock to adopt the SCI Charter Amendment (the “SCI Stockholder Approval”). This Agreement has been duly executed and delivered by SCI and Merger Sub and, assuming the due authorization, execution and delivery by each of the parties hereto, constitutes a valid and binding obligation of SCI and Merger Sub, enforceable against each of them in accordance with its terms.

(e) Noncontravention; Governmental Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under the respective Certificates of Incorporation or By-laws of SCI or Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of SCI or Merger Sub or any of SCI’s other Subsidiaries under (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or similar authorization applicable to SCI or Merger Sub or any of SCI’s other Subsidiaries or their respective properties or assets or (ii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SCI or any of its Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on SCI. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by SCI or Merger Sub or any of SCI’s other Subsidiaries in connection with the execution and delivery of this Agreement by SCI and Merger Sub or the consummation by SCI and Merger Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and applicable state securities or “Blue Sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which SCI or Merger Sub is qualified to do business; and (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on SCI.

(f) Information Supplied. None of the information supplied or to be supplied by SCI specifically for inclusion in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, at the time the joint proxy statement / prospectus included therein is first mailed to SCI’s stockholders, or at the time of the SCI stockholders’ meeting held for the purpose of voting on the SCI Charter Amendment (the “SCI Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by SCI with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by ITG specifically for inclusion in the Form S-4.

(g) SEC Documents; Financial Statements. SCI has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 2002 (collectively, the “SCI SEC Documents”). As of their respective dates, the SCI SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SCI SEC Documents, and none of the SCI SEC Documents when filed (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of SCI (including, in each case, any notes thereto) included in the SCI SEC Documents comply as to form, and as of their respective dates of filing with the SEC, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly present in all material respects the consolidated financial position of SCI and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments which did not or would not, individually or in the aggregate, be material). As of June 30, 2006, SCI did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required by GAAP to be reflected in the December 31, 2005 audited consolidated balance sheet of SCI and its Subsidiaries, or in the notes thereto, which are not fully reflected or reserved against therein or fully disclosed in a note thereto other than any such liabilities, obligations and loss contingencies which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCI.

(h) Absence of Certain Changes or Events. Since June 30, 2006, except as (i) specifically contemplated by this Agreement or (ii) disclosed in Section 3.2(h) of the SCI Disclosure Schedule, SCI and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect with respect to SCI, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by SCI, or (C) any action taken by SCI or any of its Subsidiaries during the period from June 30, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

(i) Legal Proceedings. There are no pending or, to SCI’s Knowledge, threatened, legal, administrative or arbitration proceedings, claims, actions or, to SCI’s Knowledge, governmental investigations or inquiries of any nature (collectively, an “SCI Proceeding”) which SCI has received written notice of, or to SCI’s Knowledge, which SCI has received oral notice of, against SCI or any SCI Subsidiary or to which SCI or any SCI Subsidiary’s assets are or may be subject, either (i) challenging the validity or propriety of any of the transactions contemplated by this Agreement or (ii) which reasonably could be expected to adversely affect the ability of SCI to perform under this Agreement, or have a Material Adverse Effect on SCI.

(j) Compliance with Applicable Laws.

(i) SCI and each SCI Subsidiary is in compliance with all Laws, and neither SCI nor any SCI Subsidiary has received any written notice to the contrary that has not been resolved, except for such instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on SCI.

(ii) SCI and each SCI Subsidiary has all Permits with all Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted in all material respects. All such Permits are in full force and effect and, to the Knowledge of SCI, no suspension or cancellation of any such Permit is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 3.2(e) and such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on SCI. Neither SCI nor any of its Subsidiaries is violating in any material respect any law in respect of the conduct of its business, nor is SCI or any of its Subsidiaries in material default with respect to any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SCI or any of its Subsidiaries, except for, in either such case, such violations or defaults that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCI. Neither SCI nor any SCI Subsidiary has received any Regulatory Agreement that has not been resolved nor has SCI nor any SCI Subsidiary consented to or entered into any Regulatory Agreement that is currently in effect.

(iii) SCI and each SCI Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such instances of noncompliance as would not, individually or in the aggregate, result in a Material Adverse Effect on SCI. Neither SCI nor any SCI Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

(k) Voting Requirements. The SCI Stockholder Approval is the only vote of the holders of any class or series of SCI’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including approval of the SCI Charter Amendment). The SCI Special Committee constitutes the sole “Continuing Director,” as such term is used and defined in Article Sixth of SCI’s Certificate of Incorporation, and, in such capacity, has approved this Agreement and the Merger, and adoption of the SCI Charter Amendment, for purposes of satisfying the requirements of said Article Sixth, and, therefore, the voting provisions of Article Six, Section 1 of SCI’s Certificate of Incorporation are not applicable to any of the transactions contemplated by this Agreement. The SCI Special Committee has duly authorized termination by SCI of that certain Confidentiality Agreement, dated September 21, 2005, between SCI and WL Ross & Co. LLC, including the terms of Section 2(c) thereof.

(l) State Takeover Statutes. The SCI Special Committee, and the Board of Directors of SCI (upon the recommendation of the SCI Special Committee), has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. The provisions of Section 203 of the DGCL and the South Carolina Business Combination Act do not apply to ITG or its Affiliates in connection with the Merger and the other transactions contemplated by this Agreement and, to the Knowledge of SCI, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

(m) Brokers. No broker, investment banker, financial advisor or other person, other than RSM EquiCo Capital Markets LLC (“RSM EquiCo”), the fees, commissions and expenses of which will be paid by SCI, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SCI.

(n) Opinion of Financial Advisor. The Special Committee of the Board of Directors of SCI has received the opinion of RSM EquiCo, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of SCI (other than WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P., to whom RSM EquiCo expresses no opinion), a signed copy of which has been or promptly will be delivered to ITG, it being understood that ITG may not rely upon such opinion.

(o) Employee Benefits.

(i) Section 3.2(o) of the SCI Disclosure Schedule sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA and any other executive compensation plan or agreement, bonus plan, incentive compensation plan, stock option or other equity compensation plan, deferred compensation plan or agreement, severance pay and other change of control agreement, employee stock purchase plan, and fringe benefit plan sponsored, maintained, or contributed to by SCI or any of its Subsidiaries for the benefit of any current or former employee of SCI or any of its Subsidiaries (such plans are collectively referred to as the “SCI Benefit Plans” or “SCI Plans”). Section 3.2(o) of the SCI Disclosure Schedule identifies, in separate categories, SCI Benefit Plans that are (i) subject to Sections 4063 and 4064 of ERISA (“SCI Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“SCI Multiemployer Plans”) or (iii) welfare plans providing continuing benefits after the termination of employment (other than health plan continuation coverage as required by Section 4980B of the Code and at the former employee’s own expense). At no time has SCI had any ERISA Affiliates, other than SCI’s Subsidiaries.

(ii) Each SCI Benefit Plan is in writing and SCI has previously furnished to ITG or made available to ITG a true and complete copy of each SCI Plan document, including all amendments thereto, and (if applicable) a true and complete copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, including all attachments thereto, (iv) the most recently received IRS determination letter for each such SCI Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such SCI Plan. Neither SCI nor any Subsidiary of SCI has any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any SCI Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(iii) Except as set forth on Schedule 3.1(o) of the SCI Disclosure Schedule, with respect to all employees and former employees (including their dependents and spouses) of SCI and its Subsidiaries, neither SCI nor any Subsidiary of SCI currently has or has ever had in the past three years, any obligation to contribute to (or any other liability with respect to) any funded or unfunded “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees (including dependents and spouses), except for continued medical benefit coverage for former employees, their spouses and other eligible dependents at their expense as required under COBRA or similar state laws.

(iv) Each of the SCI Benefit Plans has been maintained in all material respects in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the SCI Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. To the Knowledge of SCI and the Subsidiaries of SCI, there has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the SCI Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the SCI Benefit Plans which could result in any material liability to SCI or any Subsidiary of SCI.

(v) Each SCI Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“SCI Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, in the case of a plan maintained pursuant to the adoption of a master or prototype plan document, the sponsor of the master or prototype plan has obtained from the National Office of the IRS an opinion letter to the effect that the form of the master or prototype document is acceptable for the establishment of a qualified retirement plan); and, notwithstanding any disclosure in Section 3.2(o) of the SCI Disclosure Schedule or elsewhere, to the Knowledge of SCI, nothing has occurred that would adversely affect the qualified status of such SCI Plan.

(vi) Except as set forth on Schedule 3.1(o) of the SCI Disclosure Schedule, neither SCI nor any Subsidiary of SCI or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person or entity other than SCI or any Subsidiary of SCI during the five-year period ending on the Closing Date. There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the SCI Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4063(a) of ERISA.

(vii) Neither SCI nor any SCI Subsidiary has engaged in a transaction with respect to any SCI Benefit Plan that has subjected or could reasonably be expected to subject SCI or any Subsidiary of SCI to a tax or penalty imposed by either Section 4975 of the Code or Section 406 or 502 of ERISA in an amount which would be material. Neither SCI nor any Subsidiary of SCI is currently liable or has previously incurred any liability for any material tax or penalty arising under Chapter 43 of Subtitle D of the Code or Section 502 of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither SCI nor any Subsidiary of SCI has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

(viii) As of the date of this Agreement there is no pending or, to the Knowledge of SCI, threatened litigation relating to the SCI Benefit Plans, other than routine claims for benefits in the ordinary course of plan administration.

(ix) All contributions and premiums required by law or by the terms of any SCI Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and, except as disclosed on Section 3.2 (o) of the SCI Disclosure Schedule, no accumulated funding deficiencies exist in any of the SCI Benefit Plans subject to Section 412 of the Code.

(x) The liabilities of each SCI Benefit Plan that has been terminated or otherwise wound up, have been fully discharged or are being fully discharged in compliance with applicable law.

(xi) All material benefit plans, contracts and arrangements covering non-U.S. employees of SCI or any Subsidiaries of SCI (“Non-U.S. SCI Benefit Plans”) are listed in Section 3.2(o) of the SCI Disclosure Schedule. Each Non-U.S. SCI Benefit Plan as to which SCI or a Subsidiary of SCI is the plan sponsor or a contributing employer (excluding any governmental social insurance scheme or plan)

has been maintained in substantial compliance with its terms and in all material respects with the requirements of the laws and regulations of any applicable jurisdiction. Except as disclosed in Section 3.2(o) of the SCI Disclosure Schedule, neither SCI nor any of its Subsidiaries has any current or projected material liability in respect of post-employment or post-retirement health or medical benefits for non-U.S. employees. All contributions, payments or liabilities accrued under each Non-U.S. SCI Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid or remitted and accrued in any case consistent with prior practice, (A) on or prior to the Closing Date or (B) in the case of a funded Non-U.S. SCI Benefit Plan in respect to which payments are required to be made to an insurance company, trust or support fund or other independent entity, within such time as SCI or its Subsidiary normally makes such payments.

(xii) Each trust maintained or contributed to by SCI or a Subsidiary which is intended to be qualified as a voluntary employees’ beneficiary association exempt from federal income taxation under Section 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the Knowledge of SCI and its Subsidiaries, no fact or event has occurred since the date of such determination by the IRS that could reasonably be expected to adversely affect such qualified or exempt status.

(xiii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment (including, without limitation, severance, retention bonus or golden parachute) becoming due to any current or former director, employee or independent contractor of SCI or any Subsidiary of SCI, (B) increase any benefits otherwise payable under any SCI Benefit Plan, or (C) result in the acceleration of the time of payment or vesting of any benefit. No payments or benefits under any SCI Benefit Plan or other agreement with SCI or any Subsidiary of SCI will be considered an excess parachute payment under Section 280G of the Code or result in a deduction limitation under Section 162(m) of the Code.

(xiv) Section 3.2(o) of the SCI Disclosure Schedule sets forth each SCI Benefit Plan that is subject to Section 409A of the Code.

(p) Environmental Matters.

(i) The use by SCI and its Subsidiaries and, to the Knowledge of SCI, the use by any predecessor entities, of properties, and the occupancy and operation thereof is, and at all times has been, in material compliance with, and has not been and is not in material violation under, any Environmental Law, other than any such instances of noncompliance that have been previously resolved, and instances of noncompliance to the extent such instances of noncompliance are reserved against on the most recent balance sheet included in the SCI SEC Documents.

(ii) SCI and its Subsidiaries have (1) completed and filed all reports and filings in a materially timely fashion, (2) obtained all material required approvals and licenses, and (3) generated, maintained and retained all required data, documentation and records required by the Environmental Laws or any code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(iii) Neither SCI nor any of its Subsidiaries nor, to the Knowledge of SCI, any predecessor entity has permitted the emission, spill, release, or discharge or disposal (whether intentional or not) of a Hazardous Substance or disposal of Solid Waste on properties it currently owns or has formerly owned or operated, nor, to the Knowledge of SCI, is there a basis for any SCI Proceeding by any person or governmental authority alleging a violation of or liability under any Environmental Law, including, without limitation, relating to migration of Hazardous Substances from any property currently or formerly owned or operated by SCI or its Subsidiaries or any predecessor entities, in any such case, that is reasonably likely to result in any material liability to SCI or any of its Subsidiaries or any of their respective shareholders or other owners under any applicable Environmental Law or any common law.

(iv) Neither SCI nor its Subsidiaries nor, to the Knowledge of SCI, any predecessor entity has received any notice or communication from any third party, governmental authority or private citizen acting in the public interest asserting a claim or threatening to assert a claim that has not been resolved concerning the violation or potential or alleged violation of, or failure to comply with, any Environmental Law in any material respect.

(v) Neither SCI nor its Subsidiaries nor, to the Knowledge of SCI, any predecessor entity has transported or arranged for the treatment, storage, or disposal of any Hazardous Substances in connection with the business of SCI, any of its Subsidiaries or any predecessor entity (including, without limitation, for disposal to disposal facilities not owned or operated by SCI, any SCI Subsidiary or any predecessor entities to SCI or any SCI Subsidiary) that is reasonably likely to lead to any material liability to SCI or any of its Subsidiaries or any of their respective shareholders under any applicable Environmental Law or any common law.

(q) Taxes. Except as set forth in Section 3.2(q) of the SCI Disclosure Schedule:

(i) SCI and its Subsidiaries have timely filed or caused to be filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis), or requests for extensions to file such returns and reports have been timely filed.

(ii) All of the foregoing returns and reports are true, correct, and complete in all material aspects. All material Taxes owed by SCI and its Subsidiaries (whether or not shown on any tax return) have been timely paid for each taxable period or are reserved against on the most recent balance sheet included in the SCI SEC Documents.

(iii) SCI and its Subsidiaries have declared on their Tax returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws) for each taxable period during which any of SCI and its Subsidiaries was a member of the group. SCI and its Subsidiaries have paid, or made adequate provision in accordance with GAAP in the applicable Financial Statements for, all material Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all material Taxes payable in respect of all periods ended on or prior to the Effective Time.

(iv) No director or officer (or employee responsible for Tax matters) of SCI and its Subsidiaries have been notified in writing by any jurisdiction that the jurisdiction believes that either SCI or any of its Subsidiaries were required to file any Tax return that was not filed. Neither SCI nor its Subsidiaries have been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax return other than a group the common parent of which was Zapata Corporation or SCI.

(v) All material deficiencies proposed as a result of any audits have been paid or settled. There are no material claims or assessments pending against any of SCI and its Subsidiaries for any alleged deficiency in any Tax, and neither SCI nor any of its Subsidiaries have been notified in writing of any proposed material Tax claims or assessments. SCI and its Subsidiaries have complied with all applicable laws relating to the payment, collection and withholding of material amounts on account of Taxes, have duly and timely withheld, collected and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all material Tax returns with respect to such withheld Taxes, within the time prescribed under any applicable law. SCI and its Subsidiaries have made available to ITG true and complete copies of all Tax returns of SCI and its Subsidiaries for taxable periods ending within three (3) years of the date of this Agreement.

(vi) Neither SCI nor any of its Subsidiaries has any material liability for the Taxes of any person (other than SCI and its Subsidiaries) (A) under Reg. 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(vii) Any tax-sharing agreement of which SCI and its Subsidiaries is a party to is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(r) Intellectual Property.

(i) Section 3.2(r) of the SCI Disclosure Schedule lists, and identifies as owned or licensed, all (i) patents and patent applications owned or used by SCI or any SCI Subsidiary, including the jurisdiction, owner, filing date, issue date, and expiration date; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, domain names and other commercial symbols used or intended or expected to be used in the business of SCI or any SCI Subsidiary (“SCI Trademarks”) that are registered or with respect to which applications have been filed for registration before any state, national or community office; (iii) unregistered (including common law) SCI Trademarks material to the business of SCI or any SCI Subsidiary; and (iv) registered copyrights owned or used by SCI or any SCI Subsidiary (collectively, the “SCI Intellectual Property”). Except for SCI Licensed Intellectual Property (defined below), SCI and its Subsidiaries, as applicable, own all right, title and interest in and to all SCI Intellectual Property identified on Section 3.2(r) of the SCI Disclosure Schedule as “SCI Owned Intellectual Property,” free and clear of all Liens except Permitted Liens. SCI and its Subsidiaries, as applicable, are the licensee of (or have otherwise been permitted, through non-assertion agreements, settlement or similar agreements or otherwise, to use) the SCI Intellectual Property identified in Section 3.2(r) of the SCI Disclosure Schedule as “SCI Licensed Intellectual Property” and such right to use is free and clear of all Liens except for Permitted Liens and except as set forth in the agreements governing such SCI Licensed Intellectual Property and listed in Section 3.2(r) of the SCI Disclosure Schedule. SCI or an SCI Subsidiary has delivered or made available to ITG complete copies of such agreements.

(ii) The SCI Owned Intellectual Property and the SCI Licensed Intellectual Property are collectively referred to herein as the “SCI Scheduled Intellectual Property.” SCI or its Subsidiaries own, license or otherwise possess (or have applied for) legally enforceable rights to use as they are currently used in the conduct of their business all SCI Intellectual Property, except where the failure to so own, be licensed or otherwise possess such rights would not reasonably be expected to have a Material Adverse Effect on SCI. No stockholder of SCI owns, in whole or in part, any SCI Intellectual Property which SCI or its Subsidiaries are using or the use of which is necessary for their business. None of the SCI Intellectual Property owned or used by SCI or its Subsidiaries is subject to any outstanding order, ruling, decree, judgment or stipulation to which SCI or its Subsidiaries is or has been made a party by or with any Governmental Entity, or has since the acquisition of such SCI Intellectual Property by SCI or any SCI Subsidiary, been subject of any SCI Proceeding by or against SCI or any SCI Subsidiary (whether or not resolved in favor of SCI or the SCI Subsidiary).

(iii) Except for the SCI Licensed Intellectual Property, there are no agreements or arrangements pursuant to which SCI or any SCI Subsidiary has had SCI Intellectual Property licensed to it, or has otherwise been permitted to use SCI Intellectual Property (through non-assertion agreements, settlement or similar agreements or otherwise), except where the same would not reasonably be expected to have a Material Adverse Effect on SCI. Neither SCI nor any SCI Subsidiary, as applicable, is in violation of any license agreement to which it is a party, or by which it or its assets are bound, with respect to off-the-shelf software, except where such violation could not reasonably be expected to have a Material Adverse Effect on SCI.

(iv) The conduct by SCI and its Subsidiaries of their business does not infringe upon or violate the SCI Intellectual Property rights of any other Person, except where such infringement or violation could not reasonably be expected to have a Material Adverse Effect. There is no pending nor to SCI’s Knowledge any threatened SCI Proceeding, nor to SCI’s Knowledge is there any basis for any valid claim, demand or SCI Proceeding, which (in any such case) (i) challenges the rights of SCI or any Subsidiary in respect of any SCI Intellectual Property or (ii) asserts that SCI or any SCI Subsidiary is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any SCI Intellectual Property.

(v) To SCI’s Knowledge, no other Person is infringing any SCI Scheduled Intellectual Property. To SCI’s Knowledge and except for those rights or interests set forth in written licenses or other written contracts identified on Section 3.2(r) of the SCI Disclosure Schedule as requiring such payments, SCI and its Subsidiaries’ SCI Intellectual Property is free from any proprietary, financial or other interest, direct or indirect, in whole or in part, including any right to royalties or other compensation, of any Person.

(vi) There are no administrative filings or responses, including but not limited to Section 8 Affidavits of Use, Section 15 Affidavits of Incontestability, Section 9 Applications for Renewal, Statements of Use Under 37 CFR 2.88 or responses to outstanding office actions, required by the United States Patent and Trademark Office with respect to any SCI Trademark due prior to the date which is sixty (60) days following the Closing Date.

(s) Insurance Coverage. SCI and each SCI Subsidiary currently maintain insurance considered by SCI to be reasonable for their respective operations. Neither SCI nor any SCI Subsidiary, has received written notice from any insurance carrier on or before the date hereof that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. Section 3.2(s) of the SCI Disclosure Schedule identifies all policies of insurance maintained by SCI and each SCI Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. SCI has made available to ITG copies of all of the policies listed on Section 3.2(s) of the SCI Disclosure Schedule.

(t) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Correct and complete copies of the Certificate of Incorporation and By-laws of Merger Sub are attached hereto as Exhibit B-1 and Exhibit B-2, respectively.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a) Conduct of Business by ITG. Except as set forth in Section 4.1(a) of the ITG Disclosure Schedule, as otherwise expressly permitted by this Agreement or as consented to in writing by SCI (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, ITG shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.1(a) of the ITG Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by applicable law or a Governmental Entity or as consented to in writing by SCI (such consent not to be unreasonably withheld or delayed), ITG shall not, and shall not permit any of its Subsidiaries to:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of ITG or any of its

Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii) amend ITG’s Certificate of Incorporation or By-laws, or amend the charter, by-laws or similar governing documents of any of the Subsidiaries of ITG;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice, and other than acquisitions or purchases with a total consideration at the time of such transaction of less than $5 million;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets, other than sales or licenses of finished goods and services in the ordinary course of business consistent with past practice;

(vi) other than in the ordinary course of business consistent with past practice, incur indebtedness for borrowed money, or agree to guarantee, assume or otherwise become liable for indebtedness for borrowed money, in the individual amount of more than $1 million or in the aggregate amount of more than $5 million;

(vii) in any other manner, modify, change or otherwise alter the fundamental nature of the business of ITG or any of its Subsidiaries as presently conducted; or

(viii) authorize, commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by SCI. Except as set forth in Section 4.1(b) of the SCI Disclosure Schedule, as otherwise expressly permitted by this Agreement or as consented to in writing by ITG (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, SCI shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.1(b) of the SCI Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by applicable law or a Governmental Entity or as consented to in writing by ITG (such consent not to be unreasonably withheld or delayed), SCI shall not, and shall not permit any of its Subsidiaries to:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of SCI or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii) amend the respective Certificate of Incorporation or By-laws of SCI or Merger Sub, or amend the charter, by-laws or similar governing documents of any other Subsidiary of SCI;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice, and other than acquisitions or purchases with a total consideration at the time of such transaction of less than $5 million;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets, other than sales or licenses of finished goods and services in the ordinary course of business consistent with past practice;

(vi) other than in the ordinary course of business consistent with past practice, incur indebtedness for borrowed money, or agree to guarantee, assume or otherwise become liable for indebtedness for borrowed money, in the individual amount of more than $1 million or in the aggregate amount of more than $5 million;

(vii) in any other manner, modify, change or otherwise alter the fundamental nature of the business of SCI or any of its Subsidiaries as presently conducted; or

(viii) authorize, commit or agree to take, any of the foregoing actions.

(c) Advice of Changes. Each of ITG and SCI shall promptly advise the other party orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it (and, in the case of SCI, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of SCI, by Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Form S-4 and SCI Proxy Statement.

(a) As soon as practicable following the date of this Agreement, SCI shall prepare and file, or cause to be prepared and filed, with the SEC the Form S-4, including the joint proxy statement/prospectus included therein. Each of ITG and SCI shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. SCI shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of SCI Common Stock in the Merger and ITG shall furnish all information concerning ITG and the holders of capital stock of ITG as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by SCI without providing ITG’s Board of Directors a reasonable opportunity to review and comment thereon. SCI will advise ITG, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the SCI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to ITG copies of all correspondence and filings with the SEC with respect to the Form S-4. If at any time prior to the Effective Time any information relating to ITG or SCI, or any of their respective Affiliates, officers or directors, should be discovered by ITG or SCI which should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC. No amendment or supplement to the information supplied by ITG for inclusion in the Form S-4 shall be made without the approval of ITG, which approval shall not be unreasonably withheld or delayed.

(b) SCI will, as soon as practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the SCI Stockholders’ Meeting for the purpose of obtaining SCI Stockholder Approval of the Charter Amendment and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of the SCI Charter Amendment.

Section 5.2 ITG Stockholder Consent; Notice to ITG Stockholders. ITG shall seek ITG Stockholder Approval of this Agreement and the Merger and, promptly following receipt by ITG of such ITG Stockholder Approval, ITG shall prepare and deliver to its stockholders notice of such stockholder action in accordance with Section 228(e) of the DGCL (the “ITG Stockholder Notice”).

Section 5.3 Access to Information; Confidentiality. Subject to the existing confidentiality agreement between SCI and ITG (the “Confidentiality Agreement”), upon reasonable notice, each of SCI and ITG shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of ITG and SCI shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither SCI nor ITG shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product. SCI and ITG shall use reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information being provided by it. No review pursuant to this Section 5.2 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of ITG and SCI will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 5.4 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, ITG, SCI and their respective Boards of Directors shall (1) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.5 Indemnification, Exculpation and Insurance.

(a) SCI and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of ITG and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of ITG as in effect on the date hereof shall be assumed by the Surviving Corporation in the Merger, without further action, consistent with applicable law, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, SCI shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

(c) For six years after the Effective Time, SCI shall maintain in effect (i) ITG’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time covering each person currently covered by ITG’s directors’ and officers’ liability insurance policy and (ii) ITG’s current fiduciary liability insurance policies covering acts or omissions occurring prior to the Effective Time for employees who serve or have served as fiduciaries under or with respect to any ITG benefit plans, in each case on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date hereof; provided that SCI may substitute therefor policies of SCI with respect to coverage and amount no less favorable to such directors, officers or fiduciaries; provided however, that in no event shall SCI be required to pay aggregate premiums for insurance under this Section 5.5(c) in excess of 150% of the amount of the aggregate premiums paid by ITG in 2005 on an annualized basis for such purpose, provided that SCI shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

(d) SCI and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of SCI as provided in its certificate of incorporation or by-laws and any indemnification or other agreements of SCI as in effect on the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(e) In the event that SCI or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, SCI shall cause proper provision to be made so that its successors and assigns assume the obligations set forth in this Section 5.5.

(f) For six years after the Effective Time, SCI shall maintain in effect (i) SCI’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time covering

Dr. Daniel Tessoni, and (ii) SCI’s current fiduciary liability insurance policies covering acts or omissions occurring prior to the Effective Time to the extent Dr. Daniel Tessoni serves or has served as a fiduciary under or with respect to any SCI benefit plans, in each case on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date hereof; provided that SCI may substitute therefor policies of SCI with respect to coverage and amount no less favorable to Dr. Daniel Tessoni; provided however, that in no event shall SCI be required to pay aggregate premiums for insurance under this Section 5.5(f) in excess of 150% of the amount of the aggregate premiums paid by SCI in 2005 on an annualized basis for such purpose, provided that SCI shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

(g) The provisions of this Section 5.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.6 Fees and Expenses. Except as provided in this Section 5.6, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of SCI and ITG shall bear and pay one-half of the filing fees for the premerger notification and report forms under the HSR Act. All unpaid fees and expenses of the SCI Special Committee and the ITG Special Committee (including any unpaid invoices for fees and expenses of the respective legal and financial advisors to the SCI Special Committee and the ITG Special Committee which have been approved in writing by the applicable committee) shall be paid by SCI to the person incurring such fees and expenses by wire transfer of immediately available funds on or prior to the Closing Date.

Section 5.7 Public Announcements. SCI and ITG will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.8 Tax Treatment. Each of SCI and ITG shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

Section 5.9 Inclusion of Fairness Opinion. ITG shall use its commercially reasonable efforts to obtain the consent of SunTrust Robinson Humphrey to permit the inclusion of the opinion of SunTrust Robinson Humphrey referred to in Section 3.1(n) in its entirety in the Form S-4 and the ITG Stockholder Notice. SCI shall use its commercially reasonable efforts to obtain the consent of RSM EquiCo to permit the inclusion of the opinion of RSM EquiCo referred to in Section 3.2(n) in its entirety in the Form S-4.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) ITG and SCI Stockholder Approval. ITG Stockholder Approval of this Agreement and the Merger shall have been obtained. SCI Stockholder Approval of the SCI Charter Amendment shall have been obtained.

(b) HSR Act. Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule, regulation or injunction entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other litigation, legal restraint or prohibition (collectively, “Restraints”) shall be in effect, and there shall not be pending any suit, action, proceeding or investigation by any Governmental Entity (i) seeking to prevent or delay the consummation of the Merger or any material part of the transactions, or that is reasonably likely to require any material divestiture of the business of ITG or of SCI, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on ITG or SCI, as applicable; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and, if the issuance of SCI Common Stock in connection with the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Permits, Authorizations. The parties shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required under contracts or agreements or otherwise required for the lawful consummation of the Merger and the consummation of the transactions contemplated by this Agreement, and all such permits, authorizations, consents, waivers, clearances or approvals shall be in full force and effect, in each case, with such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ITG or SCI, as applicable.

(f) Dissenting Shares. Appraisal rights pursuant to Section 262 of the DGCL shall have not have been exercised in connection with the Merger in respect of more than 365,850 shares of ITG Common Stock.

Section 6.2 Conditions to Obligations of SCI and Merger Sub. The obligations of SCI and Merger Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of ITG set forth herein (without giving effect to any qualifications contained therein as to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to ITG, and ITG shall have delivered to SCI a certificate to such effect signed on behalf of ITG by an executive officer of ITG and dated as of the Closing Date.

(b) Performance of Obligations of ITG. ITG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ITG shall have delivered to SCI a certificate to such effect signed on behalf of ITG by an executive officer of ITG and dated as of the Closing Date.

(c) Financial Advisor Opinion. The opinion of RSM EquiCo, financial advisor to the SCI Special Committee, shall not have been withdrawn or changed in a manner adverse to SCI.

(d) FIRPTA Certificate. SCI shall have received an affidavit of ITG certifying that it is not a United States real property holding corporation under Section 897 of the Code.

(e) No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of ITG and its Subsidiaries (regardless of whether such events or changes are inconsistent with the representations and warranties of ITG set forth herein) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to ITG.

(f) Escrow Agreement. The Escrow Agreement shall have been duly executed by the parties thereto.

Section 6.3 Conditions to Obligations of ITG. The obligation of ITG to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of SCI and Merger Sub set forth herein (without giving effect to any qualifications contained therein as to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), with only such exceptions to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to SCI, and SCI shall have delivered to ITG a certificate to such effect signed on behalf of SCI by an executive officer of SCI and dated as of the Closing Date.

(b) Performance of Obligations of SCI and Merger Sub. SCI and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and SCI shall have delivered to ITG a certificate to such effect signed on behalf of SCI by an executive officer of SCI and dated as of the Closing Date.

(c) Financial Advisor Opinion. The opinion of SunTrust Robinson Humphrey, financial advisor to the ITG Special Committee, shall not have been withdrawn or changed in a manner adverse to ITG.

(d) SCI Charter Amendment. The SCI Charter Amendment shall have been duly filed with the Delaware Secretary of State and shall be in full force and effect.

(e) No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of SCI and its Subsidiaries (regardless of whether such events or changes are inconsistent with the representations and warranties of SCI set forth herein) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SCI.

(f) Escrow Agreement. The Escrow Agreement shall have been duly executed by the parties thereto.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after ITG Stockholder Approval or SCI Stockholder Approval:

(a) by mutual written consent of SCI and ITG;

(b) by either SCI or ITG:

(i) if the Merger shall not have been consummated by March 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if SCI Stockholder Approval of the SCI Charter Amendment or ITG Stockholder Approval of this Agreement and the Merger has not been obtained by the Outside Date;

(iii) if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

(c) by SCI, if ITG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and

(B) has not been or is incapable of being cured by ITG within 30 calendar days after receipt of written notice from SCI; or

(d) by ITG, if SCI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) has not been or is incapable of being cured by SCI within 30 calendar days after receipt of written notice from ITG.

Section 7.2 Amendment. This Agreement may be amended by the parties at any time before or after ITG Stockholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires further approval by the stockholders of ITG without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.3 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties; Indemnification Limitations.

(a) The representations and warranties of the parties contained in this Agreement, or in any schedule or exhibit or other writing delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing for a period ending on the earlier of (i) eighteen (18) months after the Effective Time or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of SCI Common Stock to the public with aggregate gross proceeds (before deduction of expenses and underwriting commissions) to SCI of at least $25,000,000 and an aggregate equity value of SCI of at least $250 million, provided that the shares of SCI Common Stock covered by such registration statement are listed for trading on either the New York Stock Exchange or the NASDAQ Exchange (the “Survival Period”). Any Indemnity Claim (defined below) pursuant to this Article VIII must be made prior to the end of the Survival Period, provided that, for the avoidance of doubt, any such Indemnity Claim in respect of which notice is given pursuant to Section 8.2(f) below prior to the end of the Survival Period may continue to be pursued by the Indemnified Party (defined below) notwithstanding the expiration of the Survival Period prior to resolution of such Indemnity Claim and, provided further, that if either party makes an Indemnity Claim within ten (10) Business Days prior to the end of the Survival Period, then the other party shall have ten (10) Business Days after such Indemnity Claim is made in which to make an Indemnity Claim.

(b) The indemnification provided for in this Article VIII shall be the sole and exclusive remedy for monetary damages for any breach of this Agreement or the representations, warranties, covenants or agreements herein by the parties hereto.

(c) In calculating the amount of any Losses recoverable pursuant to Section 8.2, the amount of such Losses shall be reduced by (i) any insurance proceeds actually received by SCI or its Subsidiary relating to such Loss, net of any related deductible and any expenses paid by SCI or its Subsidiary to obtain such proceeds, (ii) any recoveries actually received from third parties by SCI or its Subsidiary pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by SCI or its Subsidiary in obtaining such third party payment, and (iii) the amount of any net Tax benefit actually realized by SCI or its Subsidiary and resulting from the incurrence or payment of such Losses. The parties agree to treat any indemnification payment pursuant to this Article VIII as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by applicable law.

(d) Notwithstanding anything herein to the contrary, an Indemnifying Party shall not be liable to the Indemnified Party for indirect damages for “lost profits” or loss of business opportunity of SCI or its Subsidiary, or for special, punitive or exemplary Losses, except to the extent paid by SCI or its Subsidiary pursuant to a third-party claim.

Section 8.2 Indemnification. The parties agree to indemnify each other as follows:

(a) SCI’s Indemnity. SCI agrees to indemnify and defend ITG from and against any and all damages, claims, deficiencies, losses, liabilities, obligations, diminution of value, and expenses (including reasonable attorneys’ fees) of every kind and description (collectively, “Losses”), including any Losses incurred by an officer or director of ITG, arising from or relating to (i) any breach of representation or warranty hereunder by SCI or Merger Sub, or under any certificate delivered by SCI or Merger Sub in accordance herewith, and (ii) any other nonfulfillment of any covenants or other obligations of SCI or Merger Sub under this Agreement.

(b) ITG’s Indemnity. ITG agrees to indemnify and defend SCI from and against any and all Losses, including any Losses incurred by an officer of director of SCI, arising from or relating to (i) any breach of representation or warranty hereunder by ITG, or under any certificate delivered by ITG in accordance herewith, and (ii) any other nonfulfillment of any covenants or other obligations of ITG under this Agreement.

(c) Materiality. For purposes of this Section 8.2, in determining whether there has been a breach of a representation or warranty by a party, or the amount of any Losses arising from or related to a breach of a representation or warranty, the qualifications as to the materiality of such matters (or words of similar import, including “material,” “in all material respects” and “Material Adverse Effect”) set forth in the representations and warranties of such party shall be disregarded.

(d) ITG Stockholder Representative.

(i) Effective upon the Closing Date, Stephen Bosworth is hereby appointed, authorized and empowered to act as the stockholder representative for the benefit of the holders of ITG Common Stock (which for purposes of this Section 8.2 shall not include holders of any Dissenting Shares), as the exclusive agent and attorney-in-fact to act on behalf of each of the holders of ITG Common Stock, in connection with and to facilitate the consummation of the transactions contemplated hereby (the “ITG Stockholder Representative”), which shall include the power and authority:

(A) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the ITG Stockholder Representative, in his sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the ITG Stockholder Representative, in his sole discretion, determines to be desirable;

(B) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein as the ITG Stockholder Representative, in his sole discretion, may deem necessary or desirable;

(C) as representative, to enforce and protect the rights and interests of the holders of ITG Common Stock (including the ITG Stockholder Representative) and to enforce and protect the rights and interests of the ITG Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all Indemnity Claims), and to take any and all actions which the ITG Stockholder Representative believes are necessary or appropriate under either the Escrow Agreement and/or this Agreement for and on behalf of the holders of ITG Common Stock, including, without limitation, asserting or pursuing any Indemnity Claim (as defined below), compromising or settling any such Indemnity Claims, conducting negotiations regarding Indemnity Claims, and, in connection therewith, to (A) assert any Indemnity Claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any Indemnity Claim initiated by any person or entity, or by any Governmental Authority against the ITG Stockholder Representative, any holder of ITG Common Stock and/or the ITG Escrow Fund and receive process on behalf of any or all in any such Indemnity Claim and compromise or settle on such terms as the ITG Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Indemnity Claim; (C) file any proofs of debt, claims and petitions as the ITG Stockholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation; provided that it is understood that the ITG Stockholder Representative shall not have any obligation to take any of such actions referenced in this Section 8.2(d)(i), and shall not have any liability for any failure to take any such actions;

(D) to refrain from enforcing any right of any holder of ITG Common Stock or any of them and/or the ITG Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the ITG Stockholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the ITG Stockholder Representative or by any holder of ITG Common Stock unless such waiver is in writing signed by the waiving party or by the ITG Stockholder Representative; and

(E) to make, execute acknowledge and deliver this Agreement, the Escrow Agreement, all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the ITG Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(ii) SCI shall be responsible for the payment of any reasonable expenses incurred by the ITG Stockholder Representative in his capacity as the ITG Stockholder Representative, including, but not limited to any attorneys’, accountants’ and other experts’ fees. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the ITG Stockholder Representative hereunder (i) the ITG Stockholder Representative and its officers, employees, partners and Affiliates (collectively, the “ITG Stockholder Representative Parties”) shall incur no responsibility whatsoever to any holder of ITG Common Stock by reason of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act that is finally adjudicated to constitute willful misconduct or gross negligence, and (ii) the ITG Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that he determines in good faith to be experienced in the matter at issue, and any error in judgment or other act or omission of the ITG Stockholder

Representative Parties pursuant to such advice shall in no event constitute willful misconduct or gross negligence that could under any circumstances subject the ITG Stockholder Representative Parties to liability to any holder of ITG Common Stock. SCI shall indemnify the ITG Stockholder Representative Parties against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the ITG Stockholder Representative Parties hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding by a court of competent jurisdiction that finally adjudicates the liability of the ITG Stockholder Representative hereunder for its willful misconduct or gross negligence. In determining whether any Indemnity Claim may exist, the ITG Stockholder Representative or his designee may review such books and records as the ITG Stockholder Representative, in his sole discretion, deems necessary but shall have no responsibility for seeking, identifying or securing any other information or documentation unless he determines to do so in his absolute discretion.

(iii) All of the indemnities, immunities and powers granted to the ITG Stockholder Representative Parties under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(iv) ITG and SCI shall have the right to rely upon all actions taken or omitted to be taken by the ITG Stockholder Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon each holder of ITG Common Stock.

(v) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any holder of any ITG Common Stock; and (ii) shall survive the consummation of the transactions contemplated herein.

(vi) Should the ITG Stockholder Representative resign or be unable to serve, the ITG Stockholder Representative may appoint a single substitute agent (who shall not, in any event, be an employee of SCI, ITG or any Subsidiary of SCI or ITG, an Affiliate of WL Ross & Co. LLC or the SCI Stockholder Representative) to take on the responsibility of the ITG Stockholder Representative hereunder, whose appointment shall be effective on the date of the ITG Stockholder Representative’s resignation or incapacity. In the event of the ITG Stockholder Representative’s death or incapacity, holders of ITG Common Stock comprising a majority of the as-converted, fully-diluted shares of ITG Common Stock as of the Closing Date may appoint a successor (who shall not, in any event, be an employee of SCI, ITG or any Subsidiary of SCI or ITG, an Affiliate of WL Ross & Co. LLC or the SCI Stockholder Representative). The ITG Stockholder Representative shall have the absolute right to resign from such position at any time for any reason whatsoever, effective immediately upon delivery of written notice of such resignation to ITG, whether or not a replacement for such position has been selected. The ITG Stockholder Representative shall have no liability or responsibility for any damage or losses that may result from such resignation.

(vii) Upon request of the ITG Stockholder Representative, SCI shall provide, and shall cause each of its officers, employees, accountants, counsel, financial advisors and other representatives to provide, any and all information related to SCI’s (or any of its Subsidiaries’, including the Surviving Corporation) properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as the ITG Stockholder Representative may reasonably deem necessary to fulfill his obligations hereunder.

(e) SCI Stockholder Representative.

(i) Effective upon the Closing Date, Dr. Daniel Tessoni is hereby appointed, authorized and empowered to act as the SCI Stockholder Representative for the benefit of the holders of SCI Common

Stock as the exclusive agent and attorney-in-fact to act on behalf of each of the holders of SCI Common Stock in connection with and to facilitate the consummation of the transactions contemplated hereby. For purposes hereof, “SCI Stockholder Representative” shall mean, at any time there is only one member of the Board of Directors of SCI who is not an Affiliate of WL Ross & Co. LLC, an employee of SCI or any Subsidiary thereof, or the ITG Stockholder Representative (an “SCI Independent Director”), such SCI Independent Director, and, if there is at such time more than one SCI Independent Director, the SCI Stockholder Representative shall be the SCI Independent Director so appointed to act by a majority of the SCI Independent Directors. In no event shall the SCI Stockholder Representative and the ITG Stockholder Representative be the same individual. The SCI Stockholder Representative shall act in connection with and facilitate the consummation of the transactions contemplated hereby which shall include the power and authority:

(A) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the SCI Stockholder Representative, in his sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the SCI Stockholder Representative, in his sole discretion, determines to be desirable;

(B) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein as the SCI Stockholder Representative, in his sole discretion, may deem necessary or desirable;

(C) as representative, to enforce and protect the rights and interests of the holders of SCI Common Stock (including the SCI Stockholder Representative) and to enforce and protect the rights and interests of the SCI Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all Indemnity Claims), and to take any and all actions which the SCI Stockholder Representative believes are necessary or appropriate under either of the Escrow Agreement and/or this Agreement for and on behalf of the holders of SCI Common Stock, including, without limitation, asserting or pursuing any Indemnity Claim (as defined below), compromising or settling any such Indemnity Claims, conducting negotiations regarding Indemnity Claims, and, in connection therewith, to (A) assert any Indemnity Claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any Indemnity Claim initiated by any person or entity, or by any Governmental Authority against the SCI Stockholder Representative, any holder of SCI Common Stock and/or the SCI Escrow Fund and receive process on behalf of any or all in any such Indemnity Claim and compromise or settle on such terms as the SCI Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Indemnity Claim; (C) file any proofs of debt, claims and petitions as the SCI Stockholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation; provided that it is understood that the SCI Stockholder Representative shall not have any obligation to take any of such actions referenced in this Section 8.2(d)(ii), and shall not have any liability for any failure to take any such actions;

(D) to refrain from enforcing any right of any holder of SCI Common Stock or any of them and/or the SCI Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the SCI Stockholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the SCI Stockholder Representative or by any holder of SCI Common Stock unless such waiver is in writing signed by the waiving party or by the SCI Stockholder Representative; and

(E) to make, execute acknowledge and deliver this Agreement, the Escrow Agreement, all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the SCI Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(ii) SCI shall be responsible for the payment of any reasonable expenses incurred by the SCI Stockholder Representative in his capacity as the SCI Stockholder Representative, including, but not limited to any attorneys’, accountants’ and other experts’ fees. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the SCI Stockholder Representative hereunder (i) the SCI Stockholder Representative and its officers, employees, partners and Affiliates (collectively, the “SCI Stockholder Representative Parties”) shall incur no responsibility whatsoever to any holder of SCI Common Stock by reason of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act that is finally adjudicated to constitute willful misconduct or gross negligence, and (ii) the SCI Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that he determines in good faith to be experienced in the matter at issue, and any error in judgment or other act or omission of the SCI Stockholder Representative Parties pursuant to such advice shall in no event constitute willful misconduct or gross negligence that could under any circumstances subject the SCI Stockholder Representative Parties to liability to any holder of SCI Common Stock. SCI shall indemnify the SCI Stockholder Representative Parties against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the SCI Stockholder Representative Parties hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding by a court of competent jurisdiction that finally adjudicates the liability of the SCI Stockholder Representative hereunder for its willful misconduct or gross negligence. In determining whether any Indemnity Claim may exist, SCI Stockholder Representative or his designee may review such books and records as the SCI Stockholder Representative, in his sole discretion, deems necessary but shall have no responsibility for seeking, identifying or securing any other information or documentation unless he determines to do so in his absolute discretion.

(iii) All of the indemnities, immunities and powers granted to the SCI Stockholder Representative Parties under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(iv) SCI shall have the right to rely upon all actions taken or omitted to be taken by the SCI Stockholder Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon each holder of SCI Common Stock.

(v) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any holder of any SCI Common Stock; and (ii) shall survive the consummation of the transactions contemplated herein.

(vi) Upon request of the SCI Stockholder Representative, SCI shall provide, and shall cause each of its officers, employees, accountants, counsel, financial advisors and other representatives to provide, any and all information related to SCI’s (or any of its Subsidiaries’, including the Surviving Corporation) properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as the SCI Stockholder Representative may reasonably deem necessary to fulfill his obligations hereunder.

(f) Notice and Defense of Indemnity Claims. A party hereto responsible for indemnifying against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and a party entitled to indemnification hereunder is referred to as the “Indemnified Party.” An Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party hereunder with respect to any assertion by the Indemnified Party or by a third party of any liability which the Indemnified Party has reason to believe might give rise to a claim for indemnification under this Section 8.2 (an “Indemnity Claim”). Such notice shall set forth in reasonable detail the nature of such action or claim, include copies of any written complaint, summons, correspondence or other communication from the party asserting the claim or initiating the action and, to the extent reasonably practicable, a reasonable estimate made in good faith of the Losses that the Indemnified Party believes are indemnifiable. As to any such Indemnity Claim which involves a third party, SCI shall assume and control the defense of such Indemnity Claim against such third party.

(g) Resolution of Indemnity Claims. The ITG Stockholder Representative and the SCI Stockholder Representative shall attempt to resolve any Indemnity Claim arising hereunder through negotiation in good faith for a period of not less than thirty (30) days after notice of such Indemnity Claim is provided pursuant to Section 8.2(f) above. Any Indemnity Claims which are not resolved through negotiation in good faith by the ITG Stockholder Representative and the SCI Stockholder Representative shall be resolved pursuant to binding arbitration in accordance with this Section 8.2(g). The arbitration shall be conducted by a single arbitrator in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association (as modified by this Section 8.2(g)), with such arbitrator to be selected in accordance with such commercial arbitration rules. Within thirty (30) days of the hearing, the arbitrator shall render a decision concerning all contested issues considered during the arbitration and the arbitrator shall notify the parties in writing of his or her decision, setting forth the dollar amount, if any, awarded. The arbitrator’s decision shall be final and binding on the parties, and notice of award, if any, shall be given to the parties not later than thirty (30) days after the date set for the hearing. In the event that there shall be more than one dispute to be arbitrated, the parties agree that all pending disputes shall be consolidated to the extent feasible.

(h) Satisfaction of Indemnity Claims. Satisfaction of Indemnity Claims shall be made in accordance with the terms of the Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, SCI’s sole recourse with respect to Indemnity Claims made by it under this Section 8.2 shall be limited to the ITG Escrow Fund and ITG shall not be obligated to indemnify SCI, or its successors and assigns, for any amount in excess of the aggregate amount of the ITG Escrow Fund. Notwithstanding anything in this Agreement to the contrary, ITG’s sole recourse with respect to Indemnity Claims made by it under this Section 8.2 shall be limited to the SCI Escrow Fund and SCI shall not be obligated to indemnify ITG, or its successors and assigns, for any amount in excess of the aggregate amount of the SCI Escrow Fund.

(i) Indemnity Threshold. Notwithstanding the foregoing provisions of this Article VIII, neither party shall be obligated to indemnify the other, or its successors and assigns, for any Indemnity Claims unless and until the aggregate amount of those Indemnity Claims that the Indemnifying Party otherwise would be obligated to pay exceeds $1,000,000 (the “Threshold”), whereupon the full amount of Losses both above and below the Threshold and up to the amount of the ITG Escrow Fund or SCI Escrow Fund, as the case may be, shall be recoverable by the Indemnified Party; provided, that any Losses suffered by an Indemnified Party arising out of fraud on the part of the Indemnified Party shall not be subject to the Threshold.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Authorization. No action taken or purported to have been taken on behalf of ITG after the date hereof with respect to any Specified Matter shall be valid or effective unless such action has been approved by ITG’s Board of Directors, including approval of the ITG Special Committee member. No action taken or purported to have been taken on behalf of SCI after the date hereof with respect to any Specified Matter shall be valid or effective unless such action has been approved by SCI’s Board of Directors, including approval of the SCI Special Committee member. For purposes of this Agreement, the following shall be deemed to be a “Specified Matter”: (i) any amendment or termination by the applicable party of, and any exercise or enforcement by the applicable party of any right under, this Agreement, (ii) an extension of time for performance granted by such party to the other, (iii) any waiver of any right, condition or obligation by the applicable party under this Agreement, (iv) any action or failure to act that would reasonably be expected to result in a breach by such party, (v) in the case of ITG, settlement of any demands received for appraisal of ITG Common Stock in connection with the Merger, (vi) any change in authority or membership in the applicable party’s special committee of its board of directors and (vii) any exercise by ITG or SCI, as the case may be, of such party’s consent rights under this Agreement.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice:

(a)	if to SCI or Merger Sub,

if prior to the Effective Time, to

Safety Components International, Inc.

41 Stevens Street

Greenville, South Carolina 29605

Attention: Stephen Duerk and Dr. Daniel Tessoni

if after the Effective Time, to

ITG, Inc. f/k/a Safety Components International, Inc.

804 Green Valley Road, Suite 300

Greensboro, North Carolina 27408

Attention: Stephen Duerk and Dr. Daniel Tessoni

with a copy (both prior to and after the Effective Time) to:

Nixon Peabody, LLP

1100 Clinton Square

Rochester, New York 14604

Attention: James A. Locke III, Esq.

with an additional copy (both prior to and after the Effective Time) to:

Wyche Burgess Freeman & Parham, PA

44 West Camperdown Way, 29601

Post Office Box 728

Greenville, South Carolina 29602-0728

Attention: Cary Hall, Esq. and Eric Graben, Esq.

and

(b)	if to ITG,

if prior to the Effective Time, to

International Textile Group, Inc.

804 Green Valley Road, Suite 300

Greensboro, North Carolina 27408

Attention: Joseph L. Gorga and Stephen Bosworth

if after the Effective Time, to

Safety Components International, Inc. f/k/a

International Textile Group, Inc.

804 Green Valley Road, Suite 300

Greensboro, North Carolina 27408

Attention: Joseph L. Gorga and Stephen Bosworth

with a copy (both prior to and after the Effective Time) to:

Kilpatrick Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309-4530

Attention: David Stockton, Esq.

(c) in either case, with copies to:

WL Ross & Co. LLC

101 East 52nd Street

New York, New York 10022

Attention: David L. Wax

and

Jones Day

1420 Peachtree Street

Suite 800

Atlanta, Georgia 30309

Attention: Lizanne Thomas, Esq.

Section 9.3 Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(ii) “Affiliated Group” means the U.S. consolidated group of which International Textile Holdings, Inc. is the common parent.

(iii) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

(iv) “Controlling Entity” means any of International Textile Holdings, Inc., WLR Recovery Fund II L.P., Absolute Recovery Hedge Fund, Ltd., Absolute Recovery Hedge Fund L.P., or WL Ross & Co. LLC.;

(v) “Environmental Law” means any applicable law, order, regulation, decree, permit, license, code, enforceable standard, ordinance or other federal, state, county, provincial, local or foreign governmental requirements in effect as of the date hereof or as may hereafter be adopted relating to pollution, the protection of human health or the environment, or the spill or release of any Hazardous Substance into the environment;

(vi) “Escrow Agent” means U.S. Bank, or such other bank on which the parties, acting reasonably, may agree;

(vii) “Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among SCI, ITG, the SCI Stockholder Representative, the ITG Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit C, with such changes therein to which the parties, acting reasonably, may agree;

(viii) “Hazardous Substance” means any petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes, including without limitation, mycotoxins, which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “regulated materials,” “toxic substances,” “toxic pollutants,” “toxic air pollutants” or “hazardous air pollutants” under any Environmental Law;

(ix) “Knowledge” of any person that is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and other officers having primary responsibility for such matter, after due inquiry;

(x) “Material Adverse Effect” means, when used in connection with ITG or SCI, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, operations, conditions (financial or otherwise), assets or liabilities of such party (or the Surviving Corporation when used with respect to ITG) and its Subsidiaries, taken as a whole, or (ii) preventing or materially delaying the consummation of the Merger, other than any change, effect, event, occurrence or state of facts (x) relating to the economy in general which does not have a disproportionate impact on such party or (y) relating to the industries in which such party operates in general and not specifically relating to such party;

(xi) “Permitted Liens” means (a) Liens for Taxes, assessments and other charges of Governmental Entities not yet due and payable or being contested in good faith by appropriate proceedings for which collection and enforcement against the property is stayed, (b) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, (c) with respect to the Real Property only (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachment, restrictions, rights of way and any other non-monetary title defects, and (iii) zoning, building and other similar restrictions, and (d) with respect to SCI and its Subsidiaries, Liens granted in connection with (i) the Loan and Security Agreement dated October 11, 2000, as amended, between SCI, certain of its subsidiaries and Wachovia Bank, National Association and (ii) the March 2002 Amendment Number 1 to the Credit Facility Agreement dated May 29, 1997 between HVB Bank Czech Republic a.s, (formerly, Bank Austria) and Automotive Safety Components International s.r.o. and the related SCI March 2002 $500,000 Guarantee thereof, and (e) with respect to ITG and its Subsidiaries, Liens granted in connection with (i) the Credit Agreement dated August 2, 2004, by and among ITG, certain of its subsidiaries, Bank of America, N.A., General Electric Capital Corporation and The CIT Group/Commercial Services, Inc., (ii) the Bank of China Foreign Exchange Loan by and between Cone Denim (Jiaxing) Limited and the Jiaxing Municipal Branch of Bank of China and (iii) the Amended and Restated Term Loan Agreement dated June 30, 2006, by and between Parras Cone de Mexico, S.A. de C.V. and General Electric Capital Corporation.

(xii) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(xiii) “Solid Waste” means any material defined as solid waste under the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., any state counterpart, or any other applicable Environmental Law;

(xiv) “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

(xv) “Taxes” shall mean (a) any federal, state, local, foreign and other income, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, value added, sales, use, excise (including the golden parachute excise tax imposed by Section 4999 of the Code, the deferred compensation excise tax imposed by Section 409A of the Code, and the green mail excise tax imposed by Section 5881 of the Code), customs duties, transfer, conveyance, registration, stamp, documentation, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, real property transfer gains, personal property, ad valorem, intangibles, rent, occupancy, firearm, ammunition, license, occupation, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, withholding, estimated or any other tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including all interest and penalties thereon and additions thereto whether disputed or not) imposed by any Governmental Entity and (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above.

(b) Each of the following terms is defined in this Section set forth opposite such term:

Adjusted Option	Section 2.4(a)(i)

Agreement	First paragraph

Certificates	Section 2.2(b)

Certificate of Merger	Section 1.3

Closing	Section 1.2

Closing Date	Section 1.2

Closing Date Merger Consideration	Section 2.1(d)

COBRA	Section 3.1(o)(iii)

Code	Recital D

Confidentiality Agreement	Section 5.3

DGCL	Section 1.1

Dissenting Shares	Section 2.3(a)

Effective Time	Section 1.3

ERISA	Section 3.1(o)(i)

Exchange Act	Section 3.2(e)

Exchange Agent	Section 2.2(a)

Exchange Ratio	Section 2.1(c)

Form S-4	Section 3.1(f)

GAAP	Section 3.1(g)(i)

Governmental Entity	Section 3.1(e)

Holdco	Section 3.1(r)(iv)

HSR Act	Section 3.1(e)

Indemnified Party	Section 8.2(e)

Indemnifying Party	Section 8.2(e)

Indemnity Claim	Section 8.2(f)

IRS	Section 3.1(o)(ii)

ITG	First paragraph

ITG 2005 Top Customers	Section 3.1(y)

ITG Benefit Plans	Section 3.1(o)(i)

ITG Common Stock	Section 2.1(b)

ITG Disclosure Schedule	Section 3.1

ITG Escrow Fund	Section 2.1(d)

ITG Escrow Shares	Section 2.1(d)

ITG Financial Statements	Section 3.1(g)(i)

ITG Intellectual Property	Section 3.1(w)(i)

ITG Licensed Intellectual Property	Section 3.1(w)(i)

ITG Multiemployer Plans	Section 3.1(o)(i)

ITG Multiple Employer Plans	Section 3.1(o)(i)

ITG Owned Intellectual Property	Section 3.1(w)(i)

ITG Pension Plan	Section 3.1(o)(v)

ITG Plans	Section 3.1(o)(i)

ITG Proceeding	Section 3.1(i)

ITG Scheduled Intellectual Property	Section 3.1(w)(ii)

ITG Special Committee	Recital A

ITG Stock Option	Section 2.4(a)(i)

ITG Stock Plan	Section 2.4(a)(ii)

ITG Stockholder Approval	Section 3.1(d)

ITG Stockholder Notice	Section 5.2

ITG Stockholder Representative	Section 8.2(d)

ITG Stockholder Representative Parties	Section 8.2(d)

ITG Trademarks	Section 3.1(w)(i)

Laws	Section 3.1(j)(i)

Liens	Section 3.1(b)

Losses	Section 8.2(a)

Material Agreement	Section 3.1(s)

Merger	Recital A

Merger Consideration	Section 2.1(c)

Merger Sub	First paragraph

Merger Sub Common Stock	Section 3.2(c)(ii)

Non-U.S. ITG Benefit Plans	Section 3.1(o)(xi)

Non-U.S. SCI Benefit Plans	Section 3.2(o)(xi)

Outside Date	Section 7.1(b)(i)

Owned Real Property	Section 3.1(q)(i)

Permits	Section 3.1(j)(ii)

Real Property	Section 3.1(q)(ii)

Real Property Leases	Section 3.1(q)(ii)

Regulatory Agreement	Section 3.1(j)(iii)

Restraints	Section 6.1(c)

RSM EquiCo	Section 3.2(m)

SCI	First paragraph

SCI Benefit Plans	Section 3.2(o)(i)

SCI Charter Amendment	Section 1.7(a)

SCI Common Stock	Section 2.1(c)

SCI Disclosure Schedule	Section 3.2

SCI Dividend Shares	Section 1.8

SCI Escrow Fund	Section 1.8

SCI Escrow Shares	Section 1.8

SCI Independent Director	Section 8.2(e)

SCI Intellectual Property	Section 3.2(i)

SCI Licensed Intellectual Property	Section 3.2(i)

SCI Multiemployer Plans	Section 3.2(o)(i)

SCI Multiple Employer Plans	Section 3.2(o)(i)

SCI Owned Intellectual Property	Section 3.2(i)

SCI Pension Plan	Section 3.2(o)(v)

SCI Plans	Section 3.2(o)(i)

SCI Proceeding	Section 3.2(i)

SCI SEC Documents	Section 3.2(g)

SCI Scheduled Intellectual Property	Section 3.2(r)(ii)

SCI Special Committee	Recital A

SCI Stockholder Approval	Section 3.2(d)

SCI Stockholder Representative	Section 8.2(e)

SCI Stockholder Representative Party	Section 8.2(e)

SCI Stockholders’ Meeting	Section 3.2(f)

SCI Trademarks	Section 3.2(r)(i)

SEC	Section 3.1(f)

Securities Act	Section 3.1(f)

Specified Matter	Section 9.1

Survival Period	Section 8.1(a)

Surviving Corporation	Section 1.1

Threshold	Section 8.2(i)

Section 9.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.5, Section 5.6, Section 8.2(d) and Section 8.2(e) are not intended to confer upon any person other than the parties any rights or remedies.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, SCI, Merger Sub and ITG have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SAFETY COMPONENTS INTERNATIONAL, INC.

By:	/S/ STEPHEN B. DUERK
Name: Stephen B. Duerk Title: President

SCI MERGER SUB, INC.

By:	/S/ STEPHEN B. DUERK
Name: Stephen B. Duerk Title: President

INTERNATIONAL TEXTILE GROUP, INC.

By:	/S/ JOSEPH L. GORGA
Name: Joseph L. Gorga Title: President and CEO

ANNEX B

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAFETY COMPONENTS INTERNATIONAL, INC.

Safety Components International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

1. The present name of the corporation is Safety Components International, Inc. (the “Corporation”), and the Corporation was originally incorporated under the name Safety Systems International, Inc.; and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of the State of Delaware is January 12, 1994.

2. The Corporation filed an Amended and Restated Certificate of Incorporation on February 1, 1994 with the Secretary of the State of Delaware, an amendment to the Amended and Restated Certificate of Incorporation on February 7, 1994, an amendment to the Amended and Restated Certificate of Incorporation on November 1, 1995 and an amendment to the Amended and Restated Certificate of Incorporation on October 11, 2000.

3. This Second Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. The text of the Amended and Restated Certificate of Incorporation of the Corporation, and all previously filed amendments thereto, is hereby amended and restated to read as follows:

ARTICLE I

The name of the corporation is International Textile Group, Inc. (the “Corporation”).

ARTICLE II

The registered agent and registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 250,000,000 shares, consisting of 150,000,000 shares of Common Stock, with a par value of $0.01 per share, and 100,000,000 shares of Preferred Stock.

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(d) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(e) whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(f) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(g) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(h) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(i) the provisions, if any, of a sinking fund applicable to such series; and

(j) any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock.

Section 3. Common Stock. Subject to the prior or equal rights, if any, of the Preferred Stock of any and all series stated and expressed by the Board in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

ARTICLE V

The Board may make, amend and repeal the Bylaws of the Corporation. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in this certificate of incorporation or bylaws of the Corporation (together, the “Corporation’s Constituent Documents”). Notwithstanding the foregoing and anything contained in the Corporation’s Constituent Documents to the contrary, the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the outstanding Voting Stock (as defined below), voting together as a single class. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of the directors of the Board (the “Directors”). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article V.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock:

(a) from and subsequent to the first closing of a firm commitment underwritten offering to the public by the Corporation of shares of Common Stock pursuant to an effective registration statement under the federal Securities Act of 1933, as amended, that occurs after [The effective date of this amended and restated certificate of incorporation], any action required or permitted to be taken by the stockholders of the Corporation pursuant to this certificate of incorporation or under applicable law may be effected only by vote of the stockholders at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of the Corporation individually or by the Board of the Corporation pursuant to a resolution adopted by a majority of the total number of Directors that the Corporation would at the time have if there were no vacancies.

At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation or as required by the Securities Exchange Act of 1934, as amended from time to time or any successor act thereto, and the rules and regulations promulgated thereunder, to the extent such act, rules or regulations are applicable to the Corporation. Notwithstanding anything contained in the Corporation’s Constituent Documents to the contrary, the affirmative vote of the holders of at least 80% of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

Limitation of Liability. To the full extent permitted by the DGCL or any other applicable laws currently or hereafter in effect, no Director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. If the DGCL or any other applicable law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent so authorized. Any repeal or modification of this Article VII will not adversely affect any right or protection of a Director of the Corporation existing prior to such repeal or modification.

ARTICLE VIII

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or any of its Subsidiaries, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service with respect to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article VIII, Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 10 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Constituent Documents, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws of the Corporation may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article VIII.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Dated as of [            ], 2006

SAFETY COMPONENTS INTERNATIONAL,

INC.

By:

Printed Name:

Title:

ANNEX C

August 29, 2006

Dr. Daniel D. Tessoni

Director

Safety Components International, Inc.

41 Stevens Street

Greenville, South Carolina 29605

To the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Safety Components International, Inc. (the “Company”), other than WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P., the controlling shareholders of the Company (“WLR”), of the Exchange Ratio (as defined below) in the proposed business combination of International Textile Group, Inc. (the “Merger Partner”) with SCI Merger Sub (“Merger Subsidiary”), a wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Merger Subsidiary and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or by the Company or the Merger Subsidiary, will be converted into the right to receive shares of the Company’s common stock, par value $.01 per share (the “Company Common Stock”) at a ratio (the “Exchange Ratio”) of one share of Company Common Stock for every 1.4739 shares of Merger Partner Common Stock.

In connection with our opinion, we have:

(a)	considered the Agreement;

(b)	considered certain financial and other information relating to the Company and the Merger Partner that was publicly available or furnished to us by the Company and the Merger Partner, including financial forecasts;

(c)	met with members of the Company’s and the Merger Partner’s management to discuss the business, operations, historical financial results and future prospects of the Company and the Merger Partner;

(d)	considered certain financial and securities data of the Company and the Merger Partner and compared that data with similar data for other publicly-held companies in businesses similar to those of the Company and the Merger Partner;

(e)	considered the financial terms of certain recent acquisitions of companies in businesses similar to those of the Company and the Merger Partner;

(f)	performed a discounted cash flow analysis of the Company and the Merger Partner; and

(g)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

The opinion expressed herein are subject to the following additional qualifications and limitations:

(i)	In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company or the Merger Partner. With respect to the financial forecasts examined by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s and Merger Partner’s management as to the future financial performance of the Company and Merger Partner, respectively.

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(ii)	We have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such appraisals. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

(iii)	Our opinion does not constitute a view regarding the solvency of the Company or Merger Partner prior to or subsequent to the Merger. We have not performed any procedures to determine the solvency of the Company or Merger Partner. As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.

(iv)	Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Merger or whether the consideration to be received by the stockholders in the Merger represents the highest price obtainable. We express no view as to the federal, state or local tax consequences of the Merger.

(v)	Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

(vi)	This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the stockholders of the Company, other than WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P.

We will receive a fee as compensation for our services in rendering this opinion. We have not performed any investment banking or other services for the Company, the Merger Partner or WLR prior to the date hereof and we did not provide services other than the delivery of this opinion and our related analysis.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction. In addition, RSM EquiCo expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders meeting to be held in connection with the Merger.

Yours sincerely,

RSM EquiCo Capital Markets LLC

By:        /s/    Paul Weisbrich

Title:    Senior Managing Director

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ANNEX D

[SunTrust Robinson Humphrey Letterhead]

August 29, 2006

The Special Committee of the Board of Directors

International Textile Group, Inc.

804 Green Valley

Greensboro, NC 27408

Attention: Stephen W. Bosworth

Mr. Bosworth:

We understand that International Textile Group, Inc., a Delaware corporation (the “Company”), intends to merge (the “Proposed Transaction”) with SCI Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Safety Components International, Inc. (“SCI”), a Delaware corporation. Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger to be entered into by and among SCI, Merger Sub and the Company (the “Agreement”), each outstanding share of Common Stock, $0.01 par value per share, of the Company (“Company Common Stock”) will be converted into the right to receive shares of Common Stock, $.01 par value per share, of SCI (“SCI Common Stock”), on the basis of 1.4739 shares of Company Common Stock for every one share of SCI Common Stock (the “Exchange Ratio”). You have requested that we render our opinion to you with respect to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Controlling Entity (as defined in the Merger Agreement) and its affiliates) of the Exchange Ratio in the Proposed Transaction.

In arriving at our opinion, we reviewed: (1) a draft of the Agreement dated August 28, 2006; (2) certain publicly available information concerning the Company and SCI; (3) certain financial and operating information with respect to the business, operations and prospects of the Company and SCI furnished to us by the Company and SCI, respectively; (4) historical trading information with respect to the SCI Common Stock; (5) certain historical and projected financial information for the Company and selected publicly traded companies we deemed relevant; (6) certain historical and projected financial information for SCI and selected publicly traded companies we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions we deemed relevant; and (8) information with respect to the pro forma combined entity resulting from the Proposed Transaction. In addition, we have had discussions with the managements of the Company and SCI concerning the respective businesses, operations, financial conditions and prospects of the Company and SCI and have undertaken such other studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon, without independent investigation or verification, the accuracy and completeness of all of the financial and other information reviewed by or discussed with us in arriving at our opinion. With respect to the projected financial information for the Company and SCI furnished to or discussed with us, we have assumed, at the direction of the managements of the Company and SCI and without independent investigation or verification, that such projected financial information has been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the managements of the Company and SCI as to the future financial performance of the Company and SCI, respectively. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or SCI.

We have assumed that the Agreement, when executed and delivered by the parties thereto, will conform to the draft reviewed by us in all respects material to our analysis and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have assumed that the Proposed Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed that all

D-1

material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or SCI or on the expected benefits of the Proposed Transaction. Our opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Controlling Entity and its affiliates) of the Exchange Ratio in the Proposed Transaction and does not address any other aspect or implication of the Proposed Transaction or any other agreement, arrangement or understanding entered into by the Company or any other person in connection with the Proposed Transaction or otherwise. In addition, our opinion does not address the merits of the Proposed Transaction as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to engage in the Proposed Transaction. Our opinion is necessarily based upon business, economic, market and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or SCI. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update or revise our opinion.

We became entitled to be paid a fee upon our engagement by the Special Committee of the Board of Directors of the Company to render an opinion, and we are entitled to be paid an additional fee, a portion of which is payable upon our delivery of this opinion, regardless of the conclusion reached herein, and a portion of which is payable upon, and contingent on, the closing of the Proposed Transaction. Additionally, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. With regard to our engagement, we were not authorized to and did not solicit indications of interest from any third party with respect to the purchase of all or a part of the Company.

Based upon and subject to the foregoing and such other factors as we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Proposed Transaction is fair, from a financial point of view, to the holders of Company Common Stock (other than the Controlling Entity and its affiliates). This opinion is being rendered at the request of the Special Committee of the Board of Directors of the Company, is for the benefit of the Special Committee in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matter relating to the Proposed Transaction.

SUNTRUST ROBINSON HUMPHREY, A DIVISION OF SUNTRUST CAPITAL MARKETS, INC.

D-2

ANNEX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX F

CHARTER OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

OF

SAFETY COMPONENTS INTERNATIONAL, INC.

I. AUDIT COMMITTEE PURPOSE

The Audit Committee of the Board of Directors of Safety Components International, Inc. (the “Company”) is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

*	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

*	Monitor the independence and performance of the Company’s independent auditors, including in connection with their audits of the Company’s financial statements.

*	Provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as to anyone and any records of the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to independent auditors, compensation to any consultant or expert employed by the Audit Committee and ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of two or more directors as determined by the Board of Directors, at least one of whom shall be an independent director, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and the Chair of the Audit Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. Minutes of each meeting shall be kept. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in executive session at least annually with management, the independent auditors and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed.

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III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with the SEC regulations.

2.	Review the Company’s quarterly financial statements prior to filing or distribution. Review should include discussion of results of review performed by independent auditors.

3.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

4.	In consultation with management and the independent auditors consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses including the status of previous recommendations.

5.	Review the application of significant regulatory, accounting and auditing initiatives, including new pronouncements, as well as off-balance sheet structures on the Company’s financial statements.

6.	Review and assess the adequacy of internal accounting procedures and controls, and any programs that the Company has instituted to correct any control deficiencies noted by the independent auditors in their annual review. Discuss with management the results of the foregoing reviews, including significant items and potential ways to improve the accounting procedures and controls.

Independent Auditors

7.	The independent auditors shall report directly to the Audit Committee and are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and shall directly appoint, retain, compensate, evaluate and oversee the appointment of the independent auditors (including oversight of the resolution of disagreements between management and the auditors regarding financial reporting) and shall discharge of auditors when circumstances warrant.

8.	Pre-approve, to the extent required by law, all audit and non-audit engagements and the related fees and other significant compensation to be paid to the independent auditors.

9.	Oversee and confirm the regular rotation of the lead audit partner of the independent auditors.

10.	On an annual basis, the Audit Committee should ensure receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, its directors and management consistent with Independence Standards Board Standard Number 1. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee the independence of the independent auditors.

11.	Review the independent auditors audit plan—discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

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12.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with the American Institute of Certified Public Accountants Statement of Auditing Standards No. 61.

13.	Annually obtain and review a report from the independent auditors, which shall be delivered prior to and within 90 days of the filing of the audit report with the SEC, which sets forth: (i) all critical accounting policies and practices used by the Company, (ii) all alternative accounting treatments of financial information within GAAP related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the accounting firm, and (iii) other material written communication between the accounting firm and management.

14.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

15.	Follow-up on management’s implementation of recommendations made by the independent auditors.

Legal Compliance

16.	On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

17.	Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement.

18.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

19.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

Other Charter Provisions

20.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

21.	Periodically perform self-assessment of Audit Committee performance.

22.	Review financial and accounting personnel succession planning within the Company.

23.	Annually review policies and procedures as well as audit results associated with directors’ and officers expense accounts and perquisites. Annually review a summary of director and officers’ related party transactions and potential conflicts of interest.

24.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25.	Establish clear hiring policies for current or former employees of the independent auditors.

F-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of Section 145 of the DGCL provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article VIII of SCI’s certificate of incorporation (i) authorizes the indemnification of directors and officers (the “Indemnitees”) to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, and (iii) authorizes SCI to maintain certain policies of insurance to protect itself and any of its directors, officers or employees.

SCI has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933. SCI has also entered into agreements to indemnify certain of its directors and executive officers in addition to the indemnification provided for in its certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of the SCI’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer of SCI or at SCI’s request.

The foregoing is only a general summary of certain aspects of Delaware law and SCI’s certificate of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and SCI’s certificate of incorporation.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number.	Exhibit Description
2.1	Agreement and Plan of Merger among Safety Components International, Inc., SCI Merger Sub, Inc. and International Textile Group, Inc., dated as of August 29, 2006 (included as Annex A to the joint proxy statement/prospectus that is a part of this registration statement)

3.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Safety Components International, Inc. (incorporated by reference to Exhibit 3.1 to SCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005)

3.2	Amended Bylaws of Safety Components International, Inc. (incorporated by reference to Exhibit 3.6 to SCI’s Quarterly Report on Form 10-Q for the quarter ended October 10, 2000)

5.1	Opinion of Wyche Burgess Freeman & Parham, P.A.*

10.1	Loan and Security Agreement dated as of October 11, 2000, by and among Safety Components International, Inc., the subsidiaries named therein as Borrowers and Guarantors and Congress Financial Corporation (Southern) (succeeded in interest by Wachovia Bank, N.A.) (incorporated by reference to Exhibit 10.68 to SCI’s Quarterly Report on Form 10-Q for the quarter ended October 10, 2000)

10.1.1	Amendment No. 1 and Consent to Loan and Security Agreement, dated November 2, 2001, by and among Safety Components International, Inc., the subsidiaries named therein as Borrowers and Guarantors and Congress Financial Corporation (Southern) (succeeded in interest by Wachovia Bank, N.A.) (incorporated by reference to Exhibit 10.14 to SCI’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2001)

10.1.2	Amendment No. 2 to Loan and Security Agreement, dated October 11, 2002, by and among Safety Components International, Inc., the subsidiaries named therein as Borrowers and Guarantors and Congress Financial Corporation (Southern) (succeeded in interest by Wachovia Bank, N.A.) (incorporated by reference to Exhibit 10.27 to SCI’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2002)

10.1.3	Amendment No. 3 and Consent to Loan and Security Agreement, dated October 8, 2003 by and among Safety Components International, Inc., the subsidiaries named therein as Borrowers and Guarantors and Congress Financial Corporation (Southern) (succeeded in interest by Wachovia Bank, N.A.) (incorporated by reference to Exhibit 10.29 to SCI’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2003)

Exhibit Number.	Exhibit Description

10.1.4	Amendment No. 4 to Loan and Security Agreement, dated July 20, 2004 by and among Safety Components International, Inc., the subsidiaries named therein as Borrowers and Guarantors and Congress Financial Corporation (Southern) (succeeded in interest by Wachovia Bank, N.A.) (incorporated by reference to Exhibit 10.28 to SCI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

10.1.5	Amendment No. 5 to Loan and Security Agreement, dated October 1, 2004 by and among Safety Components International, Inc., the subsidiaries named therein as Borrowers and Guarantors and Congress Financial Corporation (Southern) (succeeded in interest by Wachovia Bank, N.A.) (incorporated by reference to Exhibit 10.29 to SCI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

10.2	Amendment No. 1, dated March 28, 2002, between Automotive Safety Components International s.r.o. and HVB Bank Czech Republic a.s. which amends and restates the Credit Facility Agreement dated May 28, 1997, between Automotive Safety Components International s.r.o. and Bank Austria a.s. (succeeded in interest by HVB Bank Czech Republic a.s.) (incorporated by reference to Exhibit 10.23 to SCI’s Annual Report on Form 10-K for the fiscal year ended March 30, 2002)

10.2.1	Letter of Guarantee, dated March 28, 2002, between Safety Components International, Inc. and HVB Bank Czech Republic a.s. (incorporated by reference to Exhibit 10.24 to SCI’s Annual Report on Form 10-K for the fiscal year ended March 30, 2002)

10.3	Safety Components International, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 10.4 to SCI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001)

10.3.1	Form of Stock Option Agreement - Class A and B (incorporated by reference to Exhibit 10.8 to SCI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001)

10.3.2	Form of Stock Option Agreement - Class C (incorporated by reference to Exhibit 10.25 to SCI’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002)

10.4	Employment Agreement, effective May 18, 2001 between Safety Components International, Inc. and Stephen B. Duerk (incorporated by reference to Exhibit 10.7 to SCI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001)

10.4.1	Amendment dated September 29, 2003 to Employment Agreement, dated May 18, 2001 between Safety Components International, Inc. and Stephen B. Duerk (incorporated by reference to Exhibit 10.25 to SCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003)

10.6	Service Agreement dated July 3, 2000 between SCI and Vick Crowley (incorporated by reference to Exhibit 10.25 to SCI’s Amendment to Annual Report on Form 10-K/A for the fiscal year ended March 30, 2002 filed with the Commission on July 29, 2002)

10.7	Form of Severance Letter (incorporated by reference to Exhibit 10.9 to SCI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001)

10.8	Safety Components International, Inc. Deferred Compensation Plan (Amending and Restating the Safety Components International, Inc. Key Employee Share Option Plan) (incorporated by reference to Exhibit 10.9.1 to SCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005)

10.9	Form of Indemnification Agreement dated December 6, 2005 between SCI and each of Wilbur L. Ross, Jr., Michael J. Gibbons, David H. Storper, Joseph L. Gorga and William F. Nelli (incorporated by reference to Exhibit 10.30.1 to SCI’s Current Report on Form 8-K dated December 2, 2005 and filed with the Commission on December 8, 2005)

Exhibit Number.	Exhibit Description

10.9.1	Form of Amended and Restated Indemnification Agreement between SCI and each of Stephen B. Duerk, R. Vick Crowley and Dr. Daniel D. Tessoni (incorporated by reference to Exhibit 10.10.1 to SCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005)

10.10	Safety Components International, Inc. 2001 Management Incentive Bonus Program (incorporated by reference to Exhibit 10.16 to SCI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001)

10.10.1	Safety Components International, Inc. 2003 Management Incentive Bonus Program (incorporated by reference to Exhibit 10.22 to SCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003)

21.1	Subsidiaries of Safety Components International, Inc. (incorporated by reference to Exhibit 21.1 to SCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page hereof)

99.1	Form of Proxy of Safety Components International, Inc.

*	To be filed by amendment

(b) Financial Statement Schedules

None.

(c) Opinions

Opinion of RSM EquiCo Capital Markets LLC, attached as Annex C to the accompanying joint proxy statement/prospectus.

Opinion of SunTrust Robinson Humphrey, attached as Annex D to the accompanying joint proxy statement/prospectus.

Item 22. Undertakings

(A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) (1) The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, State of South Carolina, on September 1, 2006.

SAFETY COMPONENTS INTERNATIONAL, INC.

By:	/s/ STEPHEN B. DUERK
Name: Stephen B. Duerk
Title: President

POWER OF ATTORNEY

We, the undersigned officers and directors of Safety Components International, Inc., hereby severally constitute Stephen B. Duerk and R. Vick Crowley, and each of them singly, our true and lawful attorneys-in-fact, with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Safety Components International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN B. DUERK Stephen B. Duerk	President (principal executive officer)	September 1, 2006

/s/ WILLIAM F. NELLI William F. Nelli	Controller (principal financial and accounting officer)	September 1, 2006

/S/ WILBUR L. ROSS, JR. Wilbur L. Ross, Jr.	Chairman of the Board	September 1, 2006

/s/ MICHAEL J. GIBBONS Michael J. Gibbons	Director	September 1, 2006

/s/ JOSEPH L. GORGA Joseph L. Gorga	Director	September 1, 2006

/S/ DAVID H. STORPER David H. Storper	Director	September 1, 2006

/s/ DR. DANIEL D. TESSONI Dr. Daniel D. Tessoni	Director	September 1, 2006

EXHIBIT INDEX

Exhibit Number.	Exhibit Description

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page hereof)

99.1	Form of Proxy of Safety Components International, Inc.